Exhibit 10.1
Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
PERCUSSION PETROLEUM MANAGEMENT II, LLC
as Seller,
PERCUSSION PETROLEUM OPERATING II, LLC
as the Company,
and
CALLON PETROLEUM OPERATING COMPANY
as Buyer
and
CALLON PETROLEUM COMPANY
as Parent

Dated as of May 3, 2023

i

LIST OF ANNEXES, EXHIBITS AND SCHEDULES
ANNEXES
Annex A-1        Leases
Annex A-2        Wells
Annex A-3        Surface Interests
Annex A-4        Field Offices

EXHIBITS
Exhibit A        Form of Seller Bring Down Certificate
Exhibit B        Form of Assignment of the Target Interests
Exhibit C        Form of Buyer Bring Down Certificate
Exhibit D        Cash Escrow Agreement
Exhibit E        Form of Stock Escrow Agreement
Exhibit F        Form of Registration Rights Agreement
Exhibit G        Form of Transition Services Agreement

SCHEDULES
Schedule CD        Credit Documents
Schedule EQ        Specified Inventory
Schedule PE        Permitted Encumbrances
Schedule SI        Subject Interval
Schedule 6.5        No Violation or Breach of Seller
Schedule 6.6        Brokerage Arrangements
Schedule 7.5        No Violation or Breach of the Company
Schedule 7.6        Consents; Preferential Rights
Schedule 7.7        Brokerage Arrangements
Schedule 7.8        Litigation
Schedule 7.9        Compliance with Laws
Schedule 7.10(a)    Financial Statements
Schedule 7.10(b)     Financial Statement Adjustments
Schedule 7.10(c)    Liabilities
Schedule 7.11(b)    Absence of Changes
Schedule 7.12        Taxes
Schedule 7.13(a)    Material Contracts
Schedule 7.13(b)    Contractual Obligations
Schedule 7.13(c)    Material Contract Defaults
Schedule 7.13(d)    Material Contract Terminations
Schedule 7.13(f)    Hedge Contracts
Schedule 7.14        Affiliate Arrangements
Schedule 7.15        Permits
Schedule 7.16        Environmental Matters
Schedule 7.17        Insurance
Schedule 7.18        Imbalances
Schedule 7.19        Non-Consent Operations
Schedule 7.20        Current Commitments
Schedule 7.21        Suspense Funds
Schedule 7.22        Payout Balances
Schedule 7.23        Royalties and Working Interest Payments
Schedule 7.24        Officers and Bank Accounts
Schedule 7.28        Leases
Schedule 7.30        Wells
Schedule 7.31        Payments for Production
Schedule 7.34        Surface Interests
Schedule 9.1        Interim Operations
Schedule 9.7        Available Employees
Schedule 9.9        Credit Support
v

Schedule 9.15        Specified Hedges
Schedule 11.5        Certain Tax Refund Matters

MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of May 3, 2023 (the “Execution Date”), is by and among Percussion Petroleum Management II, LLC, a Delaware limited liability company (“Seller”), Percussion Petroleum Operating II, LLC, a Delaware limited liability company (the “Company”), Callon Petroleum Operating Company, a Delaware corporation (“Buyer”), and Callon Petroleum Company, a Delaware corporation (“Parent” and together with Buyer, collectively, the “Buyer Parties” and each, a “Buyer Party”). Seller, the Company, Buyer and Parent are each sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”
WHEREAS, Seller owns all of the issued and outstanding equity interests of the Company (the “Target Interests”); and
WHEREAS, effective as of the Closing and on the terms and conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Target Interests.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.1    Definitions. The terms defined in this Section 1.1 shall have the meanings set forth below for all purposes under this Agreement.
“Accounting Firm” is defined in Section 2.7(b).
“Acquisition Engagement” is defined in Section 14.12(a).
“Action” means any action, cause of action, claim, demand, litigation, suit, citation, summons, subpoena, hearing, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.
“Adjustment Amount” means the resulting calculation (which may result in a positive (+) number or negative (–) number) of the amounts set forth in Section 2.3(b)(i) and Section 2.3(b)(ii).
“Adjustment Securities” is defined in Section 2.3(c).
“AFE” means any authorization for expenditure or other capital proposal to conduct operations relating to the Oil & Gas Assets.
“Affiliate” when used with respect to any Person means any other Person that, directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common Control with, such Person in question; provided, however, for the purposes of this Agreement, the term “Affiliate” shall not include, and no provisions of this Agreement (but other than (a) as a member of the Seller Indemnified Parties for the purposes of receiving the benefit of indemnity hereunder and any waivers or releases made by Seller pursuant to the express terms of this Agreement, (b) as a Party Affiliate of Seller hereunder pursuant to Section 14.10 and, (c) Section 9.3) shall be applicable to, Carnelian Energy Capital Management, L.P. (“Carnelian”), Old Ironsides Energy Fund III-A, LP (“OIE III-A”) or Old Ironsides Fund III-B, LP (“OIE III-B” and together with OIE III-A, the “OIE Funds”), and, in each case, any fund managed thereby or any Person that directly or indirectly Controls, is Controlled by, or is under common Control therewith, other than Seller, Seller Parent and any Person controlled by Seller or Seller Parent.

For purposes of this Agreement, prior to Closing, the Company shall be considered an Affiliate of Seller, and from and after the Closing, the Company shall be considered an Affiliate of Buyer.
“Affiliate Arrangements” is defined in Section 7.14.
“Aggregate Excluded Hedge Termination Value” is defined in Section 9.15.
“Agreement” is defined in the Preamble.
“Allocated Value” is defined in Section 3.1(c).
“Allocation” is defined in Section 2.9.
“Allocation Dispute Resolution Period” is defined in Section 2.9.
“Annual Financial Statements” is defined in Section 7.10(a).
“Applicable AFE” means any AFEs received by the Company in writing or which the Company has delivered to Third Parties that (a) relate to (i) the Oil & Gas Assets and to drilling, reworking or conducting another operation with respect to a Well or (ii) the construction, expansion or maintenance of any production, gathering, storage or transportation assets, and (b) are not expired and for which all of the activities anticipated in such AFEs have not been completed by the Effective Time.
“Applicable Limitation Date” is defined in Section 10.3.
“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use or similar Taxes based upon the acquisition, operation or ownership of the Oil & Gas Assets or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom, excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.
“Assumed Hedges” means those Hedge Contracts described on Schedule 7.13(f).
“Available Employee” is defined in Section 9.7(a).
“Balance Sheet Date” is defined in Section 7.11(a).
“Bank Accounts” is defined in Section 7.24.
“Base Purchase Price” is defined in Section 2.2(a).
“Beneficial Ownership Adjustment” is defined in Section 2.2(d).
“Beneficial Ownership Limitation” means 9.99% of the shares of Parent Common Stock outstanding immediately after giving effect to the issuance of the Stock Consideration.
“Beneficially Own” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and any Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by applicable Law to be closed in Houston, Texas.
“Buyer” is defined in the Preamble.
“Buyer Fundamental Representations” means those representations and warranties of the Buyer Parties set forth in Section 8.1, Section 8.2, Section 8.3, Section 8.4(a), Section 8.7, Section 8.8, Section 8.12 and Section 8.13.

“Buyer Indemnified Parties” means Buyer, its Affiliates and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, attorneys, agents and representatives.
“Buyer Parties’ Closing Documents” is defined in Section 8.2.
“Buyer Party” and “Buyer Parties” are defined in the Preamble.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (including any changes in state or local Law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act) and any legislative, administrative or regulatory guidance issued pursuant thereto.
“Carnelian” has the meaning set forth in the definition of Affiliate.
“Cash and Cash Equivalents” at any time of determination and without duplication, means the aggregate amount of all cash and cash equivalents, in each case, determined in accordance with GAAP. “Cash and Cash Equivalents” shall include deposits in transit and be calculated net of check, drafts or wire transfers issued prior to the time of determination but not yet cleared.
“Cash Defect Escrow Account” is defined in Section 3.1(e)(i).
“Cash Escrow Agreement” means that certain Escrow Agreement by and among Seller, Buyer and the Escrow Agent, dated as of the Execution Date and attached to this Agreement as Exhibit D.
“Cash Indemnity Holdback Account” is defined in Section 10.10(a).
“Cash Purchase Price” is defined in Section 2.2(a)(i).
“Casualty Arbitrator” is defined in Section 5.1.
“Casualty Loss” is defined in Section 5.1.
“Chosen Courts” is defined in Section 14.2(b).
“Claim Deadline” is defined in Section 3.1(a).
“Claim Notice” is defined in Section 10.6(b).
“Closing” is defined in Section 2.6.
“Closing Date” is defined in Section 2.6.
“Closing Payment” means the remainder of (a) the Cash Purchase Price, adjusted as provided in Section 2.3, as determined pursuant to Section 2.5, less (b) the Deposit, less (c) the Defect Escrow Amount (to the extent satisfied with cash), if applicable, less (d) the Indemnity Holdback Cash.
“Closing Reference Price” means the Reference Price as of the Closing Date.
“Closing Statement” is defined in Section 2.5.
“Closing Stock Amount” means the number of shares of Parent Common Stock equal to the Stock Consideration as set forth in the Closing Statement (as adjusted, if applicable, by the Beneficial Ownership Adjustment and to account for the Defect Escrow Shares (if applicable) and the Indemnity Holdback Shares).
“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.
“Company Contact” is defined in Section 9.1(d).
“Company Material Adverse Effect” means any circumstance, change, event, occurrence or condition that, individually or in the aggregate, (a) has or would reasonably be expected to have or cause a material adverse effect on or change in the business, operations, financial condition or results of operations of the Company, taken as a whole, as currently owned and operated as of the Execution Date or as would reasonably be expected to be owned or operated following the Execution Date or (b) materially and adversely affects, or would reasonably be expected to materially and adversely affect, the ability of Seller to consummate the transactions contemplated under this Agreement, except that none of the following will be deemed to constitute a Company Material Adverse Effect, or will be considered in determining whether a Company Material Adverse Effect has occurred: any adverse change, event, development, or effect (whether short-term or long-term) arising from or relating to: (i) changes that are the result of factors generally affecting the industries or markets in which the Company operates; (ii) any adverse change, effect or circumstance arising out of the announcement (intentional or otherwise) of the transactions contemplated by this Agreement, including the initiation of litigation or other administrative Proceedings by any Person with respect to this Agreement or any of the transactions contemplated by this Agreement; (iii) changes in Law or GAAP or the interpretation of such Law or GAAP on or following the Execution Date and any restriction imposed by a Governmental Authority; (iv) any failure of the Company to achieve any periodic earnings, revenue, expense, sales or other estimated projection, forecast or budget prior to the Closing (provided, that the underlying cause of any such failure to achieve any periodic earnings, revenue, expense, sales or other estimated projection, forecast or budget may be considered in determining whether a Company Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) any change in the financial, banking, or securities markets; (vii) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire, or other natural disaster or act of god, and other force majeure event; (viii) any national or international political or social conditions in any jurisdiction in which the Company conducts business; (ix) the engagement by the United States in hostilities or the escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (x) any consequences arising from any action by a Party expressly required by this Agreement; (xi) changes in prices for oil and gas or other commodities, goods, or services; (xii) the availability, liquidity or costs of hedges; (xiii) casualty losses or any reclassification or recalculation of reserves in the ordinary course of business; (xiv) natural declines in well performance; (xv) the outbreak or continuation of or any escalation or worsening of any epidemic, pandemic or disease (including the COVID-19 pandemic), or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19 Measures) or any change in such Law, directive, pronouncement or guideline or interpretation of such Law, directive, pronouncement or guideline following the Execution Date; or (xvi) any consequences to the extent arising from any action taken (or omitted to be taken) by Seller or the Company at the express written request of or with the express written consent of Buyer or its Affiliates after the Execution Date; provided that with respect to a matter described in clauses (i), (iii), (v), (vi), and (viii) above, such event, change, occurrence or effect may be taken into account in determining whether there has been a Company Material Adverse Effect only to the extent such event, change, occurrence or effect has a materially disproportionate adverse effect on the Company as compared to similarly situated participants in the industry in which the Company operates.
“Company Released Claims” is defined in Section 9.13(a).
“Company Releasing Parties” is defined in Section 9.13(a).
“Concurrent Agreement” means that certain Membership Interest Purchase Agreement dated as of the Execution Date, among Callon Petroleum Operating Company, as seller, Callon (Eagle Ford) LLC, as the company, and Ridgemar Energy Operating, LLC, as buyer.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of June 1, 2022, by and between Seller Parent and Callon Petroleum Operating Company.
“Continuing Employee” is defined in Section 9.7(a).
“Contracts” means all contracts, agreements, indentures, commitments, licenses, consensual obligations, arrangements, permits, promises, or understandings, whether written or oral, excluding (in each case) the Leases and any other instruments comprising or constituting the chain of title to real property.
“Control” (including its derivatives and similar terms) means possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of any such relevant Person by ownership of voting interest, by contract or otherwise.
“Cooperation Period” is defined in Section 9.14(a).
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions of COVID-19 or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any action or inactions taken (or not taken), or plans, procedures or practices adopted (and compliance with such plans, procedures or practices), in each case, in connection with or in respect to any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or the Coronavirus Response and Relief Supplemental Appropriations Act of 2021.
“Credit Document Indebtedness” means, as of any determination time, the Indebtedness incurred and outstanding pursuant to the Credit Documents as of such time, including any and all amounts necessary and sufficient to retire such Indebtedness, including principal (including the current portion thereof) and/or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments (prepayment or otherwise).
“Credit Documents” means those agreements and other documents identified on Schedule CD, and any amendments, extensions, supplements or replacements of any of the Credit Documents or substitute facilities thereof.
“Credit Support” means any cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support.
“Cure Deadline” is defined in Section 3.1(e).
“D&O Provisions” is defined in Section 9.5(a).
“Defect Escrow Amount” means any amounts deposited in the Cash Defect Escrow Account pursuant to Section 3.1(e)(i), Section 3.1(h) or Section 4.5, if any.
“Defect Escrow Shares” means the aggregate of all Title Escrow Shares and Environmental Escrow Shares delivered to the Transfer Agent at Closing pursuant to Section 3.1(e)(i), Section 3.1(h), Section 4.4 or Section 4.5, if any.
“Defensible Title” means such title as to the applicable Subject Interval for each Lease or Well, that, as of the Effective Time and the Closing Date and subject to Permitted Encumbrances, is (x) deducible of record or (y) in the case of contractual interests held pursuant to joint operating agreements, pooling agreements, pooling orders or unitization agreements, beneficial title evidenced by written elections or unrecorded instruments, or that is otherwise reasonably likely to be successfully defended if challenged, and, in each case:
(a)    with respect only to the applicable Subject Interval of each Lease set forth on Annex A-1 or Well set forth on Annex A-2, entitles the Company to receive not less than the Net Revenue Interest share set forth on (x) Annex A-1 for such Lease or (y) Annex A-2 for such Well, as applicable, of all Hydrocarbons produced, saved and marketed from such Lease or Well, throughout the productive life of such Lease or Well, except for (i) any decrease caused by orders of the applicable Governmental Authority having jurisdiction that are promulgated after the Effective Time that concern pooling, unitization, communitization or spacing matters or otherwise resulting from the establishment or amendment of pools or units from and after the Effective Time (if and to the extent permitted by this Agreement); (ii) any decreases resulting from the reversion of interests to co-owners with operations in which such co-owners, after the Effective Time, elected not to consent; (iii) any decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past underdeliveries; or (iv) any decreases caused by any operations where the Company may be a non-consenting co-owner after the Execution Date (if and to the extent permitted by this Agreement);
(b)    with respect only to the applicable Subject Interval of each Lease set forth on Annex A-1 or Well set forth on Annex A-2, obligates the Company to bear (or pay) no more than its Working Interest share set forth on (x) Annex A-1 for such Lease or (y) Annex A-2 for such Well, as applicable, of the costs and expenses for the maintenance and development of, and operations relating to such Lease or Well throughout the productive life of such Lease or Well, except for any increase: (i) caused by orders of the applicable Governmental Authority having jurisdiction that are promulgated after the Effective Time that concern pooling, unitization, communitization or spacing matters; (ii) caused by contribution requirements with respect to defaults or non-consent elections by co-owners under the applicable operating agreement after the Effective Time; or (iii) with at least a proportionate increase in the Company’s Net Revenue Interest with respect to the Subject Interval for such Lease or Well;
(c)    with respect only to the applicable Subject Interval of each Lease listed in Annex A-1, entitles the Company to a number of Net Acres in and to such Lease (or portion thereof) not less than the number of Net Acres set forth therefor on Annex A-1; and
(d)    is free and clear of all Liens.
“Deposit” is defined in Section 2.4.
“Dispute Notice” is defined in Section 2.7(b).
“Effective Time” means 12:01 a.m. local time where the Oil & Gas Assets are located on January 1, 2023.
“Employee Benefit Plan” means any (a) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) or (b) other compensatory or health or welfare benefit plan or agreement, in each case that is sponsored, maintained or contributed to by Seller or any of its Affiliates for the benefit of any Available Employee.
“Environmental Arbitrator” is defined in Section 4.5.
“Environmental Condition” means any environmental condition existing on the Claim Deadline affecting or relating to an individual Oil & Gas Asset or the operation thereof that constitutes a current violation of or non-compliance with an Environmental Law or that presently requires remedial or corrective action under Environmental Law, other than any condition disclosed on Schedule 7.16 as of the Execution Date. For the avoidance of doubt: (a) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” or that such a Well should be temporarily abandoned or permanently plugged and abandoned, in each case, shall not form the basis of an Environmental Condition; (b) the fact that a pipe is temporarily not in use shall not form the basis of an Environmental Condition; (c) all Losses for plugging, decommissioning, removal of equipment, abandonment and restoration obligations of the Oil & Gas Assets that arise by contract, lease terms, Environmental Laws or requested by any Governmental Authority shall not form the basis of an Environmental Condition (except to the extent such Losses or obligations represent or arise from a violation of or noncompliance with Environmental Law); (d) any condition, contamination or Loss related to NORM, asbestos or asbestos containing materials shall not form the basis of an Environmental Condition (except to the extent such Losses or obligations represent or arise from a violation of or noncompliance with Environmental Law); and (e) except with respect to personal property: (i) that causes or has caused contamination of soil, surface water or groundwater which is a current violation of Environmental Law; or (ii) the use or condition of which is a current violation of, or remedial or corrective action is otherwise presently required under, Environmental Law, the physical condition of any surface or subsurface personal property, including water or oil tanks, separators or other ancillary equipment, shall not form the basis of an Environmental Condition.
“Environmental Deductible Amount” means an amount equal to $8,400,000.
“Environmental Defect” means any Environmental Condition discovered by Buyer or its Representatives and validly and timely asserted in an Environmental Defect Notice pursuant to Section 4.3.
“Environmental Defect Amount” with respect to an Environmental Defect, the Lowest Cost Response of such Environmental Defect (net to the Company’s interest in the applicable Oil & Gas Assets).
“Environmental Defect Notice” is defined in Section 4.3(a).
“Environmental Defect Property” is defined in Section 4.3(b)(ii).
“Environmental Escrow Amount” is defined in Section 4.4(a)(i).
“Environmental Escrow Shares” is defined in Section 4.4(a)(i).
“Environmental Laws” means all applicable federal, state, and local Laws in effect as of the Execution Date relating to pollution or the protection of the environment or worker health or safety (solely to the extent relating to exposure to Hazardous Materials), including those Laws relating to the generation, handling, use, processing, treatment, storage, transportation and disposal of Hazardous Materials. Notwithstanding anything in this Agreement to the contrary, the term “Environmental Laws” does not include: (a) prudent, good or desirable operating practices, policies, statements or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required by a Governmental Authority to the extent the same are not otherwise Laws; or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any other Law governing worker safety or workplace conditions.
“Environmental Liabilities” means all Losses (including remedial, removal, response, clean-up, investigation or monitoring costs), consulting fees, orphan share, prejudgment and post-judgment interest, court costs, and other damages incurred or imposed in connection with, or resulting from or attributable to: (a) any actual release of Hazardous Materials into the environment or resulting from or attributable to exposure to Hazardous Materials; (b) the generation, manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials; or (c) any other matter, condition or circumstance concerning Environmental Laws, Environmental Permits or the violation of or remediation under such Environmental Laws or Environmental Permits.
“Environmental Permit” means any Permit required by Environmental Laws.
“Environmental Threshold Amount” is defined in Section 4.6(a).
“Equipment” means any wellhead equipment, flowlines, pipelines, compression equipment, injection facilities, saltwater disposal facilities, and other equipment, fixtures or machinery of any kind or character that is used or held for use by the Company in connection with the ownership or operation of the Oil & Gas Assets or otherwise in connection with the business of the Company, and further including (a) tanks, boilers, tubing, pumps, motors, flowlines, separators, fixtures, machinery, compression equipment, structures, radio and telephone equipment, SCADA and measurement technology (and smartphones, tablets and other mobility devices used in connection therewith), well communication devices and other materials and personal property used in connection with the ownership or operation of the other Oil & Gas Assets and (b) subject to Section 9.1(h), the inventory, equipment and spare parts described on Schedule EQ (the “Specified Inventory”).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Escrow Account” is defined in Section 2.4.
“Escrow Agent” means J.P. Morgan Chase Bank, N.A.
“Escrow Claim Notice” is defined in Section 10.10(a)(i).
“Examination Period” is defined in Section 3.1(a).
“Excess Amount” is defined in Section 2.7(d).
“Excess Principal Adjustment Amount” means an amount equal to the greater of (a) zero and (b) the remainder of (i) the principal amount of the Credit Document Indebtedness as of the Closing Date less (ii) $220,000,000.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Hedge” is defined in Section 9.15.
“Execution Date” is defined in the Preamble.
“Final Indemnity Holdback Release Time” is defined in Section 10.10(a)(iv).
“Final Purchase Price” means the Base Purchase Price plus the Adjustment Amount, if any, as finally determined pursuant to Section 2.7.
“Financial Statements” is defined in Section 7.10(a).
“Fraud” when used with respect to any Party means an actual, intentional and knowing material misrepresentation with respect to any representation or warranty set forth in Article 6, Article 7 and Article 8 (as applicable and in each case as qualified by the Schedules to this Agreement) or in the certificate delivered pursuant to Section 2.11(a)(i) or Section 2.11(b)(i), in each case, on which the other Party to this Agreement justifiably relies to its detriment and as a result of such reliance suffers damages. Notwithstanding the foregoing, (a) such actual and intentional Fraud shall only be deemed to exist if such first Party, in each case had: (i) actual knowledge (as opposed to imputed or constructive knowledge) as of the Execution Date that such representation and warranty (as qualified by the Schedules to this Agreement) was false when made; and (ii) the actual and specific intent to deceive and mislead a party to this Agreement and to receive a benefit from such deception and misleading, and (b) “Fraud” does not include constructive fraud or other claims based upon constructive knowledge, negligent misrepresentation, recklessness, or other similar theories.
“GAAP” means accounting principles generally accepted in the United States as in effect from time to time.
“Gibson” is defined in Section 14.12.

“Governing Documents” means the documents by which any Person (other than an individual) establishes its legal existence or that govern its internal affairs, including: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and the limited liability company agreement or, if applicable, operating agreement of a limited liability company; (e) any similar charter or operating document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment, modification, restatement, supplement, certificate of designations or similar to any of the foregoing.
“Governmental Approval” means any consent, certification, exemption or variance of, to, by or with, any Governmental Authority pertaining to the consummation of the transactions contemplated by this Agreement.
“Governmental Authority” means any legislature, court, tribunal, arbitrator, authority, agency, department, commission, division, board, bureau, branch, official or other instrumentality of the U.S., or any domestic state, county, city, tribal or other political subdivision, governmental department or similar governing entity, and including any governmental, quasi-governmental, regulatory, administrative or non-governmental body exercising similar powers of authority.
“Hazardous Materials” means any material, substance or waste, whether solid, liquid, or gaseous which is regulated as a “hazardous material,” “hazardous waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law due to its dangerous or deleterious properties or characteristics, including Hydrocarbons, but excluding naturally occurring radioactive materials and asbestos or asbestos-containing materials.
“Hedge Adjustment Amount” means, to the extent incurred and paid by Seller, its Affiliates or the Company during the period of time from the Effective Time until Closing, an aggregate amount equal to (a) the amount of all monthly hedge settlements paid with respect to the Assumed Hedges plus (b) the amount of all unwind costs paid with respect to the Assumed Hedges, including any liquidation and/or termination fees or payments payable upon the liquidation or termination of the same, in each case without offset or netting of any amounts with the counterparty thereto less (c) the amount of all net payments received with respect to the Assumed Hedges, including net payments received as a result of the termination or unwinding of such Assumed Hedges.
“Hedge Contracts” means any forward, futures, swap, collar, put, call, floor, cap, option or other similar Contract (excluding, for the avoidance of doubt, any physically settled Contract, including index, fixed price or physical basis transactions) to which the Company, Seller, or any of their respective Affiliates is a party that is intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including any Hydrocarbons or other commodities, currencies, interest rates and indices, and any financial transmission rights and auction revenue rights.
“Hedge Providers” is defined in Section 9.15.
“Hedge Termination Value” is defined in Section 9.15.
“Hydrocarbons” means oil, gas, minerals, and other gaseous and liquid hydrocarbons, or any combination of the foregoing, produced from and attributable to the Oil & Gas Assets.
“Imbalance” means any imbalance at the: (a) wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of the Company and the shares of production from the relevant Well to which the Company is entitled; or (b) pipeline flange between the amount of Hydrocarbons nominated by or allocated to the Company and the Hydrocarbons actually delivered on behalf of the Company at that point.
“Imbalance Amount” means, as determined separately for gaseous Hydrocarbons (excluding natural gas liquids), liquid Hydrocarbon (excluding natural gas liquids), and natural gas liquids, the contract price for such product in effect as of the Effective Time (or sales price, if there is not a contract price in effect as of the Effective Time).
“Income Taxes” means income, capital gain, franchise, branch, and similar Taxes based upon, measured by or calculated with respect to gross or net income, profits, capital or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license or similar Taxes, if income, profits, capital or a similar measure is one of the bases on which such Tax is based, measured or calculated).
“Indebtedness ” means (without duplication): (a) all indebtedness of the Company for borrowed money or indebtedness issued or incurred by the Company in substitution or exchange for indebtedness for borrowed money; (b) indebtedness of the type described in the other clauses of this definition that is guaranteed, directly or indirectly, in any manner by the Company or for which the Company may be liable, but excluding endorsements of checks and other similar instruments in the ordinary course of business; (c) interest expense accrued but unpaid on or relating to any such indebtedness described in the other clauses of this definition; (d) indebtedness evidenced by any note, bond, debenture or other debt security; and (e) obligations of the Company to pay the deferred purchase or acquisition price for any Oil & Gas Asset, including any earn out liabilities associated with past acquisition. For purposes of the determination of the Adjustment Amount, Indebtedness shall also include any and all amounts necessary and sufficient to retire such Indebtedness, including principal (including current portion thereof) and/or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments (prepayment or otherwise) necessary and sufficient to retire such Indebtedness at or in connection with Closing. Notwithstanding anything to the contrary herein, Indebtedness shall not include (i) any Transaction Expenses, (ii) any obligations under the Assumed Hedges, (iii) any Indebtedness incurred by Buyer or its Affiliates on the Closing Date or (iv) without limiting Seller’s obligations under Section 2.14, any obligations of the Company under Section 2.6 of the Oasis PSA.
“Indemnified Party” is defined in Section 10.6(a).
“Indemnify” means indemnify, defend (including the requirement to pay reasonable, documented costs of litigation, dispute resolution and other legal costs and court fees) and hold harmless.
“Indemnifying Party” is defined in Section 10.6(a).
“Indemnity Deductible” is defined in Section 10.4(a).
“Indemnity Holdback Accounts” is defined in Section 10.10(a).
“Indemnity Holdback Amount” is defined in Section 10.10(a).
“Indemnity Holdback Cash” is defined in Section 10.10(a).
“Indemnity Holdback Disbursement” is defined in Section 10.10(a)(ii).
“Indemnity Holdback Shares” is defined in Section 10.10(a).
“Indemnity Threshold” is defined in Section 10.4(a).
“Independent Environmental Review” is defined in Section 4.1.
“Independent Title Review” is defined in Section 3.1(a).
“Initial Indemnity Holdback Release Time” is defined in Section 10.10(a)(iv).
“Interest Payment Adjustment Amount” means to the extent accrued from and after the Effective Time, an amount equal to all interest, fees, costs, expenses or other similar amounts attributable to any

Credit Document Indebtedness paid by Seller, its Affiliates or the Company during the period from and after the Effective Time until the Closing.
“Instruction Letter” is defined in Section 10.10(a)(ii).
“Interest Reduction” is defined in the definition of Permitted Encumbrances.
“Interim Financial Statements” is defined in Section 7.10(a).
“IRS” is defined in Section 2.9.
“Knowledge” means all facts actually known by individuals specified in clause (a) or (b) below, as the case may be, without independent investigation (and shall in no event encompass constructive, imputed or similar concepts of knowledge): (a) in the case of Seller or the Company, John Campbell III (Co-Chief Executive Officer), Brian Zwart (Co-Chief Executive Officer), Chris Canon (VP of Land & Legal), Jerick Yuen (VP of Accounting), Chase McLaughlin (VP of Finance and Marketing), Bryan Bugg (VP of Production) and Andrew McCooey (Chief Financial Officer); and (b) in the case of Buyer or Parent, Joseph C. Gatto, Jr. (President, Chief Executive Officer, and Director), Kevin Haggard (Senior Vice President and Chief Financial Officer), Jeff Balmer, PhD (Senior Vice President and Chief Operating Officer), Michol L. Ecklund (Senior Vice President, General Counsel and Corporate Secretary) and Liam Kelly (Vice President of Corporate Development and Land).
“Laws” means all federal, state and local statutes, laws, rules, regulations, codes, orders, ordinances, licenses, writs, injunctions, judgments, subpoenas, awards and decrees and other legally enforceable requirements enacted, adopted, issued or promulgated by any Governmental Authority.
“Leases” means all of the following in which the Company owns an interest: oil, gas and/or mineral leases; subleases and other leaseholds; carried interests; mineral fee interests; overriding royalty interests; reversionary rights; and other similar leasehold and mineral properties and interests, including those set forth on Annex A-1.
“Lien” means any mortgage, deed of trust, lien, charge, security interest, pledge or other similar encumbrance.
“Losses” means all losses, costs, liabilities, obligations, Taxes, expenses, fines, penalties, interest, expenditures, claims, awards, settlements, judgments, damages, reasonable and documented out-of-pocket attorneys’ fees and reasonable out-of-pocket expenses of investigating, defending and prosecuting litigation.
“Lowest Cost Response” means the response required or allowed under Environmental Laws that cures, resolves, addresses, removes or remedies the Environmental Defect alleged in an Environmental Defect Notice at the lowest out-of-pocket cost sufficient to comply with Environmental Laws as compared to any other response that is required or allowed under Environmental Laws and would have the effect of remedying such Environmental Defect. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, in each case, if any such response is allowed under Environmental Laws with respect to the applicable Environmental Defect. The Lowest Cost Response shall not include: (a) the costs of Buyer’s or any of its Affiliate’s employees, project manager(s) or attorneys; (b) expenses for matters that are costs of doing business (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Oil & Gas Assets, or in connection with permit renewal/amendment activities); (c) overhead costs of Buyer or its Affiliates; (d) costs and expenses that would not have been required under Environmental Laws as they exist on the Execution Date; or (e) any costs or expenses relating to any obligations to plug, abandon or decommission wells located on or comprising part of the Oil & Gas Assets or the assessment, remediation, removal, abatement, transportation, disposal, or any other corrective actions of any asbestos, asbestos-containing materials or NORM that may be present in or on the Oil & Gas Assets, to the extent not presently in violation of or requiring remediation under Environmental Laws.
“Material Contract” is defined in Section 7.13(a).

“Membership Interests” means, when used with respect to a Person, the membership interests, limited liability company interests, other equity interests, rights to profits or revenue and any other similar interest, and any Security or other interest convertible into the foregoing, or any right (contingent or otherwise) to acquire any of the foregoing, of such Person.
“Net Acre” means, as computed separately with respect to each Lease, (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the undivided percentage interest in oil, gas and other minerals covered by such Lease in such lands, multiplied by (c) the Company’s aggregate Working Interest or undivided interest in such Lease. Notwithstanding the foregoing sentence, if items (b) and/or (c) vary as to different areas, tracts or parcels of such lands (including depths) covered by such Lease, a separate calculation shall be done for each such area as if it were a separate Lease.
“Net Revenue Interest” means an interest (expressed as a percentage or decimal fraction) in and to all oil, gas and other Hydrocarbons produced, saved and sold from or allocated to a Lease or Well (limited to the Subject Interval for such Lease or Well and subject to any reservations, limitations or depth restrictions described on Annex A-1 or Annex A-2), net of Royalties.
“NORM” is defined in Section 14.11(c).
“Notice” has the meaning set forth in Section 14.1(a).
“Novation Agreements” means those ISDA Assumption, Transfer and Novation Agreements executed on or around Closing, among the Hedge Providers, the Replacement Hedge Providers, Seller Parent, and Buyer, in a form agreed to by the Parties, with such modifications as are required by Hedge Providers and the Replacement Hedge Providers, pursuant to which (a) all of Seller Parent’s rights and obligations under the Assumed Hedges are assigned to Buyer, (b) all of the Hedge Providers’ rights and obligations under the Assumed Hedges are assigned to the Replacement Hedge Providers and (c) all obligations of Seller Parent under the Assumed Hedges are released.
“NYSE” means the New York Stock Exchange.
“Oasis PSA” that certain Purchase and Sale Agreement dated May 20, 2021, by and between Oasis Petroleum Permian LLC, a Delaware limited liability company, and the Company, as amended, modified, or supplemented from time to time prior to the Execution Date.
“OIE III-A” has the meaning set forth in the definition of Affiliate.
“OIE III-B” has the meaning set forth in the definition of Affiliate.
“OIE Funds” has the meaning set forth in the definition of Affiliate.
“Oil & Gas Assets” means, without duplication: (a) all Leases held by the Company, and all right, title and interest of the Company attributable or allocable by virtue of any and all pooling, unitization, communitization and operating agreements (including the Leases set forth on Annex A-1); (b) all Wells of the Company (including the Wells set forth on Annex A-2); (c) all rights and interests in, under or derived from all unitization and pooling agreements, declarations and orders in effect with respect to any of the Leases, Wells and the units created (the oil and gas assets as described in clauses (a), (b) and (c), collectively, the “Oil & Gas Interests”); (d) all of the following in which the Company owns an interest, (i) all lands covered by or subject to the Oil & Gas Interests and all Royalties applicable to the Oil & Gas Interests and (ii) all rights with respect to the use and occupancy of the surface and subsurface depths under such lands, including all rights-of-way, surface fee rights, fee interests and other leases, reservations, crossing rights and other easements, servitudes, franchises, permits, licenses, condemnation judgments or awards, surface leases, surface use agreements, subsurface easements, subsurface use agreements and other rights to, or interests in, real property and other similar real property interests held by the Company, used or held for use in connection with the ownership, operation or maintenance of the Oil & Gas Assets, including those set forth on Annex A-3 (collectively, the “Surface Interests”); (e) all (i) office buildings, field offices and office leases (and any associated surface rights or interests), together with all fixtures appurtenant thereto and all Equipment and personal property located thereon and used in connection with the exploration, development or operation of the Oil & Gas Interests or otherwise in connection with the business of the Company, including those set forth in Annex A-4, and (ii) other real and personal property located in or upon such lands and used in connection with the exploration, development or operation of the Oil & Gas Interests, in each case, in which the Company owns an interest; (f) all Contracts related to the Oil & Gas Interests, including any rights of the Company under any joint operating agreement, joint exploration agreement, farmin and farmout agreements, area of mutual interest agreement or similar agreement; (g) all Equipment; (h) the Hydrocarbons produced from or allocated to the Oil & Gas Interests from and after the Effective Time; (i) all Permits and (j) all motor vehicles, trailers, and similar rolling stock used or held for use in connection with, or related to, the Oil & Gas Assets.
“Oil & Gas Interests” has the meaning set forth in the definition of Oil & Gas Assets.
“Parent” is defined in the Preamble.
“Parent Common Stock” means the common stock, par value $0.01, of Parent.
“Parent Financial Statements” is defined in Section 8.14.
“Parent Material Adverse Effect” means any circumstance, change, event, occurrence or condition that, individually or in the aggregate, (a) has or would reasonably be expected to have or cause a material adverse effect on or change in the business, operations, financial condition or results of operations of Parent or Buyer, taken as a whole, or (b) materially and adversely affects, or would reasonably be expected to materially and adversely affect, the ability of Parent or Buyer to consummate the transactions contemplated under this Agreement, except that none of the following will be deemed to constitute a Parent Material Adverse Effect, or will be considered in determining whether a Parent Material Adverse Effect has occurred: any adverse change, event, development, or effect (whether short-term or long-term) arising from or relating to: (i) changes that are the result of factors generally affecting the industries or markets in which Parent or Buyer, as applicable, operates; (ii) any adverse change, effect or circumstance arising out of the announcement (intentional or otherwise) of the transactions contemplated by this Agreement, including the initiation of litigation or other administrative Proceedings by any Person with respect to this Agreement or any of the transactions contemplated by this Agreement; (iii) changes in Law or GAAP or the interpretation of such Law or GAAP on or following the Execution Date and any restriction imposed by a Governmental Authority; (iv) any failure of Parent or Buyer to achieve any periodic earnings, revenue, expense, sales or other estimated projection, forecast or budget prior to the Closing (provided, that the underlying cause of any such failure to achieve any periodic earnings, revenue, expense, sales or other estimated projection, forecast or budget may be considered in determining whether a Parent Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) any change in the financial, banking, or securities markets; (vii) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire, or other natural disaster or act of god, and other force majeure event; (viii) any national or international political or social conditions in any jurisdiction in which Parent or Buyer (or any of their respective Subsidiaries), as applicable, conducts business; (ix) the engagement by the United States in hostilities or the escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (x) any consequences arising from any action by a Party expressly required or expressly permitted by this Agreement; (xi) changes in prices for oil and gas or other commodities, goods, or services; (xii) the availability, liquidity or costs of hedges; (xiii) casualty losses or any reclassification or recalculation of reserves in the ordinary course of business; (xiv) natural declines in well performance; (xv) the outbreak or continuation of or any escalation or worsening of any epidemic, pandemic or disease (including the COVID-19 pandemic), or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19 Measures) or any change in such Law, directive, pronouncement or guideline or interpretation of such Law, directive, pronouncement or guideline following the Execution Date; or (xvi) any consequences to the extent arising from any action taken (or omitted to be taken) by Buyer or Parent at the express written request of or with the express written consent of Seller or its Affiliates after the Execution Date; provided that with respect to a matter described in clauses (i), (iii), (v), (vi), and (viii) above, such event, change, occurrence or effect may be taken into account in determining whether there has been a Parent Material Adverse Effect only to the extent such event, change, occurrence or effect has a materially disproportionate adverse effect on Parent or Buyer as compared to similarly situated participants in the industry in which Parent or Buyer, as applicable, operates.
“Parent SEC Documents” is defined in Section 8.14.
“Party” and “Parties” are each defined in the Preamble.
“Party Affiliate” is defined in Section 14.10.
“Payoff Amount” is defined in Section 2.11(b)(x).
“Payoff Letters” is defined in Section 2.11(a)(viii).
“PC Statement Purchase Price” is defined in Section 2.7(a).
“Permit” means any license, authorization, lease, approval of lease assignment, notice, franchise, permit, designation, plan, certificate, approval, registration, conditions, or similar authorization necessary to own or operate the Oil & Gas Assets (in each case) from or with a Governmental Authority, other than the Leases.
“Permitted Encumbrances” means:
(a)    lessor’s royalties, non-participating royalties, overriding royalties, production payments, carried interests, reversionary interests and other Royalties or similar burdens upon, measured by, or payable out of production which do not individually or in the aggregate (i) reduce the Company’s Net Revenue Interest below the amount shown on Annex A-2 for any listed Well, (ii) reduce the Company’s Net Revenue Interest in any Lease as to the applicable Subject Interval below the amount shown on Annex A-1 for such Lease, (iii) increase the Company’s Working Interest above the amount shown on Annex A-2 for any listed Well without at least a proportionate increase to the Company’s Net Revenue Interest for such Well, (iv) increase the Company’s Working Interest above the amount shown on Annex-1 for any listed Lease as to the applicable Subject Interval without at least a proportionate increase to the Company’s Net Revenue Interest for such Lease as to the applicable Subject Interval, or (v) reduce the Company’s Net Acres in any Lease as to the applicable Subject Interval below the amount shown on Annex A-1 for such Lease as to the applicable Subject Interval (each of clauses (i), (ii), (iii), (iv) and (v), an “Interest Reduction”);
(b)    sales contracts covering oil, gas, or associated liquid or gaseous Hydrocarbons, except to the extent resulting in an Interest Reduction;
(c)    preferential rights to purchase and required Third Party consents to assignment and similar rights that are (i) set forth on Schedule 7.6 or (ii) not applicable to the transactions contemplated by this Agreement except, in each case, to the extent pertaining to a prior breach of, or failure to comply with, the terms thereof by the Company or its successor in title to the Oil & Gas Asset(s) burdened thereby;
(d)    all rights to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests or sale of production therefrom if the same are customarily required or obtained subsequent to such sale or conveyance;
(e)    liens for Taxes (i) that are not delinquent (including extensions) or (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made on the Financial Statements in accordance with GAAP and, if so contested, are identified on Schedule 7.12;
(f)    easements, rights-of-way, servitudes, permits, surface leases, and other rights in respect of surface operations on or over any of the Oil & Gas Assets which do not, individually or in the aggregate, operate to (i) interfere, in any material respect, with operations on the Oil & Gas Assets for exploration and production of Hydrocarbons as currently conducted or reasonably expected to be conducted or (ii) result in an Interest Reduction;
(g)    rights of a common owner of any interest currently held by the Company and such common owner as tenants in common or through common ownership, except to the extent resulting in an Interest Reduction;
(h)    (i) Liens created under any lease, operating agreement or pooling order or similar agreement or by operation of Law relating to obligations not yet due and (ii) materialmen’s, mechanics’, repairmen’s, or other similar liens or charges arising by Law or under a Contract, in each case, with respect to which the underlying obligation (A) is not delinquent or (B) if delinquent, is otherwise being contested in good faith and is set forth on Schedule PE;
(i)    the terms and provisions of Leases and Contracts (including any “free gas” arrangements under the Leases), as well as the terms and provisions of all assignments and conveyances of any of the Oil & Gas Assets to the Company, in such case, which do not individually or in the aggregate result in an Interest Reduction or interfere, in any material respect, with operations for exploration and production of Hydrocarbons form the Oil & Gas Assets as currently conducted or reasonably expected to be operated;
(j)    all Liens or defects that are (i) fully and finally released at no cost or expense to Buyer or its Affiliates or (ii) waived in writing by Buyer, in each case, at or prior to Closing;
(k)    except to the extent triggered on or prior to the Effective Time, conventional rights of reassignment obligating the Company to reassign its interest in any portion of the Leases to a Third Party;
(l)    defects in the chain of title arising from (i) the failure to recite marital status, omissions of successors or heirship, or the lack of probate proceedings, (ii) lack of corporate or other entity authorization, (iii) failure to demonstrate of record proper authority for execution by a Person on behalf of a corporation, limited liability company, partnership, trust, or other entity or (iv) the lack of recorded powers of attorney from any Person to execute and deliver documents on their behalf, in each case, except to the extent such failure or omission has resulted, or is reasonably likely to result, in a Third Party’s actual and valid claim of superior title to the affected Oil & Gas Asset;
(m)    all applicable Laws, and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Oil & Gas Asset in any manner (excluding eminent domain or condemnation), (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase or recapture or to designate a purchaser of any of the Oil & Gas Assets, (iii) to use such property in a manner which does not materially impair the use of such property for the purposes of exploration and production of Hydrocarbons as currently used and (iv) to enforce any obligations or duties affecting the Oil & Gas Assets to any Governmental Authority, with respect to any franchise, grant, license or permit, in each case, except to the extent the same has resulted in an Interest Reduction prior to the Execution Date;
(n)    zoning and planning ordinances and municipal regulations, in each case, except to the extent the same has resulted in an Interest Reduction prior to the Execution Date;
(o)    the matters set forth on Schedule 7.8 as of the Execution Date;
(p)    any matter specifically referenced on Annex A-1 or Annex A-2;

(q)    defects based on failure to record Leases issued by any local, state or federal Governmental Authority, or any assignment of such Leases, in the real property, conveyance or other records of the county in which such property is located; provided that such Leases or conveyances are properly recorded or filed in the applicable recording index or files of such Governmental Authority, except where such recordation in the records of the applicable county is affirmatively required or absent reasonable evidence of an actual and valid claim of superior title from a Third Party to the affected Oil & Gas Asset;
(r)    defects that have been cured by applicable Laws of limitation or prescription;
(s)    with respect to any Leases or Wells, a lack of title or defect in title solely to the extent relating to any depth or formation other than the Subject Interval for such Lease or Well;
(t)    defects or irregularities resulting from or related to probate proceedings, which defects or irregularities have been outstanding for ten (10) years or more, absent a Third Party’s actual and valid claim of superior title to the affected Oil & Gas Asset;
(u)    defects arising from prior oil and gas leases, Liens, production payments or mortgages relating to lands covered by any Leases that are not released or surrendered of record and that have expired on the face of the terms of such instrument or the enforcement of which is barred by applicable statute of limitations;
(v)    failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer or similar provisions in operating agreements with respect to assignments in the Company’s chain of title to the applicable Oil & Gas Asset unless there is an outstanding and pending, unresolved claim from a Third Party with respect to the failure to obtain such waiver;
(w)    defects based solely on lack of information in Seller’s or the Company’s records;
(x)    defects arising out of lack of a survey or lack of metes and bounds descriptions, unless a survey or metes and bounds description is expressly required by Law;
(y)    defects arising from any change in applicable Law after the Execution Date;
(z)    Imbalances;
(aa)    defects based on or arising out of the failure of a Lease to hold after the Closing a specified number of net mineral acres after the primary term of such Lease has expired;
(bb)    defects that affect only which Third Party royalty owner has the right to receive royalty payments rather than the amount or the proper payment of such royalty payment;
(cc)    defects based on a gap in the chain of title in the applicable county records, unless such gap is shown to exist in such records by an abstract of title, title opinion or landman’s chain or run sheet which documents shall be included or referenced with reasonable specificity in the applicable Title Defect Notice;
(dd)    defects resulting from a cessation of production, insufficient production, or failure to conduct operations on any of the Oil & Gas Interests held by production, or lands pooled, communitized or unitized with such Oil & Gas Interests, except to the extent the cessation of production, insufficient production or failure to conduct operations would reasonably be expected to give rise to a right to terminate the Oil & Gas Interest in question or result in the forfeiture of, or obligation to release, the affected leasehold acreage, which evidence shall be included or referenced with reasonably specificity in the applicable Title Defect Notice;
(ee)    encumbrances created under deeds of trust, mortgages and similar instruments by the lessor or mineral owners under a Lease covering the lessor’s or mineral owner’s surface and mineral interests in the land covered thereby to the extent (i) such encumbrances or obligations secured thereby have expired by their own terms or the enforcement of which is barred by applicable statutes of limitation or (ii) (A) such encumbrances do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates an oil and gas lease and (B) no mortgagee or lienholder of any such encumbrance has, prior to the expiration of the Examination Period, initiated or threatened in writing foreclosure or similar proceedings against the interest of lessor in such Lease, nor has the Company received any written notice of lessor default under any such encumbrance;
(ff)    defects based on Tax assessment, Tax payment or similar records;
(gg)    defects based on or arising out of the failure of the Company or any Third Party to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, declaration or order, production sharing agreement, production allocation agreement, production handling agreement, or other similar agreement with respect to any horizontal Well that crosses more than one Lease or tract, to the extent that (i) such Well has been permitted by the applicable Governmental Authority or (ii) the allocation of Hydrocarbons produced from such Well among such Leases or tracts is based upon the length of the “as drilled” horizontal wellbore open for production, take points, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or tract its share of such production; and
(hh)    specifically excepting any matter that is specifically addressed by any other enumerated Permitted Encumbrance, all other encumbrances, contracts, agreements, instruments, encumbrances, obligations, defects, obligations and irregularities affecting the Company’s chain of title to the Oil & Gas Assets that would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in the region where the Oil & Gas Assets are located, to the extent they do not, individually or in the aggregate, (i) result in an Interest Reduction or (ii) operate to interfere, in any material respect, with the operation of the Oil & Gas Assets subject thereto or affected thereby (as currently conducted or reasonably expected to be operated).
“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or Governmental Authority.
“Phase I Environmental Site Assessment” is defined in Section 4.2.
“Phase II Environmental Site Assessment” is defined in Section 4.2.
“Post-Closing Statement” is defined in Section 2.7(a).
“Post-Effective Time Tax Period” means any taxable period beginning after the Effective Time and the portion of any Straddle Period beginning on the day immediately following the date on which the Effective Time occurs.
“Pre-Effective Time Tax Period” means any taxable period ending before the Effective Time and the portion of any Straddle Period ending on the day on which the Effective Time occurs.
“Proceeding” means any threatened (in writing), pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal from such action, suit or proceeding.
“Property Costs” means all operating and development expenses and capital expenditures incurred in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement or pooling order, if any, attributable to the use, maintenance, operation and ownership of the Oil & Gas Assets, including: (a) overhead costs charged to the Oil & Gas Assets by Third Party operators; (b) development costs and expenditures (including costs related to confirming title to, permitting, drilling, completing, fracturing, testing, deepening, plugging back, side tracking, reworking and operating wells on the Oil & Gas Assets); (c) costs incurred in connection with ordinary course lease maintenance and leasing activities to the extent permitted pursuant to Section 9.1; (d) costs associated with gathering, transporting, processing and marketing production and other Hydrocarbons from the Oil & Gas Assets; and (e) any costs and expenses that customarily appear on a lease operating statement, which for the avoidance of doubt, shall include company labor associated with first line supervision and below. Notwithstanding the foregoing, “Property Costs” shall not include any costs, expenses, obligations or liabilities to the extent attributable to the following: (i) personal injury or death, property damage, torts, breach of Contract claims or violation of Law, (ii) the costs to correct, cure, and remedy any Title Defect, Environmental Defect (including remediation of any Environmental Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments, or personalty under applicable Environmental Laws), Casualty Loss or lease acquisition, bonus or maintenance payments to the extent not permitted pursuant to Section 9.1 or relating to the permanent plugging or abandonment (or dismantling or decommissioning or restoration) of any Oil & Gas Asset, (iii) obligations with respect to any Imbalance associated with the Oil & Gas Assets, (iv) obligations with respect to Suspense Funds or the payment of Royalties, (v) any Taxes, (vi) overhead or general and administrative expenses (including corporate G&A) attributable to any period from the Effective Time to the Closing Date (which shall be exclusively addressed in Section 2.3(b)(i)(G)), (vii) Specified Obligations, (viii) any payments made or costs or expenses incurred in connection with the cure or attempt to cure any breach of this Agreement or any Related Agreement, (ix) any monthly hedge settlements or unwind costs with respect to Hedge Contracts, including any liquidation and/or termination fees or payments payable upon the liquidation thereof (which shall be exclusively addressed in Section 2.3(b)(i)(I)), and (x) claims for indemnification or reimbursement from Third Parties with respect to costs of the types described in the preceding clauses (i) through (ix).
“Purchase Price” is defined in Section 2.2(a).
“Reference Price” means the volume weighted average share price per share of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. under the function “VWAP”) for the 20 consecutive trading Business Days ending on and including the first trading Business Day preceding the date of the applicable determination of value of any share of Parent Common Stock for purposes of this Agreement.
“Registration Rights Agreement” means the Registration Rights Agreement in the form attached to this Agreement as Exhibit F to be executed and delivered by Parent and Seller at Closing.
“Related Agreements” means, collectively the Cash Escrow Agreement, the Stock Escrow Agreement, the Registration Rights Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated by this Agreement.
“Releases of Lien” is defined in Section 2.11(a)(ix).
“Remaining Disputes” is defined in Section 2.7(b).
“Replacement Hedge Providers” is defined in Section 9.15.
“Representatives” means, with respect to a given Person, such Person’s Affiliates, and such Person’s and such Person’s Affiliates’ respective officers, directors, members and other direct and indirect owners, partners, managers, employees, agents, financial, legal and other advisors, financing sources, consultants, accountants, and other representatives.
“Requisite Financial Statements” is defined in Section 9.14(a).
“Resolution Period” is defined in Section 2.7(b).
“Restricted Contact” is defined Section 9.1(f).
“Review Period” is defined in Section 2.7(b).

“Royalties” means any royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of production.
“Scheduled Closing Date” is defined in Section 2.6.
“Scheduled Net Acre” is defined in Section 3.1(f)(iv).
“Scheduled NRI” is defined in Section 3.1(f)(iii).
“Securities” means any equity interests or other security of any class, any option, warrant, convertible or exchangeable security (including any membership interest, equity unit, partnership interest, trust interest) or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency. Notwithstanding the foregoing, “Securities” expressly exclude any real property interests or interests in any Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties and any other similar interests in minerals, overriding royalties, reversionary interests, net profit interests, production payments, and other royalty burdens and other interests payable out of production of Hydrocarbons.
“Securities Act” is defined in Section 6.9(a).
“Seller” is defined in the Preamble.
“Seller Fundamental Representations” means those representations and warranties of (a) Seller set forth in Section 6.1, Section 6.2, Section 6.3, Section 6.5(a), Section 6.6, Section 6.8, and (b) the Company set forth in Section 7.1, Section 7.2, Section 7.3(a), Section 7.4, Section 7.7, and Section 7.26.
“Seller Indemnified Parties” means, collectively, Seller, its Affiliates, and all of its and their respective direct and indirect stockholders, partners, members, directors, officers, managers, employees, attorneys, agents and representatives.
“Seller Overhead Amount” means an amount equal to Six Hundred Thousand Dollars ($600,000) per month for each month during the period from the Effective Time to the Closing Date, prorated for any partial month based on the number of days in the applicable month, for Seller’s general administrative expenses related to the operation of the assets during such period.
“Seller Parent” means Percussion Petroleum II, LLC, a Delaware limited liability company.
“Seller Released Parties” is defined in Section 9.13(a).
“Seller Tax Refunds” means all proceeds and other amounts in connection with any of (a) Seller Tax refund requests submitted by Seller (or to be submitted by Seller), the Company or their respective Affiliates (or their respective predecessors) to the Texas Comptroller of Public Accounts to the extent such refund requests relate to a (i) with respect to Asset Taxes, a Tax period (or portion thereof) ending prior to the Effective Time or (ii) with respect to Income Taxes, a Tax period (or portion thereof) ending on or prior to the Closing Date and (b) refunds, credits, or other offsets in lieu of refunds of Taxes of the Company or relating to the Oil & Gas Assets for any Pre-Effective Time Tax Period that are related to or arise from any matter or item identified on Schedule 11.5.
“Seller Taxes” means (a) Income Taxes imposed on Seller (or any of its Affiliates (other than the Company)), any of its direct or indirect owners, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) Income Taxes imposed on the Company (or any of its Affiliates), any of its direct or indirect owners, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, in each case, in respect of a taxable period (or portion thereof)

ending on or prior to the Closing Date, (c) Taxes allocable to Seller pursuant to Section 11.1(a) (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of (i) the adjustments to the Purchase Price made pursuant to Section 2.3 and (ii) any payments made from one Party to the other Party in respect of Asset Taxes pursuant to Section 11.1(c)) and (d) any and all Taxes (other than the Taxes described in clauses (a), (b) or (c) of this definition) imposed on or with respect to the acquisition, ownership or operation of the Oil & Gas Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for any Pre-Effective Time Tax Period.
“Shortfall Amount” is defined in Section 2.7(e).
“Specified Inventory” has the meaning set forth in the definition of Equipment.
“Specified Obligations” means all liabilities and obligations to the extent related to or attributable to:
(a)    personal illness, injury (including death) or property damage attributable to the Company’s ownership, operation or use of any Oil & Gas Asset prior to the Closing;
(b)    any transportation or disposal by the Company or any of its Affiliates of Hazardous Materials off-site prior to the Closing;
(c)    accounting for, failure to pay, or the incorrect payment to any royalty owner, overriding royalty owner, working interest owner or other interest holder under the Leases of proceeds from the sale of Hydrocarbons and any escheat obligations, in each case, to the extent (i) not attributable to Suspense Funds and (ii) the same are attributable to the period that Hydrocarbons were produced and marketed from any Oil & Gas Assets during the Company’s period of ownership of the Oil & Gas Assets prior to the Effective Time;
(d)    civil, administrative or criminal fines, penalties or sanctions imposed by any Governmental Authority with respect to the Company’s or any of its Affiliates’ ownership, operation or use of the Oil & Gas Assets prior to the Closing Date (but expressly excluding such fines, penalties or sanction attributable to, or resulting from, circumstances relating to Environmental Laws, other than fines or penalties relating to (i) the flaring of gas by the Company or any of its Affiliates from the Oil & Gas Interests prior to the Closing Date or (ii) any violation or failure by the Company or any of its Affiliates to comply with any Environmental Permit applicable to the Oil & Gas Interests prior to the Closing Date);
(e)    any claims (i) by the Company’s or any of its Affiliates’ employees with respect to the employment relationship between the Company or its Affiliates, on the one hand, and such employees, on the other hand, or (ii) with respect to employee benefit plans of the Company or its Affiliates, in either case, attributable to the period of time prior to the Closing Date; and
(f)    Indebtedness (other than Credit Document Indebtedness).
“Specified Reference Price” means $32.50 per share of Parent Common Stock.
“Specified Representations” means those representations and warranties of the Company set forth in Section 7.6, Section 7.8, Section 7.13, Section 7.14, Section 7.19, Section 7.22, Section 7.23, Section 7.28, Section 7.29, Section 7.30 and Section 7.32.
“Stock Consideration” is defined in Section 2.2(a)(ii).
“Stock Defect Escrow Account” is defined in Section 3.1(e)(i).
“Stock Escrow Agreement” means the escrow agreement to be executed at Closing pertaining to the Indemnity Holdback Shares and (if applicable) the Defect Escrow Shares, by and among Seller, the Buyer Parties and the Transfer Agent in the form attached to this Agreement as Exhibit E.

“Stock Indemnity Holdback Account” is defined in Section 10.10(a).
“Straddle Period” means any Tax period that includes, but does not end on, the date on which the Effective Time occurs.
“Subject Interval” means (a) with respect to a Well, the currently producing (or most recently produced if not currently producing) formation of such Well and (b) with respect to a Lease (but not as to a Well to which such Lease is attributed production), the First Bone Spring, the Second Bone Spring, the Third Bone Spring, the Wolfcamp A, the Wolfcamp B and the Wolfcamp C (each as defined on Schedule SI), as specified for such Lease on Annex A-1.
“Subsidiary” with respect to any relevant Person as of the date the determination is being made means any other Person that (a) is Controlled (directly or indirectly) by such Person and (b) the equity entitled to vote to elect the board of directors, board of managers or other governing authority of which is more than fifty percent (50%) owned (directly or indirectly) by the relevant Person.
“Surface Interest” has the meaning set forth in the definition of Oil & Gas Assets.
“Suspense Funds” means all amounts controlled by the Company and its Affiliates that are held in suspense and are attributable to the Oil & Gas Assets (including any such amounts attributable to other Working Interest owners’ interest in such assets).
“Tail Policy” is defined in Section 9.5(b).
“Target Indemnified Persons” is defined in Section 9.5(a).
“Target Interests” is defined in the Recitals.
“Tax” or “Taxes” means each of (a) any U.S. federal or state, local or non-U.S. income, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, conservation, custom duties, capital stock, intangible property, production, license, lease, leasehold interest, capital gains, goods and services, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated or other tax, fee or other similar charge in the nature of a tax imposed by any Governmental Authority, together with any interest, fine or penalty, or addition thereto, whether disputed or not, and (b) liabilities in respect of any item described in clause (a) above that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary tax return) or otherwise, (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity, tax allocation agreement, or any other agreement to indemnify any other Person, and (d) any liability, expense, or loss incurred in connection with the determination, settlement, or litigation of any of the foregoing.
“Tax Return” means any return, report, declaration, claim for refund, election, certificate, information return, statement, or any other similar document relating to Taxes, including any schedule or attachment thereto and any amendment thereof or modification or supplement thereto.
“Termination Date” is defined in Section 13.1(c).
“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
“Third Party Claim” is defined in Section 10.6(b).
“Title Arbitrator” is defined in Section 3.1(h)(ii).

“Title Benefit” means any right, circumstance, or condition that operates to: (a) increase the Net Revenue Interest of the Company in any Lease above that shown on Annex A-1 for such Lease (as to the Subject Interval of such Lease) or in any Well above that shown on Annex A-2 for such Well, without causing a greater than proportionate increase in the Company’s Working Interest above that shown on Annex A-1 for such Lease (as to the Subject Interval of such Lease) or Annex A-2 for such Well; (b) decrease the Working Interest of the Company in any Lease below that shown on Annex A-1 for such Lease (as to the Subject Interval of such Lease) or any Well below that shown on Annex A-2 for such Well, without a proportionate decrease in the Company’s Net Revenue Interest below that shown on Annex A-1 for such Lease or Annex A-2 for such Well; or (c) as to the Subject Interval of a Lease, increase the Net Acres of the Company in such Lease above that shown on Annex A-1 for such Lease (disregarding any such increase under clause (c) of the definition of Net Acres).
“Title Benefit Property” is defined in Section 3.1(g).
“Title Benefit Value” is defined in Section 3.1(g).
“Title Deductible Amount” means an amount equal to $8,400,000.
“Title Defect” means any Lien, charge, encumbrance, obligation, defect, or other matter that causes the Company to have less than Defensible Title in and to the affected Lease or Well set forth on Annex A-1 or Annex A-2, as applicable.
“Title Defect Notice” is defined in Section 3.1(a).
“Title Defect Property” is defined in Section 3.1(d)(ii).
“Title Defect Value” is defined in Section 3.1(f).
“Title Escrow Amount” is defined in Section 3.1(e)(i).
“Title Escrow Shares” is defined in Section 3.1(e)(i).
“Title Threshold Amount” is defined in Section 3.1(i)(ii).
“Transaction Expenses” means, with respect to the Company as of the date the determination is being made, without duplication: all fees, costs and expenses (including fees, costs and expenses of third-party advisors (including Tudor, Pickering, Holt & Co.), legal counsel (including Gibson), investment bankers or other representatives) incurred by the Company in connection with the transactions contemplated this Agreement and the Related Agreements (including fifty percent (50%) of the escrow fee payable to the Escrow Agent), except that in no event shall Transaction Expenses include: (a) any fees, costs or expenses initiated or otherwise incurred at the request of Buyer or any of its Affiliates or representatives; (b) fifty percent (50%) of any fees, costs or expenses incurred with respect to the Tail Policy; (c) any fees, costs or expenses related to any financing activities in connection with the transactions contemplated by this Agreement; (d) any fees, costs and expenses contemplated pursuant to Section 9.4 or elsewhere in this Agreement to be borne by Buyer; and (e) all transaction bonus payments, change in control payments, retention bonus payments, severance payments, payments in respect of the exercise, termination or cash-out of stock options or vesting or settlement of restricted stock, restricted stock units or other equity incentive awards, or other compensatory payments payable by the Company to any current or former employee, director or independent contractor of the Company, in each case, in connection with the closing of the transactions contemplated by this Agreement or the other Related Agreements and the employer portion of all related payroll, social security, unemployment or similar Taxes in connection with the payment of any such amounts (computed as though all such payments were payable at the Closing). For the avoidance of doubt, no Indebtedness shall be included in “Transaction Expenses.”
“Transfer Agent” means American Stock Transfer & Trust Company, LLC.

“Transfer Taxes” means any and all transfer (including, without limitation, for the avoidance of doubt, bulk transfer, real property, and tangible personal property), sales, use, goods and services, value added, documentary, stamp, stamp duty, mortgage, registration, license, lease, leasehold interest, deed recording fee, recording, recordation, filing, gross receipts, excise, stock, and conveyance taxes and other similar Taxes, duties, fees, or charges (including, for the avoidance of doubt, any deficiency, interest, additions to tax, or interest and penalties with respect thereto) assessed, incurred, imposed by any Governmental Authority as a result of, or payable or collectible in connection with, the transactions contemplated by this Agreement.
“Transition Services Agreement” means a transition services agreement, by and between Buyer and Seller, substantially in the form attached hereto as Exhibit G.
“University Lands” means, collectively, (a) the Commissioner of the General Land Office, on behalf of the State of Texas and (b) the Board for Lease of University Lands.
“VDR” is defined in Section 1.2.
“Wells” means all oil, gas, CO2, water, injection and disposal wells, in which the Company owns an interest, whether producing, shut-in, plugged or abandoned, including those Wells set forth on Annex A-2.
“Working Interest” means, with respect to any Lease or Well (limited to the Subject Interval for such Lease or Well and subject to any reservations, limitations or depth restrictions described on Annex A-1 or Annex A-2), the percentage interest in and to such Lease or Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease or Well, but without regard to the effect of any Royalties.
Section 1.2    Construction. Whenever the context may require, any pronoun includes the corresponding masculine and feminine forms. Words in the singular or the plural include the plural or the singular, as the case may be. All references in this Agreement to Articles, Sections, preamble, recitals, paragraphs and Schedules shall be deemed to be references to Articles, Sections, preamble, recitals, paragraphs and Schedules of this Agreement unless the context otherwise requires. All Schedules, Annexes and Exhibits attached to this Agreement are made a part of this Agreement for all purposes. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “or” means and includes “and/or” unless the context requires otherwise. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms of such Contract and this Agreement. The words “hereof”, “herein”, “hereunder”, and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided in this Agreement, any statute or Law defined or referred to in this Agreement means such statute or Law as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America. The terms “day” and “days” mean and refer to calendar day(s). Each accounting term not defined in this Agreement (including by express reference to GAAP), and each accounting term partly defined in this Agreement to the extent not defined, will have the meaning given to it under GAAP and COPAS, as in effect on the Execution Date. The use of the phrase “ordinary course of business” or other derivations of “ordinary course of business” shall mean “ordinary course of business consistent with past practice”. Wherever in this Agreement there is a consent right of a Party or a reference to the “satisfaction” or “sole discretion” of a Party, such Party shall be entitled to consider solely its own interests (and not the interests of any other Person) or, at its sole election, any such other interests and factors as such Party desires. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any reference in this Agreement to “made available” means a document or other item of information that was provided or made available to Buyer and its Representatives in that certain virtual data room related to this Agreement titled “5-1-23 Provided Materials,” “CPE VDR sent 20230419,” “34a_Hedges.zip,” “Additional M&M Contracts,” “CPE VDR sent 20230111” and “CPE VDR sent 20230106,” each hosted by DropBox and “Phantom 2022-06-13

1345” hosted by DatasiteDiligence (collectively, the “VDR”) (and remains in the VDR without removal for at least thirty (30) days following the Closing), or was otherwise furnished in writing to Buyer or its Representatives, in each case, at least one (1) Business Day prior to the Execution Date.

ARTICLE 2
PURCHASE AND SALE TRANSACTION
Section 2.1    Purchase and Sale. At the Closing, upon the terms and conditions set forth in this Agreement, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Target Interests, free and clear of all Liens, except for Liens arising under federal and state securities Laws, arising pursuant to the Governing Documents of the Company, arising pursuant to this Agreement or created or imposed by Buyer or any of its Affiliates.
Section 2.2    Purchase Price.
(a)    The aggregate consideration for the Target Interests to be purchased by Buyer pursuant to this Agreement shall be $255,000,000.00 (the “Base Purchase Price”) plus the Adjustment Amount (as adjusted, the “Purchase Price”). The Base Purchase Price shall consist of:
(i)    $45,000,000.00 (the “Cash Purchase Price”); and
(ii)    a number of shares of Parent Common Stock having a value equal to $210,000,000.00 determined by reference to a price per share of Parent Common Stock equal to the greater of (A) the Specified Reference Price and (B) the Closing Reference Price (the “Stock Consideration”).
(b)    For the avoidance of doubt, if the Adjustment Amount is a positive (+) number, then the Base Purchase Price shall be increased by such Adjustment Amount and if the Adjustment Amount is a negative (–) number, then the Base Purchase Price shall be decreased by such Adjustment Amount, in each case, as provided in Section 2.3(c). The Purchase Price shall be subject to adjustment after the Closing pursuant to Section 2.7. In addition, the Payoff Amount shall be paid by Buyer on behalf of Seller and its Affiliates, by wire transfer of immediately available funds, in such amounts and to such accounts as set forth in the Payoff Letters.
(c)    Without limiting any other provisions in this Agreement, if at any time during the period between the Execution Date and the Closing there are any changes in the outstanding number of shares of Parent Common Stock by reason of any reclassification, recapitalization, stock split (including reverse stock split), subdivision, combination, exchange, or readjustment of shares or similar transaction, or any stock dividend or distribution paid in stock, the Stock Consideration, the Specified Reference Price, the Closing Reference Price and any other amounts or similarly dependent items related to the Parent Common Stock, the Specified Reference Price, the Closing Reference Price or the Stock Consideration shall be appropriately and equitably adjusted to reflect such change to provide the same economic effect as contemplated by this Agreement prior to such action (and thereafter all references in this Agreement to “Parent Common Stock,” “Stock Consideration,” “Specified Reference Price,” “Closing Reference Price” and other similarly dependent items shall be references to such terms, as so adjusted); provided that this Section 2.2(c) shall in no event be construed to permit any Buyer Party or any of its Affiliates to take any action with respect to the Parent Common Stock that is prohibited by the terms of this Agreement.
(d)    If prior to Closing, it is determined that, as a result of receiving the Stock Consideration, Seller (together with its Affiliates) would Beneficially Own in excess of the Beneficial Ownership Limitation, then the Cash Purchase Price will be increased and the Stock Consideration will be decreased, in offsetting amounts, by the minimum amount necessary to ensure that Seller does not exceed the Beneficial Ownership Limitation (such adjustment, if any, a “Beneficial Ownership Adjustment”). For purposes of this Section 2.2(d), in determining the number of outstanding shares of Parent Common Stock, Seller may rely on the number of outstanding shares of Parent Common Stock as stated in the most recent of the following: (i) Parent’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (ii) a more recent public announcement by Parent, or (iii) a more recent written notice by Parent or the Transfer Agent setting forth the number of shares of Parent Common Stock outstanding. Upon the written or oral request of Seller, Parent shall within one trading day confirm orally and in writing to Seller the number of shares of Parent Common Stock then outstanding. For purposes of this Section 2.2(d), the value of any Stock Consideration shall be the greater of (A) the Specified Reference Price and (B) the Closing Reference Price.
Section 2.3    Effective Time; Proration of Costs and Revenues; Adjustment Amount.
(a)    Subject to the other terms and conditions of this Agreement, the Target Interests shall be transferred from Seller to Buyer at the Closing, but certain financial benefits and burdens of the Oil & Gas Assets shall be transferred effective as of the Effective Time, as described below; provided that, for the avoidance of doubt, the Closing shall be treated for Income Tax purposes as the time when the Target Interests are transferred from Seller to Buyer. As between Buyer and Seller, for purposes of calculating the Adjustment Amount pursuant to this Section 2.3, subject to the occurrence of Closing, (i) Buyer shall be entitled to all revenues, production, proceeds, income, accounts receivable, and products earned from or attributable to the Oil & Gas Assets from and after the Effective Time, and to all other income, proceeds, receipts, and credits earned with respect to the Oil & Gas Assets or the operation of the business of the Company from and after the Effective Time (provided that, notwithstanding the preceding, Seller and its Affiliates shall be entitled to all proceeds of cash calls and billings and other funds received for the account of Third Parties with respect to any of the Oil & Gas Assets operated by Seller or its Affiliates for all periods prior to the Closing Date, but only to the extent that such proceeds and funds are actually used by Seller (or its Affiliate) to pay for expenditures on behalf of such Third Parties in Seller’s (or its Affiliate’s) role as operator of the Oil & Gas Assets prior to the Closing Date, in which case, Buyer (and the Company) shall not be burdened by any such expenses through an upward adjustment to the Purchase Price or otherwise), (ii) Buyer shall also be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Oil & Gas Assets which are incurred from and after the Effective Time, (iii) Seller shall be entitled to all revenues, production, proceeds, income, accounts receivable, and products earned from or attributable to the Oil & Gas Assets prior to the Effective Time, and to all other income, proceeds, receipts, and credits earned with respect to the Oil & Gas Assets or the operation of the business of the Company prior to the Effective Time and to proceeds from cash calls and billings and other funds received for the account of Third Parties for all periods prior to the Closing Date, as described in Section 2.3(a)(i) above, but only to the extent that such proceeds and funds are actually used by Seller (or its Affiliate) to pay for expenditures on behalf of such Third Parties in Seller’s (or its Affiliate’s) role as operator of the Oil & Gas Assets prior to the Closing Date, in which case, Buyer (and the Company) shall not be burdened by any such expenses through an upward adjustment to the Purchase Price or otherwise, and (iv) Seller shall also be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Oil & Gas Assets which are incurred prior to the Effective Time. Should Buyer or the Company receive after Closing any income, proceeds, revenue, or other amounts to which Seller is entitled under this Section 2.3(a), Buyer shall, and shall cause the Company to, fully disclose, account for, and promptly remit the same to Seller. If, after Closing, Seller receives any income, proceeds, revenue, or other amounts with respect to the Oil & Gas Assets or the Company to which Seller is not entitled pursuant to this Section 2.3(a), Seller shall fully disclose, account for, and promptly remit the same to Buyer (or its designee). Should Buyer or the Company pay after Closing any Property Costs for which Seller is responsible under this Section 2.3(a), Seller shall reimburse Buyer (or its designee) promptly after receipt of an invoice with respect to such Property Costs, accompanied by copies of the relevant vendor or other invoice and proof of payment. Should Seller pay after Closing any Property Costs for which Seller is not responsible under this Section 2.3(a), Buyer shall, or shall cause the Company to, reimburse Seller promptly after receipt of an invoice with respect to such Property Costs, accompanied by copies of the relevant vendor or other invoice and proof of payment. From and after the date that is twelve (12) months after the Closing Date, Seller shall have no further entitlement to amounts earned from the sale of Hydrocarbons produced from or attributable to the Oil & Gas Assets and other income earned with respect to the Oil & Gas Assets and no further responsibility for Property Costs incurred with respect to the Oil & Gas Assets. As used in this Section 2.3, “earned” and “incurred” shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (COPAS) standards. For purposes of allocating production (and proceeds and accounts receivable with respect thereto) under this Section 2.3(a), (A) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Oil & Gas Assets when they pass through the inlet flange of the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the

LACT meters or similar meters at the initial point of entry into the pipelines through which they are transported from the field and (B) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Oil & Gas Assets when they pass through the delivery point sales meters (or other custody transfer meters, whichever is closest to the Well) on the pipelines through which they are transported. In order to accomplish the foregoing allocation of production, the Parties shall rely upon (1) the gauging, metering and strapping procedures which were conducted by Seller or the Company on or about the Effective Time and (2) data and information provided by Third Party operators (if applicable) of the Oil & Gas Assets; provided, that, if any such data or information has not been provided by a Third Party operator as of the relevant time, then Seller shall make a good faith estimate of such allocations or adjustments, as applicable, based on the best data and information available to Seller at such time. Seller and the Company shall utilize reasonable interpolative procedures, to arrive at an allocation of production from or attributable to the Oil & Gas Assets when exact meter readings or gauging and strapping data are not available. Rights-of-way fees, insurance premiums, and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at and after the Effective Time. In each case, Buyer (on behalf of the Company) shall be responsible for the portion allocated to the period at and after the Effective Time and Seller shall be responsible for the portion allocated to the period before the Effective Time. Notwithstanding anything in this Agreement to the contrary, (I) the allocation and proration of Taxes shall be addressed in Section 11.1 and (II) should Buyer, the Company or any of their respective Affiliates receive after Closing any proceeds or other amounts relating to the Seller Tax Refunds, Buyer shall (or shall cause the Company to) fully disclose, account for, and promptly remit the same to Seller.
(b)    The Adjustment Amount shall be calculated, without duplication, as follows:
(i)    increased by the following amounts:
(A)    an amount equal to, to the extent that such amounts have been received by Buyer (or the Company after Closing) and not remitted, distributed, or paid to Seller, (1) all proceeds from the production of Hydrocarbons from or attributable to the Oil & Gas Assets prior to the Effective Time, in each case, net of (to the extent not previously deducted from the proceeds actually received by Buyer (or the Company after Closing)): (I) amounts payable as Royalties, (II) marketing fees and transportation fees, and other post-production expenses charged by Third Parties, and (III) gravity adjustments for which there is no payment in connection with the sale of such Hydrocarbons, and (2) any other amounts to which Seller is entitled pursuant to Section 2.3(a);
(B)    an amount equal to the market value of all Hydrocarbons attributable to the Oil & Gas Assets in storage or existing in stock tanks (excluding tank bottoms), pipelines (excluding linefill) and/or plants (including inventory), in each case that are, as of the Effective Time, (x) upstream of the pipeline connection or (y) upstream of the sales meter, the value to be based upon the contract price in effect as of the Effective Time (or if there is no contract price, then the market price in effect as of the Effective Time in the field in which such Hydrocarbons were produced or if actually sold prior to the date of determination, the proceeds actually recovered by Buyer (or the Company after Closing) attributable to such sale), net of: (1) amounts payable as Royalties; (2) marketing fees and transportation fees, and other post-production expenses charged by Third Parties; and (3) gravity adjustments for which there is no payment in connection with the sale of such Hydrocarbons;
(C)    the aggregate amount of all Property Costs to the extent attributable to the Oil & Gas Assets that are incurred at and after the Effective Time but that have been paid or economically borne by Seller (or the Company prior to the Closing), but excluding any amounts previously reimbursed to Seller pursuant to Section 2.3(a);
(D)    the amount of all prepaid Property Costs paid by Seller (or by the Company prior to Closing) with respect to the ownership or operation of the Oil & Gas Assets after the Effective Time;
(E)    to the extent the Company is under-produced or over-delivered as of the Effective Time, as complete and final settlement of all such Imbalances, the sum of (1) the product of the underproduced and/or overdelivered volumes of gaseous Hydrocarbons (excluding natural gas liquids) times the applicable Imbalance Amount for such volumes of gaseous Hydrocarbons, (2) the product of the underproduced and/or overdelivered volumes of liquid Hydrocarbons (excluding natural gas liquids) times the applicable Imbalance Amount for such volumes of liquid Hydrocarbons and (3) the product of the underproduced and/or overdelivered volumes of natural gas liquids times the applicable Imbalance Amount for such volumes of natural gas liquids;
(F)    the aggregate amount of all Taxes allocated to Buyer pursuant to Section 11.1(a) and that have been, or are, paid or economically borne by the Company prior to the Closing or by Seller;
(G)    for the period of time from the Effective Time until Closing, a monthly charge equal to the Seller Overhead Amount, prorated for any partial months, as the sole charge under this Agreement in respect of Seller’s, the Company’s and their respective Affiliates’ general and administrative expenses with respect to the ownership and operation of the Company and the Oil & Gas Assets;
(H)    the Interest Payment Adjustment Amount;
(I)    the Hedge Adjustment Amount; and
(J)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as an upward adjustment to the Adjustment Amount;
(ii)    decreased by the following amounts:
(A)    an amount equal to, to the extent that such amounts have been received by Seller (or the Company prior to Closing) and not remitted or paid to Buyer (or the Company after Closing), (1) all proceeds from the production of Hydrocarbons from or attributable to the Oil & Gas Assets at and after the Effective Time (including the sale of Hydrocarbons contained in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time, for which an upward adjustment to the Base Purchase Price was made pursuant to Section 2.3(b)(i)), in each case, net of (to the extent not previously deducted from the proceeds actually received by Seller): (a) amounts payable as Royalties, (b) marketing fees and transportation fees, and other post-production expenses charged by Third Parties, and (c) gravity adjustments for which there is no payment in connection with the sale of such Hydrocarbons, and (2) any other amounts to which Buyer is entitled pursuant to Section 2.3(a);
(B)    the aggregate amount of all Property Costs and other costs to the extent attributable to the Oil & Gas Assets that are incurred prior to the Effective Time but that have been paid or economically borne by Buyer (or the Company after the Closing), but excluding any amounts previously reimbursed to Buyer (or the Company) pursuant to Section 2.3(a);
(C)    to the extent the Company is over-produced or under-delivered as of the Effective Time, as complete and final settlement of all such Imbalances, the sum of (1) the product of the overproduced and/or underdelivered volumes of gaseous Hydrocarbons (excluding natural gas liquids) times the applicable Imbalance Amount for such volumes of gaseous Hydrocarbons, (2) the product of the overproduced and/or underdelivered volumes of liquid Hydrocarbons (excluding natural gas liquids) times the applicable Imbalance Amount for such volumes of liquid Hydrocarbons and (3) the product of the overproduced and/or underdelivered volumes of natural gas liquids times the applicable Imbalance Amount for such volumes of natural gas liquids;
(D)    subject to the terms of Section 3.1(d), Section 3.1(g) and Section 3.1(i), the aggregate amount of all finally determined Title Defect Values pursuant to Section 3.1(f) or Section 3.1(h);
(E)    subject to the terms of Section 4.3, Section 4.4 and Section 4.6, the aggregate amount of all finally determined Environmental Defect Amounts pursuant to Section 4.5;
(F)    to the extent not paid off or otherwise terminated with respect to the Company in connection with Closing, the amount of all Indebtedness (other than the Credit Document Indebtedness) as of immediately prior to the Closing;
(G)    the Excess Principal Adjustment Amount (if any);
(H)    the amount of all Transaction Expenses of the Company to the extent not paid by Seller prior to Closing;
(I)    the aggregate amount of all Taxes allocated to Seller pursuant to Section 11.1(a) and that have been, or are, paid or economically borne by the Company after the Closing or by Buyer;
(J)    the amount of the Suspense Funds as of the Closing (other than any such amounts that are held in and remain in the Bank Accounts set forth in Schedule 7.24 at Closing); and
(K)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as a downward adjustment to the Adjustment Amount.

(c)    For the avoidance of doubt, the Adjustment Amount shall be a single positive (+) number or negative (–) number determined by netting each amount calculated pursuant to Section 2.3(b)(i) and Section 2.3(b)(ii). Notwithstanding anything to the contrary in this Agreement, but subject to Section 2.2(d), for purposes of any Adjustment Amount included in the Closing Statement or Post-Closing Statement, Buyer may elect, in its sole discretion, for any positive Adjustment Amount to be paid in cash or in Parent Common Stock and Seller may elect, in its sole discretion, for any negative Adjustment Amount to be paid in cash or in Parent Common Stock. The number of shares of Parent Common Stock by which the Stock Consideration will be increased or decreased, as applicable, pursuant to this Section 2.3 (such number of shares of Parent Common Stock, the “Adjustment Securities”), if applicable, shall be calculated by dividing the amount of the Adjustment Amount to be paid in Parent Common Stock by the greater of (A) the Specified Reference Price and (B) the Closing Reference Price, and adding to or reducing, as applicable, the number of shares of Parent Common Stock included in the Stock Consideration by the number of Adjustment Securities so calculated. If a positive or negative Adjustment Amount is paid in cash, it will be paid by electronic transfer of immediately available funds to the account(s) designated by Seller or Buyer in writing.
(d)    If, prior to the Closing, Buyer or Seller discovers an error in the Imbalances set forth on Schedule 7.18, then the Adjustment Amount shall be adjusted at Closing (based on the Imbalance Amount). In such event, Schedule 7.18 will be deemed amended immediately prior to the Closing to reflect the Imbalances for which the Adjustment Amount is so adjusted.
(e)    Notwithstanding anything to the contrary in this Agreement, except as set forth in Section 2.3(b)(i)(H), Section 2.3(b)(i)(I) and Section 2.3(b)(ii)(G), there shall be no adjustment to the Base Purchase Price as a result of, or that is attributable to, the Credit Document Indebtedness or the Assumed Hedges.
Section 2.4    Deposit; Escrow. No later than five (5) Business Days following the Execution Date, by wire transfer of immediately available funds into an interest-bearing escrow account (the “Escrow Account”), established pursuant to the Cash Escrow Agreement, Buyer shall deliver to the Escrow Agent a cash deposit equal to $36,000,000 (together with any interest accrued thereon, the “Deposit”), to assure each Buyer Party’s performance of their respective obligations under this Agreement and for certain other purposes set forth in this Agreement. The Deposit shall be held by the Escrow Agent in accordance with the Cash Escrow Agreement. In the event there is a Closing, the Deposit shall be applied as a credit against the Purchase Price to be delivered to Seller at Closing as provided in Section 2.11(b)(iii). If this Agreement is terminated prior to the Closing in accordance with Article 13, then the distribution of the Deposit shall be governed by the terms of Section 13.2(b) and the Cash Escrow Agreement. Notwithstanding the five (5) Business Day period provided for in the first sentence of this Section 2.4, Buyer will use its best efforts to deliver the Deposit to the Escrow Agent as soon as possible following the Execution Date.
Section 2.5    Closing Statement. At least four (4) Business Days prior to the Scheduled Closing Date (or, if the Closing will not occur on the Scheduled Closing Date, three (3) Business Days prior to the Closing Date), Seller shall deliver to Buyer, in accordance with customary industry accounting practices and based upon the best information then available to Seller, a draft settlement statement setting forth Seller’s good faith estimate of the Purchase Price after giving effect to all adjustments set forth in Section 2.3 and the Defect Escrow Amount (if any). Seller’s draft settlement statement shall include Seller’s calculation of the Adjustment Amount and each component of the Adjustment Amount, the Beneficial Ownership Adjustment (if applicable), the resulting Purchase Price, the designation of Seller’s account for the wire transfer of funds as required by Section 2.11(b)(iii) and supporting documentation reasonably necessary for Buyer to verify the calculations set forth therein (the “Closing Statement”). Together with its delivery of the Closing Statement, Seller shall also provide to Buyer its estimate of the Credit Document Indebtedness as contemplated by Section 2.12. Within two (2) Business Days after its receipt of the Closing Statement, Buyer may submit to Seller in writing any good faith objections or proposed changes to Seller’s draft Closing Statement. The Parties shall in good faith attempt to agree in writing on the draft Closing Statement as soon as possible after Seller’s receipt of Buyer’s written report. The estimate agreed to by Seller and Buyer, or, absent such agreement, delivered in the Closing Statement by Seller (as modified by mutual written agreement of the Parties, if applicable), will be the amount used to calculate the Closing Payment to be paid by Buyer to Seller at the Closing. Final adjustments to the Purchase Price will be made pursuant to Section 2.7.
Section 2.6    Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) at the offices of Gibson, Dunn & Crutcher LLP, 811 Main Street, Suite 3000, Houston, TX 77002 or (b) if agreed by Buyer and Seller, electronically and remotely, on July 3, 2023 (the “Scheduled Closing Date”), or, subject to the Parties’ rights under Article 13, if all conditions to Closing set forth in Article 12 have not been satisfied, or, if permissible, waived by the Party entitled to the benefit of the conditions (other than those conditions which by their terms are required to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) by the Scheduled Closing Date, the Closing shall take place within five (5) Business Days of the date such conditions set forth in Article 12 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the conditions (other than those conditions which by their terms are required to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions). Otherwise, the Closing may take place on such other date as Seller and Buyer mutually agree in writing (the date upon which the Closing actually occurs, the “Closing Date”). The Closing shall be deemed effective for all purposes as of 12:01 a.m. Central Time on the Closing Date.
Section 2.7    Post-Closing Adjustment.
(a)    No sooner than sixty (60) days after the Closing Date, but no later than one hundred twenty (120) days after the Closing Date, Seller shall deliver to Buyer a statement (the “Post-Closing Statement”). The Post-Closing Statement shall set forth in reasonable detail Seller’s good faith calculation of: (i) the Adjustment Amount, including each component of the Adjustment Amount (and supporting documentation reasonably necessary for Buyer to verify the calculations set forth therein); and (ii) the resulting calculation of the Purchase Price (the “PC Statement Purchase Price”). In the event Seller does not deliver the Post-Closing Statement in accordance with this Section 2.7, Seller’s pre-Closing estimate of the Purchase Price shall control unless Buyer elects (in its sole discretion) to deliver a Post-Closing Statement to Seller within ten (10) Business Days after such one hundred twentieth (120th) day, in which case the Parties shall proceed in accordance with Section 2.7(b) except that the rights of Seller and Buyer shall be reversed.
(b)    Buyer shall have thirty (30) days after Buyer’s receipt of the Post-Closing Statement (the “Review Period”) within which to review Seller’s calculation of the PC Statement Purchase Price. Seller shall provide to Buyer such data and information as Buyer may reasonably request, including any data and information supporting the amounts reflected on the Post-Closing Statement, at Buyer’s expense (to the extent such data and information is in the possession or control of Seller) and shall reasonably cooperate with Buyer’s review of such data and information. If Buyer disputes any component of the PC Statement Purchase Price, Buyer shall notify Seller in writing of its objection to the PC Statement Purchase Price prior to the expiration of the Review Period, together with a description of the basis for and dollar amount of such disputed components (to the extent possible) (a “Dispute Notice”). The PC Statement Purchase Price shall become final, conclusive and binding on the Parties, and be considered the Final Purchase Price for all purposes of this Agreement, unless Buyer delivers to Seller a Dispute Notice prior to the expiration of the Review Period. If Buyer timely delivers a Dispute Notice: (i) any amounts in the PC Statement Purchase Price not objected to by Buyer in a Dispute Notice by the expiration of the Review Period shall be final, conclusive and binding on the Parties; and (ii) Buyer and Seller shall, within fifteen (15) days following Seller’s receipt of such Dispute Notice (the “Resolution Period”), use commercially reasonably efforts to attempt to mutually resolve in writing their differences with respect to any remaining items set forth in the Dispute Notice. Any such mutual resolution shall be final, conclusive and binding on the Parties. If, at the conclusion of the Resolution Period, any items set forth in the Dispute Notice remain in dispute (the “Remaining Disputes”), then each of Buyer and Seller shall submit all such Remaining Disputes to the Houston, Texas office of KPMG US LLP or such other independent nationally recognized accounting firm the Parties may mutually select (the “Accounting Firm”). Within five (5) Business Days after the expiration of the Resolution Period, Buyer and Seller shall deliver to the Accounting Firm, their written position with respect to such Remaining Disputes. The Accounting Firm shall have no ex parte communications with the Parties concerning the Remaining Disputes. Based solely on the submissions by Seller and Buyer, and not by independent review, the Accounting Firm shall determine only the Remaining Disputes. The Accounting Firm shall act for the limited purpose of determining the specific Remaining Disputes submitted by the Parties and may not award damages or penalties to the Parties with respect to any matter. In determining the Remaining Disputes, the Accounting Firm shall choose either Seller’s position or Buyer’s position with respect to each matter addressed in a Dispute Notice in accordance with this Agreement. The Parties shall request that the Accounting Firm make a decision with respect to all Remaining Disputes within forty-five (45) days after the submission of the Remaining Disputes to the Accounting Firm, as provided above, and in any event as promptly as practicable. The final determination with respect to all Remaining Disputes shall be set forth in a written statement by the Accounting Firm delivered simultaneously to Seller and Buyer. Absent manifest error, the Accounting Firm’s determination of the Remaining Disputes shall be final, conclusive and binding on the Parties and enforceable against the Parties in any court of competent jurisdiction, without right of appeal. Buyer and Seller shall promptly execute any reasonable engagement letter requested by the Accounting Firm. Buyer and Seller shall also each cooperate fully with the Accounting Firm, including: (x) by providing the information, data and work papers used by each Party to prepare and/or calculate the Purchase Price; and (y) making its personnel and accountants available to explain any such information, data or work papers, so as to enable the Accounting Firm to make such determination as quickly and as accurately as practicable. The fees, costs and expenses of the Accounting Firm pursuant to this Section 2.7(b) shall be borne one half by Seller, on the one hand, and one half by Buyer, on the other hand. The Parties agree to use commercially reasonable efforts to cause the Accounting Firm to agree in writing to keep strictly confidential the specifics and existence of any matters submitted as well as all proprietary records of the Parties, if any, reviewed by the Accounting Firm in the process of resolving such Remaining Disputes.
(c)    From and after the Closing Date until the Final Purchase Price is finally determined pursuant to this Section 2.7, Seller, its Affiliates and their auditors, accountants, counsel and other representatives shall be permitted reasonable access to the Company and its properties, assets, auditors, accountants, personnel, books and records and any other documents or information reasonably requested by Seller (including the information, data and work papers necessary for Seller’s auditors or accountants to prepare and calculate the Purchase Price).
(d)    If the Final Purchase Price (after deducting the Deposit, the Indemnity Holdback Cash, Parent Common Stock deposited into the Stock Indemnity Holdback Account and, if applicable, any cash or Parent Common Stock deposited in the Cash Defect Escrow Account or the Stock Defect Escrow Account) exceeds the estimated Purchase Price contained in the Closing Statement and paid at Closing (such excess amount, if any, the “Excess Amount”), within five (5) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.7, and subject to Section 2.2(d), Buyer shall, or shall cause the Company to, pay to Seller, in either immediately available funds or Parent Common Stock (at Buyer’s election, in its sole discretion), an aggregate amount equal to the Excess Amount. The number of shares of Parent Common Stock to be paid pursuant to this Section 2.7(d), if applicable shall be calculated by dividing the Excess Amount by the greater of (i) the Specified Reference Price and (ii) the Closing Reference Price.
(e)    If the Final Purchase Price (after deducting the Deposit, the Indemnity Holdback Cash, Parent Common Stock deposited into the Stock Indemnity Holdback Account and, if applicable, any cash or Parent Common Stock deposited in the Cash Defect Escrow Account or the Stock Defect Escrow Account) is less than the estimated Purchase Price contained in the Closing Statement and paid at Closing (such shortfall amount, if any, the “Shortfall Amount”), within five (5) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.7, and subject to Section 2.2(d), Seller shall pay to Buyer, in either immediately available funds or Parent Common Stock (at Seller’s election, in its sole discretion), an aggregate amount equal to the Shortfall Amount. The number of shares of Parent Common Stock to be paid pursuant to this Section 2.7(d), if applicable, shall be calculated by dividing the Shortfall Amount by the greater of (i) the Specified Reference Price and (ii) the Closing Reference Price.
(f)    Any payments made pursuant to this Section 2.7 shall be deemed an adjustment to the Purchase Price, to the extent permitted by applicable Law.
Section 2.8    Joint Interest Audits. After Closing, (a) Seller shall be entitled to resolve and shall be responsible for all joint interest audits and other audits of (i) Property Costs for which Seller is entirely responsible under the terms of Section 2.3 or (ii) Hydrocarbons from or attributable to the Oil & Gas Assets (and all products and proceeds attributable thereto) or other income, proceeds, revenue, receipts, and credits earned with respect to the Oil & Gas Assets, in each case, to which Seller is entirely entitled under the terms of Section 2.3 (and Seller shall be solely responsible for Seller’s out-of-pocket costs and expenses incurred in connection with such audits) and (b) Buyer shall be entitled to resolve, or cause the Company to resolve, all joint interest audits and other audits of (i) Property Costs for which Buyer is entirely or in part responsible under the terms of Section 2.3 or (ii) Hydrocarbons from or attributable to the Oil & Gas Assets (and all products and proceeds attributable thereto) or other income, proceeds, revenue, receipts, and credits earned with respect to the Oil & Gas Assets, in each case, to which Buyer is entirely or in part entitled under the terms of Section 2.3 (and Buyer (on behalf of the Company) shall be solely responsible for Buyer’s and the Company’s out-of-pocket costs and expenses incurred in connection with such audits); provided that Buyer shall not agree to any adjustments to previously assessed costs for which Seller is liable, or any compromise of any audit claims to which Seller would be entitled, without the prior written consent of Seller, not to be unreasonably withheld, conditioned, or delayed. Buyer shall, or shall cause the Company to, provide Seller with a copy of all applicable audit reports and written audit agreements received by Buyer or its Affiliates and relating to periods for which Seller is wholly or partially responsible.
Section 2.9    Tax Treatment; Purchase Price Allocation. The Parties agree that the purchase and sale of the Target Interests is intended to be treated as a purchase and sale of the assets of the Company for U.S. federal Income Tax purposes (and applicable state and local Tax purposes) and no Party shall take any position in any Tax Return, in any Tax examination, audit, claim or similar Proceeding that is inconsistent with such treatment; provided, that Buyer’s obligation to act consistently with such position is contingent on the accuracy of the representation in Section 7.12(n). Within thirty (30) days following the final determination of the Final Purchase Price, Seller shall prepare and provide to Buyer an allocation of the Final Purchase Price and any other items that are treated as consideration for U.S. federal Income Tax purposes among the six categories of assets specified in Part II of IRS Form 8594 (Asset Acquisition Statement under Section 1060) (the “Allocation”). Buyer shall notify Seller in writing within thirty (30) days of receipt of the Allocation of any comments to the Allocation. If Buyer does not deliver any written notice of objection to the Allocation within such thirty (30)-day period, the Allocation shall be final, conclusive and binding on the Parties. If a written notice of objection is timely delivered to Seller, Seller and Buyer will negotiate in good faith for a period of twenty (20) days to resolve such dispute (the “Allocation Dispute Resolution Period”). If, during the Allocation Dispute Resolution Period, Seller and Buyer resolve their differences in writing as to any disputed amount, (a) such resolution shall be deemed final and binding with respect to such amount for the purpose of determining that component of the Allocation, (b) any subsequent adjustments to Final Purchase Price for U.S. federal Income Tax purposes shall be allocated in a manner consistent with the Allocation as finally determined, (c) the Parties shall report consistently with this Section 2.9 in all Tax Returns, including Internal Revenue Service (“IRS”) Form 8594 (or applicable successor form) and any other information or Tax Returns or supplement thereto required to be filed under Section 1060 of the Code, which each Party shall timely file with the IRS, and (d) no Party shall take any position in any Tax Return, in any Tax examination, audit, claim or similar Proceeding that is inconsistent with the Allocation, except that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax examination, audit, claim or similar proceedings in connection with the intended tax treatment or Allocation. Notwithstanding the foregoing, if Seller and Buyer cannot mutually agree on the Allocation (after good faith efforts to do so), each Party shall be entitled to determine its own allocation and file its IRS Form 8594 consistent therewith.
Section 2.10    Withholding Taxes. As of the Execution Date (and assuming the presentation of the withholding tax form or certificate described in Section 2.11(a)(v) to Buyer at or before Closing), Buyer and Seller are not aware of any applicable withholding Taxes. To the extent that Buyer becomes aware of any applicable withholding Taxes in respect of the transactions contemplated by this Agreement, Buyer shall: (a) use commercially reasonable efforts to provide prior written notice to Seller of such Tax; and (b) consult with Seller in good faith as to the nature of the Tax and the basis upon which such withholding is required. No notice shall be required, however, with respect to any deduction or withholding required as a result of the failure of Seller to deliver the form or certificate described in Section 2.11(a)(v). Buyer and Seller agree to use commercially reasonable efforts to cooperate with the other Party upon request to obtain available exemptions from, or reductions of, any Taxes required to be withheld from payments under this Agreement. Notwithstanding the foregoing, Buyer shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment as required by applicable Law. To the extent such amounts are so withheld and paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect to which such deduction and withholding was made.
Section 2.11    Deliveries at Closing.
(a)    At the Closing and as applicable, subject to the simultaneous performance by Buyer of its obligations under Section 2.11(b), Seller and the Company shall deliver or cause to be delivered to Buyer the following:
(i)    a duly executed certificate from an authorized Person of Seller and the Company in the form attached to this Agreement as Exhibit A, dated as of the Closing Date, certifying that the conditions set forth in Section 12.2(a) and Section 12.2(b) have been satisfied;
(ii)    an assignment of the Target Interests in the form of Exhibit B duly executed by Seller;
(iii)    an acknowledgment of the Closing Statement (if agreed to by the Parties prior to the Closing);
(iv)    a joint written instruction duly executed by Seller and delivered to the Escrow Agent, instructing the Escrow Agent to distribute the full amount of the Deposit to the account(s) designated in writing by Seller prior to Closing;
(v)    a valid, properly completed, and duly executed IRS form W-9 of Seller (or, if Seller is disregarded as an entity separate from its owner for U.S. federal Income Tax purposes, its regarded owner);
(vi)    evidence of the termination of any Affiliate Arrangements in accordance with Section 9.10(a);
(vii)    written resignations of the directors, managers and officers of the Company in accordance with Section 9.10(b);
(viii)    customary payoff letters addressed to the applicable payees set forth therein providing that all Credit Document Indebtedness shall be paid off in full immediately prior to or upon Closing by wire transfer of immediately available funds (the “Payoff Letters”), in each case in form and substance reasonably satisfactory to Buyer;
(ix)    (A) releases of all Liens (other than Permitted Encumbrances) that burden the Oil & Gas Assets, the Target Interests or any other asset, property or interest of the Company or any its Affiliates (including Seller Parent) and any Hedge Contract, including the Assumed Hedges, (B) terminations and releases of all guarantees provided by the Company or any of its Affiliates (including Seller Parent) in respect of the Credit Document Indebtedness, (C) authorizations to file UCC-3 termination statements, mortgage releases and other applicable terminations or releases, in each case, in all applicable jurisdictions to evidence the release of all Liens (other than Permitted Encumbrances) that burden the Oil & Gas Assets, the Target Interests or any other asset, property or interest of the Company or its Affiliates (including Seller Parent) and any Hedge Contract, including the Assumed Hedges and (D) all instruments and agreements, in each case, reasonably required to effect and file of record the release of all Liens (other than Permitted Encumbrances) that burden the Oil & Gas Assets, the Target Interests or any other asset, property or interest of the Company or any of its Affiliates (including Seller Parent) (collectively, the “Releases of Lien”), in each case, in form and substance reasonably satisfactory to Buyer;
(x)    the Registration Rights Agreement, duly executed by Seller;
(xi)    the Stock Escrow Agreement, duly executed by Seller, if applicable;
(xii)    the Transition Services Agreement, duly executed by Seller; and
(xiii)    any Related Agreements that are required by the other terms of this Agreement to be executed and/or delivered by Seller or the Company at Closing.
(b)    At the Closing and as applicable, subject to the simultaneous performance by Seller and the Company of their obligations under Section 2.11(a), Buyer and Parent shall deliver or cause to be delivered to Seller, the Company and, as applicable, the Transfer Agent the following:
(i)    a duly executed certificate from an authorized Person of Buyer and Parent in the form attached to this Agreement as Exhibit C, dated as of the Closing Date, certifying that the conditions set forth in Section 12.3(a) and Section 12.3(b) have been satisfied;
(ii)    an assignment of the Target Interests in the form of Exhibit B duly executed by Buyer;
(iii)    by wire transfer of immediately available funds to the account designated in writing by Seller in the Closing Statement, the Closing Payment;
(iv)    by wire transfer of immediately available funds to the Cash Defect Escrow Account, the Title Escrow Amount and/or Environmental Escrow Amount, if applicable;
(v)    by wire transfer of immediately available funds to the Cash Indemnity Holdback Account, the Indemnity Holdback Cash;
(vi)    the number of shares of Parent Common Stock equal to (A) the Closing Stock Amount, to the Persons and in the amounts designated in the Closing Statement, (B) (if applicable) the Defect Escrow Shares, to the Transfer Agent, to be held in the Stock Defect Escrow Account, and released in accordance with the terms of this Agreement and the Stock Escrow Agreement and (C) the Indemnity Holdback Shares, to the Transfer Agent, to be held in the Stock Indemnity Holdback Account, and released in accordance with the terms of this Agreement and the Stock Escrow Agreement;
(vii)    evidence reasonably satisfactory to Seller that Buyer has delivered the number of shares of Parent Common Stock equal to the Indemnity Holdback Shares to the Transfer Agent pursuant to Section 2.11(b)(vi)(C) and (if applicable) equal to the Defect Escrow Shares to the Transfer Agent pursuant to Section 2.11(b)(vi)(B);
(viii)    a joint written instruction duly executed by Buyer and delivered to the Escrow Agent, instructing the Escrow Agent to distribute the full amount of the Deposit to the account(s) designated in writing by Seller prior to Closing;
(ix)    evidence that Buyer has replaced the Credit Support contemplated by Section 9.9;
(x)    evidence reasonably satisfactory to Seller that Buyer has delivered, by wire transfer of immediately available funds to each payee identified in the Payoff

Letters, the amount required to be paid to pay off the Credit Document Indebtedness in full as of the Closing (the “Payoff Amount”);
(xi)    the Novation Agreements, duly executed by the parties thereto, and any other evidence reasonably satisfactory to Seller that Buyer has satisfied is obligations with respect to the Assumed Hedges pursuant to Section 9.15;
(xii)    an acknowledgment of the Closing Statement (if agreed to by the Parties prior to the Closing);
(xiii)    the Registration Rights Agreement, duly executed by Parent;
(xiv)    the Stock Escrow Agreement, duly executed by the Buyer Parties;
(xv)    the Transition Services Agreement, duly executed by Buyer; and
(xvi)    any Related Agreements that are required by the other terms of this Agreement to be executed and/or delivered by Buyer at the Closing.
(c)    In addition to the obligations set forth under Section 2.11(a), no later than five (5) Business Days following the Closing Date, Seller shall deliver to the Company possession of the books and records not currently held by the Company and in control of Seller; provided that for all such books and records that exist in electronic format as of the Closing Date, Seller shall make available to Buyer electronic versions of such books and records, at Buyer’s sole cost and expense, on the Closing Date; provided, however, that Seller shall not be required to conduct processing, conversion, compiling or any similar work with respect to the furnishing of such books and records.
Section 2.12    Payoff of Credit Document Indebtedness.
(a)    Pursuant to Section 2.5, Seller will provide to Buyer, together with the Closing Statement, its good faith estimate of any Credit Document Indebtedness outstanding as of such time, together with Seller’s good faith estimate of the per diem increase in such outstanding amount.
(b)    At the Closing and without limitation of Section 2.2 or Section 2.11(b)(x), Buyer shall pay the Payoff Amount on behalf of Seller and its Affiliates, by wire transfer of immediately available funds, in such amounts and to such accounts as set forth in the Payoff Letter.
Section 2.13    Cash Free; Indebtedness Free. At the Closing, without limiting Buyer’s obligations (a) to pay the Payoff Amount pursuant to Section 2.2(b) or (b) under Section 9.15 with respect to the Assumed Hedges, the Company will not hold any cash or be responsible for any obligations to repay any Indebtedness. Accordingly, on or prior to the Closing, Seller will (i) cause the Company to distribute to Seller (or its designee) all cash (irrespective of whether such cash is attributable to Hydrocarbons produced, or events occurring, at or after the Effective Time) held by the Company and (b) repay all outstanding Indebtedness of the Company (or otherwise cause the Company to not be liable for such Indebtedness) (other than the Credit Document Indebtedness) with respect to, or binding upon, the Company or any Oil & Gas Assets. Seller represents that it is authorized to perform the actions described in the preceding sentence. Buyer hereby acknowledges that Seller shall take such actions prior to Closing and hereby agrees and consents to Seller taking such actions prior to Closing. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that the provisions of this Section 2.13 will not prejudice any Party’s rights under Section 2.3 or otherwise modify the adjustment mechanisms set forth therein.
Section 2.14    Commodity Price Earn-Out Payment. If the Company is required to make a Commodity Price Earn-Out Payment (as defined in the Oasis PSA) in January 2024 pursuant to the Oasis PSA, as determined (between the Parties) in Buyer’s sole discretion, then Seller shall pay, or cause to be paid, to Buyer no later than January 15, 2024 an amount equal to fifty percent (50%) of the Commodity Price Earn-Out Payment required to by paid by the Company pursuant to the terms of the Oasis PSA via wire transfer in immediately available funds to such account as has been designated in writing by Buyer to Seller at least three (3) Business Days prior thereto. To satisfy its obligations pursuant to this Section 2.14, from and after the Closing and until earlier of to occur of (a) the date that Seller makes the payment described in the immediately preceding sentence and (b) January 15, 2024 to the extent no Commodity Price Earn-Out Payment is due, Seller covenants and agrees to maintain at least $12,500,000 of unrestricted Cash and Cash Equivalents on its balance sheet. For purposes of clarity but without limiting Seller’s obligations under this Section 2.14, following the Closing, the Company shall remain responsible for all of the obligations set forth in the Oasis PSA to make Commodity Price Earn-Out Payments thereunder. For federal Income Tax purposes (and applicable state and local Tax purposes), the amount of any payment made by Seller to Buyer pursuant to this Section 2.14 shall be treated, except as Seller otherwise determines (which determination shall be made in accordance with applicable Law), as an adjustment to the Purchase Price hereunder (and the Parties acknowledge that the Allocation shall be updated accordingly).
ARTICLE 3
TITLE MATTERS
Section 3.1    Independent Title Review.
(a)    Buyer Independent Examination. Subject to the other provisions of this Section 3.1, from the Execution Date until 5:00 p.m. Central Time on June 20, 2023 (such time, the “Claim Deadline”) Buyer shall have the right during such period (the “Examination Period”) to conduct land and title diligence on the Oil & Gas Assets, independently on its own behalf and account (“Independent Title Review”). To assert a claim of a Title Defect, Buyer must deliver a Notice to Seller that complies with Section 3.1(d) on or before the Claim Deadline (a “Title Defect Notice”). Without limitation of Buyer’s rights and remedies pursuant to Section 10.1(a) (to the extent attributable to a breach of any of the Specified Representations) or Section 10.1(c) (to the extent attributable to the matters described in clause (c) of the definition of Specified Obligations), (i) no claims for Title Defects may be submitted after the Claim Deadline and (ii) any matters that may otherwise constitute Title Defects, but for which Buyer has not delivered a Title Defect Notice that meets all the requirements of Section 3.1(d) to Seller prior to the Claim Deadline, shall be deemed to have been waived by Buyer for all purposes. Subject to the limitations expressly set forth in this Agreement, including those set forth in Section 9.1(d), Section 9.1(e), Section 9.1(f) and Section 14.11, during the Examination Period but only with forty-eight (48) hours’ advance notice Seller shall give Buyer and its Representatives reasonable access during normal business hours to the Company’s facilities, properties, and books and records in connection with Buyer’s Independent Title Review. At its sole discretion, Seller or its Representatives may accompany Buyer during any such review. To give Seller an opportunity to commence reviewing and curing alleged Title Defects discovered by Buyer, on or before the end of each calendar week during the Examination Period prior to the Claim Deadline, Buyer shall use commercially reasonable efforts to give Seller written notice of all alleged Title Defects discovered by Buyer during such calendar week; provided that Buyer’s right to assert a Title Defect shall not be prejudiced or restricted by any failure to provide such preliminary notice and no such preliminary notice shall constitute a Title Defect Notice unless any such preliminary notice is expressly identified as a Title Defect Notice for purposes of this Section 3.1(a) and satisfies the requirements for a Title Defect Notice as set forth in Section 3.1(d). Buyer’s notices delivered prior to the Claim Deadline may be preliminary in nature and supplemented prior to the Claim Deadline. The fees, costs, and expenses incurred by Buyer in conducting its Independent Title Review or any other due diligence investigation shall be borne solely by Buyer.
(b)    During the Examination Period and at its sole expense and with insurers reasonably satisfactory to Seller, Buyer shall maintain policies of insurance of the types and in the amounts as are reasonable and customary for review of the scope and duration of the Independent Title Review and Independent Environmental Review. Coverage under all insurance required to be carried by Buyer under this Agreement will: (i) be primary insurance and (ii) list the Company as an additional insured. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to gaining such access.
(c)    Allocated Value. The “Allocated Value” means for each Lease listed on Annex A-1 and each Well listed on Annex A-2, the dollar values set forth on Annex A-1 for such Lease and

Annex A-2 for such Well. Seller and the Company have accepted such Allocated Values solely for purposes of determining any Title Defect Values, Title Benefit Values and for the purposes described in Section 4.3(b)(iii), but otherwise make no representation or warranty as to the accuracy of such values.
(d)    Title Defect Notice. In order to be valid for purposes of this Agreement, each Title Defect Notice asserting a claim for a Title Defect must be in writing and must include:
(i)    a description in reasonable detail of the alleged Title Defect that is sufficient for Seller to identify the basis of the alleged Title Defect;
(ii)    the Lease(s) or Well(s) (and associated Oil & Gas Interest) affected by the alleged Title Defect (the “Title Defect Property”);
(iii)    the Allocated Value of the Lease(s) or Well(s) subject to the alleged Title Defect;
(iv)    if the alleged Title Defect involves a shortfall in the Net Revenue Interest with respect to a Lease or Well, the alleged actual Net Revenue Interest for such Lease or Well;
(v)    if the alleged Title Defect involves an excess of Working Interest share with respect to a Lease or Well, the alleged actual Working Interest share for such Lease or Well;
(vi)    if the alleged Title Defect involves a shortfall in the Net Acres with respect to a Lease, the alleged actual Net Acres for such Lease;
(vii)    all documents in Buyer’s possession or reasonable control and upon which Buyer relies for its assertion of the alleged Title Defect, including supporting documents in Buyer’s possession or reasonable control reasonably necessary for Seller (as well as any experienced title attorney or examiner hired by Seller) to identify the existence of the alleged Title Defect;
(viii)    Buyer’s good faith estimate of the Title Defect Value and the computations and information upon which such estimate is based; and
(ix)    to the extent known by Buyer, a description of any actions required to cure such alleged Title Defect.
(e)    Cure of and Remedies for Title Defects. In its sole discretion, Seller shall have the right, but not the obligation, to attempt to cure (or, prior to Closing, to cause the Company to attempt to cure) any asserted Title Defect until the date that is one hundred and twenty (120) days following the Closing Date (the “Cure Deadline”) by giving written notice to Buyer of its election to cure prior to the Closing Date. From and after Closing, Buyer shall take all actions reasonably requested by Seller to assist with the cure or removal of any such Title Defects; provided that such actions shall not require Buyer to incur any costs with respect to such assistance. If Seller elects to cure and actually cures any Title Defect prior to the Closing, then no adjustment to the Base Purchase Price will be made for such Title Defect and Buyer will be deemed to have waived such Title Defect for all purposes. Subject to Seller’s continuing right to cure or dispute the existence of a Title Defect or the Title Defect Value asserted with respect to a Title Defect, in the event that any Title Defect validly asserted by Buyer is not waived in writing by Buyer or cured prior to Closing, then, subject to the Title Threshold Amount and the Title Deductible Amount:
(i)    if Seller elects to cure such asserted Title Defect, then at Seller’s election, in its sole discretion, either (A) the Closing Payment payable to Seller at the Closing shall be reduced by an amount equal to the Title Defect Value (or portion thereof) reasonably asserted by Buyer in good faith in the applicable Title Defect Notice

(any such amount, together with any amounts deposited into the Cash Defect Escrow Account pursuant to Section 3.1(h), the “Title Escrow Amount”) or (B) the Closing Stock Amount shall be reduced by a number of shares of Parent Common Stock equal to the Title Defect Value (or portion thereof) for such Title Defect reasonably asserted by Buyer in good faith in the applicable Title Defect Notice (any such number of shares of Parent Common Stock calculated by dividing such amount by the greater of (1) the Specified Reference Price and (2) the Closing Reference Price) (such shares of Parent Common Stock, together with any shares of Parent Common Stock deposited into the Stock Defect Escrow Account pursuant to Section 3.1(h), the “Title Escrow Shares”), in each case, taking into account the Title Threshold Amount and the Title Deductible Amount; provided that, if directed by Seller (as determined in Seller’s sole discretion), Buyer shall deposit such portion of the Title Defect Value into the Cash Defect Escrow Account or Stock Defect Escrow Account as may be directed by Seller, in which case the relevant provisions of this Agreement shall be construed accordingly. For purposes of the foregoing, (x) any such Title Escrow Amount will be deposited by Buyer into an escrow sub-account established pursuant to the Cash Escrow Agreement (the “Cash Defect Escrow Account”) at Closing and (y) any such Title Escrow Shares will be deposited by Buyer into an escrow account established pursuant to the Stock Escrow Agreement (the “Stock Defect Escrow Account”) at Closing. In the event that Seller fails to cure such Title Defect on or before the expiration of the Cure Deadline, Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent to release the Title Escrow Amount or Transfer Agent to release number of Title Escrow Shares, as applicable, attributable to such Title Defect to Buyer. Alternatively, (I) if Seller cures such Title Defect on or before the expiration of the Cure Deadline, Seller and Buyer shall execute and deliver joint written instructions to the Transfer Agent to release the number of Title Escrow Shares or Escrow Agent to release the Title Escrow Amount, as applicable, attributable to such Title Defect to Seller or (II) if the Parties agree that Seller has only partially cured such Title Defect that Seller elected to cure post-Closing pursuant to Section 3.1(e), the Parties shall reasonably agree upon the Title Escrow Amount or number of Title Escrow Shares (using the value per share at which the shares are contributed), as applicable, attributable to such Title Defect that should be released to Buyer from the Cash Defect Escrow Account or Stock Defect Escrow Account to compensate Buyer for the uncured portion of the Title Defect and the remaining Title Escrow Amount or Title Escrow Shares shall be released to Seller in accordance with the terms of the Cash Escrow Agreement or Stock Escrow Agreement, as applicable; or
(ii)    if Seller does not elect to cure such asserted Title Defect, reduce the Base Purchase Price pursuant to Section 2.3(b)(ii)(D) by an amount equal to the Title Defect Value attributable to such Title Defect.
If Seller does not deliver to Buyer a notice of election with respect to the remedies set forth in this Section 3.1(e) prior to the Closing Date, then Seller shall be deemed to have elected the remedy set forth in Section 3.1(e)(i). Notwithstanding anything to the contrary set forth in this Article 3, until the Closing, Buyer shall have the right to withdraw any Title Defect asserted by Buyer, in which case this Agreement shall be construed as if such Title Defect had never been asserted, and such withdrawal by Buyer shall constitute a waiver of (x) Buyer’s right to receive an adjustment to the Base Purchase Price pursuant to this Agreement and (y) Buyer’s right to assert a breach of the special warranty of Defensible Title set forth in Section 7.32, in each case, solely with respect to such withdrawn Title Defect.
(f)    Title Defect Value. If Seller elects not to cure any such Title Defect or is unable to cure any such Title Defect prior to the Cure Deadline as provided above, then the value of each such Title Defect (the “Title Defect Value”) shall be determined as follows:
(i)    if Buyer and Seller agree in writing on the Title Defect Value, then that value shall be the Title Defect Value;

(ii)    if the Title Defect is a Lien that secures an obligation that is undisputed and liquidated in amount, then the Title Defect Value shall be the amount reasonably necessary to remove such Lien;
(iii)    if the Title Defect represents a discrepancy between: (A) the actual Net Revenue Interest for a Lease or Well; and (B) the Net Revenue Interest set forth on Annex A-1 for such Lease or on Annex A-2 for such Well (the “Scheduled NRI”), and the Working Interest set forth on Annex A-1 for such Lease or on Annex A-2 for such Well, as applicable, is reduced proportionately, then the Title Defect Value shall be the product of (x) the Allocated Value of such Lease or Well multiplied by (y) a fraction (1) the numerator of which is the absolute value of the amount of such discrepancy and (2) the denominator of which is the Scheduled NRI for such Lease or Well, except that if the Title Defect does not affect the applicable Lease or Well throughout its entire productive life, the Title Defect Value determined pursuant to this Section 3.1(f)(iii) shall be reduced to take into account the applicable time period only;
(iv)    if the Title Defect represents a discrepancy between: (A) the actual aggregate Net Acres as to a Lease; and (B) the Net Acres set forth on Annex A-1 for such Lease (the “Scheduled Net Acres”), and there is no change in Net Revenue Interest for the Lease resulting from the Title Defect, then the Title Defect Value shall be the product of (x) the Allocated Value of such Lease multiplied by (y) a fraction (1) the numerator of which is the absolute value of the amount of such discrepancy and (2) the denominator of which is the Scheduled Net Acres for such Lease;
(v)    if the Title Defect represents an obligation, encumbrance upon or other defect in title of a type not described above, the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Lease or Well, the portion of the Lease or Well (or any associated Oil & Gas Interest, including the depths) affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Lease or Well, and such other reasonable factors as are necessary to make a proper evaluation;
(vi)    notwithstanding anything to the contrary in this Article 3, and except for any Title Defect for which the Title Defect Value is determined in accordance with Section 3.1(f)(ii) and with respect to which there is recourse to the Company, the sum of all Title Defect Values with respect to any particular Lease or Well shall not exceed the Allocated Value of such Lease or Well; and
(vii)    the Title Defect Value with respect to a Title Defect shall be determined without duplication of any costs or Losses included in another Title Defect Value under this Agreement or for which Buyer otherwise receives credit in the calculation of the Purchase Price; provided that (i) a single Title Defect that affects more than one Title Defect Property shall be subject to a single application of the Title Threshold Amount but (ii) for the avoidance of doubt, if a Title Defect is merely of a similar type or circumstance as another Title Defect, such Title Defects shall not be aggregated for purposes of determining whether the Title Defect Value for any such Title Defect exceeds the Title Threshold Amount.
(g)    Title Benefits. Seller has the right, but not the obligation, to notify Buyer during the Examination Period of any Title Benefit discovered by Seller, which Notice must be asserted by Seller in good faith, delivered in writing and include the following: (i) a description of the Title Benefit; (ii) the affected Lease or Well (the “Title Benefit Property”); (iii) the Allocated Value of such Title Benefit Property; (iv) the amount by which Buyer reasonably believes the Allocated Value of each such Title Benefit Property is increased by such Title Benefit, and the computations and information upon which Buyer’s Title Benefit discovery is based; and (v) supporting documents reasonably necessary for Seller (as well as any experienced title attorney or examiner hired by Seller) to verify the existence of the alleged Title Benefit. With respect to each Title Benefit Property reported under this Agreement, an amount (the “Title Benefit Value”) equal to the increase in the Allocated Value for such Title Benefit

Property caused by such Title Benefit will be determined and agreed to by the Parties as soon as practicable and in a manner similar to that used to determine Title Defect Values pursuant to Section 3.1(f). Title Benefit Values shall be applied against and reduce the aggregate amount of Title Defect Values finally determined pursuant to this Agreement, but in no event shall Title Benefit Values result in any increase or upward adjustment to the Adjustment Amount or Base Purchase Price. Buyer shall, promptly upon discovery, use commercially reasonable efforts to furnish Seller with written notice of any Title Benefit discovered by Buyer or its Representatives while conducting Buyer’s Independent Title Review; provided that Buyer shall not have an affirmative obligation to seek to identify Title Benefits or to investigate any matter that could result in a Title Benefit.
(h)    Dispute.
(i)    Seller and Buyer shall attempt to agree on (A) the existence and Title Defect Value for all Title Defects prior to Closing (or, with respect to Seller’s post-Closing curative work, on or before the Cure Deadline) and (B) the existence and Title Benefit Value for all Title Benefits on or before the Cure Deadline. Any dispute with respect to the matters described in the preceding sentence that cannot be resolved by mutual agreement of Seller and Buyer in the time periods provided shall be exclusively and finally resolved by arbitration under this Section 3.1(h). If Buyer and Seller cannot agree upon the existence of a Title Defect (or cure of such Title Defect) or any Title Defect Value on or before the Closing Date, Seller shall convey the affected Lease or Well (and any associated Oil & Gas Interest) to Buyer (indirectly by virtue of conveying the Target Interests) at Closing and at Seller’s election, in its sole discretion, either (1) the Closing Payment payable to Seller at Closing shall be reduced by an amount equal to the Title Defect Value (or portion thereof) reasonably asserted by Buyer in good faith in the applicable Title Defect Notice or (2) the Closing Stock Amount shall be reduced by a number of shares of Parent Common Stock equal to the Title Defect Value (or portion thereof) reasonably asserted by Buyer in good faith in the applicable Title Defect Notice (such number of shares of Parent Common Stock calculated by dividing such amount by the greater of (A) the Specified Reference Price and (B) the Closing Reference Price), in each case, taking into account the Title Threshold Amount and the Title Deductible Amount. Any such Title Escrow Amount or Title Escrow Shares with respect to any such contested Title Defects will be deposited into the Cash Defect Escrow Account or Stock Defect Escrow Account, as applicable, at Closing pending final resolution of such dispute in accordance with this Section 3.1(h); provided that, if directed by Seller (as determined in Seller’s sole discretion), Buyer shall deposit such portion of the Title Defect Value into the Cash Defect Escrow Account or Stock Defect Escrow Account as may be directed by Seller, in which case the relevant provisions of this Agreement will be construed accordingly. Without limiting Seller’s continuing right to assert Title Benefits until the Cure Deadline, if Seller and Buyer cannot agree on the existence of any Title Benefits or the applicable Title Benefit Value for Title Benefits asserted on or before the Closing Date, the Closing Payment or Closing Stock Amount (calculated by dividing the Title Benefit Value by the greater of (A) the Specified Reference Price and (B) the Closing Reference Price), as applicable, shall, subject to Section 3.1(g), be increased by an amount equal to the Title Benefit Value applicable for such Title Benefit Property as reasonably determined in good faith by Seller.
(ii)    In the event of any dispute that is required to be resolved under this Section 3.1(h), the disagreement shall be resolved by a title attorney with at least ten (10) years’ experience in oil and gas title matters in Texas, who shall serve as the arbiter of any such disagreements (the “Title Arbitrator”). The Title Arbitrator shall be selected by mutual agreement of Buyer and Seller, or absent such agreement, within three (3) Business Days of becoming aware that such agreement cannot be made as to the selection of the Title Arbitrator, by the office of the American Arbitration Association in Houston, Texas. The Title Arbitrator shall not have worked as an employee, contractor or outside counsel for any of the Parties or their Affiliates during the ten (10) year period preceding the arbitration or have any financial interest in the dispute. The arbitration proceeding shall be held in Houston, Texas, and shall be conducted in accordance with the

Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 3.1(h). The Title Arbitrator’s determination shall be made no later than fifteen (15) days after the appointment of the Title Arbitrator. Absent manifest error, the Title Arbitrator’s determination shall be final and binding upon the Parties and enforceable against the Parties in any court of competent jurisdiction, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the terms set forth in this Agreement and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. The Title Arbitrator may consult with and engage disinterested Third Parties to advise the arbitrator, including landmen, other title attorneys, and petroleum engineers to assist the Title Arbitrator in making its determination. In making its determination with respect to each matter addressed in a Title Defect Notice, the Title Arbitrator shall choose either Seller’s or Buyer’s position and shall not come to its own independent value. The Title Arbitrator shall act as an expert for the limited purpose of determining the existence of a Title Defect (or cure of such Title Defect) or Title Benefit and the specific disputed Title Defect Values and Title Benefit Values submitted by any Party. Under no circumstances shall the Title Arbitrator award damages, interest, or penalties to either Party with respect to any other matter. Each of the Parties shall bear its own legal fees and other costs of presenting its case. The costs and expenses of the Title Arbitrator shall be borne one half by Seller, on the one hand, and one half by Buyer, on the other hand. Within two (2) Business Days following the final decision of the Title Arbitrator, Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent to release the Title Escrow Amount (or portion of such Title Escrow Amount) from the Cash Defect Escrow Account or the Transfer Agent to release the number of Title Escrow Shares (using the value per share at which the shares were contributed) from the Stock Defect Escrow Account, as applicable, so determined to be owed to either Party with respect to the applicable dispute, in accordance with such decision.
(i)    Limitations on Title Defects. Notwithstanding anything in this Agreement to the contrary:
(i)    If a Title Defect under this Article 3 results from any matter that (A) could also result in the breach of (1) any representation or warranty of Seller as set forth in Article 6 or (2) any representation or warranty of the Company as set forth in Article 7, in each case, if such representation or warranty were made as of the Claim Deadline (and the Closing were to occur as of the Claim Deadline) and (B) Buyer asserted as a Title Defect (or raised such matter in any preliminary notice of any Title Defects) in accordance with this Article 3 prior to the Claim Deadline, then (without prejudice to Buyer’s rights with respect to claims for indemnity under Section 10.1(a) for a breach of a Specified Representation) Buyer shall only be entitled to assert such matter as a Title Defect to the extent permitted by this Article 3 and, for the avoidance of doubt, shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty (other than a Specified Representation); provided, however, that if, from and after the Closing, such matter caused Buyer or its Affiliates to incur, suffer or become liable for Losses which Buyer could not have asserted with respect to such matter under this Article 3, Buyer shall not be precluded from asserting such matter as the basis of the breach of any such representation or warranty of Seller or the Company;
(ii)    Buyer shall not have any right to assert, or recover for under this Agreement (and no adjustment to the Purchase Price shall be made pursuant to Section 2.3(b) for), any individual Title Defect with a Title Defect Value less than $150,000 (the “Title Threshold Amount”);
(iii)    there shall be no adjustment to the Purchase Price pursuant to Section 2.3(b)(ii) for any Title Defects unless and until the sum of (A) each individual Title Defect Value (calculated separately for each Title Defect Property affected by such Title

Defect) in excess of the Title Threshold Amount less (B) the sum of all Title Benefit Values for all Title Benefits validly asserted by Seller under this Agreement, exceeds the Title Deductible Amount, after which time Buyer shall be entitled to adjustments to the Purchase Price pursuant to Section 2.3(b)(ii) only for such Title Defect Values in excess of the Title Deductible Amount.
Notwithstanding anything in this Agreement to the contrary, for all purposes of this Agreement, any Title Defect that arises by, through or under the Company or any of its Affiliates shall not be subject to the Title Threshold Amount or the Title Deductible Amount.
Section 3.2    Exclusive Rights and Obligations. THIS ARTICLE 3, ARTICLE 5, AND THE RIGHTS AND REMEDIES OF BUYER PURSUANT TO SECTION 10.1(A) (FOR ANY BREACH OF ANY OF THE SPECIFIED REPRESENTATIONS) OR SECTION 10.1(C) (TO THE EXTENT ATTRIBUTABLE TO THE MATTERS DESCRIBED IN CLAUSE (C) OF THE DEFINITION OF SPECIFIED OBLIGATIONS), AND THE RIGHTS AND REMEDIES OF THE PARTIES PURSUANT TO SECTION 13.1(G) AND SECTION 13.1(H), SET FORTH THE SOLE AND EXCLUSIVE RIGHTS AND OBLIGATIONS OF THE PARTIES WITH RESPECT TO TITLE MATTERS RELATING TO ANY ASSET OR PROPERTY OF THE COMPANY, INCLUDING THE OIL & GAS ASSETS. THE ONLY REPRESENTATIONS AND COVENANTS BEING MADE BY SELLER WITH RESPECT TO THE COMPANY’S TITLE TO THE OIL & GAS ASSETS ARE SET FORTH IN THIS ARTICLE 3 AND IN SECTION 7.32 AND REPRESENT BUYER’S SOLE AND EXCLUSIVE REMEDIES WITH RESPECT TO TITLE TO THE OIL & GAS ASSETS. ANY AND ALL OTHER REPRESENTATIONS, WARRANTIES, OR COVENANTS OF TITLE BY THE COMPANY OR SELLER, OF ANY KIND OR NATURE, EITHER EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE OIL & GAS ASSETS ARE WAIVED AND DISCLAIMED IN THEIR ENTIRETY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT BUYER SHALL NOT BE ENTITLED TO PROTECTION UNDER (NOR HAVE THE RIGHT TO MAKE A CLAIM AGAINST) THE SPECIAL WARRANTY SET FORTH IN SECTION 7.32 FOR ANY TITLE DEFECT ASSERTED (OR ANY MATTER RAISED IN A PRELIMINARY TITLE DEFECT NOTICE) UNDER THIS ARTICLE 3 PRIOR TO THE CLAIM DEADLINE OR FOR ANY TITLE DEFECT THAT BUYER HAD KNOWLEDGE (AS DEFINED IN THIS AGREEMENT) OF PRIOR TO THE CLAIM DEADLINE.
ARTICLE 4
ENVIRONMENTAL MATTERS
Section 4.1    Examination Period. Subject to the other provisions of this Article 4, Buyer shall have the right during the Examination Period to conduct environmental due diligence on the Oil & Gas Assets on its own behalf and account (“Independent Environmental Review”). The fees, costs, and expenses incurred by Buyer in conducting its Independent Environmental Review or any other due diligence investigation shall be borne solely by Buyer.
Section 4.2    Access to Oil & Gas Assets and Records. Subject to the limitations expressly set forth in this Agreement, including those set forth in Section 9.1(d), Section 9.1(e) Section 9.1(f), and Section 14.11, Seller shall provide Buyer and its Representatives access to the Oil & Gas Assets operated by the Company to conduct an environmental review and shall provide access to and, at Buyer’s sole expense, the right to copy the records and other material environmental reports in the possession or control of Seller or the Company for the purpose of conducting an environmental review of the Oil & Gas Assets, but only to the extent that (a) Seller or the Company, as applicable, may do so without violating applicable Laws and (b) Seller or the Company, as applicable, has authority to grant such access without breaching any obligations to any Third Party or any obligations of confidentiality binding on Seller, the Company or the Oil & Gas Assets, as applicable. At its sole discretion, Seller or its Representatives may accompany Buyer during the Independent Environmental Review of the Oil & Gas Assets. Seller shall use commercially reasonable efforts to obtain permission for Buyer to gain access to Oil & Gas Assets operated by Third Parties and the records and files of such Third Parties to inspect the condition of such properties, the Oil & Gas Assets, records and files. Notwithstanding the foregoing, Seller shall have no obligation to spend any monies or incur liability to gain access for Buyer to Oil & Gas Assets operated by Third Parties or records and files of such Third Parties for Buyer to inspect the condition of such properties, the Oil & Gas Assets, records and files. Such access by Buyer shall be limited to the normal business hours of Seller, the Company or any Third Party operator of an Oil & Gas Asset, as applicable, and Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of the Company and any applicable Third Party operator. Except as required by Law, Buyer shall (and shall direct its Representatives to) keep and maintain confidential (and not disclose to any other Person, in whole or in part) any results of (or reports or other documents arising from) Buyer’s Independent Environmental Review and shall use such results, reports or other documents arising therefrom solely for purposes of Buyer’s diligence. If Buyer or Buyer’s Representative reasonably believes that it is not able to comply with the preceding sentence due to a requirement of Law, Buyer shall first notify Seller regarding the extent to which Buyer or Buyer’s Representative cannot keep and maintain confidentiality. Notwithstanding anything in this Agreement to the contrary, as part of the Independent Environmental Review, Buyer shall only be entitled to conduct a Phase I Environmental Site Assessment that satisfies the basic requirements set forth under the ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-13 or any subsequent iteration), a compliance review or any other visual site assessment or review of records, reports or documents relating to the Oil & Gas Assets (a “Phase I Environmental Site Assessment”). For avoidance of doubt, Buyer shall not be permitted to conduct any testing, sampling, boring, drilling, invasive or intrusive surface or subsurface activities including a Phase II environmental site assessment, on any portion of the Oil & Gas Assets without Seller’s prior written consent, which may be withheld in Seller’s sole discretion; provided, that, if (i) any Phase I Environmental Site Assessment identifies any “Recognized Environmental Conditions”, as defined or described under the ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-13 or any subsequent iteration) and recommends additional environmental property assessments on the affected Oil & Gas Assets, including the collection and analysis of samples of environmental media, in order to further investigate such “Recognized Environmental Conditions” (a “Phase II Environmental Site Assessment”), (ii) Seller rejects Buyer’s request to conduct such Phase II Environmental Site Assessment, and (iii) the Environmental Defect Amount associated with such “Recognized Environmental Conditions” is reasonably estimated to exceed the Environmental Threshold Amount (net to the Company’s interest), then any Environmental Defect Notice submitted with respect to such Oil & Gas Assets pursuant to Section 4.3 may be based upon available information and reasonable assumptions, and the lack of sampling recommended by the Phase I Environmental Site Assessment shall not invalidate such Environmental Defect Notice with respect to Section 4.3(b). In such case, Buyer shall provide Seller with copies of any Phase I Environmental Site Assessment or Phase II Environmental Site Assessment or other environmental reports prepared in connection with Buyer’s Independent Environmental Review within three (3) Business Days of Buyer’s receipt of same. Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations, and operating policies provided to Buyer in writing while conducting its due diligence evaluation of the Oil & Gas Assets.
Section 4.3    Notice of Environmental Defects.
(a)    Subject to the other provisions of this Article 4, to assert the existence of an Environmental Defect, Buyer must deliver a Notice to Seller that complies with Section 4.3(b), on or before the Claim Deadline (an “Environmental Defect Notice”).
(b)    In order to be valid for purposes of this Agreement, each Environmental Defect Notice asserting a claim for an Environmental Defect with respect to any Oil & Gas Assets must be in writing and must include:
(i)    a description in reasonable detail of the alleged Environmental Defect and the basis for such assertion under the terms of this Agreement (including the applicable Environmental Law violated or implicated);
(ii)    the Oil & Gas Asset(s) affected by the alleged Environmental Defect (the “Environmental Defect Property”);
(iii)    the Allocated Value of each Environmental Defect Property;

(iv)    Buyer’s good faith estimate of the Environmental Defect Amount and a description of the method used to calculate such estimate; and
(v)    all documents and information in Buyer’s possession or reasonable control supporting the existence of the Environmental Defect and reasonably necessary for Seller (as well as any attorney, consultant or examiner hired by Seller) to identify the existence of the alleged Environmental Defect; and
(vi)    to the extent known by Buyer, a description of any action required to remediate such alleged Environmental Defect.
(c)    Without limitation of Buyer’s rights and remedies pursuant to Section 10.1(a) to the extent attributable to a breach of any of the Company’s representations and warranties in Section 7.16 or Section 10.1(c) to the extent attributable to the matters described in clause (b) of the definition of Specified Obligations, no claims for Environmental Defects may be submitted after the Claim Deadline, and any matters that may otherwise constitute Environmental Defects, Environmental Conditions or Environmental Liabilities, but for which Buyer has not delivered an Environmental Defect Notice to Seller prior to the Claim Deadline, shall be deemed to have been waived by Buyer for all purposes. To give Seller an opportunity to commence reviewing and curing or remediating alleged Environmental Defects discovered by Buyer, Buyer shall use commercially reasonable efforts to give Seller, on or before the end of each calendar week during the Examination Period prior to the Claim Deadline, written notice of all alleged Environmental Defects discovered by Buyer during such calendar week, which notice may be preliminary in nature and supplemented prior to the Claim Deadline; provided that Buyer’s right to assert an Environmental Defect shall not be prejudiced or restricted by any failure to provide such preliminary notice and no such preliminary notice shall constitute an Environmental Defect Notice unless such preliminary notice is expressly identified as an Environmental Defect Notice for purposes of this Section 4.3 and meets the requirements for an Environmental Defect Notice as set forth in Section 4.3(b).
Section 4.4    Cure of and Remedies for Environmental Defects.
(a)    Seller shall have the right, but not the obligation, to attempt to cure (or, prior to Closing, to cause the Company to attempt to cure) any Environmental Defect asserted by Buyer in accordance with the Lowest Cost Response at any time prior to the Termination Date (as defined in the Transition Services Agreement) (provided, however, Seller’s right to attempt to cure any such Environmental Defect during the period following Closing until the Termination Date (as defined in the Transition Services Agreement) shall be subject to the conditions that (i) Seller reasonably believes such cure can be completed prior to the Termination Date (as defined in the Transition Services Agreement) and (ii) such cure activities do not, and would not reasonably be expected to, interfere with the operation of the Oil & Gas Assets following Closing (as determined by Buyer in good faith). For purposes of clarity and notwithstanding anything to the contrary contained herein, if either of the foregoing conditions is not satisfied, Seller shall not have the right to attempt to cure the applicable Environmental Defect following the Closing and the relevant provisions of this Agreement shall be construed accordingly. If Seller elects to cure and completely cures an Environmental Defect in accordance with the Lowest Cost Response prior to the Closing, then no Purchase Price adjustment will be made for such Environmental Defect, and Buyer will be deemed to have waived such Environmental Defect for all purposes. Subject to Seller’s continuing right to cure or dispute the existence of an Environmental Defect or the Environmental Defect Amount asserted with respect to an Environmental Defect, in each case pursuant to this Section 4.4 and Section 4.5, respectively, and subject to the Environmental Threshold Amount and the Environmental Deductible Amount, in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 4.3 is not waived in writing by Buyer or completely cured prior to Closing, and Seller has not disputed such Environmental Defect or the Environmental Defect Amount related to such Environmental Defect:
(i)    if Seller elects to cure such asserted Environmental Defect, then at Seller’s election, in its sole discretion, either (A) the Closing Payment payable to Seller at the Closing shall be reduced by an amount equal to the Environmental Defect Amount (or portion thereof) reasonably asserted by Buyer in good faith in the applicable

Environmental Defect Notice (any such amount, together with any amounts deposited into the Cash Defect Escrow Account pursuant to Section 4.5, the “Environmental Escrow Amount”) or (B) the Closing Stock Amount shall be reduced by a number of shares of Parent Common Stock equal to the Environmental Defect Amount (or portion thereof) for such Environmental Defect reasonably asserted by Buyer in good faith in the applicable Environmental Defect Notice (any such number of shares of Parent Common Stock calculated by dividing such amount by the greater of (1) the Specified Reference Price and (2) the Closing Reference Price) (such shares of Parent Common Stock, together with any shares of Parent Common Stock deposited into the Stock Defect Escrow Account pursuant to Section 4.5, the “Environmental Escrow Shares”), in each case, taking into account the Environmental Threshold Amount and the Environmental Deductible Amount; provided that, if directed by Seller (as determined in Seller’s sole discretion), Buyer shall deposit such portion of the Environmental Defect Amount into the Cash Defect Escrow Account or Stock Defect Escrow Account as may be directed by Seller, in which case the relevant provisions of this Agreement shall be construed accordingly. For purposes of the foregoing, (x) any such Environmental Escrow Amount will be deposited by Buyer into the Cash Defect Escrow Account at Closing and (y) any such Environmental Escrow Shares will be deposited by Buyer into the Stock Defect Escrow Account at Closing. In the event that Seller fails to cure such Environmental Defect on or before the Termination Date (as defined in the Transition Services Agreement), Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent to release the Environmental Escrow Amount or Transfer Agent to release number of Environmental Escrow Shares, as applicable, attributable to such Environmental Defect to Buyer. Alternatively, (I) if Seller cures such Environmental Defect on or before the Termination Date (as defined in the Transition Services Agreement), Seller and Buyer shall execute and deliver joint written instructions to the Transfer Agent to release the number of Environmental Escrow Shares or Escrow Agent to release the Environmental Escrow Amount, as applicable, attributable to such Environmental Defect to Seller or (II) if the Parties agree that Seller has only partially cured such Environmental Defect that Seller elected to cure post-Closing pursuant to Section 4.4(a), the Parties shall reasonably agree upon the Environmental Escrow Amount or number of Environmental Escrow Shares (using the value per share at which the shares are contributed), as applicable, attributable to such Environmental Defect that should be released to Buyer from the Cash Defect Escrow Account or Stock Defect Escrow Account to compensate Buyer for the uncured portion of the Environmental Defect and the remaining Environmental Escrow Amount or Environmental Escrow Shares shall be released to Seller in accordance with the terms of the Cash Escrow Agreement or Stock Escrow Agreement, as applicable; or
(ii)    if Seller does not elect to cure such asserted Environmental Defect, reduce the Base Purchase Price pursuant to Section 2.3(b)(ii)(E) by an amount equal to the Environmental Defect Amount attributable to such Environmental Defect.
(b)    If Seller does not deliver to Buyer a notice of election with respect to the remedies set forth in Section 4.4(a) prior to the Closing Date, then Seller shall be deemed to have elected the remedy set forth in Section 4.4(a)(i) subject to the terms and conditions of this Section 4.4. Subject to Seller’s election to cure an Environmental Defect pursuant to this Section 4.4 and to Seller’s right to dispute an Environmental Defect pursuant to Section 4.5, from and after the Closing, Buyer and the Company shall be deemed to have assumed full responsibility for all costs and expenses attributable to such operations as may be necessary to cure, remediate, address, remove or remedy the applicable Environmental Defect and all Losses with respect to any Environmental Defect. Notwithstanding anything to the contrary set forth in this Article 4, until the Closing, Buyer shall have the right to withdraw any Environmental Defect asserted by Buyer, in which case this Agreement shall be construed as if such Environmental Defect had never been asserted, and such withdrawal by Buyer shall constitute a waiver of (x) Buyer’s right to receive an adjustment to the Base Purchase Price pursuant to this Agreement and (y) Buyer’s right to assert a breach of the representations and warranties set forth in Section 7.16, in each case, solely with respect to such withdrawn Environmental Defect.

Section 4.5    Dispute. Seller and Buyer shall attempt to agree on the existence and Environmental Defect Amount for all Environmental Defects prior to Closing (or, with respect to Seller’s post-Closing curative work, on or before the Termination Date (as defined in the Transition Services Agreement)). If Buyer and Seller cannot agree upon the existence of an Environmental Defect (or cure of such Environmental Defect) or any Environmental Defect Amount on or before the Closing Date, subject to Seller’s remedies set forth in Section 4.4, (a) Seller shall convey the affected Oil & Gas Asset to Buyer (indirectly by virtue of conveying the Target Interests) at Closing and at Seller’s election, in its sole discretion, (i) the Closing Payment payable to Seller at Closing shall be reduced by an amount equal to the Environmental Defect Amount (or portion thereof) reasonably asserted by Buyer in good faith in the Environmental Defect Notice or (ii) the Closing Stock Amount shall be reduced by a number of shares of Parent Common Stock equal to the Environmental Defect Amount (or portion thereof) reasonably asserted by Buyer in good faith in the Environmental Defect Notice (any such number of shares of Parent Common Stock calculated by dividing such amount by the greater of (1) the Specified Reference Price and (2) the Closing Reference Price), in each case, taking into account the Environmental Threshold Amount and the Environmental Deductible Amount. Any such Environmental Escrow Amount or Environmental Escrow Shares with respect to any such contested Environmental Defects will be deposited into the Cash Defect Escrow Account or Stock Defect Escrow Account, as applicable, at Closing pending final resolution of such dispute in accordance with this Section 4.5 and (b) such dispute shall be exclusively and finally resolved by arbitration under this Section 4.5; provided that, if directed by Seller (as determined in Seller’s sole discretion), Buyer shall deposit such portion of the Environmental Defect Amount into the Cash Defect Escrow Account or Stock Defect Escrow Account as may be directed by Seller, in which case the relevant provisions of this Agreement will be construed accordingly. Any such dispute shall be resolved by an environmental attorney with at least ten (10) years’ experience in oil and gas environmental matters in the region in which the Oil & Gas Assets are located, who shall serve as the arbiter of any such disagreements (the “Environmental Arbitrator”). The Environmental Arbitrator shall be selected by mutual agreement of Buyer and Seller, or absent such agreement, within three (3) Business Days of becoming aware that such agreement cannot be made as to the selection of the Environmental Arbitrator, by the office of the American Arbitration Association in Houston, Texas. The Environmental Arbitrator shall not have worked as an employee, contractor or outside counsel for any of the Parties or their Affiliates during the ten (10) year period preceding the arbitration or have any financial interest in the dispute. The arbitration proceeding shall be held in Houston, Texas, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 4.5. The Environmental Arbitrator’s determination shall be made no later than fifteen (15) days after the appointment of the Environmental Arbitrator, and, absent manifest error, shall be final and binding upon the Parties and enforceable against the Parties in any court of competent jurisdiction, without right of appeal. In making his or her determination, the Environmental Arbitrator shall be bound by the terms set forth in this Agreement and may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. In addition, (x) the Environmental Arbitrator may consult with and engage disinterested Third Parties to advise the Environmental Arbitrator, including environmental consultants and petroleum engineers and (y) the Environmental Arbitrator shall choose either Seller’s position or Buyer’s position with respect to each matter addressed in an Environmental Defect Notice and may not award an Environmental Defect Amount that is greater than the Environmental Defect Amount asserted in Buyer’s Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the existence of an Environmental Defect and the specific disputed Environmental Defect Amounts submitted by any Party and may not award damages, interest or penalties to any Party with respect to any other matter. Any decision rendered by the Environmental Arbitrator pursuant to this Agreement shall be final, conclusive and binding on the Parties and will be enforceable against any of the Parties in any court of competent jurisdiction. Each of the Parties shall bear its own legal fees and other costs of presenting its case. Within two (2) Business Days following the decision of the Environmental Arbitrator, Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent to release the Environmental Escrow Amount (or portion of such Environmental Escrow Amount) from the Cash Defect Escrow Account or Transfer Agent to release the number of shares of Parent Common Stock (using the value per share at which each such share was contributed) from the Stock Defect Escrow Account, as applicable, so determined to be owed to either Party with respect to the applicable dispute, in accordance with such decision. The costs and expenses of the Environmental Arbitrator shall be borne one half by Seller, on the one hand, and one half by Buyer, on the other hand. Notwithstanding anything to the contrary in this Agreement, any Oil & Gas Asset subject to dispute pursuant to this Section 4.5 shall be conveyed to Buyer (indirectly by virtue of conveying the Target

Interests) at Closing without adjustment to the Purchase Price and Buyer’s sole remedy with respect to any such dispute shall be any compensation from the Cash Defect Escrow Account or Stock Defect Escrow Account, as applicable, consistent with the Environmental Arbitrator’s decision.
Section 4.6    Limitations on Environmental Defects. Notwithstanding anything in this Agreement to the contrary:
(a)    Buyer shall not have any right to assert, or recover for under this Agreement (and no adjustment to the Purchase Price shall be made pursuant to this Agreement for), any individual Environmental Defect with an Environmental Defect Amount less than $200,000 (the “Environmental Threshold Amount”); provided that, solely for purposes of determining whether or not the Environmental Defect Amount for any individual Environmental Defect exceeds the Environmental Threshold Amount and solely to the extent such Environmental Defect relates to a physical condition on or affecting the Oil & Gas Assets, the Environmental Defect Amount attributable to such Environmental Defect shall be aggregated with the Environmental Defect Amount(s) attributable to any other Environmental Defect(s) that arise out of the same release, event, incident or circumstance.
(b)    the Parties agree that for purposes of calculating the Environmental Threshold Amount pursuant to Section 4.6(a), each Environmental Defect shall be treated as an individual event or occurrence; and
(c)    there shall be no adjustment to the Purchase Price pursuant to this Agreement for any Environmental Defects unless and until the sum of each Environmental Defect Amount in excess of the Environmental Threshold Amount, exceeds the Environmental Deductible Amount, after which time Buyer shall be entitled to adjustments to the Purchase Price pursuant to this Agreement only for amounts in excess of the Environmental Deductible Amount.
Section 4.7    Exclusive Rights and Obligations. THE RIGHTS AND REMEDIES GRANTED TO BUYER IN THIS ARTICLE 4, THE RIGHTS AND REMEDIES OF BUYER PURSUANT TO SECTION 10.1(A) FOR ANY BREACH OF THE COMPANY’S REPRESENTATIONS AND WARRANTIES UNDER SECTION 7.16 OR SECTION 10.1(C) TO THE EXTENT ATTRIBUTABLE TO THE MATTERS DESCRIBED IN CLAUSE (B) OF THE DEFINITION OF SPECIFIED OBLIGATIONS, AND THE RIGHTS OF THE PARTIES PURSUANT TO SECTION 13.1(G) AND SECTION 13.1(H), ARE THE EXCLUSIVE RIGHTS AND REMEDIES AGAINST SELLER AND THE COMPANY RELATED TO ANY ENVIRONMENTAL LIABILITIES, ENVIRONMENTAL CONDITION, ENVIRONMENTAL DEFECT, OR LOSSES RELATED TO ANY ENVIRONMENTAL DEFECT, RELATING TO ANY ASSET OR PROPERTY OF THE COMPANY, INCLUDING THE OIL & GAS ASSETS. BUYER EXPRESSLY WAIVES, AND RELEASES THE SELLER INDEMNIFIED PARTIES FROM, ANY AND ALL OTHER RIGHTS AND REMEDIES IT MAY HAVE UNDER ENVIRONMENTAL LAWS AGAINST SELLER REGARDING ENVIRONMENTAL LIABILITIES, ENVIRONMENTAL CONDITION, ENVIRONMENTAL DEFECTS, WHETHER FOR CONTRIBUTION, INDEMNITY OR OTHERWISE. THE FOREGOING IS A SPECIFICALLY BARGAINED FOR ALLOCATION OF RISK AMONG THE PARTIES, WHICH THE PARTIES AGREE AND ACKNOWLEDGE SATISFIES THE EXPRESS NEGLIGENCE RULE AND CONSPICUOUSNESS REQUIREMENT UNDER TEXAS LAW.
ARTICLE 5
CASUALTY & CONDEMNATION
Section 5.1    Casualty and Condemnation. Subject to the other terms of this Article 5 and Section 13.1(g) and Section 13.1(h), if at any time after the Execution Date and prior to the Closing, any Oil & Gas Asset is (a) damaged or destroyed by casualty loss (not including normal wear and tear, downhole mechanical failure or reservoir changes) or (b) expropriated or taken into condemnation or under right of eminent domain (clauses (a) and (b) each, a “Casualty Loss”), the Parties shall nevertheless be required to consummate the Closing. At Closing, Seller shall contribute to the Company all sums paid to Seller or its Affiliates (other than the Company) by Third Parties by reason of any Casualty Losses insofar as with respect to the Oil & Gas Assets. Seller shall also assign, transfer and set over to the Company or subrogate the Company to all of Seller’s (and its Affiliates’, but excluding the Company’s)

right, title and interest (if any) in insurance claims, unpaid awards and other rights, in each case, against Third Parties arising out of such Casualty Losses insofar as with respect to the Oil & Gas Assets; provided, however, that Seller shall reserve and retain (and Buyer shall (and shall cause the Company to) assign to Seller) all right, title, and interest to any claims against Third Parties for the recovery of Seller’s costs and expenses (if any) incurred by Seller or the Company prior to Closing in pursuing or asserting any such insurance claims or other rights against Third Parties with respect to such Casualty Loss. Prior to the Closing, Seller shall give Buyer prompt notice of any Casualty Loss of which Seller obtains Knowledge (other than any Casualty Loss that is de minimis in nature), and Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Buyer, which consent may not be unreasonably withheld, conditioned or delayed. In the event that the Parties have failed to agree in good faith by the Closing on the Casualty Loss amount, such Casualty Loss amount will be determined by a single independent arbitrator (the “Casualty Arbitrator”) with relevant experience in accordance with the procedures set forth in Section 3.1(h) (including with respect to the selection of such arbitrator), mutatis mutandis.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SELLER
On the terms and subject to the conditions of this Agreement and except for any exceptions as set forth in the Schedules (with the applicability of such exceptions determined in accordance with Section 14.13 of this Agreement), Seller represents and warrants to Buyer as of the Execution Date and, effective upon the Closing, the Closing Date (except to the extent such representations and warranties speak to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date), as follows:
Section 6.1    Organization. Seller is duly organized, validly existing, and in good standing (or equivalent) under the Laws of the State of Delaware, and is duly qualified to do business in all jurisdictions in which the nature of its business makes such qualification or licensing necessary, except where the failure to be in good standing, individually or in the aggregate, has not been and would not reasonably be expected to be material to Seller.
Section 6.2    Authority. Seller has all requisite power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations under this Agreement and the Related Agreements. The execution, delivery, and performance of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated by this Agreement and the Related Agreements have been duly and validly authorized by all requisite action on the part of Seller.
Section 6.3    Enforceability. This Agreement and each Related Agreement to which Seller is a party has been, or at Closing will have been, duly and validly executed and delivered by Seller. Assuming that this Agreement and each Related Agreement has been duly and validly executed and delivered by the other parties, this Agreement and each Related Agreement constitutes, or when executed and delivered by Seller will constitute, a legal, valid, and binding agreement of Seller, enforceable against it in accordance with their terms, subject to: (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application from time to time in effect that affect creditors’ rights generally; (b) general principles of equity; and (c) the power of a court to deny enforcement of remedies generally based upon public policy.
Section 6.4    Title to Target Interests. Seller is the direct and beneficial owner of the Target Interests, free and clear of all Liens (except for Liens arising under federal and state securities Laws, arising pursuant to the Governing Documents of the Company, imposed or created by Buyer or any of its Affiliates, or Liens for which releases will be obtained at or prior to the Closing).
Section 6.5    No Violation or Breach. Except as set forth on Schedule 6.5 and assuming receipt of all applicable consents required in connection with the consummation of the transactions contemplated by this Agreement, neither the execution and delivery of this Agreement nor the Related Agreements to which Seller is a party nor the consummation of the transactions and performance of the terms and conditions of this Agreement and Related Agreements by Seller will: (a) result in a violation or breach of any provision of the Governing Documents of Seller; (b) violate or conflict with, or permit the cancellation, termination or acceleration by a Third Party of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, result in the termination or acceleration of the maturity of any obligation under, any Contract by which Seller is bound (other than, with respect to the consummation of the transactions contemplated by this Agreement, the Credit Documents); or (c) violate any Law applicable to Seller or its assets (including the Oil & Gas Assets), except in the case of clauses (b), and (c) above, where such violation, conflict, cancellation, termination, acceleration, default, consent, loss, increase, creation or imposition has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
Section 6.6    Brokerage Arrangements. Except as set forth on Schedule 6.6, Seller has not entered into (directly or indirectly) any Contract with any Person that would require the payment by the Company or Buyer of a commission, brokerage, or “finder’s fee,” or other similar fee in connection with this Agreement, the Related Agreements, or the transactions contemplated by this Agreement or the Related Agreements.
Section 6.7    Litigation. Neither Seller nor any of its assets are subject to any pending or, to Seller’s Knowledge, threatened (in writing) Proceeding at law or in equity or any order, injunction, judgment or decree of a Governmental Authority which would reasonably be expected to have the effect of restricting, making illegal or otherwise prohibiting (a) Seller’s ability to perform its obligations under this Agreement or the Related Agreements or (b) the consummation of the transactions contemplated by this Agreement and the Related Agreements.
Section 6.8    Bankruptcy. There are no bankruptcy, reorganization or arrangement Proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller or any of its Affiliates.
Section 6.9    Securities Matters.
(a)    Seller, and each recipient of the Parent Common Stock comprising the Stock Consideration. is (i) an experienced and knowledgeable investor, (ii) able to bear the economic risks of the acquisition and ownership of the Parent Common Stock comprising the Stock Consideration, including any loss associated with such investment, (iii) capable of evaluating (and has evaluated) the merits and risks of investing in the Parent Common Stock comprising the Stock Consideration and its acquisition and ownership thereof, (iv) an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended (the “Securities Act”) and (v) acquiring the Parent Common Stock comprising the Stock Consideration for its own account, for investment purposes only and not in connection with a distribution or resale of the Stock Consideration in violation of federal or state securities Laws and the rules and regulations under federal or state securities Laws. Seller and each such Person understands and accepts that the acquisition of the Parent Common Stock comprising the Stock Consideration involves various risks and uncertainties, many of which are summarized in Parent’s filings with the SEC. Seller and each such Person is familiar with the business and financial condition and operations of Parent, as described in Parent’s filings with the SEC. Seller and each such Person has had access to such information concerning Parent and the Parent Common Stock and confirms it has been offered the opportunity to ask questions of Parent and receive answers thereto as it deems necessary to enable it to make an informed investment decision concerning the acquisition of the Parent Common Stock.
(b)    Subject to and without limiting any Buyer Party’s representations and warranties in Article 8 and Seller’s rights and remedies with respect to beaches thereof, and in reliance upon such representations and warranties and Parent’s SEC filings, with the assistance of Seller’s own professional advisors, to the extent that Seller has deemed appropriate, Seller has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Parent Common Stock comprising the Stock Consideration. Seller, on behalf of itself and each such Person, confirms that it is not relying on any communication (written or oral) of the Buyer Parties or any of their Affiliates, as investment or tax advice or as a recommendation to acquire the Parent Common Stock comprising the Stock Consideration. It is understood that information and explanations related to the terms and conditions of the securities provided in this Agreement or otherwise by the Buyer Parties or any of their Affiliates will not be considered investment or tax advice or a recommendation to acquire Parent’s securities, and that neither the Buyer Parties nor any of their Affiliates is acting or has acted as an advisor to Seller or any such Person in deciding to invest in Parent’s securities. In accepting the Parent Common Stock comprising the Stock Consideration, Seller, on behalf of itself and each such Person, has made its own independent decision that an investment in the Parent Common Stock comprising the Stock Consideration is suitable and appropriate for Seller.
(c)    Seller, on behalf of itself and each such Person, acknowledges and understands that (i) the issuance of the Stock Consideration has not been registered under the Securities Act and such issuance will be made in reliance on an exemption therefrom and (ii) the Parent Common Stock comprising the Stock Consideration will, upon its issuance by Parent, be characterized as “restricted securities” under state and federal securities Laws. Seller, on behalf of itself and each such Person, agrees that the Parent Common Stock comprising the Stock Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
On the terms and subject to the conditions of this Agreement and except for any exceptions as set forth in the Schedules (with the applicability of such exceptions determined in accordance with Section 14.13 of this Agreement), the Company represents and warrants to Buyer as of the Execution Date and, effective upon the Closing, as of the Closing Date (except to the extent such representations and warranties speak to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date), as follows:
Section 7.1    Organization. The Company is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware. The Company has the requisite power and authority to own, lease and operate its properties, rights or assets, carry on its businesses as now being conducted, and to carry out the transactions contemplated by this Agreement. The Company is duly qualified or licensed to do business and in good standing (or equivalent) in each jurisdiction where the character of its business or the nature of its properties, rights, or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Company Material Adverse Effect.
Section 7.2    Authority. The Company has all requisite power and authority to execute and deliver this Agreement and the Related Agreements to which it is or will become a party and to perform its obligations under this Agreement and the Related Agreements. The execution, delivery, and performance of this Agreement and the Related Agreements to which it is or will be a party and the consummation of the transactions contemplated by this Agreement and the Related Agreements have been duly and validly authorized by all requisite action on the part of the Company.
Section 7.3    Enforceability. This Agreement and each Related Agreement to which the Company is a party has been duly and validly executed and delivered by the Company. Assuming that this Agreement and each Related Agreement has been duly and validly executed and delivered by the other parties, this Agreement and each Related Agreement constitutes a legal, valid, and binding agreement of the Company, enforceable against it in accordance with their terms, subject to: (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application from time to time in effect that affect creditors’ rights generally; (b) general principles of equity; and (c) the power of a court to deny enforcement of remedies generally based upon public policy.
Section 7.4    Capitalization.
(a)    The authorized Membership Interests of the Company consist solely of the Target Interests. All outstanding Membership Interests of the Company are duly authorized and validly issued. Except for the Target Interests, there are no outstanding: (i) Membership Interests or other voting

Securities of the Company; (ii) Securities of the Company or any other Person convertible into or exchangeable or exercisable for Membership Interests or other voting Securities of, or any other interest in, the Company; and (iii) subscriptions, options, warrants, calls, rights (including preemptive rights), equity appreciation, phantom equity, profit participation, redemption rights, commitments, understandings or agreements to which the Company is a party or by which it is bound obligating the Company to issue, grant, transfer, convey, assign, deliver, sell, purchase, redeem or acquire Membership Interests or other voting Securities of, or any other interest in, the Company (or Securities convertible into or exchangeable or exercisable for Membership Interests or other voting securities of, or any other interest in, the Company) or obligating the Company to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.
(b)    No Membership Interests of the Company have been reserved for issuance or issued in violation of, and none are subject to, any preemptive rights, purchase or call options, subscription rights, rights of first refusal or other similar rights except as set forth in the Governing Documents of the Company. At the Closing, there will be no member agreement, irrevocable proxies, voting trust or other agreement or understanding relating to the voting of any Membership Interests of the Company. There are, and there will be as of the Closing, no outstanding stock appreciation, phantom stock, profit participation or similar rights which are obligations of the Company. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, Securities having the right to vote or consent) on any matters on which holders of Membership Interests of the Company may vote.
(c)    The Company has no Subsidiaries and does not control or own, directly or indirectly, any Securities or interests in, or have any direct or indirect investments in, any Person.
(d)    Prior to the Execution Date, the Company has made available to Buyer true and complete copies of the Governing Documents of the Company as of the Execution Date.
Section 7.5    No Violation or Breach. Except as set forth on Schedule 7.5, and assuming the receipt of all applicable consents required in connection with the consummation of the transactions contemplated by this Agreement, neither the execution and delivery of this Agreement nor the Related Agreements to which it is or will be a party nor the consummation of the transactions and performance of the terms and conditions of this Agreement and the Related Agreements by the Company will (with or without notice or lapse of time) (a) result in a violation or breach of any provision of the Governing Documents of the Company, (b) violate or conflict with, or permit the cancellation, termination or acceleration by a Third Party of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, result in the termination or acceleration of the maturity of any obligation under, any Contract by which the Company is bound (other than, with respect to the consummation of the transactions contemplated by this Agreement, the Credit Documents), (c) violate any Law applicable to the Company or (d) result in the creation or imposition of, any Lien, other than a Permitted Encumbrance, upon or with respect to the Company or the Oil & Gas Assets, except in the case of clauses (b) and (c) above, where such violation, conflict, cancellation, termination acceleration, default, consent, loss, increase, creation or imposition, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
Section 7.6    Consents; Preferential Rights. Except as set forth on Schedule 7.6, (a) no consent, approval, authorization, or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement and the Related Agreements to which it is or will be a party, by the Company or otherwise in connection with the consummation of the transactions contemplated by this Agreement or the Related Agreements and (b) there are no preferential rights, rights of first refusal, tag along rights or other similar rights that are applicable to the transfer of the Target Interests to Buyer or otherwise in connection with the consummation of transactions contemplated by this Agreement and the Related Agreements.
Section 7.7    Brokerage Arrangements. Except as set forth on Schedule 7.7, neither the Company nor any of its Affiliates has entered into (directly or indirectly) any Contract with any Person that would require the payment by the Company or Buyer of a commission, brokerage, or “finder’s fee,”

or other similar fee in connection with this Agreement, the Related Agreements, or the transactions contemplated by this Agreement or the Related Agreements.
Section 7.8    Litigation. Except as set forth on Schedule 7.8, (a) there is no Proceeding pending or, to the Company’s Knowledge, threatened in writing against the Company and (b) the Company is not subject to any order, injunction, judgment or decree of a Governmental Authority or arbitrator (i) with respect to the Company’s business or current or former assets (including the ownership and operation of the Oil & Gas Assets) or (ii) which would reasonably be expected to have the effect of restricting, making illegal or otherwise prohibiting the Company’s ability to perform its obligations under this Agreement or the Related Agreements or the consummation of the transactions contemplated by this Agreement and the Related Agreements. Notwithstanding the foregoing, the Company makes no representation or warranty as to any Proceedings (or any order, injunction, judgment or decree), including any state or federal rulemaking or similar proceedings by any Governmental Authority, which are, or contain issues, of broad applicability to, or which broadly affect, the Hydrocarbon exploration and production industry, other than any such actions, suits or proceedings in which the Company is a named party.
Section 7.9    Compliance with Laws. Except as set forth on Schedule 7.9, the Company is, and since July 1, 2021 has been, in compliance in all material respects with all applicable Laws. Since July 1, 2021, the Company has not received any written notice expressly alleging a material violation of Law from a Governmental Authority that remains unresolved as of the Execution Date. This Section 7.9 does not address any matter regarding Tax Laws, which are exclusively addressed in Section 7.12, or any matter regarding Environmental Laws, Environmental Permits or Environmental Liabilities, which are exclusively addressed in Section 7.16.
Section 7.10    Financial Statements.
(a)    Schedule 7.10(a) sets forth copies of (collectively, the “Annual Financial Statements”) (i) Seller Parent’s audited consolidated balance sheet and related statements of operations; stockholders’ equity and cash flows for the fiscal year ended December 31, 2022 and (ii) Seller Parent’s unaudited consolidated balance sheet and related income statement and cash flow statement for the three (3)-month period ended March 31, 2023 (the “Interim Financial Statements”, and, together with the Annual Financial Statements, the “Financial Statements”).
(b)    Except as set forth on Schedule 7.10(b), or as otherwise disclosed in the notes to Schedule 7.10(a), and subject in the case of the Interim Financial Statements, to the absence of footnotes and normal and recurring year-end adjustments, each Financial Statement presents fairly in all material respects the consolidated financial condition of Seller Parent and its Subsidiaries as of the respective dates of such Financial Statements and/or the consolidated operating results of Seller Parent and its Subsidiaries for the periods covered, in each case in conformity with GAAP in all material respects, consistently applied and without modification of the accounting principles used in the preparation thereof throughout the periods presented.
(c)    The Company has no liabilities (including any Indebtedness, other than the Credit Document Indebtedness), except for (i) liabilities reflected (to the extent so reflected) and accrued for on the balance sheet in the Interim Financial Statements, (ii) liabilities incurred in the ordinary course of business since the date of the balance sheet in the Interim Financial Statements consistent with past practice, (iii) liabilities set forth on Schedule 7.10(c) or attributable to (A) the Assumed Hedges, (B) the Credit Document Indebtedness or (C) the Company’s obligations pursuant to Section 2.6 of the Oasis PSA, or (iv) other liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Company.
(d)    As of the Execution Date (i) the principal amount of the Credit Document Indebtedness is $220,000,000 and (ii) Seller’s good faith estimate of the amount of accrued unpaid interest attributable to the Credit Document Indebtedness is $3,824,366. At Closing, the Company will not have any Indebtedness other than the Credit Document Indebtedness.

Section 7.11    No Company Material Adverse Effect; Absence of Changes.
(a)    Since December 31, 2022 (the “Balance Sheet Date”), there have not occurred any changes, events, circumstances, occurrences, effects or developments that have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    Except as set forth on Schedule 7.11(b), since the Balance Sheet Date, other than in the ordinary course of business or in compliance with Section 9.1(a), the Company has not:
(i)    made any material change in any method of accounting or accounting policies;
(ii)    incurred or guaranteed any Indebtedness, except for (x) any Indebtedness incurred under existing credit facilities and (y) Indebtedness for which the Company will not be liable at or following Closing;
(iii)    made any issuance, sale or disposition of equity securities or any other securities or grant of any options, warrants or other rights to subscribe for or purchase any equity securities or any other securities of the Company;
(iv)    instituted or settled any material claim or lawsuit; or
(v)    taken any other action that, if taken during the period commencing after the Execution Date and prior to the Closing Date, would require consent of Buyer pursuant to clauses (i), (ii), (iii), (v), (vi), (vii), (viii), (xi), (xii), (xiv), (xviii) and (xix) of Section 9.1(b).
Section 7.12    Taxes. Except as set forth on Schedule 7.12:
(a)    All income Tax Returns and other material Tax Returns required to be filed by, or with respect to, the Company have been timely filed to the appropriate Governmental Authority and all such Tax Returns are accurate, complete and correct in all material respects.
(b)    All Income Taxes and other material Taxes due and payable by the Company have timely been paid in full (whether or not set forth on a Tax Return).
(c)    All Asset Taxes (and any other Taxes that could give rise to a Lien on any of the Oil & Gas Asset) (i) have been paid timely to the appropriate Governmental Authority or (ii) are being contested in good faith by appropriate proceeds for which adequate reserves have been made on the Financial Statements in accordance with GAAP and if so contested, are identified on Schedule 7.12.
(d)    There is no Lien for Taxes, or relating to, Taxes burdening any of the Oil & Gas Assets (or the production of Hydrocarbons therefrom), other than Permitted Encumbrances.
(e)    Neither Seller nor the Company is currently the beneficiary of an extension of time within which to file a Tax Return or pay any Tax of the Company or with respect to the Oil & Gas Assets.
(f)    Neither Seller nor the Company has received written notice of any pending claim with respect to Asset Taxes, other Taxes of the Company, or Tax Returns of the Company (in each case, which remains unresolved), and there is no audit, litigation, or other proceeding (in each case, which remains unresolved) that has been asserted or proposed with respect to any such Taxes or Tax Returns, and to Seller’s Knowledge, no such audit, litigation or other proceeding has been threatened.
(g)    The Company is not a party to or bound by any closing agreement, offer in compromise, gain recognition agreement, or other agreement with any Governmental Authority. No Tax ruling has been applied for or received by the Company.

(h)    No claim that remains outstanding has been made by any Governmental Authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax by that jurisdiction.
(i)    The Company is not a party to or bound by any tax indemnity, tax sharing, tax allocation, or other similar agreement.
(j)    The Company does not have any liability for Taxes of any other Person under Section 1.1502-6 of the U.S. Treasury Regulations promulgated under the Code (or under any corresponding provision of state, local or non-U.S. income Tax Law), as transferee or successor, by contract or otherwise.
(k)    The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of any taxable period) ending after the Closing Date as a result of: (i) an adjustment under either Section 481(a) of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) by reason of a change in method of accounting occurring on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date, (ii) a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) the cash method of accounting or long-term contract method of accounting utilized on or prior to the Closing Date, (v) a prepaid amount received on or prior to the Closing Date, or (vi) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date.
(l)    The Company has not participated in or is participating in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(m)    The Company has not, pursuant to the CARES Act (or the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 or IRS Notice 2020-65), claimed the employee retention credit under Section 2301 of the CARES Act or deferred any “applicable employment taxes” (as defined in Section 2301(c)(1) of the CARES Act).
(n)    At all times on and subsequent to its date of formation, the Company has been properly classified as an entity disregarded as separate from its regarded owner for U.S. federal income tax purposes.
(o)    The Company has not owned or otherwise held any direct or indirect interest (economic or otherwise) in any Person and no other Person is or has been treated as, or is or has been required to be treated as, a Subsidiary of the Company for U.S. federal income tax purposes.
(p)    No Oil & Gas Asset is subject to any tax partnership agreement or provisions requiring a partnership Income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute (other than as a result of Seller’s indirect ownership of such Oil & Gas Asset).
Section 7.13    Contracts.
(a)    As of the Execution Date, Schedule 7.13(a) sets forth the following Contracts to which the Company is a party to, or bound by (each, a “Material Contract”):
(i)    any Contract for the sale, purchase, exchange or other disposition of Hydrocarbons which cannot be terminated by the Company on not greater than ninety (90) days’ notice;

(ii)    any Contract evidencing Indebtedness (other than Indebtedness for which the Company will not be liable at or following Closing) or granting any Liens over any material asset of the Company (other than Permitted Encumbrances);
(iii)    any Contract guaranteeing any obligation of another Person;
(iv)    any Contract that expressly prohibits or materially restricts the Company from competing in any jurisdiction;
(v)    any Contract that can reasonably be expected to result in aggregate payments or receipts of revenue by or on behalf of the Company of more than $1,000,000 during the current or any subsequent fiscal year or $5,000,000 in the aggregate over the term of such Contract (in each case, based solely on the terms of such Contract and without regard to any expected increase in volumes or revenues) that cannot be terminated by the Company on not greater than ninety (90) days’ notice, but expressly excluding customary joint operating agreements;
(vi)    any participation agreement, joint development agreement, area of mutual interest agreement, joint operating agreement, unitization or communitization agreement, exploration agreement, data license agreement, seismic license agreement, or acreage dedication agreement, partnership agreements (including any tax partnership agreement), joint venture, farm-in agreement, farm-out agreement or exchange agreement, or any Contract similar to the foregoing where, in each case, the Company has any remaining material obligation (including any indemnity obligation owed by the Company) or, to the Company’s Knowledge, the Company (or its assets) are otherwise subject to any material restriction affecting the Company’s ownership, use or operation of its assets;
(vii)    any Contract that relates to the acquisition or disposition of any material Oil & Gas Asset, with respect to which the Company has any material outstanding rights or obligations (excluding any indemnity obligations owed to or from the Company that customarily survive the closing of such transactions and for which no claim is currently pending);
(viii)    any Contract for the marketing, gathering, treatment, processing, storage or transportation of Hydrocarbons, which are not cancelable without penalty or fee to the Company, its Affiliates, or its or their permitted successors and assigns, on ninety (90) days or less prior written notice, including (A) any Contracts containing any dedications of Oil & Gas Interests (of Hydrocarbons produced from or allocated thereto) for marketing, gathering, treatment, processing, storage or transportation activities or (B) any Contracts that contain any minimum volume, deliver, transportation, processing, production or throughput commitments, including any such Contract that requires the Company to pay a deficiency payment or similar obligation if the Company fails to satisfy such commitment;
(ix)    any Contract containing any area of mutual interest, most favored nations, or other similar provision;
(x)    any Contract which expressly limits or restricts the ability of the Company to make distributions or declare or pay dividends in respect of its Securities;
(xi)    any Contract which is between the Company, on the one hand, and any of its respective officers, directors or principals (or any such Person’s Affiliates) or any Person that holds or owns five percent (5%) or more of the shares of the Company’s Securities (or any Affiliates of any such Person), on the other hand, except for employment, consulting, individual engagement, confidentiality, invention assignment, non-competition agreements or similar agreements entered into in the ordinary course of business;

(xii)    any Contract which is a settlement, settlement agreement, or similar agreement with any Governmental Authority involving future performance by the Company after the date of this Agreement which is material to the Company;
(xiii)    any Contract that is a drilling contract, rig contract or fracturing services contract and would obligate the Company to employ and pay for a drilling rig or frac fleet with respect to the Oil & Gas Assets after the Execution Date;
(xiv)    any Contract obligating the Company to drill additional wells after the Closing (excluding general obligations of the Company under any Lease to conduct additional development operations);
(xv)    any stockholders, investors rights, registration rights or similar Contract;
(xvi)    any Contract, the primary purpose of which is to provide for the indemnification of another Person;
(xvii)    any Contract which is a settlement agreement that settles or resolves prior claims, disputes or litigation and that contains unfulfilled obligations on the Company that are material to the Company; or
(xviii)    any Contract which commits the Company to enter into any of the foregoing.
(b)    Except as set forth on Schedule 7.13(b), each Material Contract listed on Schedule 7.13(a) constitutes the legal, valid and binding obligation of the Company, on the one hand, and, to the Company’s Knowledge as of the Execution Date, against each other party to the Material Contract, subject to: (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application from time to time in effect that affect creditors’ rights generally; (ii) general principles of equity; and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.
(c)    Except as disclosed on Schedule 7.13(c), the Company is not in violation or default in any material respect under any Material Contract and, to the Company’s Knowledge as of the Execution Date, no other Person, is in violation or default in any material respect under any Material Contract.
(d)    Except as disclosed on Schedule 7.13(d), as of the Execution Date, all Material Contracts are in full force and effect in all material respects and there are no current written notices received by the Company of the exercise of any premature termination of any Material Contract.
(e)    Prior to the Execution Date, true, correct, and complete copies of the Material Contracts (including all amendments, supplements, waivers or modifications thereto) in effect as of the Execution Date have been made available to Buyer.
(f)    Schedule 7.13(f) sets forth all Hedge Contracts that were binding upon the Company, its Affiliates or the Oil & Gas Assets as of the Effective Time.
Section 7.14    Affiliate Arrangements. Except as set forth on Schedule 7.14 and in the Company’s Governing Documents, there are no Contracts between (a) the Company or any of its directors, managers, officers or employees, on the one hand and (b) Seller or its Affiliates (which, for the avoidance of doubt, does not include the Company for purposes of this Section 7.14) or any of their respective directors, managers, officers or employees, on the other hand. None of Seller or its Affiliates (which, for the avoidance of doubt, does not include the Company for purposes of this Section 7.14) or any of their respective directors, managers, officers or employees (i) owns any direct interest in any of the Oil & Gas Assets (other than interests held of record prior to the Execution Date) or (ii) is indebted to or, since July 1, 2021, has borrowed money from or lent money to, the Company (other than Indebtedness that has been or will be discharged or extinguished at or prior to Closing) (any of the Contracts or arrangements described in this Section 7.14, collectively, “Affiliate Arrangements”).
Section 7.15    Permits. Except as set forth on Schedule 7.15, (a) the Company possesses all material Permits (other than Environmental Permits) required to own and operate the Oil & Gas Assets and to conduct its business as currently conducted, and (b) the Company is, and, to the Company’s Knowledge, any applicable Third Party operators are, in compliance in all material respects with all such Permits (other than Environmental Permits), and each such Permit is in full force and effect in all material respects. As of the Execution Date, the Company has not received any written notice from a Governmental Authority claiming the lack of a material Permit or default in any material respect under any Permit with respect to any Oil & Gas Asset operated by the Company that has not be previously cured, resolved or addressed. The execution and delivery of this Agreement or any Related Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the revocation or termination of any such Permit or the imposition of any restrictions of such as nature as may limit, in any material respect, the operation or use of the Oil & Gas Assets as historically conducted. As of the Execution Date, there are no Proceedings to which the Company is a party with respect to any pending material modification, revocation, termination or suspension of any material Permit. Notwithstanding anything in this Section 7.15 to the contrary, this Section 7.15 does not address any matter with respect to Environmental Laws, Environmental Permits or Environmental Liabilities, which are exclusively addressed in Section 7.16.
Section 7.16    Environmental Matters. Except as set forth on Schedule 7.16, or has not had or as would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company is not subject to any Proceedings under, or with respect to alleged violations of, any Environmental Law, whether pending or, to the Company’s Knowledge, threatened in writing, (b) since July 1, 2021, the Company has not received any written notice from any Person alleging a violation of or material non-compliance with any Environmental Laws with respect to the Company or any Oil & Gas Assets, the subject of which is unresolved and, to the Company’s Knowledge, the Oil & Gas Assets are currently in compliance with Environmental Laws in all material respects (other than any non-compliance that has been previously cured or otherwise resolved in accordance with applicable Environmental Laws), (c) the Company has not entered into any agreements or consents with any environmental Governmental Authority and is not subject to any order, decree or judgment issued against the Company or any of its Affiliates by an environmental Governmental Authority, in each case, in existence as of the Execution Date and based on any Environmental Laws that prevent the future use of Oil & Gas Assets in the same manner as their current use and (d) to the Company’s Knowledge, the Company has obtained and is in material compliance with all material Permits under applicable Environmental Laws required or necessary for its ownership of the Oil & Gas Assets as currently owned by the Company or any of its Affiliates. To the Company’s Knowledge, the ownership, operation and use of the Oil & Gas Assets and the performance of the Material Contracts are and since July 1, 2021 have been in material compliance with the terms of such Environmental Permits, and there is no Proceeding seeking the revocation, cancellation, or suspension of any such Environmental Permits. Copies of all final written reports of environmental site assessments and/or compliance audits by a Third Party on behalf of the Company or any of its Affiliates that are in the Company’s or any of its Affiliates’ possession or control, in each case, that have been prepared since July 1, 2021 have been, in each case, provided or made available to Buyer prior to the Execution Date. Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 7.16 are the sole and exclusive representations and warranties with respect to environmental matters, including any arising in respect of Environmental Laws, Environmental Permits, Environmental Liabilities or Hazardous Materials.
Section 7.17    Insurance. As of the Execution Date, the Company (or Seller or its Affiliates on behalf of the Company) has in place policies of insurance in amounts and scope of coverage as set forth on Schedule 7.17, and each such policy is in full force and effect and all premiums are currently paid in accordance with the terms of such policy. As of the Execution Date, there are no material claims by the Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights, other than ordinary course reservations of rights. As of the Execution Date, the Company has not received written notice of cancellation or, to the Company’s Knowledge, any threatened (in writing)

cancellation of any such insurance policies or any material premium increase or material alteration of coverage with respect to any such insurance policies.
Section 7.18    Imbalances. To the Company’s Knowledge, Schedule 7.18 sets forth all material production, transportation, plant or other Imbalances associated with the Oil & Gas Assets as of the date set forth on Schedule 7.18.
Section 7.19    Non-Consent Operations. Except as set forth on Schedule 7.19 (and solely to the extent not operated by the Company or an Affiliate, to the Company’s Knowledge), from July 1, 2021 through the Execution Date, no operations are being conducted or have been conducted with respect to the Oil & Gas Assets as to which the Company has elected to be a non-consenting party under the terms of the applicable operating agreement and with respect to which the Company has not yet recovered its full participation.
Section 7.20    Current Commitments. Schedule 7.20 sets forth, as of the Execution Date, all Applicable AFEs that are equal to or in excess of $500,000, net to the interest of the Company. The aggregate amount of Applicable AFEs that (a) are equal to or greater than $250,000 but less than or equal to $500,000, in each case, net to the interest of the Company and (b) are not listed on Schedule 7.20 as of the Execution Date is less than or equal to $2,000,000, net to the interest of the Company.
Section 7.21    Suspense Funds. To the Company’s Knowledge, Schedule 7.21 lists all Suspense Funds as of the date set forth on Schedule 7.21. To the Company’s Knowledge, except as withheld in the ordinary course of business, all proceeds from the sale of Hydrocarbons produced from the Oil & Gas Assets are being received by the Company in a timely manner and are not being held in suspense (other than any statutory minimum royalties or de minimis amounts).
Section 7.22    Payout Balances. To the Company’s Knowledge, Schedule 7.22 contains a list of the status as of the date(s) set forth in such Schedule, of any “payout” balance for the Wells listed on Annex A-2 that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).
Section 7.23    Royalties and Working Interest Payments. Except (a) as set forth on Schedule 7.23 and (b) for the Suspense Funds, to the Company’s Knowledge, since July 1, 2021, the Company has properly and timely paid, or caused to be paid, in all material respects, all royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by, or payable out of production and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from or attributable to the Oil & Gas Assets in accordance with the applicable Leases and applicable Laws.
Section 7.24    Officers and Bank Accounts. Schedule 7.24 lists all of the officers, directors, managers, bank accounts (including all deposit, demand, time, savings, passbook, security or similar accounts maintained by the Company with any bank or financial institution, the “Bank Accounts”), safety deposit boxes and lock boxes (designating each authorized signatory) of the Company.
Section 7.25    Employee Matters; Available Employees.
(a)    The Company does not and has never employed or engaged any employees or other service providers and no employees or other services providers, including any Available Employees, have provided services for or on behalf of the Company as of the date hereof. The Company does not maintain, sponsor or contribute to any Employee Benefit Plan.
(b)    To the extent applicable to the Available Employees, Seller and its Affiliates are and have been in compliance in all material respects with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of Seller or its Affiliates.
Section 7.26    Bankruptcy. There are no bankruptcy, reorganization or arrangement Proceedings pending, being contemplated by or, to the Company’s Knowledge, threatened in writing against the Company or any of its Affiliates.
Section 7.27    Credit Support Obligations. Schedule 9.9 sets forth (a) a complete and accurate list of all Credit Support provided by the Company, or by Seller on behalf of the Company, as of the Execution Date, in support of the obligations of the Company to any Governmental Authority, contract counterparty, or other Person related to the ownership or operation of the Oil & Gas Assets and (b) any other sinking funds, reserves, escrows, cash deposits, financial instruments, surety agreements and similar agreements, guarantees and other items of credit support that the Company is liable for or that are binding on any of the Oil & Gas Assets, including, in each case of clause (a) and (b), the type and amount of such credit support and the date such credit support was provided.
Section 7.28    Leases. Except as set forth on Schedule 7.28, or for any frivolous or immaterial claims with respect to the applicable Lease, since July 1, 2021, the Company has not received an unresolved written notice from any lessor under any Lease asserting (a) that any payment required under the Leases has not been paid by the Company and, as a result thereof, the applicable Lease has terminated or is terminable or (b) that an event has occurred which constitutes (or with notice or lapse of time, or both, would constitute) a material breach under any Lease. Except as set forth on Schedule 7.28, as of the Execution Date, neither the Company nor any of its Affiliates has received any unresolved written notice seeking to terminate any Lease. To the Company’s Knowledge, (i) no party to any Lease or any successor to the interest of such party has filed, or has threatened in writing to file, any action to terminate, cancel, rescind or procure judicial reformation of any such Lease and (ii) there are no express unfulfilled drilling obligations under any of the Leases (excluding (A) any drilling obligation necessary to extend such Lease beyond its primary term, (B) requirements under that certain Continuous Development Agreement dated January 1, 2018 by and between Forge Energy, LLC and the Board for Lease for University Lands that pertains to certain of the Leases, as amended from time to time, and the terms of any such Leases and (C) customary Pugh clauses).
Section 7.29    Casualty; Condemnation. As of the Execution Date, to the Company’s Knowledge, no taking (whether permanent, temporary, whole or partial) is pending or threatened (in writing) with respect to any part of the Oil & Gas Assets by reason of condemnation or the threat of condemnation or eminent domain. Since the Effective Time there have been no Casualty Losses with respect to any of the Company’s assets with damages estimated to exceed $1,000,000 net to the interest of the Company.
Section 7.30    Wells. Except as set forth on Schedule 7.30, and, with respect to any Well not operated by the Company, to the Company’s Knowledge, (a) all Wells have been drilled and completed within the geographic limits permitted by all applicable Leases, (b) no Well is subject to material penalties on allowables after the Effective Time because of any overproduction or any other violation of Laws and (c) there is no Well operated by the Company with respect to which there is an order from a Governmental Authority requiring that such Well be plugged and abandoned. To the Company’s Knowledge, no Well has been plugged and abandoned in a manner that does not comply in all material respects with applicable Law.
Section 7.31    Payments for Production. Except as set forth on Schedule 7.31 as of the dates set forth on Schedule 7.31, the Company is not obligated by virtue of a take-or-pay payment, advance payment, or other similar payment (other than (a) royalties, overriding royalties, similar arrangements established in the Leases, (b) Imbalances set forth on Schedule 7.18, (c) gas balancing agreements, (d) rights of any lessor to take free gas under the terms of the relevant Lease for its use on the lands covered thereby, (e) non-consent provisions in the Contracts or (f) other agreements relating to any of the foregoing), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Company’s or any of its Affiliates’ interest in the Oil & Gas Assets at some future time without receiving payment therefor at or after the time of delivery.

Section 7.32    Special Warranty of Defensible Title. Subject to the Permitted Encumbrances, the Company has Defensible Title to and will defend Defensible Title to the Leases and Wells against every Person whomsoever lawfully claiming or purporting to claim the same or any part thereof, in each case, by, through and under the Company or any of its Affiliates but not otherwise. The Parties acknowledge and agree that the foregoing warranty shall constitute and be considered a special warranty of title by, through and under the Company and its Affiliates under applicable laws (and not a general warranty of title).
Section 7.33    Equipment. Except in each case as has not been and would not reasonably be expected to be material to the Company, and, without regard to materiality, to the Company’s Knowledge: (a) all of the Equipment is in an operable state of repair adequate to maintain normal operations as currently conducted by the Company, in all material respects, ordinary wear and tear excepted and (b) the Company has all easements, rights of way, licenses and authorizations, in each case, that are necessary to access, own and operate the Equipment as currently accessed, owned and operated by the Company.
Section 7.34    Surface Interests. Except as set forth on Schedule 7.34, (a) the Surface Interests and surface rights under the Leases are sufficient in all material respects for the operation of the Oil & Gas Assets operated by the Company or its Affiliates as currently operated by the Company or its Affiliates, (b) neither the Company nor any of its Affiliates is in material breach of or in material default under any Surface Interest, (c) as of the Execution Date, no written notice of material default or material breach has been received or delivered by the Company or any Affiliate of the Company under any Surface Interest, the resolution of which is currently outstanding, and no currently effective written notices have been received by the Company or any of its Affiliates of the exercise, intended exercise or threatened exercise of any premature termination of or under any Surface Interest and (d) to the Company’s Knowledge, each of the Surface Interests is in full force and effect.
Section 7.35    Cyber Security and Privacy. Since July 1, 2021, the Company has not experienced a security breach of its information technology systems or has breached its cybersecurity or privacy programs, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole. Since July 1, 2021, there have been no claims, assertions or investigations pending or, to the Company’s Knowledge, threatened in writing made by or against the Company regarding cybersecurity or privacy matters.
ARTICLE 8
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES
On the terms and subject to the conditions of this Agreement and except for any exceptions as set forth in the Schedules (with the applicability of such exceptions determined in accordance with Section 14.12(a) of this Agreement), Buyer, with respect to itself only, and Parent, with respect to itself only, as applicable, represents and warrants to Seller and the Company as of the Execution Date and, effective upon the Closing, the Closing Date (except to the extent such representations and warranties speak to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date), as follows:
Section 8.1    Organization. Buyer is a corporation duly organized, validly existing, and in good standing (or equivalent) under the Laws of Delaware and has the requisite corporate power to carry on its business as now being conducted. Buyer has all requisite power and authority to own, lease and operate its properties, rights or assets, carry on its businesses as now being conducted, and to carry out the transactions contemplated by this Agreement. Parent is a Delaware corporation and duly organized, validly existing, and in good standing under the laws of the State of Delaware and, where required, is duly qualified to do business and is in good standing in each jurisdiction in which the Oil & Gas Assets are located.
Section 8.2    Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations under this Agreement and the Related Agreements. The execution, delivery, and performance of this Agreement and the Related Agreements have been duly and validly authorized by all necessary company action on the part of Buyer and Parent, and at the Closing, all instruments executed and delivered by Buyer or Parent at or in connection with the Closing (collectively, the “Buyer Parties’ Closing Documents”) shall have been duly and validly authorized by all necessary company action on the part of the applicable Buyer Party thereto. This Agreement has been duly executed and delivered by Buyer and Parent and, at the Closing, all Buyer Parties’ Closing Documents shall have been duly executed and delivered by the applicable Buyer Party thereto.
Section 8.3    Enforceability. This Agreement and each Related Agreement constitutes a legal, valid and binding agreement of Buyer and Parent, enforceable against Buyer and Parent, as applicable, in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application from time to time in effect that affect creditors’ rights generally, (b) general principles of equity and (c) the power of a court to deny enforcement of remedies generally based upon public policy.
Section 8.4    No Violation or Breach. Assuming receipt of all applicable consents required in connection with the consummation of the transactions contemplated by this Agreement, neither the execution and delivery of this Agreement and the Buyer Parties’ Closing Documents by Buyer or Parent, as applicable, nor the consummation of the transactions and performance of the terms and conditions of this Agreement or the Related Agreements by Buyer or Parent, directly or indirectly, will (a) result in a violation or breach of any provision of the Governing Documents of such Buyer Party, (b) violate or conflict with, or permit the cancellation, termination or acceleration by a Third Party of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, result in the termination or acceleration of the maturity of any obligation under, any Contract by which such Buyer Party is bound, (c) violate any Law applicable to such Buyer Party or the assets of such Buyer Party, (d) result in or require the creation or imposition of any Lien upon or with respect to any property or assets of such Buyer Party or (e) require any filing with, notification of or consent, approval or authorization of any Governmental Authority, other than those that have been or will be made prior to Closing, except in the case of clauses (b), (c), (d) and (e) above, where such violation, conflict, cancellation, termination, acceleration, default, consent, loss, increase, creation or imposition, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.
Section 8.5    Consents. Except for (a) any filings that have been made, or will be made, pursuant to the rules and regulations of the NYSE in order to cause the shares of Parent Common Stock to be listed thereon, and (b) any post-Closing filings pursuant to the Registration Rights Agreement or applicable federal and state securities Laws which the applicable Buyer Party undertakes to file or obtain within the applicable time period, in each case to the extent required, Buyer is not and shall not be required to give any notice to or obtain any consent, approval, authorization, or permit of, or filing with or notification to, any Person in connection with the execution and delivery of this Agreement by Buyer (or any Related Agreement to which Buyer is or will be a party) or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated by this Agreement and the Related Agreements.
Section 8.6    Litigation. Neither such Buyer Party nor any of their respective assets is subject to any pending or, to Buyer’s Knowledge, threatened (in writing) Proceeding at law or in equity or any order, injunction, judgment or decree of a Governmental Authority which could reasonably be expected to have the effect of restricting, making illegal or otherwise prohibiting (a) such Buyer Party’s ability to perform its obligations under this Agreement or the Related Agreements or (b) the consummation of the transactions contemplated by this Agreement and the Related Agreements.
Section 8.7    Bankruptcy. There are no bankruptcy, reorganization or arrangement Proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened in writing against such Buyer Party or any of its Affiliates.
Section 8.8    Brokerage Arrangements. None of Buyer, Parent or any of their respective Affiliates have entered into (directly or indirectly) any Contract with any Person that would require the payment by Seller, the Company or any of their respective Affiliates of a commission, brokerage,

“finder’s fee” or other similar fee in connection with this Agreement, the Related Agreements or the transactions contemplated by this Agreement or the Related Agreements.
Section 8.9    Securities Matters. Buyer acknowledges and represents and warrants that (a) it is an “accredited investor,” as such term is defined in Regulation D of the Securities Act and (b) it is acquiring the Target Interests for its own account, for investment purposes only and not in connection with a distribution or resale of the Target Interests in violation of federal or state securities Laws and the rules and regulations under federal or state securities Laws. Buyer acknowledges and understands that (x) the acquisition of the Target Interests has not been registered under the Securities Act in reliance on an exemption therefrom and (y) that the Target Interests will, upon its sale by Buyer, be characterized as “restricted securities” under state and federal securities Laws. Buyer agrees that the Target Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws.
Section 8.10    Buyer’s Independent Investigation.
(a)    Prior to executing this Agreement, Buyer has (or its Representatives) have been afforded the opportunity to examine and evaluate such materials as it has requested to be made available to it by Seller or Seller’s Representatives and to discuss with Seller and Seller’s Representatives such materials and the business and affairs of the Company and the nature of the Oil & Gas Asset. Prior to Closing and assuming Seller’s compliance with the terms of Section 3.1(a) and Section 4.2, Buyer has (or its Representatives have) (i) been afforded an opportunity to (A) examine and evaluate the business and affairs of the Company and the Oil & Gas Assets and such materials as it has requested to be made available to it by Seller or Seller’s Representatives and (B) discuss with Seller and its Representatives such materials and the business and affairs of the Company and the nature of the Oil & Gas Assets and (ii) satisfied itself through its own due diligence as to the condition of, and contractual arrangements and regulatory and other matters affecting or relating to, business and affairs of the Company and the Oil &Gas Assets.
(b)    Buyer is (or its Representatives are) (i) sophisticated in the investigation, inspection, evaluation, review, purchase and ownership of oil and gas properties and related interests, including those located in the areas where the Oil & Gas Assets are located and (ii) a party capable of making such investigation, inspection, evaluation and review of the Company and the Oil & Gas Assets as a reasonably prudent purchaser would deem appropriate under the circumstances with respect to all matters relating to the Company and the Oil & Gas Assets, including their value, operation and suitability.
(c)    In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely on the express representations of Seller and the Company set forth in Article 6 and Article 7 of this Agreement and any other express representations of Seller and the Company in any of the Related Agreements, its independent investigation of, and judgment with respect to, the Company and the Oil& Gas Assets and the advice of its own Representatives and not been induced by and has not relied on (and Buyer expressly acknowledges that it is not entitled to rely on) any comments, statements or information (whether written or oral or express or implied) provided by or on behalf of Seller or any Representative of Seller.
(d)    Buyer acknowledges and agrees that (i) the due diligence information includes certain projections, estimates and other forecasts, and certain business plan information, (ii) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and Buyer is familiar with such uncertainties and (iii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by Buyer on such projections, estimates and other forecasts and plans shall be at its sole risk.
Section 8.11    Funds. At Closing, Buyer shall have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the amounts due at the Closing, including the Cash Purchase Price, to Seller, the Payoff Amount pursuant to Section 2.2 and Section 2.12, and to pay any supplemental payment required under Section 2.7, and to pay all of Buyer’s and its Affiliates’ fees and expenses associated with the transactions contemplated in this Agreement. Buyer acknowledges and agrees that the obligations of Buyer under this Agreement and the Related Agreements are not in any way contingent upon or otherwise subject to Buyer’s consummation of any financing arrangement or obtaining any financing or the availability, grant, provision or extension of any financing to Buyer.
Section 8.12    Parent Common Stock. The shares of Parent Common Stock to be delivered as the Stock Consideration have been duly authorized by Parent and, when issued and delivered pursuant to this Agreement in accordance with the terms hereof, will be validly issued, fully paid and non-assessable. Upon the issuance and delivery of the Stock Consideration as provided in this Agreement, Seller will acquire good and marketable title thereto, free and clear of any Liens (excluding (a) the restrictions imposed by this Agreement or the other transaction documents contemplated by this Agreement, (b) restrictions on transfer under applicable state and federal securities Laws and (c) any Liens created by or related to Seller). In addition, all actions required to be taken by Parent to issue the Stock Consideration to Buyer have been taken (or shall have been taken by or before the Closing). There are not, and as of the Closing Date, will not be, any preemptive or other rights to subscribe for or purchase the shares of Parent Common Stock to be issued and delivered as the Stock Consideration.
Section 8.13    Capitalization.
(a)    As of the Execution Date, the authorized capital stock of Parent consist solely of (a) 130,000,000 shares of Parent Common Stock, of which 61,869,812 shares of common stock are issued and outstanding as of April 28, 2023, and (b) 2,500,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued and outstanding.
(b)    Except as contemplated by this Agreement, as disclosed in the Parent SEC Documents and for equity awards made pursuant to plans described in the Parent SEC Documents, as of the Execution Date, there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Parent to issue or sell any equity interests of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
(c)    As of the Execution Date, Parent does not have any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in Parent on any matter.
Section 8.14    SEC Documents; Financial Statements.
(a)    Parent has timely filed or furnished all reports, schedules, forms, statements, prospectuses and other documents required to be so filed or furnished by it with the SEC since January 1, 2023 (collectively, the “Parent SEC Documents”). The Parent SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Parent Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished Parent SEC Document filed or furnished prior to the Execution Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) in the case of the Parent Financial Statements, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) in the case of the Parent Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and subject, in the case of interim financial statements, to normal year-end adjustments, and (v) in the case of the Parent Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of the Buyer Parties and their Subsidiaries as of the dates and for the periods indicated therein.
(b)    The Buyer Parties and their Subsidiaries have no liabilities (including any Indebtedness), except for (i) liabilities reflected (to the extent so reflected) and accrued for on the balance sheet in the Parent Financial Statements, (ii) liabilities incurred in the ordinary course of business since the date of the balance sheet in the Parent Financial Statements consistent with past practice, (iii) liabilities under this Agreement and the other transaction documents contemplated by this Agreement, or (iv) other liabilities that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 8.15    Internal Controls; Listing Exchange.
(a)    Parent maintains and has maintained effective internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2022, and such assessment concluded that such controls were effective.
(b)    Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports it files or submits to the SEC under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure.
(c)    Except where the failure to be in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2022, (i) none of Parent or any Subsidiary of Parent nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or Representative of Parent or any Subsidiary of Parent, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or any Subsidiary of Parent or any concerns from employees of Parent or any Subsidiary of Parent regarding questionable accounting or auditing matters with respect to Parent or any Subsidiary of Parent.
(d)    Each of Parent and, to Parent’s knowledge, each of Parent’s directors and officers, in their capacities as such, are in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.
(e)    The Parent Common Stock is listed on the NYSE, and Parent has not received any notice of delisting. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any securities of Parent has been issued, and no proceedings for such purpose are, to Buyer’s Knowledge, pending, contemplated or threatened.
Section 8.16    Form S-3. Parent is eligible to register the resale of the Parent Common Stock comprising the Stock Consideration for resale by Seller under Form S-3 promulgated under the Securities Act.
Section 8.17    Investment Company. None of Buyer, Parent or any of their respective Subsidiaries is now, and after the issuance and sale of the Stock Consideration will be, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 8.18    Securities Laws. The solicitation of offers and the sale of the Target Interests by Seller have not been registered under any securities Laws. At no time have the Buyer Parties been presented with or solicited by or through any public promotion or any form of advertising in connection with the transactions contemplated by this Agreement.
Section 8.19    Absence of Certain Changes. Since January 1, 2022, (a) there has not been any (i) material write-down by Parent in the reserves estimated for its oil and gas properties, other than write-downs resulting from depletion in the ordinary course of operation of such properties or that result from the variance in markets or prices for Hydrocarbons produced from such properties, (ii) material destruction, damage or loss to or affecting any of the assets of Parent or its Subsidiaries, or (iii) Parent Material Adverse Effect or any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect and (b) Parent and its Subsidiaries have, in all material respects, conducted their business in the ordinary course of business consistent with past practices.
ARTICLE 9
ADDITIONAL AGREEMENTS AND COVENANTS
Section 9.1    Interim Covenants; Site Access.
(a)    Affirmative Covenants of the Company. From the Execution Date until the Closing Date (or, if earlier, the date this Agreement is terminated pursuant to Section 13.1), except as otherwise contemplated or permitted by this Agreement, Seller shall, and shall cause the Company to:
(i)    conduct its business and operate the Oil & Gas Assets (A) in the ordinary course in all material respects, consistent with past practices and subject to the terms of this Agreement, subject to interruptions resulting from force majeure, mechanical breakdown, or planned maintenance and (B) in accordance with all applicable Laws;
(ii)    pay when due all Royalties, Property Costs and other payments that become due and payable in connection with the Oil & Gas Assets in the ordinary course in all material respects, consistent with past practices and subject to the terms of this Agreement;
(iii)    maintain the books of account and records of the Company relating to the Oil & Gas Assets in the usual, regular and ordinary manner in all material respects, in accordance with its usual accounting practices;
(iv)    without limiting Section 9.1(b), use commercially reasonable efforts to keep Buyer apprised of any drilling, re-drilling or completion operations proposed or conducted by the Company or its Affiliates with respect to the Oil & Gas Assets;
(v)    use its commercially reasonable efforts to keep available the services of their current officers and key employees and preserve in all material respects the present relationships with creditors, customers and suppliers, in each case, of the Company (provided, however, that such obligation shall not require any financial concessions to such individuals or entities);
(vi)    use its commercially reasonable efforts to maintain all material Permits which have been maintained by the Company as of the Execution Date (if any) in effect that are necessary or required to operate the Oil & Gas Assets that are currently operated by the Company or otherwise necessary or required in connection with the ownership of the Oil & Gas Assets;
(vii)    provide Buyer with a copy of any other material notices received from any Governmental Authority pertaining to the Oil & Gas Assets or the Company;

(viii)    not agree, whether in writing or otherwise, to enter into any agreement or commitment that would require the Company to act in a manner inconsistent with the foregoing; and
(ix)    promptly upon obtaining Knowledge of the same, provide Buyer with notice of an invalidation, breach, or premature termination following the Execution Date of any Material Contract.
(b)    Negative Covenants of the Company. Without limiting the foregoing, except (i) as required by Law, (ii) for operations covered by AFEs described on Schedule 7.20, (iii) ordinary course leasing activities, (iv) for matters described on Schedule 9.1, (v) for any COVID-19 Measures, (vi) as consented to in writing (including by email in accordance with Section 14.1) by Buyer (which consent may be withheld in Buyer’s sole discretion, except with respect to clauses (xi), (xix) and (xxi) (but only to the extent relating to clauses (xi) and (xix)), which consent in respect thereof shall not be unreasonably withheld, conditioned or delayed), from the Execution Date until the Closing Date (or, if earlier, the date this Agreement is terminated pursuant to Section 13.1), or (vii) as expressly permitted or required under this Agreement, Seller shall not (and shall cause the Company to not):
(i)    (A) split, combine, subdivide or reclassify any Target Interests or (B) redeem or repurchase any Target Interests or any outstanding options, warrants or rights of any kind to acquire any Target Interests, or any outstanding Securities that are convertible into or exchangeable for any Target Interests;
(ii)    adopt any amendments to the Governing Documents of the Company;
(iii)    other than inventory and other assets acquired in the ordinary course of business, acquire properties or assets, including stock or other equity interests of another Person, with a value in excess of $100,000 individually or $500,000 in the aggregate, whether through asset purchase, merger, consolidation, share exchange, business combination or otherwise;
(iv)    acquire any corporation, partnership, limited liability company, other business organization, or division thereof, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition, or similar contract or arrangement;
(v)    sell, transfer, mortgage, pledge or dispose of any material portion of the Oil & Gas Assets or any of the Company’s material assets, including by way of non-cash distributions to any Person, other than (A) the Specified Inventory, (B) inventory, spare parts, or equipment that is no longer necessary in the operation of the Oil & Gas Assets or for which replacement equipment of equal or greater value has been obtained or (C) the sale of Hydrocarbons produced from the Oil & Gas Assets, in each case, in the ordinary course of business;
(vi)    (A) incur any material Taxes outside the ordinary course of business of the Company, (B) make, revoke, or modify any material election related to Taxes, (C) settle, concede, or compromise any material liability related to Taxes, (D) change or otherwise alter the fiscal year of the Company, any material matter related to Tax accounting, or any method of Tax accounting, (E) file any material amended Tax Return or any amendment or other modification to any Tax Return, (F) enter into any closing agreement (as defined in Section 7121 of the Code) or any other material agreement relating to Taxes, (G) enter into any voluntary disclosure agreement or program with any Governmental Authority, (H) settle, compromise, concede, or abandon any material Tax claim or assessment, (I) surrender any right to claim a refund of material Taxes, or (J) consent to any extension or waiver of the limitation period applicable to any Tax, Tax claim, or Tax assessment;
(vii)    adopt a plan of complete or partial liquidation or dissolution;

(viii)    change any accounting methods, except as required by changes in GAAP or Law, or as recommended by its independent accountants;
(ix)    agree to, or propose any operations on the Oil & Gas Assets anticipated to cost (net to the Oil & Gas Assets) in excess of $250,000 per operation, except that with respect to emergency operations, the Company shall notify Buyer of such emergency as soon as reasonably practicable following receipt of written notice from any Third Party operator;
(x)    elect to not participate in or make a non-consent election in respect of any operations on the Oil & Gas Assets proposed by a Third Party anticipated to cost (net to the Oil & Gas Assets) in excess of $250,000 per operation (provided that, for the avoidance of doubt, if Buyer does not elect for the Company to participate in such an operation within the ten (10) day time period described in this Section 9.1(b), the Company may elect to not participate in or make a non-consent election in respect of such operation);
(xi)    enter into any new Contract that, if entered into prior to the Execution Date, would be required to be listed on Schedule 7.13(a) (excluding, for the avoidance of doubt, entry into customary joint operating agreements in the ordinary course of business) or terminate (unless such Contract terminates pursuant to its stated terms), or materially amend or extend the terms of any contract that is required to be listed on Schedule 7.13(a);
(xii)    enter into any compromise or settlement of any Proceeding pertaining to the Oil & Gas Assets or the Company, or waive or release any material right of the Company, in excess of $1,000,000, other than any settlement or compromise that involves only a payment from Seller to a Third Party and does not otherwise pertain to the Company;
(xiii)    cancel (unless replaced with a comparable insurance policy) or materially modify (including coverage and types of insurance provided therein) or reduce the amount of any insurance policies in effect as of the Execution Date as set forth on Schedule 7.17;
(xiv)    voluntarily relinquish or abandon any of the Oil & Gas Interests, except (A) as required by Law, Permit or any applicable Contract, or (B) for the expiration of any Lease in accordance with its terms;
(xv)    declare, set aside or pay any non-cash distributions in respect of any of the Securities of the Company;
(xvi)    incur, assume or guarantee, endorse or otherwise become liable for any Indebtedness other than (A) Indebtedness associated with the Credit Documents, bonds, letters of credit, surety or similar obligations incurred in the ordinary course of business in connection with the operation of the Oil & Gas Assets in an amount not to exceed $250,000, (B) scheduled repayments of Indebtedness at stated maturity to the extent such Indebtedness and scheduled repayment amounts and payment dates are set forth on Schedule 9.1, (C) other Indebtedness in an amount incurred since the date of this Agreement not to exceed $250,000, (D) Indebtedness outstanding as of the date of this Agreement that will be repaid by Seller or its Affiliates at the Closing in accordance with this Agreement or for which the Company will otherwise not be directly or indirectly liable as of the Closing, or (E) Indebtedness incurred under credit facilities as in effect as of the date of this Agreement (including the Credit Documents); provided, however, that Seller shall not (and shall cause the Company to not) cause the principal amount of the Credit Document Indebtedness to exceed $220,000,000 without the prior written consent of Buyer (which consent may be withheld in Buyer’s sole discretion);

(xvii)    make any loans, advances or capital contributions to, or investments in, any other Person, other than expense advances in the ordinary course of business and/or loans made under the Company’s 401(k) plan in accordance with the existing terms thereof or prepay any Material Contracts;
(xviii)    voluntarily resign as the operator of any Oil & Gas Assets that are currently operated by the Company;
(xix)    without prejudice to the Company’s rights under Section 3.1(e) to cure an alleged Title Defect, amend or renew any Lease or agree to maintenance or bonus payments in connection therewith (provided that the Company may enter into amendments to or renewals of Leases, or agree to maintenance or bonus payments, for the purposes of lease extensions that do not result in extension fees or other payments exceeding, in the aggregate, $250,000);
(xx)    enter into or become a party to any Hedge Contract that will burden the Oil & Gas Assets or the Company from and after Closing; or
(xxi)    agree, whether in writing or otherwise, to do any of the foregoing or enter into any agreement.
Without limitation of this Agreement, no provision of Section 9.1(a) or Section 9.1(b) shall prohibit Seller from performing any of its obligations under any provisions of this Agreement. Requests for approval of any action restricted by Section 9.1(a) and Section 9.1(b) shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Buyer:
Callon Petroleum Operating Company
2000 W. Sam Houston Parkway S.
    Suite 2000
    Houston, Texas 77042
Attn: Lucas Fried
Email: LFried@callon.com
Buyer’s consent to any action restricted by Section 9.1(a) and Section 9.1(b) shall be considered granted within ten (10) Business Days (unless a shorter time is reasonably required by the circumstances and such reasonable shorter time is specified in Seller’s notice) of Seller’s written notice to Buyer requesting such consent unless Buyer notifies Seller to the contrary during that period. Any matter expressly approved (and not, for purposes of clarity, deemed granted due to the expiration of the ten (10) Business Day period) by Buyer pursuant to Section 9.1(a) and Section 9.1(b) that would otherwise constitute a breach of one or more of Seller’s or the Company’s representations and warranties in Article 6 or Article 7 shall be deemed to be an exclusion from such representations and warranties.
Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall: (1) prohibit or restrict the Company’s ability to make withdrawals, borrow funds or make payments or pre-payments under any Contract related to Indebtedness (including the Credit Documents); (2) prohibit or restrict the Company from making cash distributions to Seller; or (3) prohibit or restrict the Company from entering into customary, industry-standard joint operating agreements in the ordinary course of business. In cases in which neither the Company nor its Affiliate is the operator of the affected Oil & Gas Assets, to the extent that the actions described in Section 9.1(a) may only be taken by (or are the primary responsibility of) the operator of such Oil & Gas Assets, the provisions of this Section 9.1(a) shall be construed to require that the Company and its Affiliates vote their interests in a manner that complies in all respects with the provisions of Section 9.1(a) or Section 9.1(b), and Buyer agrees that the acts or omissions of the other working interests owners (including the operators) who are not the Company or the Company’s Affiliate shall not constitute a breach of the provisions of Section 9.1(a) or Section 9.1(b). Notwithstanding the foregoing provisions of Section 9.1(a) or Section 9.1(b), in the event of an emergency, Seller may take (and may cause the Company to take) such actions as may be reasonably necessary to protect life, property, or the environment, and shall notify Buyer of such action promptly thereafter.

(c)    Reasonable Best Efforts. Subject to Section 9.1(a) and Section 9.1(b), and except as otherwise expressly set forth in this Agreement, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable (subject to applicable Laws) to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. In addition, no Party shall take any actions after the date of this Agreement to materially delay the obtaining of, or result in not obtaining, any consent from any Governmental Authority necessary to be obtained prior to Closing. Notwithstanding the foregoing, Buyer acknowledges and agrees that Seller and the Company and each of their respective Affiliates have no responsibility for any financing that Buyer may raise in connection with the transactions contemplated by this Agreement, and no responsibility for the content of any rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents prepared by or on behalf of Buyer or its Affiliates, or Buyer’s financing sources, in connection with Buyer’s financing activities in connection with the transactions contemplated by this Agreement.
(d)    Access to Information. From the Execution Date until the earlier of (x) the date this Agreement is terminated pursuant to Section 13.1 and (y) the Closing Date, subject to the limitations in Section 9.1(e), Section 9.1(f), and Section 14.11, and subject to obtaining any required consents of Third Parties, including Third Party operators of the Oil & Gas Assets, Seller shall grant to Buyer and its authorized Representatives reasonable access, during normal business hours and upon reasonable advance notice, to senior management, the properties and the books and records of the Company to the extent (and only to the extent) relating to the transition of the Company’s business to Buyer. Notwithstanding the foregoing, such access: (i) shall not unreasonably interfere with the normal operations of the Company or of Seller; and (ii) shall occur in such a manner as Seller reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement. All requests for access shall be directed to John Campbell III (at john@percussionpetroleum.com) or such other Person as Seller may designate in writing from time to time (the “Company Contact”). Except to the extent set forth in Section 4.2, such access shall not entitle Buyer to conduct any environmental assessment, including any monitoring, testing or sampling or any Phase I Environmental Site Assessments. In addition, nothing in this Agreement shall require Seller or the Company to provide access to, or to disclose any information to, Buyer or any other Person if such access or disclosure (A) would breach any obligations to any Third Party or obligation of confidentiality binding on Seller, the Company or the Oil & Gas Assets, (B) would cause competitive harm to Seller or the Company if the transactions contemplated by this Agreement are not consummated or (C) would be in violation of applicable Laws or regulations of any Governmental Authority or the provisions of any Contract or policy to which the Company is a party. Pursuant to its right of access to the personnel, the properties and the books and records of the Company (including in connection with Buyer’s Independent Title Review and Buyer’s Independent Environmental Review), Buyer acknowledges that it will become privy to confidential and other information of Seller and the Company. Each Buyer Party agrees that all such confidential information shall be held confidential by such Buyer Party and its Representatives in accordance with the terms of the Confidentiality Agreement. If Closing should occur, the foregoing confidentiality restriction on the Buyer Parties, including the Confidentiality Agreement and the confidentiality restriction in Section 4.2, shall terminate (except as to information related to any assets other than the assets of the Company, including any assets of Seller or any of its Affiliates other than the Company). For the avoidance of doubt, neither the Company nor Seller makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 9.1(d). Buyer also acknowledges and agrees that none of Buyer, nor any of its Affiliates or their respective direct or indirect equityholders or representatives, may rely on (and expressly disclaim reliance upon) the accuracy of any such information other than the express representations and warranties of Seller and the Company set forth in Article 6 and Article 7 of this Agreement, as qualified by the Schedules. The information provided pursuant to this Section 9.1(d) will be used solely for the purpose of effecting the transactions contemplated by this Agreement, and will be governed by all of the terms and conditions of the Confidentiality Agreement.
(e)    Access Indemnity. Notwithstanding any other provision in this Agreement to the contrary, the Buyer Parties shall indemnify, defend, hold harmless and forever release the Seller Indemnified Parties from and against any Losses arising out of or in connection with any site visits, access to or inspections of Seller’s or the Company’s assets, records or properties or any other diligence activity by or on behalf of Buyer or its Affiliates or their respective officers, employees, agents and representatives (including pursuant to Buyer’s Independent Title Review or Independent Environmental Review), EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY (A) LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF THE SELLER INDEMNIFIED PARTIES AND (B) LIABILITIES THAT WERE EXISTING PRIOR TO SUCH INSPECTIONS OR ARISING OUT OF OR RELATING TO NONCOMPLIANCE WITH ENVIRONMENTAL LAWS THAT ARE MERELY DISCOVERED BY BUYER OR ANY OF ITS REPRESENTATIVES DURING SUCH DUE DILIGENCE INVESTIGATION.
(f)    Communications. Prior to the Closing, without the prior written consent of Seller (which consent may be given or withheld in Seller’s sole discretion), Buyer shall not (and shall not permit any of its Affiliates or its or their respective employees, counsel, accountants, consultants, financing sources or other representatives to) (i) intentionally contact any Person that, to Buyer’s Knowledge, is an officer, director, manager, employee, consultant, direct or indirect equityholder, distributor, supplier, customer, contractor, or joint venture partner of the Company or of Seller or any Third Party operator of the Oil & Gas Assets, or other material business relation of the Company (including University Lands) other than the Company Contact (collectively, the “Restricted Contacts”) in connection with the transactions contemplated by this Agreement or engage in any discussions with any Restricted Contact in respect of the transactions contemplated by this Agreement or (ii) make any announcement or communication to any Restricted Contact regarding this Agreement or any of the transactions contemplated by this Agreement.
(g)    Consents. After the Execution Date and prior to the Closing, the Company shall use commercially reasonable efforts to obtain consent from any party to a Contract with a member of the Company to the extent that such consent is required to be obtained in connection with the execution, delivery and performance of this Agreement and the Related Agreement, and the transactions contemplated in this Agreement or any Related Agreement. For the avoidance of doubt, such Company reasonable efforts shall not include: (i) making any expenditures or payments; or (ii) granting any accommodation (financial or otherwise) to any Third Party, in each case, unless Buyer agrees in writing to make such expenditures or payments or grants such accommodations. The Buyer Parties also agree to provide such assurances as to financial capability, resources and creditworthiness as may be required by any Third Party whose consent is sought in connection with the transactions contemplated by this Agreement and the Related Agreements. Neither Seller nor the Company shall have any liability to Buyer or its Affiliates or any other Person arising out of or relating to the failure of Seller or the Company to obtain any consent prior to the Closing.
(h)    Notwithstanding anything herein to the contrary, (i) Seller shall have the right (exercisable in its sole discretion), but not the obligation, to (A) remove the Specified Inventory from its current place of storage or (B) otherwise assign, sell, transfer or dispose of (or cause the Company to assign, sell, transfer or dispose of) the Specified Inventory (including any applicable purchase orders), in each case, at any time prior to the Closing Date and (ii) any proceeds or revenues received by Seller or the Company with respect to the Specified Inventory prior to, on or after the Closing Date shall be for the sole account of Seller and there shall be no adjustment to the Purchase Price or direct or indirect entitlement of Buyer with respect to any such proceeds or revenues.
(i)    Prior to the Closing, Seller and its Affiliates shall assign to the Company, and the Company shall accept and assume, (i) the office lease referenced on Annex A-4 and (ii) all rights, obligations and liabilities associated with the Proceedings described on Schedule 7.8.
Section 9.2    Further Assurances.
(a)    Upon the request of a Party, at any time on or after the Closing, the Party or Parties shall (and shall cause its Affiliates to) promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction, or authorization and other documents as the requesting Party may reasonably request in order to effectuate the purposes of this Agreement or the Related Agreements.
(b)    Following Closing, Seller agrees to, and to cause its Affiliates to, use commercially reasonable efforts to cooperate with Buyer and the Company in connection with Buyer’s and the Company’s defense and other actions relating to or arising out of (a) any Proceeding scheduled on Schedule 7.8 (including any insurance claims relating to any such Proceeding) and (b) any other Proceeding arising out of, or resulting from the commitments, contractual arrangements, business, operations, or activities of the Company (or ownership or operation of the Oil & Gas Assets) during the period of Seller’s ownership of the Target Interests. Following Closing, Seller agrees to make available Seller’s or its Affiliates’ employees engaged in (or previously engaged in), or having information about, the ownership and operation of the Oil & Gas Assets, for the purposes of providing testimony, depositions, information and other related activities relating to any such Proceeding. Buyer shall, within five (5) Business Days after receipt of demand in writing therefor, reimburse Seller for all documented expenses and costs of Seller with respect to this Section 9.2(b), including, but not limited to, the costs associated with (i) the use of Seller’s employees to perform the services requested hereunder and (ii) Seller retaining consultants to perform the tasks identified in this Section 9.2(b) in the event that Seller, in its reasonable discretion, believes that same is necessary in order to allow its staff to continue to perform their daily job functions for the business of Seller or if requested by Buyer.
Section 9.3    Publicity. In furtherance of the confidentiality restrictions set forth in Section 4.2 and Section 9.1(d), prior to the Closing and after any termination of this Agreement, as applicable, each Buyer Party shall hold, and shall cause their Affiliates and Representatives to hold, in confidence, all confidential documents and information concerning Seller and the Company furnished to either Buyer Party or its Representatives in connection with this Agreement and the transactions contemplated by this Agreement in the manner specified in the Confidentiality Agreement. Notwithstanding anything to the contrary in the Confidentiality Agreement, without the prior written consent of the other Parties, no Party shall issue any press release or make any public announcement pertaining to this Agreement or the transactions contemplated by this Agreement or otherwise disclose the existence of this Agreement and the transactions contemplated by this Agreement and the Confidentiality Agreement to any Third Party. Notwithstanding the foregoing, disclosure may be made: (a) as required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange; (b) in connection with the procurement of any necessary consents, approvals, payoff letters and similar documentation; (c) each Party may disclose the terms of this Agreement to their respective Affiliates, accountants, legal counsel and other Representatives as necessary in connection with the ordinary conduct of their respective businesses, or are otherwise subject to an obligations of confidentiality with respect to such information; and (d) Buyer may issue press releases, public announcements or other public disclosures announcing this Agreement and/or the transaction contemplated hereby. In the event of any press release, public announcement or disclosure made pursuant to clause (d) of the preceding sentence, Buyer shall provide Seller with an advance copy of such press release, public announcement or disclosure. Buyer shall evaluate, in good faith, any reasonable suggestions to a press release received from Seller. To the extent applicable, Seller, its direct and indirect equityholders (including Carnelian and the OIE Funds), and their and its respective Affiliates, and Buyer and its respective Affiliates, may also disclose to their current or prospective financing sources, including such Party’s Affiliates’ investors and limited partners, and to prospective investors, purchasers or other Persons as part of fundraising or marketing activities undertaken by Seller’s Affiliates, Carnelian or the OIE Funds and their respective Affiliates, or by Buyer’s Affiliates, provided such disclosures are made to Persons subject to an obligation of confidentiality with respect to such information.
Section 9.4    Fees and Expenses. Each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiations and execution of this Agreement and the Related Agreements, the performance of such Party’s obligations under this Agreement and the Related Agreements and the consummation of the transactions contemplated by this Agreement and the Related Agreements, and, for the avoidance of doubt, Seller shall pay all Transaction Expenses, regardless of whether payable prior to or on the Closing Date. Notwithstanding the foregoing, Buyer shall pay and be fully responsible for: (a) all filing fees under any Laws applicable to Buyer, in addition to any reasonable legal fees and expenses incurred by Seller or the Company in connection with complying with any request for additional information or documents from any Governmental Authority in connection with such filings; (b) all fees, costs and expenses (if any) incurred in respect of the financing by Buyer and its Affiliates of the transactions contemplated by this Agreement and the Related Agreements; (c) fifty percent (50%) of all fees, costs and expenses of the Tail Policy; (d) fifty percent (50%) of the fees and costs of the Escrow Account; (e) any obligations of Buyer pursuant to Section 9.1(g); and (f) all fees, costs and expenses contemplated by Section 9.9.
Section 9.5    Managers and Officers.
(a)    Buyer acknowledges that each person that prior to the Closing served as a director, officer, manager, employee, agent, trustee, partnership representative or fiduciary of the Company or who, at the request of the Company, served as a director, officer, manager, member, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other Employee Benefit Plan or enterprise (collectively, with such person’s heirs, executors or administrators, the “Target Indemnified Persons”) is entitled to indemnification, expense reimbursement and exculpation to the extent provided in the Governing Documents of the Company in effect as of the Execution Date (“D&O Provisions”). Buyer also acknowledges and agrees that: (i) such D&O Provisions are rights of contract; and (ii) no amendment or modification to any such D&O Provisions shall affect in any manner the Target Indemnified Persons’ rights, or the Company’s obligations, with respect to claims arising from facts or events that occurred on or before the Closing. From and after the Closing, Buyer shall not amend, repeal or otherwise modify the indemnification provisions of its Governing Documents as in effect at the Closing in any manner that would adversely affect the rights thereunder of any present or former directors, officers, employees, partners, members and agents of the Company.
(b)    At or prior to the Closing Date, Seller shall cause the Company to purchase and maintain in effect for a period of six (6) years thereafter a tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Company. Such tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy. Concurrent with its purchase of the tail policy, the Company shall procure “run-off” coverage as provided by the Company’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the Execution Date by such policies. Such run-off coverage shall have terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies (collectively, with the tail policy, the “Tail Policy”). No claims made under or in respect of such Tail Policy shall be settled without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed.
(c)    Buyer hereby covenants, for itself and its Affiliates, successors and assigns, that it and they shall not institute any action, suit or proceeding in any court or before any administrative agency or before any other tribunal against any present or former directors, officers, employees, partners, members or agents of the Company, in their capacity as such, with respect to the execution of their duties up to the termination of their appointment, including in connection with, arising out of, resulting from or in any way related to the transactions contemplated hereby, with respect to any liabilities, actions or causes of action, judgments, claims, or demands of any nature or description (consequential, compensatory, punitive or otherwise), excluding however, in each case, instances of actual fraud.
(d)    If Buyer or the Company or any of their respective successor or assigns (i) consolidates with or merges into another Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer or conveys all or substantially all of its assets to any Person, then, and in each case, to the extent not assumed by operation of law, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume the obligations set forth in this Section 9.5.
(e)    The provisions of this Section 9.5 shall survive the Closing and each Target Indemnified Person is expressly intended as a third-party beneficiary of this Section 9.5.

Section 9.6    Post-Closing Access to Books and Records. From and after the Closing Date, Buyer shall, and shall cause the Company to, provide Seller and its advisors and representatives with reasonable access (for the purpose of examining and copying at Seller’s sole expense), at reasonable times and upon reasonable advance notice, to the books and records of the Company with respect to periods prior to the Closing Date; provided, however, nothing herein shall require Buyer or the Company to provide access to, or to disclose any information to, Seller or any other Person if such access or disclosure would (a) breach any obligations to any Third Party or obligation of confidentiality binding on Buyer, the Company or the Oil & Gas Assets (provided that Buyer and the Company shall use commercially reasonable efforts to obtain a waiver of the applicable restriction(s)); or (b) be in violation of applicable Laws or regulations of any Governmental Authority or the provisions of any Contract or policy to which the Company is a party. Such access shall be for the limited purpose of examining and copying the Company’s books and records and shall be at Seller’s sole expense. For a period of seven (7) years following the Closing Date, Buyer shall cause the Company to not destroy, alter or otherwise dispose of any documents of any kind, or books and records of the Company, or any portions of the books and records of the Company, relating to periods prior to the Closing Date without first giving reasonable prior written notice to Seller and offering to surrender to Seller such books and records or such portions of such books and records. Following notice of such destruction, alteration or disposition, if Seller so requests, Seller may take possession of such books and records. Buyer acknowledges and agrees that Seller and its Affiliates shall be entitled to retain a copy of the files and records set forth on Section 9.6 from and after the Closing and shall be entitled to rely on and use such files and records.
Section 9.7    Employee Matters.
(a)    Schedule 9.7 sets forth a list of employees and contractors of Seller or its Affiliates who may be considered for employment or consultancy by Buyer (each individually an “Available Employee” and collectively, the “Available Employees”) and for each Available Employee Seller has, prior to the Execution Date, provided Buyer the following information: (i) the individual’s title or position, hire date, and compensation, including base cash compensation and any other compensation, (ii) any Contracts entered into between Seller or any of its Affiliates and such individual, and (iii) a description of the fringe benefits provided to each such individual. From and after the Execution Date, Buyer shall be permitted to meet with and interview each Available Employee in connection with prospective employment or consultancy with Buyer and, no later than ten (10) days prior to the Closing Date, may extend an offer of employment or consultancy to any such Available Employee that is conditioned on the occurrence of the Closing and whose employment or engagement with Buyer will become effective as of 12:00 a.m. the date of the Termination Date (as defined in the Transition Services Agreement) applicable to such Available Employee (which in the case of Available Employees not providing services under the Transition Services Agreement may be the Closing Date), on terms reasonably determined by Buyer and otherwise not inconsistent with the terms of this Section 9.7. Buyer is responsible for scheduling any meetings or interviews and Seller and its applicable Affiliates shall reasonably assist Buyer with respect to such scheduling. Any meeting or interviews between Buyer and Available Employees shall be scheduled during normal business hours and otherwise at times and places that are not unreasonably inconvenient or disruptive to Seller or its Affiliates and the applicable Available Employee(s), with reasonable advance notice being provided to Seller or its Affiliates. It is understood that Buyer shall have no obligation to make an offer of employment or consultancy to or employ or engage any Available Employee. Seller shall (or shall cause its applicable Affiliate to) terminate the employment of each Available Employee who accepts an offer of employment with Buyer made pursuant to this Section 9.7(a) effective as of the Termination Date (as defined in the Transition Services Agreement) applicable to such Available Employee (which in the case of Available Employees not providing services under the Transition Services Agreement may be the Closing Date), and from and after such time each such Available Employee shall be a “Continuing Employee” for purposes of this Agreement. No such offer of employment or consultancy shall be for employment or consultancy that begins prior to 12:00 am the date of the Termination Date (as defined in the Transition Services Agreement) applicable to such Available Employee (which in the case of Available Employees not providing services under the Transition Services Agreement may be the Closing Date). For purposes of this Section 9.7, with respect to an Available Employee for whom Buyer makes an offer of employment or consultancy, such employment or consultancy may be directly with Buyer or indirectly with Buyer or a related employer and relevant provisions of this Section 9.7 shall be construed accordingly.

(b)    If Buyer offers vacation or paid time off to its employees based on tenure with Buyer, the Continuing Employee’s vacation or paid time off offered by Buyer shall give the Continuing Employee credit for tenure with Seller or its Affiliates, as applicable.
(c)    For the avoidance of doubt, upon and following the Termination Date (as defined in the Transition Services Agreement) applicable to such Available Employee (which in the case of Available Employees not providing services under the Transition Services Agreement may be the Closing Date), Buyer shall have no liabilities or responsibilities with respect to any Employee Benefit Plan, including any Employee Benefit Plan in which such Continuing Employee participates, participated or under which any Available Employee was otherwise covered (including any such Employee Benefit Plans providing for severance, change of control, transaction bonus, notice or other termination-related rights or payments). Furthermore, Seller and its Affiliates shall remain liable to provide continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (within the meaning of Section 4980B of the Internal Revenue Code and Subtitle B of Title 1 of ERISA) to all “M&A qualified beneficiaries” (as defined in Treasury Reg. § 54.4980B-9, Q&A-4) and shall fully indemnify Buyer to the extent of any failure to do so.
(d)    The provisions of this Section 9.7 are solely for the benefit of the respective Parties to this Agreement and their respective successors and assigns and nothing in this Section 9.7, express or implied, is intended to or shall confer upon any current or former service provider of Seller or any of its Affiliates (or any dependent or beneficiary thereof), any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, including any right to continuance of employment or any other service relationship with Buyer, the Company, Seller or any of their respective Affiliates, or any right to compensation or benefits of any nature or kind whatsoever under this Agreement. For the avoidance of doubt, nothing in this Agreement will be construed as an amendment or modification to or termination of any employee benefit plan or any other compensation and benefit plans maintained for or provided to directors, officers or employees of Seller or its Affiliates prior to or following the Closing.
Section 9.8    Insurance. Buyer shall be solely responsible from and after Closing for providing insurance to the Company and its business for events or occurrences occurring after the Closing. Buyer acknowledges that all insurance arrangements maintained by Seller and its Affiliates (other than the Company) for the benefit of the Company and their Affiliates, if any, will be terminated as of the Closing and no further business interruption, property or Losses shall be covered under any such insurance arrangements. Promptly following the Closing, Buyer shall obtain, or cause to be obtained, in the name of Buyer, such insurance covering the Oil & Gas Assets as would be obtained by a reasonably prudent operator in a similar situation.
Section 9.9    Credit Support. The Parties agree and acknowledge that the Credit Support listed on Schedule 9.9 provided by Seller or any of its Affiliates in support of obligations of the Company shall be returned to Seller or its Affiliate, as applicable, and Seller or such Affiliate released of all obligations. On or before the Closing Date, with reasonable cooperation from Seller or its applicable Affiliate, Buyer shall obtain, and deliver to Seller evidence of, all necessary replacement Credit Support. Such replacement Credit Support shall provide for a full release of Seller or its applicable Affiliate of any continuing obligations for all Credit Support set forth on Schedule 9.9 that is provided to a Third Party under any existing Contract or agreement or Governmental Authority in support of the obligations of the Company. Such release and replacement shall be in the form and substance satisfactory to such Third Party or Governmental Authority and Seller or its applicable Affiliate. Buyer shall be responsible for payment of any and all fees, costs and expenses associated with the replacement Credit Support and full release of Seller or its applicable Affiliate of the Credit Support listed on Schedule 9.9. From and after Closing, to the extent Buyer has not obtained, or caused to be obtained, replacement Credit Support, Buyer shall Indemnify the Seller Indemnified Parties against all Losses incurred by the Seller Indemnified Parties under any such Credit Support until released and replaced pursuant to this Section 9.9.
Section 9.10    Affiliate Arrangements; Resignations.
(a)    At or prior to the Closing, but after the payment of any amounts owing pursuant to the Closing as part of the Transaction Expenses, Seller shall take (or cause to be taken) all actions necessary to terminate all Affiliate Arrangements in a manner such that the Company has no liability or obligation related thereto at or following the Closing.
(b)    At or prior to Closing, Seller shall deliver written resignations of each of the directors, managers and officers of the Company, in a form and substance reasonably acceptable to Buyer, effective as of the Closing.
Section 9.11    [Reserved].
Section 9.12    Amendment to the Schedules. Buyer agrees that, with respect to the representations and warranties of Seller and the Company contained in this Agreement, Seller shall have the continuing right until the Closing to add, supplement or amend the Schedules affecting such representations and warranties, with respect to any matter first arising after the Execution Date or, if to the Knowledge of Seller not existing as of the Execution Date, discovered after the Execution Date, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 12.2(a) have been fulfilled and Article 10, the Schedules to Seller’s and the Company’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto, delivered pursuant to this Section 9.12; provided, however, that if as a result of any addition, supplement or amendment Buyer had the right the terminate this Agreement and the Closing nevertheless occurred, then all matters disclosed pursuant to any such addition, supplement, or amendment at or prior to the Closing shall be waived and Buyer shall not be entitled to make a claim with respect to a breach of the representation or warranty related thereto, pursuant to the terms of this Agreement or otherwise.
Section 9.13    Company Releases.
(a)    Effective upon the Closing, the Company, on behalf of itself, its Affiliates, partners, members, predecessors, directors, officers, employees, controlling persons, agents, representatives, successors and assigns and the executors, partners, members, Affiliates, heirs, administrators, predecessors, directors, officers, employees, controlling persons, agents, representatives, successors and assigns of any of the foregoing (collectively, the “Company Releasing Parties”), (i) agrees that Seller and its Affiliates and each of their respective officers, directors, employees, controlling persons, partners, members, managers, owners, agents, representatives, successors and assigns (collectively, the “Seller Released Parties”) shall not have any liability, obligation or responsibility to any of the Company Releasing Parties of any kind or nature whatsoever based upon any facts, circumstances, or matters occurring at or prior to the Effective Time, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and (ii) hereby irrevocably and unconditionally releases, waives and discharges each of the Seller Released Parties from any and all obligations, responsibilities, liabilities and debts to any of the Company Releasing Parties of any kind or nature whatsoever based upon any facts, circumstances, or matters occurring at or prior to the Effective Time, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, with the exception of, in each case, with respect to the applicable Seller Released Party, any obligations or liabilities arising out of a breach of this Agreement or any of the other Related Agreements (collectively, but not including the matters described in the foregoing exception, the “Company Released Claims”).
(b)    Effective upon the Closing, the Company, for itself and each of the Company Releasing Parties, irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any action or proceeding of any kind against any Seller Released Party, based on any Company Released Claim.
(c)    Effective upon the Closing, the Company represents and warrants that it has not assigned any Company Released Claims and has access to adequate information regarding the terms of this release, the scope and effect of the releases set forth herein, and all other matters encompassed by this release to make an informed and knowledgeable decision with regard to entering into this release and has not relied on the Seller Released Parties in deciding to enter into this release and has instead made its own independent analysis and decision to enter into this release.

(d)    The Company acknowledges that it may hereafter discover facts different from, or in addition to, those which it now knows or believes to be true with respect to the Company Released Claims, and agrees that the release set forth in this Section 9.13 shall, effective upon the Closing, be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof. No Party shall take a position contrary to the intent of this Section 9.13.
Section 9.14    Cooperation Regarding Financial Information.
(a)    During the period beginning on the Execution Date and ending on the first anniversary of the Closing (the “Cooperation Period”), Seller shall reasonably cooperate with Parent and its Representatives as is reasonably requested by Parent with reasonable prior notice, at Parent’s sole cost and expense, in connection with the preparation by Parent of any statements, forms, schedules, reports or other documents filed or furnished with the SEC or any other Governmental Authority as are required of Parent (or its potential successors) under applicable Laws, which involve or otherwise incorporate the Company. In addition, Seller shall use commercially reasonable efforts to prepare or cause to be prepared and delivered to Parent (i) the audited consolidated balance sheet and related consolidated statement of income, changes in equity and cash flows of Seller Parent as of and for the fiscal year ended December 31, 2022 (which shall include the related notes thereto, including unaudited supplemental oil and gas disclosures, in each case in accordance with SEC requirements), (ii) the reserve report of Seller Parent as of December 31, 2022 prepared by Netherland Sewell & Associates (NSAI) in accordance with SEC requirements, and (iii) the unaudited consolidated balance sheet and related statements of income, changes in equity and cash flows of Seller Parent as of and for the six months ended June 30, 2023, as soon as reasonably practicable following the Closing and, in any event, no later than sixty (60) days after the Closing Date (the “Requisite Financial Statements”). Parent shall be responsible for all third-party costs and expenses incurred in the preparation of the Requisite Financial Statements whether incurred by Buyer or Seller (or any of its Affiliates).
(b)    During the Cooperation Period, Seller shall provide Parent and its Representatives reasonable access during normal business hours to such historic financial statements, records (to the extent such information is available), and personnel of Seller Parent and its Subsidiaries’ accounting firms as Parent may reasonably request to enable Parent and its Representatives, to confirm the accuracy of any of the Requisite Financial Statements.
(c)    During the Cooperation Period, Seller shall reasonably cooperate with Parent and provide such records, documents and financial and pertinent information regarding the Company as may be reasonably requested by Parent or its Representatives to prepare all pro forma financial statements required to be included pursuant to Article 11 of Regulation S-X in any statements, forms, schedules, reports or other documents filed or furnished by Parent with the SEC (it being understood that Parent shall be solely responsible for the preparation of such pro forma financial statements).
(d)    During the Cooperation Period and for one (1) year thereafter, Seller shall (or shall cause Seller Parent to) request its independent auditors and reserve engineers to, at Parent’s sole cost and expense, (i) provide customary “comfort letters,” reports, letters and consents, including issuing any customary representation letters in connection therewith to each such auditor or reserve engineer, to any underwriter or purchaser in a securities offering by Parent or its Affiliates and consent to the inclusion or incorporation by reference of its audit opinion or report with respect to any audited financial statements or reserve information of the Company, as applicable, (ii) provide their written consent for the inclusion or incorporation by reference of such financial statements or reserve information (and any applicable audit opinion or report) in any filing with the SEC of Parent or any of its Affiliates, including in any registration statement or prospectus used by Parent, (iii) provide their written consent to be named an expert in any offering memorandum, private placement memorandum, registration statement or prospectus used by Parent or its Affiliates, and (iv) provide access to the Buyer Parties and their Representatives to the work papers of the Company’s independent auditors and reserve engineers.
(e)    Notwithstanding anything to the contrary, (i) Seller’s assistance pursuant to this Section 9.14 shall not include any actions that Seller reasonably believes would result in a violation of any material agreement or any confidentiality arrangement or the loss of any legal or other applicable privilege and (ii) the access to be provided to Parent under this Section 9.14 shall not unreasonably interfere with Seller’s or any of its Affiliates’ ability to prepare its own financial statements or Seller’s regular conduct of business and shall be made available during Seller’s normal business hours.
(f)    All of the information provided by Seller and its Affiliates pursuant to this Section 9.14 is given without any representation or warranty, express or implied, and neither Seller, nor any of its Affiliates or its or their respective accountants shall have any liability or responsibility with respect thereto. Parent shall promptly reimburse Seller for all third-party costs and expenses incurred by Seller and its Affiliates in compliance with this Section 9.14.
(g)    Parent shall Indemnify the Seller Indemnified Parties from and against any and all Losses whether in respect of Third Party claims, direct claims or otherwise, directly or indirectly relating to, arising out of or resulting from the provision to or by Parent, any of its Affiliates or Representatives of information utilized in connection with the preparation or audit of the Requisite Financial Statements or otherwise pursuant to this Section 9.14 to the fullest extent permitted by applicable Law;
EVEN IF SUCH LOSSES OR OBLIGATIONS ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY APPLICABLE SELLER INDEMNIFIED PARTIES, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY APPLICABLE SELLER INDEMNIFIED PARTIES.
Section 9.15    Hedging Contracts. From and after the Execution Date, until the earlier of Closing and the termination of this Agreement, Seller shall not and shall cause its Affiliates not to voluntarily terminate, unwind, amend or modify, or waive or transfer any right or obligation under, any of the Assumed Hedges without the consent of Buyer or as expressly contemplated by this Section 9.15. Prior to the Closing, pursuant to the Novation Agreements and such other customary documentation reasonably acceptable to the Parties, (a) Seller Parent shall use commercially reasonable efforts to take all actions necessary to assign to and novate in favor of Buyer all of the trades that are the subject of the Assumed Hedges and Buyer shall accept such assignment and novation from Seller Parent and assume all obligations and liabilities attributable thereto, and (b) the Parties and Seller Parent shall take all actions necessary to cause the hedge providers of the Assumed Hedges (the “Hedge Providers”) to assign to and novate in favor of the replacement hedge providers designated by Buyer in writing prior to the Closing (the “Replacement Hedge Providers”) all of the trades that are the subject of the Assumed Hedges and to cause the Replacement Hedge Providers to accept such assignment and novation from the applicable Hedge Providers and assume all obligations and liabilities attributable thereto; provided, however, that Seller Parent shall not be required to undertake any liability or incur any Losses in connection with such novation (unless Seller agrees to bear such Losses). Buyer shall bear all fees charged by the Hedge Providers or Replacement Hedge Providers in connection with the novation of the Assumed Hedges and, for the avoidance of doubt, any change in the economic terms of the Assumed Hedges required by a Hedge Provider or a Replacement Hedge Provider prior to or in connection with novation are the responsibility of Buyer; provided, however, that Seller shall bear all fees charged by the Hedge Providers or Replacement Hedge Providers in connection with the novation of the Assumed Hedges listed on Schedule 9.15 in an amount not to exceed $1,500,000. Notwithstanding anything in this Agreement to the contrary, with respect to any Assumed Hedges that, notwithstanding compliance with this Section 9.15, cannot be novated to Buyer at Closing, whether or not Seller Parent successfully terminates such Assumed Hedges prior to Closing (each such Assumed Hedge, an “Excluded Hedge”), Buyer shall bear sole economic responsibility for the net amount of all of the Hedge Termination Values for all of the Excluded Hedges (such amount, the “Aggregate Excluded Hedge Termination Value”). For purposes of this Agreement, “Hedge Termination Value” means, with respect to any Assumed Hedge that, notwithstanding compliance with Section 9.15, cannot be novated to Buyer at Closing, the amount that the applicable Hedge Provider has agreed would be owed to it if such Assumed Hedge were to be terminated on the Closing Date, in each case without offset or netting of any amounts with the counterparty thereto.
Section 9.16    Change of Name. Buyer shall (a) within forty-five (45) days after Closing, eliminate the name “Percussion”, and any variants thereof, from the Oil & Gas Assets and shall have no right to use any logos, trademarks, or trade names belonging to Seller or any of its Affiliates and (b)

within five (5) Business Days after Closing, take all necessary company action (including filing all necessary documentation with applicable jurisdictions) to cause the name of the Company to be changed to a name that does not include “Percussion” or any variants thereof.
Section 9.17    Certain NYSE Matters. Parent shall take all actions necessary to cause Parent Common Stock to be issues to Seller (or its designee) pursuant to this Agreement to be approved for listing on the NYSE prior to the Closing, subject to official notice of issuance.
ARTICLE 10
INDEMNIFICATION; LIMITATIONS
Section 10.1    Indemnities of Seller. Effective as of the Closing, subject to the limitations set forth in Section 10.3, Seller hereby agrees to Indemnify the Buyer Indemnified Parties from and against any and all Losses to the extent arising out of or resulting from:
(a)    any breach by Seller or the Company of any of their respective representations or warranties contained in Article 6 or Article 7 or in the certificate delivered at Closing pursuant to Section 2.11(a)(i);
(b)    any breach by Seller of its covenants and agreements under this Agreement or in the certificate delivered at Closing pursuant to Section 2.11(a)(i) (including, for the avoidance of doubt, Seller’s covenants and agreements under Section 2.14 with respect to the potential Commodity Price Earn-Out Payment (as defined in the Oasis PSA));
(c)    any of the Specified Obligations; or
(d)    Seller Taxes;
EVEN IF SUCH LOSSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY APPLICABLE BUYER INDEMNIFIED PARTIES, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY APPLICABLE BUYER INDEMNIFIED PARTIES.
Section 10.2    Indemnities of Buyer. Effective as of the Closing, subject to the limitations set forth in Section 10.3, Buyer hereby agrees to Indemnify the Seller Indemnified Parties from and against any and all Losses to the extent arising out of or resulting from:
(a)    any breach by any Buyer Party of their respective representations or warranties contained in Article 8 or in the certificate delivered at Closing pursuant to Section 2.11(b)(i);
(b)    any breach by any Buyer Party of their respective covenants and agreements under this Agreement or in the certificate delivered at Closing pursuant to Section 2.11(b)(i); or
(c)    subject to Section 10.1(c), caused by, arising out of, or resulting from the commitments, contractual arrangements, business, operations, or activities of the Company, or the ownership of the Target Interests (or ownership or operation of the Oil & Gas Assets, including, for purposes of certainty, Environmental Liabilities under CERCLA and any Proceeding scheduled on Schedule 7.8) regardless of whether such Losses arose prior to, at, or after the Effective Time;
EVEN IF SUCH LOSSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY APPLICABLE SELLER INDEMNIFIED PARTIES, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY APPLICABLE SELLER INDEMNIFIED PARTIES.

Section 10.3    Survival. The representations and warranties of the Parties set forth in Article 6, Article 7 and Article 8 of this Agreement and the covenants (other than those covenants contained in Article 11) made by each of the Parties shall survive only until the Applicable Limitation Date; provided, that (a) the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive until the expiration of the applicable statute of limitations, (b) the Applicable Limitation Date for the representations and warranties set forth in Section 7.12 and the indemnities set forth in Section 10.1(d) shall be sixty (60) days after the expiration of the applicable statute of limitation and (c) the Applicable Limitation Date for the representations and warranties set forth in Section 7.32 shall be the date that is eighteen (18) months after the Closing Date and no Person shall be entitled to recover for any Loss pursuant to Section 10.1(a), Section 10.1(b), Section 10.2(a) or Section 10.2(b) unless written notice of a claim thereof is delivered to Seller (in the case of a claim for which indemnification is available pursuant to Section 10.1(a) or Section 10.1(b)) or Buyer (in the case of a claim for which indemnification is available pursuant to Section 10.2(a) or Section 10.2(b)), as the case may be, prior to the Applicable Limitation Date. For purposes of this Agreement, “Applicable Limitation Date” means, except as otherwise set forth above, the date that is twelve (12) months after the Closing Date; provided, however, that liability for and indemnification for the breach of a covenant or agreement of a Party that contemplates the compliance and performance thereof after the Closing Date (including, for the avoidance of doubt, Seller’s covenants and agreements under Section 2.14 with respect to the potential Commodity Price Earn-Out Payment (as defined in the Oasis PSA)) shall survive until fully performed (and, for the avoidance of doubt, liability for and indemnification for the breach of a covenant or agreement of a Party that contemplates performance thereof at or prior to Closing shall survive until the date that is twelve (12) months after the Closing Date). The covenants contained in Article 11 shall survive the Closing until fully performed by their respective terms. The indemnities in Section 10.1(a), Section 10.1(b), Section 10.1(d), Section 10.2(a) or Section 10.2(b) shall terminate as of the termination date noted in this Section 10.3 for the applicable representation, warranty, covenant, or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the applicable Indemnifying Party on or before such termination date. The indemnities in Section 10.1(c) (x) with respect to clauses (a) and (d) of the definition of “Specified Obligations”, shall survive the Closing until the date that is eighteen (18) months after the Closing Date and (y) with respect to clauses (b), (c), (e) and (f) of the definition of “Specified Obligations”, shall survive the Closing until the date that is twenty-four (24) months after the Closing Date. Notwithstanding the foregoing, any claim for the breach of any representation, warranty, covenant or agreement or arising from or related to the Specified Obligations, in each case, in respect of which indemnity may be sought under Section 10.1(a), Section 10.1(b), Section 10.1(c), Section 10.1(d), Section 10.2(a) or Section 10.2(b), and the indemnity with respect to such claim, shall survive the time at which it would otherwise terminate pursuant to this Section 10.3 if notice of the specific claim for breach thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time. The indemnities in Section 10.2(c) shall survive the Closing without time limit. Subject to the foregoing limitations, the remainder of this Agreement shall survive the Closing without time limit.
Section 10.4    Limitations on Liability.
(a)    Seller shall not have any liability for any indemnification under Section 10.1(a) (other than with respect to a breach by Seller of any Seller Fundamental Representation or a breach of the representations and warranties set forth in Section 7.12) unless (i) the individual amount of any Loss for which a Claim Notice is delivered by Buyer to Seller under this Article 10 exceeds $200,000 (the “Indemnity Threshold”) and (ii) until the aggregate amount of all Losses for which a Claim Notice is delivered by Buyer to Seller under Section 10.1(a) (other than with respect to a breach by Seller of any Seller Fundamental Representation or a breach of the representations and warranties set forth in Section 7.12) that equal or exceed the Indemnity Threshold is greater than $9,600,000 (the “Indemnity Deductible”), in which case Seller shall only have liability under Section 10.1(a) for all such Losses that, individually, equal or exceed the Indemnity Threshold to the extent they exceed the Indemnity Deductible in the aggregate; provided that, notwithstanding anything to the contrary in this Agreement, the foregoing limitations shall not apply to Seller’s liability for indemnification with respect to a breach by the Company of the representations and warranties set forth in Section 7.32.
(b)    Seller shall not have any liability for any indemnification under (i) Section 10.1(a) (other than with respect to a breach by Seller of any Seller Fundamental Representation or a

breach of the representations and warranties set forth in Section 7.12) in excess of $72,000,000 or (ii) this Agreement, in the aggregate, in excess of an amount equal to one hundred percent (100%) of the Base Purchase Price.
(c)    The amount of any Losses subject to indemnification under Section 10.1 or Section 10.2 shall be calculated net of any insurance proceeds (net of direct collection expenses) realized by, or any indemnity, contribution or other similar payment actually received by, the Indemnified Party from any Third Party with respect thereto.
(d)    Buyer shall, and shall ensure that each Buyer Indemnified Party shall, and Seller shall, and shall ensure that each Seller Indemnified Party shall, use commercially reasonable efforts to mitigate or minimize liabilities under this Agreement upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any liabilities that are indemnifiable under this Agreement; provided, however, that such Indemnified Party shall not be required to incur expenses that are more than de minimis in nature or any risks that are extraordinary in nature or that otherwise unreasonably interfere with the operations or activities of such Indemnified Party to mitigate or minimize any such liabilities. If an Indemnified Party fails to so mitigate any liabilities that are subject to indemnification under the preceding sentence, the Indemnifying Party shall have no liability for any portion of such liabilities that would reasonably be expected to have been avoided had the Indemnified Party made such efforts.
(e)    The amount of any liabilities to which any Indemnified Party is entitled hereunder shall be determined without duplication of any other recovery hereunder in respect of such liabilities and, in furtherance of the foregoing, the Parties acknowledge and agree that (i) to the extent any matter results in the breach of more than one representation or warranty of a Party hereunder, the applicable Indemnified Parties shall only be entitled to a single recovery of the applicable liabilities arising out or resulting from such matter and (ii) neither Party shall have any obligation or liability under this Article 10 with respect to any amount to the extent such amount has already been taken into account and applied as an adjustment to the Purchase Price hereunder.
(f)    Notwithstanding anything herein or in any other Related Agreement to the contrary, the obligations and rights of the Parties hereunder, for purposes of calculating the dollar amount of any liabilities for which any Indemnified Party is obligated to indemnify or entitled to indemnity under Section 10.1(a) (but not for purposes of determining whether a representation or warranty in this Agreement has been breached), all references to materiality, material adverse effect, Company Material Adverse Effect, Parent Material Adverse Effect or similar qualifiers shall be disregarded.
Section 10.5    Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, except with respect to any matters referred to the Title Arbitrator, the Environmental Arbitrator or the Casualty Arbitrator prior to Closing for resolution after Closing, or in the case of Fraud, from and after Closing, Section 2.7, Section 9.1(e), Section 10.1, Section 10.2 and Section 13.3 contain the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement and the affirmations of such representations, warranties, covenants and agreements contained in the certificates delivered by Seller, the Company and Buyer at Closing pursuant to Section 2.11(a)(i) and Section 2.11(b)(i), as applicable. Except (a) for the remedies contained in Section 2.7, Section 9.1(e), Section 10.1 and Section 10.2, (b) in the case of Fraud, (c) the right to seek an injunction, specific performance or other equitable relief pursuant to Section 13.3 and (d) the remedies available at Law or in equity in connection with any other document delivered by a Party in connection with the consummation of the transactions contemplated hereby (other than the certificates delivered by the Parties pursuant to Section 2.11(a)(i) and Section 2.11(b)(i), as applicable), from and after Closing, each Party releases, remises and forever discharges the other Parties and their respective Affiliates and all such Persons’ stockholders, members, partners, officers, directors, employees, agents, advisors and representatives from any and all Losses in Law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of this Agreement, the consummation of the transactions contemplated hereby, the ownership, use or operation of the Oil & Gas Assets prior to the Closing, or the condition, quality, status or nature of the Oil & Gas Assets prior to the Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common Law rights of contribution, and rights under insurance maintained by Seller or any of its Affiliates (except as provided in Section 5.1).
Section 10.6    Indemnification Procedures. All claims for indemnification under Section 9.1(e), Section 10.1 and Section 10.2 shall be asserted and resolved as follows:
(a)    For purposes of Section 9.1(e) and this Article 10, the term “Indemnifying Party” when used in connection with particular Losses shall mean the Party having an obligation to Indemnify another Party or Person(s) with respect to such Losses pursuant to Section 9.1(e) and this Article 10, and the term “Indemnified Party” when used in connection with particular Losses shall mean the Party or Person(s) having the right to be indemnified with respect to such Losses by another Party pursuant to Section 9.1(e) and this Article 10.
(b)    To make a claim for indemnification under Section 9.1(e), Section 10.1 and Section 10.2, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 10.6, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice as soon as is reasonably practicable after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided, that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 10.6 shall not relieve the Indemnifying Party of its obligations under Section 9.1(e), Section 10.1 and Section 10.2 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon a breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was breached.
(c)    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.
(d)    If the Indemnifying Party admits its liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, such Third Party Claim. Subject to the remainder of this Section 10.6, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to reasonably cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.6(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Losses in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).
(e)    If the Indemnifying Party does not admit its liability or admits its liability to defend the Indemnified Party against the Third Party Claim, but fails to diligently prosecute or settle such Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party against the Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement or (iii) deny liability. Any failure to respond to such notice by the Indemnified Party shall be deemed to be an election under clause (i) above.
(f)    In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Losses complained of, (ii) admit its liability for such Losses or (iii) dispute the claim for such Losses. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Losses or that it disputes the claim for such Losses, the amount of such Losses shall conclusively be deemed a liability of the Indemnifying Party hereunder.
(g)    Any claim for indemnity under this Article 10 by any current or former Affiliate, stockholder, member, officer, director, employee, agent, lender, advisor, representative, accountant, attorney and consultant of any Party must be brought and administered by the applicable Party to this Agreement. No Person other than Seller and Buyer shall have any rights against either Seller or Buyer under the terms of this Article 10 except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to this Article 10. No Seller Indemnified Party (other than Seller) or Buyer Indemnified Party (other than Buyer) shall have any obligations or liabilities under this Agreement and: (i) Seller waives and releases each Buyer Indemnified Party (other than Buyer) from any and all liabilities arising out of the transaction contemplated by this Agreement, this Agreement or the Related Agreements; and (ii) Buyer waives and releases each Seller Indemnified Party (other than Seller) from any and all liabilities arising out of the transaction contemplated by this Agreement, this Agreement or the Related Agreements.
Section 10.7    Indemnification Payments.
(a)    With respect to any claim for indemnification of the Buyer Indemnified Parties asserted by Buyer pursuant to Section 10.1, upon the final resolution or determination of such claim, such claim shall (i) first be satisfied pursuant to disbursements from the Indemnity Holdback Accounts pursuant to Section 10.10 to the extent adequate value of Parent Common Stock or cash remains in the Indemnity Holdback Accounts and (ii) to the extent adequate value of Parent Common Stock and cash is not available in the Indemnity Holdback Accounts to satisfy the full amount of any such indemnification claim, be satisfied by a wire transfer of immediately available funds from Seller to an account designated in writing by the applicable Buyer Indemnified Party, in each case, within fifteen (15) calendar days after the resolution or determination thereof that is binding on the Indemnifying Party. With respect to any claim for indemnification of the Seller Indemnified Parties asserted by Seller pursuant to Section 10.2, upon the final resolution or determination of such claim, such claim shall be satisfied by a wire transfer of immediately available funds from Buyer (or to the extent the Company has such funds, at Buyer’s election, the Company) to an account designated in writing by the applicable Seller Indemnified Party within fifteen (15) calendar days after the resolution or determination thereof that is binding on the Parties.
(b)    Seller acknowledges and agree that the Buyer Indemnified Parties’ rights to indemnification for the representations, warranties, covenants and agreements of Seller set forth herein are part of the basis of the bargain contemplated by this Agreement; and the Buyer Indemnified Parties’ rights to indemnification shall not be affected or waived by virtue of, and Buyer shall be deemed to have relied upon the representations, warranties, covenants and agreements set forth herein notwithstanding any knowledge (conscious, deemed or otherwise) on the part of any Buyer Indemnified Party of any untruth or misrepresentation of any such representation or warranty or breach or failure to perform of any covenant or agreement, of Seller set forth in this Agreement, regardless of whether such knowledge was obtained through a Buyer Indemnified Parties’ own investigation (including through its representatives) or through disclosure by Seller or another Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement.

(c)    All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Final Purchase Price for tax purposes, unless otherwise required by applicable Law.
Section 10.8    Waiver of Consequential Damages. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NEITHER BUYER, SELLER NOR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE HEREUNDER TO ANY INDEMNIFIED PARTY FOR ANY (a) PUNITIVE OR EXEMPLARY DAMAGES OR (b) LOST PROFITS, DIMINUTION IN VALUE OR CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, IN EACH CASE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND ALL OF WHICH ARE HEREBY WAIVED, EXCEPT IN EACH CASE OF THE FOREGOING CLAUSES (a) AND (b), TO THE EXTENT ANY SUCH LOST PROFITS, DIMINUTION IN VALUE OR DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNIFIED PARTY AND SUCH LOST PROFITS, DIMINUTION IN VALUE OR DAMAGES ARE OTHERWISE INDEMNIFIABLE OR RECOVERABLE LOSSES UNDER THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.8 SHALL BE CONSTRUED AS LIMITING ANY PERSON’S ABILITY TO RECOVER DIRECT DAMAGES (INCLUDING LOST PROFITS THAT ARE DIRECT DAMAGES) AS PROVIDED UNDER TEXAS LAW OR TO RECOVER DAMAGES ATTRIBUTABLE TO ANY BREACH OF ANY OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 7.12(N).
Section 10.9    Waiver of Right to Rescission. The Parties acknowledge and agree that, subject to Section 13.3, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant, or agreement contained herein or for any other liabilities arising in connection with or with respect to the transactions contemplated hereby. As the payment of money shall be adequate compensation, Buyer and Seller waive any right to rescind this Agreement or the transactions contemplated hereby.
Section 10.10    Holdback.
(a)    Contemporaneously with the Closing, Buyer shall deposit, as directed by Seller (as determined in Seller’s sole discretion), an aggregate amount equal to $48,000,000 (the “Indemnity Holdback Amount”) into either (x) an escrow sub-account established pursuant to the Stock Escrow Agreement (the “Stock Indemnity Holdback Account”) or (y) into an escrow sub-account established pursuant to the Cash Escrow Agreement (the “Cash Indemnity Holdback Account” and, together with the Stock Indemnity Holdback Account, the “Indemnity Holdback Accounts”), or, in lieu of the foregoing, if directed by Seller (as determined in Seller’s sole discretion), Buyer shall deposit such portions of the Indemnity Holdback Amount into the respective Indemnity Holdback Accounts as may be directed by Seller, in which case relevant provisions of this Agreement shall be construed accordingly. A deposit into the Stock Indemnity Holdback Account shall be in a number of shares of Parent Common Stock equal to the dollar amount representing the portion of the Indemnity Holdback Amount that Seller directs Buyer to deposit in the Stock Indemnity Holdback Account divided by the greater of (1) the Specified Reference Price and (2) the Closing Reference Price (the “Indemnity Holdback Shares”) and any deposit into the Cash Indemnity Holdback Account shall be made in cash in an amount equal to the portion of the Indemnity Holdback not deposited in the Stock Indemnity Holdback Account (the “Indemnity Holdback Cash”). For the avoidance of doubt, at Seller’s sole election, any portion of the Indemnity Holdback Amount (from 0% to 100%) may be deposited as Indemnity Holdback Shares. The Indemnity Holdback Shares and the Indemnity Holdback Cash shall be held in, and released from, the Stock Indemnity Holdback Account (separate and distinct from the Defect Escrow Shares, if any) and the Cash Indemnity Holdback Account (separate and distinct from the Defect Escrow Amount, if any), respectively, after Closing as and to the extent provided in this Section 10.10 to satisfy Seller’s indemnification obligations under Section 10.1 (including, for the avoidance of doubt, those applicable to a breach by Seller of Seller’s covenants and agreements under Section 2.14 with respect to the potential Commodity Price Earn-Out Payment (as defined in the Oasis PSA)). For the avoidance of doubt, the Indemnity Holdback Shares and the Indemnity Holdback Cash represent a deduction from, and are not in addition to, the Closing Stock Amount and Closing Payment paid by Buyer to Seller on the Closing Date. The Parties agree that disbursements of Indemnity Holdback Shares and Indemnity Holdback Cash shall be made in accordance with the following procedures:

(i)    Buyer shall deliver to the Escrow Agent and Transfer Agent a copy of any Claim Notice delivered to Seller pursuant to Section 10.6 (each an “Escrow Claim Notice”). No disbursement, however, shall be made by the Escrow Agent or Transfer Agent based upon any such Escrow Claim Notice except as hereinafter expressly set forth.
(ii)    Seller may elect, in its sole discretion, for any disbursement made pursuant to this Section 10.10 to be made in cash, shares of Parent Common Stock or a combination of both, and, within two (2) Business Days following the final resolution of any indemnity claim in favor of Buyer, each Party shall execute and deliver joint written instructions to the Escrow Agent or Transfer Agent, as applicable (in the forms required by the Cash Escrow Agreement and Stock Escrow Agreement, as applicable) (each, an “Instruction Letter”) authorizing the disbursement of Indemnity Holdback Cash and/or Indemnity Holdback Shares, as applicable as determined by this Section 10.10(a)(ii) (each such amount, an “Indemnity Holdback Disbursement”). The total number of shares of Parent Common Stock to be released from the Stock Indemnity Holdback Account with respect to any such Indemnity Holdback Disbursement (or portion thereof), if applicable, shall be calculated by dividing the value of the amount that is finally determined to be owed by Seller to Buyer as a result of the finally resolved indemnity claim and is to be disbursed in Parent Common Stock by the Reference Price as of the date of release. For purposes of clarity, with respect to any such disbursement, whether solely in cash, solely in shares of Parent Common Stock or a combination of both, the aggregate amount disbursed shall not exceed the value of the amount that is finally determined to be owed by Seller to Buyer as a result of the finally resolved indemnity claim.
(iii)    If the Escrow Agent and Transfer Agent receive an Instruction Letter executed by authorized representatives of Buyer and Seller instructing the Escrow Agent and Transfer Agent, then the Escrow Agent and Transfer Agent shall disburse the applicable Indemnity Holdback Disbursement to the recipient(s) identified in such Instruction Letter in accordance with the Cash Escrow Agreement and Stock Escrow Agreement.
(iv)    Promptly after the date that is six months after the Closing Date (such date, the “Initial Indemnity Holdback Release Time”), Seller and Buyer shall provide Instruction Letters instructing the Escrow Agent and Transfer Agent to disburse to Seller fifty percent (50%) of the value of the Indemnity Holdback Accounts calculated as of the Initial Indemnity Holdback Release Time, less the aggregate amount of the Losses (if any, and without duplication) that Buyer has previously in good faith alleged are subject to indemnification by Seller hereunder and that would be owed by Seller to Buyer under this Agreement were Buyer to prevail on the applicable indemnification claims, in each case pursuant to any unresolved Escrow Claim Notices as of the Initial Indemnity Holdback Release Time; provided that Seller may elect, in its sole discretion, for such disbursement to be made in cash, Parent Common Stock or a combination of both in accordance with the methodologies described in Section 10.10(a)(ii) mutatis mutandis. If such amount is a negative number, then no release will be made from the Indemnity Holdback Accounts as of the Initial Indemnity Holdback Release Time. Promptly after the date that is fifteen months after the Closing Date (such date, the “Final Indemnity Holdback Release Time”), Seller and Buyer shall provide Instruction Letters instructing the Escrow Agent and Transfer Agent to disburse to Seller the balance of the value of the Indemnity Holdback Accounts (if any) held by the Escrow Agent and Transfer Agent, less the aggregate amount of the Losses (if any, and without duplication) that Buyer has previously in good faith alleged are subject to indemnification by Seller hereunder and that would be owed by Seller to Buyer under this Agreement were Buyer to prevail on the applicable indemnification claims, in each case pursuant to any unresolved Escrow Claim Notices as of the Final Indemnity Holdback Release Time. If such amount is a negative number, then no release will be made from the Indemnity Holdback Accounts as of the Final Indemnity Holdback Release Time. With respect to the balance of the value of the

Indemnity Holdback Accounts (if any) held by the Escrow Agent and Transfer Agent following the Final Indemnity Holdback Release Time, if, following final resolution (and payment, if applicable, to the indemnified Person pursuant to Instruction Letters or a final court order, as applicable) of all indemnity claims applicable to Escrow Claim Notices received by the Escrow Agent and Transfer Agent prior to the Final Indemnity Holdback Release Time (in each case as contemplated by this Section 10.10), any shares of Parent Common Stock remain in the Stock Indemnity Holdback Account or any cash remains in the Cash Indemnity Holdback Account, then within three (3) Business Days thereof, Seller and Buyer shall provide Instruction Letters instructing the Escrow Agent and Transfer Agent to disburse to Seller such remaining shares of Parent Common Stock and cash. For the avoidance of doubt, if at any time following the Final Indemnity Holdback Release Time, the value of the Indemnity Holdback Accounts exceeds the value of the aggregate amount of Losses (if any, and without duplication) that Buyer has previously in good faith alleged are subject to indemnification by Seller hereunder and that would be owed by Seller to Buyer under this Agreement were Buyer to prevail on the applicable indemnification claims, in each case pursuant to any unresolved Escrow Claim Notices as of such time, the Parties shall likewise provide Instruction Letters consistent with the disbursement rules that apply at the Final Indemnity Holdback Release Time pursuant to this Section 10.10(a)(iv) mutatis mutandis.
(b)    Buyer acknowledges and agrees that, prior to the Final Indemnity Holdback Release Time (or the earlier exhaustion of the Indemnity Holdback Accounts), with respect for any indemnity claim asserted by Buyer under Section 10.1, upon final resolution or determination of such claim, such claim shall (i) first be satisfied pursuant to disbursements from the Indemnity Holdback Accounts pursuant to this Section 10.10 to the extent adequate value of Parent Common Stock or cash remains in the Indemnity Holdback Accounts and (ii) to the extent adequate value of Parent Common Stock and cash is not available in the Indemnity Holdback Accounts to satisfy the full amount of any such indemnification claim, be satisfied as provided in Section 10.7(a).
ARTICLE 11
TAX MATTERS
Section 11.1    Proration and Allocation of Taxes.
(a)    Seller shall be allocated and bear all (i) Asset Taxes attributable to any Pre-Effective Time Tax Period and (ii) all Income Taxes imposed on the Company for any Tax period (or portion thereof) ending on or prior to the Closing Date. Buyer shall be allocated and bear (1) all Asset Taxes attributable to any Post-Effective Time Tax Period and (2) all Income Taxes imposed on the Company for any Tax period (or portion thereof) beginning on or after the date immediately following the Closing Date. For avoidance of doubt, the allocation of Texas margin tax will be based on the period of the income and activity on which the tax is based even though such tax is for the privilege of doing business in a subsequent period.
(b)    For purposes of determining the allocations described in Section 11.1(a), (i) Asset Taxes, and any pending refunds from such Asset Taxes that are attributable to severance or production (other than such Asset Taxes described in clause (iii)) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)) shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the Pre-Effective Time Tax Period and the portion of such Straddle Period beginning on the date immediately succeeding the Effective Time by prorating each such Asset Tax based on the number of days in the Pre-Effective Time Tax Period, on the one hand, and the number of days in such Straddle Period that occur after the date on which the Effective Time occurs, on the other hand and (iv) any Income Taxes imposed on the Company shall be allocated using a “closing of the books” methodology as of the end of the Closing Date. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Oil & Gas Asset gives rise to the liability for the particular Asset Tax and shall end on the day before the next such date.
(c)    To the extent the actual amount of a Tax is not known at the time an adjustment is to be made with respect to such Tax pursuant to Section 2.3, the Parties shall utilize the most recent information available in estimating the amount of such Tax for purposes of such adjustment. To the extent the actual amount of a Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount that was taken into account in the Final Purchase Price (pursuant to Section 2.7), timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Tax that is allocable to such Party under this Section 11.1. With respect to the preceding sentence, Buyer shall send to Seller a statement that apportions each Tax pursuant to this Section 11.1 based upon the amount of Taxes actually invoiced and paid to the applicable Governmental Authority by Buyer or the Company following the Closing and such statement shall be accompanied by proof of Buyer’s actual payment of such Taxes.
Section 11.2    Transfer Taxes. Each of Buyer (on the one hand) and Seller (on the other hand) shall be economically responsible for fifty percent (50%) of any and all Transfer Taxes (i.e., each of Buyer and Seller shall bear one-half of the aggregate amount of Transfer Taxes). Buyer and Seller agree to cooperate reasonably in the execution and delivery of all instruments and certificates reasonably necessary to remit or minimize the amount of Transfer Taxes. The Party required by applicable Law to file a Tax Return with respect to Transfer Taxes shall do so within the time period required by such Law and shall provide to the other Party a copy of such Tax Return (and the non-filing Party promptly shall remit its share of Transfer Taxes to the filing Party). Any and all reasonable costs or reasonable expenses incurred in connection with the filing such Tax Returns shall be borne one-half by Buyer and one-half by Seller (provided that, to the extent any such costs or expenses are incurred unreasonably by a Party, then the Party that incurred such costs or expenses unreasonably shall be solely reasonable for such costs and expenses that were incurred unreasonably). To the extent required by applicable Law, each Party shall join in the execution of any such Tax Return or other documentation.
Section 11.3    Tax Sharing Agreements. Seller shall cause any and all Tax allocation, sharing and indemnity Contracts and any other similar Contract or other agreement or arrangement relating to Taxes (whether written or unwritten) between the Company (or any Subsidiary of the Company), on the one hand, and Seller or any Affiliate of Seller (other than the Company), on the other hand, to be terminated at or prior to the Closing Date. After such termination, neither Seller nor any of its Affiliates shall have any further rights or liabilities thereunder.
Section 11.4    Cooperation. Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Company, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any Governmental Authority and the prosecution or defense of any claim, suit or other Proceeding relating to any Tax. In the event of any conflict between Section 9.6 and this Section 11.4, this Section 11.4 shall control with respect to Tax matters. Buyer agrees to cooperate fully, as and to the extent reasonably requested by Seller, in connection with the seeking and processing of any Seller Tax Refunds. Such cooperation shall include the retention and (upon Seller’s request) the provision of such records and information which are reasonably relevant to any such Seller Tax Refund.
Section 11.5    Certain Tax Refunds. Seller shall be entitled to all Seller Tax Refunds. Buyer agrees to cooperate fully, as and to the extent reasonably requested by Seller, in connection with the seeking and processing of any Seller Tax Refunds. Such cooperation shall include the retention and (upon Seller’s request) the provision of such records and information which are reasonably relevant to any such Seller Tax Refund. Buyer shall pay, or cause to be paid, to Seller an amount equal to any Seller Tax Refund received by Buyer or the Company after the Closing Date promptly after receipt thereof.

ARTICLE 12
CONDITIONS TO CLOSING
Section 12.1    Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or waiver in writing by the Parties, at or prior to the Closing Date, of the following conditions:
(a)    There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated by this Agreement illegal or any final and non-appealable order in effect preventing the consummation of the transactions contemplated by this Agreement or any Related Agreement; and
(b)    [Reserved].
Section 12.2    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions to be performed by Buyer in connection with the Closing is subject to the satisfaction or waiver in writing, at or prior to the Closing Date, of each of the following conditions:
(a)    Representations and Warranties. The (i) Seller Fundamental Representations shall be true and correct in all respects as of the Execution Date and the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date), other than de minimis inaccuracies, (ii) representations and warranties set forth in Section 6.4 and Section 7.4(a) shall be true and correct in all respects as of the Execution Date and the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date) and (iii) representations and warranties in Article 6 and Article 7 (other than the Seller Fundamental Representations and the representations and warranties set forth in Section 6.4 and Section 7.4(a)) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or other similar words of import) as of the Execution Date and the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except, with respect to this clause (iii), to the extent the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    Performance and Obligations Seller. Seller and the Company shall have performed and observed, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by such Party on or prior to the Closing Date.
(c)    Closing Deliveries. Seller and the Company, as applicable, shall have delivered (or stands ready, willing and able to deliver at the Closing) all documents, instruments and certificates required to be delivered at the Closing by Seller and the Company, as applicable, pursuant to Section 2.11(a).
(d)    Concurrent Agreement. (i) The closing of the transactions contemplated by the Concurrent Agreement shall have occurred or (ii) the parties to the Concurrent Agreement shall be capable of closing the transactions contemplated by the Concurrent Agreement concurrently with the Closing and such closing shall occur substantially contemporaneously with the Closing.
Section 12.3    Conditions to Obligations of Seller and the Company. The obligation of Seller and the Company to consummate the transactions to be performed by Seller and the Company in connection with the Closing is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:
(a)    Representations and Warranties. The (i) Buyer Fundamental Representations shall be true and correct in all respects as of the Execution Date and the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date), other than de minimis inaccuracies, and (ii) representations and warranties in Article 8, other than the Buyer Fundamental Representations, shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or other similar words of import) as of the Execution Date and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except, with respect to this clause (ii), to the extent the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)    Performance and Obligations of Buyer. Buyer or Parent, as applicable, shall have performed and observed, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by Buyer or Parent, as applicable, on or prior to the Closing Date.
(c)    Closing Deliveries. Buyer shall have delivered (or stands ready, willing and able to deliver at the Closing) all documents, instruments and certificates required to be delivered at the Closing by Buyer pursuant to Section 2.11(b).
(d)    Payoff & Release. Seller shall have received, in each case, in form and substance reasonably satisfactory to Seller, (i) evidence that Buyer has made the payments described in Section 2.11(b)(x) and (ii) the Releases of Lien.
(e)    Listing. Seller shall have received evidence reasonably acceptable to Seller that Parent Common Stock to be issued to Seller (or its designee) pursuant to this Agreement shall be approved for listing on the NYSE prior to the Closing, subject to official notice of issuance.
Section 12.4    Frustration of Closing Conditions. None of Seller, the Company or Buyer may rely on the failure of any condition set forth in Section 12.1, Section 12.2 or Section 12.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.
ARTICLE 13
TERMINATION
Section 13.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Buyer and Seller;
(b)    by either Seller or Buyer by written notice to the other, if any applicable Law is in effect making the consummation of the transactions contemplated by this Agreement illegal or any final and non-appealable order is in effect preventing the consummation of the transactions contemplated by this Agreement;
(c)    by either Seller or Buyer by written notice to the other, if the Closing shall not have occurred on or before August 2, 2023 (the “Termination Date”); provided, however, that if the Termination Date (as defined in the Concurrent Agreement) is extended pursuant to the Concurrent Agreement, then the Termination Date under this Agreement will automatically be extended to the same new Termination Date (as defined in the Concurrent Agreement). The right to terminate this Agreement under this Section 13.1(c) shall not be available to (i) Buyer or Seller, however, if such Party (or, in the case of Seller, Company) is then in material breach of its representations or warranties, covenants or agreements under this Agreement, (ii) Buyer, if Seller is entitled to terminate this Agreement pursuant to Section 13.1(f) or (iii) Seller, if Buyer is entitled to terminate this Agreement pursuant to Section 13.1(f), (iv) Buyer, if Buyer or Callon (Eagle Ford) LLC is then in material breach of its representations, warranties, covenants or agreements under the Concurrent Agreement, or (v) Buyer, if Ridgemar Energy Operating, LLC is entitled to terminate the Concurrent Agreement pursuant to Section 13.1(f)(ii) of the Concurrent Agreement;

(d)    by Seller by written notice to Buyer, if Buyer breaches any of its representations or warranties contained in this Agreement or breaches or fails to comply with or perform any of its covenants or agreements contained in this Agreement, which breach or failure (i) would render a requirement to Seller’s or the Company’s obligations to consummate the transactions contemplated by this Agreement set forth in Section 12.1 or Section 12.3 not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to Buyer by Seller, cannot be cured or has not been cured by the earlier of the Termination Date and ten (10) Business Days after the delivery of such Notice. The right to terminate this Agreement under this Section 13.1(d) shall not be available to Seller, however, if Seller or the Company has breached any of its representations or warranties contained in this Agreement, or failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach or failure would render a condition to Buyer’s obligations to consummate the transactions contemplated by this Agreement set forth in Section 12.1 or Section 12.2 not capable of being satisfied;
(e)    by Buyer by written notice to Seller, if Seller or the Company breaches any of their respective representations or warranties contained in this Agreement or Seller or the Company breaches or fails to comply with or perform any of their respective covenants or agreements contained in this Agreement, which breach or failure (i) would render a condition to Buyer’s obligations to consummate the transactions contemplated by this Agreement set forth in Section 12.1 or Section 12.2 not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to Seller by Buyer, cannot be cured or has not been cured by the earlier of the Termination Date and ten (10) Business Days after the delivery of such Notice. The right to terminate this Agreement under this Section 13.1(e) shall not be available to Buyer, however, if Buyer has breached any of its representations or warranties contained in this Agreement, or failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach or failure would render a condition to Seller’s or the Company’s obligations to consummate the transactions contemplated by this Agreement set forth in Section 12.1 or Section 12.3 not capable of being satisfied;
(f)    by Seller or Buyer, by written notice to the other, as follows:
(i)    by Seller if: (A) all of the conditions to Closing set forth in Section 12.1 and Section 12.2 were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur and, for the avoidance of doubt, subject to Section 12.4), (B) Seller has notified Buyer that Seller and the Company are ready, willing and able to consummate the transactions contemplated by this Agreement and the Related Agreements and (C) Buyer fails to complete the Closing within two (2) Business Days after the delivery of such notification by Seller; provided, however, that the right to terminate this Agreement under this Section 13.1(f) shall not be available to Seller if Buyer is entitled to terminate this Agreement pursuant to this Section 13.1(f); and
(ii)    by Buyer if (A) all of the conditions to Closing set forth in Section 12.1 and Section 12.3 were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur and, for the avoidance of doubt, subject to Section 12.4), (B) Buyer has notified Seller that Buyer is ready, willing and able to consummate the transactions contemplated by this Agreement and the Related Agreements and (C) Seller fails to complete the Closing within two (2) Business Days after the delivery of such notification by Buyer; provided, however, that the right to terminate this Agreement under this Section 13.1(f) shall not be available to Buyer if Seller is entitled to terminate this Agreement pursuant to this Section 13.1(f);

(g)    by Seller by written notice to Buyer, if the sum of (i) all Title Defect Values that exceed the Title Threshold Amount (less all Title Benefit Values), plus (ii) the sum of all Environmental Defect Amounts that exceed the Environmental Threshold Amount, in each case, as finally determined pursuant to Article 3 or Article 4, as applicable, plus (iii) the aggregate amount of all finally determined Losses suffered by the Company in respect of all Casualty Losses occurring between the Execution Date and the Closing (such amount as determined by the Parties in good faith or the Casualty Arbitrator, as applicable), exceeds $72,000,000;
(h)    by Buyer by written notice to Seller, if the sum of (i) all Title Defect Values that exceed the Title Threshold Amount (less all Title Benefit Values), plus (ii) the sum of all Environmental Defect Amounts that exceed the Environmental Threshold Amount, in each case, as finally determined pursuant to Article 3 or Article 4, as applicable, plus (iii) the aggregate amount of all finally determined Losses suffered by the Company in respect of all Casualty Losses occurring between the Execution Date and the Closing (such amount as determined by the Parties in good faith or the Casualty Arbitrator, as applicable), exceeds $72,000,000;
(i)    by Seller at any time after the day that is five (5) Business Days following the Execution Date, if Buyer has not delivered the Deposit into the escrow account contemplated by the Cash Escrow Agreement prior to Seller’s delivery of a termination notice pursuant to this Section 13.1(i); and
(j)    by Buyer at any time following a termination of the Concurrent Agreement; provided, however, that the right to terminate this Agreement under this Section 13.1(j) shall not be available to Buyer if the Concurrent Agreement was terminated by Ridgemar Energy Operating, LLC pursuant to Section 13.1(e) or Section 13.1(f)(ii) of the Concurrent Agreement;
provided, however, that if the Title Arbitrator or Environmental Arbitrator, as applicable, is resolving one or more disputed Title Defect Amounts or Environmental Defect Amounts, as applicable, that must be resolved in order to determine whether the “walk-right” termination rights are satisfied under Section 13.1(g) or Section 13.1(h), the Termination Date shall be extended until the date that is ten (10) Business Days following the resolution of such dispute, and no Party may terminate this Agreement pursuant to Section 13.2(c) on account of any such closing condition not being satisfied unless, based on the Title Arbitrator’s or Environmental Arbitrator’s, as applicable, resolution of such dispute or the written agreement of the Parties, the applicable condition(s) are not satisfied.
Section 13.2    Effect of Termination.
(a)    In the event of the termination of this Agreement pursuant to Section 13.1, (x) this Agreement shall immediately become null and void, without any liability on the part of any Party or any other Person and (y) notwithstanding any other provision of this Agreement to the contrary, from and after the effective date of such termination, Seller and the Company, as applicable, shall continue to own, operate, use and maintain and shall be permitted to encumber, dispose of, sell or otherwise transfer, in its sole discretion and for its sole benefit, and Buyer shall have no expectancy or other interest in, and shall have no consent, approval or similar rights with respect to, the ownership, operation, use or maintenance or the encumbrance, disposal, sale or transfer of, all or any portion of the Oil & Gas Assets or the Target Interests. In the event of a termination in accordance with the terms of this Agreement, all rights and obligations of each Party shall cease, except that: (i) the Confidentiality Agreement and the agreements contained in Article 1, Section 9.1(e), Section 9.3, Section 9.4, this Section 13.2, Section 13.3 for the limited purpose set forth in Section 13.2(a)(ii) and Article 14 of this Agreement survive any termination of this Agreement and remain in full force and effect; and (ii) no such termination shall impair the right of any Party to compel specific performance in accordance with Section 13.3 by the other Party of such other Party’s obligations under this Agreement that expressly continue following termination of this Agreement, including the distribution of the Deposit pursuant to Section 13.2(b).
(b)    Notwithstanding anything to the contrary in Section 13.2(a):

(i)    if this Agreement is terminated (A) by Seller pursuant to Section 13.1(d) or Section 13.1(f), (B) by either Seller or Buyer pursuant to Section 13.1(c), if at such time Seller could have terminated this Agreement pursuant to Section 13.1(d) (without regard to any cure periods contemplated in Section 13.1(d)) or (C) by Seller pursuant to Section 13.1(c), if at such time Ridgemar Energy Operating, LLC has the right to terminate the Concurrent Agreement pursuant to Section 13.1(e) or Section 13.1(f)(ii) of the Concurrent Agreement, then, in either case, within three (3) Business Days of such termination, Buyer and Seller shall deliver a joint written instruction to the Escrow Agent, instructing the Escrow Agent to distribute the full amount of the Deposit to Seller;
(ii)    if this Agreement is terminated (A) by either Buyer or Seller pursuant to Section 13.1(a), Section 13.1(b), Section 13.1(c) (other than as described in the immediately preceding clause (i)), Section 13.1(g), or Section 13.1(h) or (B) by Buyer pursuant to Section 13.1(e) or Section 13.1(j), then within three (3) Business Days of such termination, Buyer and Seller shall deliver a joint written instruction to the Escrow Agent, instructing the Escrow Agent to distribute the full amount of the Deposit to Buyer; or
(iii)    if Buyer has the right to terminate this Agreement pursuant to Section 13.1(e) or Section 13.1(f)(ii), then, in either case, Buyer shall have the right to (A) enforce specific performance by Seller of this Agreement, without posting any bond or the necessity of proving the inadequacy of monetary damages as a remedy, in which case the Deposit will be applied as called for in this Agreement or (B) terminate this Agreement pursuant to Section 13.1(e) or Section 13.1(f)(ii), in which case, (1) within three (3) Business Days of such termination, Buyer and Seller shall deliver a joint written instruction to the Escrow Agent, instructing the Escrow Agent to distribute the full amount of the Deposit to Buyer and (2) Buyer shall be entitled to recover an amount equal to Buyer’s Losses suffered or incurred as a consequence of such termination (in an amount up to, but not to exceed, an amount equal to the amount of the Deposit).
(c)    Each of the Parties acknowledges and agrees that the agreements contained in this Section 13.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. The Parties acknowledge and agree that: (i) the Parties have expressly negotiated the provisions of this Section 13.2; (ii) in light of the circumstances existing at the time of the execution of this Agreement (including the inability of the Parties to quantify the damages that may be suffered by Seller, the Company and their respective Affiliates) the provisions of this Section 13.2 are reasonable; (iii) the Deposit represents a good faith, fair estimate of the damages that Seller, the Company and their respective Affiliates would suffer; and (iv) the Deposit shall be payable as liquidated damages (and not as a penalty) without requiring Seller, the Company or any other Person to prove actual damages. In the event that Buyer shall fail to execute and deliver a joint written instruction pursuant to Section 13.2(b)(i) when due, Buyer shall reimburse Seller for all costs and expenses actually incurred or accrued by Seller and its Affiliates and direct and indirect equityholders (including fees and expenses of counsel) in connection with collection under and enforcement in full of this Article 13, together with interest on such amount at a rate per annum equal to the “prime rate” at large United States money center banks in effect on the date such payment was required to be made (as published by the Wall Street Journal) through the date such payment was actually received. In no event shall this Section 13.2(c) be construed to mean that receipt of any financing is a condition to Buyer’s obligations under this Agreement, rather, the release of the Deposit in accordance with Section 13.2(b)(ii) shall be payable when required in accordance with this Agreement regardless of whether or not Buyer received the proceeds from any contemplated debt or equity financing.
(d)    Without limiting the Parties’ respective rights under Section 13.3, the right of Buyer or Seller, as applicable, to receive the full Deposit pursuant to Section 13.2(b) and the right of Buyer pursuant to Section 13.2(b)(iii) shall be the sole and exclusive remedies of Seller against Buyer or Buyer against Seller and the Company, as applicable, for any monetary damages suffered by Seller, the Company or Buyer, as applicable, in connection with a termination of this Agreement. While Buyer may pursue both a grant of specific performance under Section 13.3 and seek the payment of the Deposit under Section 13.2(b), under no circumstances shall Buyer be permitted or entitled to receive both a grant of specific performance and payment of the Deposit pursuant to Section 13.2(b) in connection with the termination of this Agreement.
(e)    For the avoidance of doubt and without limiting Seller’s rights under this Section 13.2 or elsewhere under this Agreement, for all purposes of this Agreement, the failure of Buyer to (i) consummate the Closing when required and (ii) deliver payment of the Closing Payment and the Closing Stock Amount as and when required by Section 2.11(b) shall be an intentional breach of this Agreement by Buyer that is not capable of being cured, that has prevented consummation of the transactions contemplated by this Agreement (including if such failure results from Buyer being unable to obtain all or any portion of any contemplated financing for the transactions contemplated by this Agreement or failing to take all actions when and in the manner required of it under this Agreement), and that gives rise to Seller’s termination right pursuant to Section 13.1(f).
Section 13.3    Specific Performance. The Parties agree that irreparable damage would occur, for which no adequate remedy at law would exist and for which monetary damages would be inadequate, in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached by the Parties. Consequently, the Parties agree that, (a) unless and until (subject to the provisions of this Agreement which expressly survive termination of this Agreement) Buyer or Seller has terminated this Agreement in accordance with Section 13.1, Buyer, on the one hand, or Seller and the Company, on the other hand, shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including, in the case of Buyer, the right of specific performance to compel the Closing, but expressly excluding, in the case of Seller and the Company, the right of specific performance to compel the Closing) in addition to any other remedy to which such Party is entitled at law or in equity and (b) from and after the termination of this Agreement, Buyer, on the one hand, and Seller and the Company, on the other hand, shall be entitled to seek an injunction or injunctions to prevent breaches of such other Party’s obligations under this Agreement that expressly continue following the termination of this Agreement, including the obligation to instruct the Escrow Agent to distribute the full amount of the Deposit to Seller or Buyer as required under Section 13.2(b). The Parties acknowledge and agree that if Buyer exercises its right to terminate this Agreement pursuant to Section 13.1, then Buyer shall not thereafter have the right to specific performance pursuant to this Section 13.3 (other than to enforce the performance of obligations under this Agreement that expressly continue following termination of this Agreement, including the obligation to instruct the Escrow Agent to distribute the full amount of the Deposit pursuant to Section 13.2(b)). Each of the Parties irrevocably waives any requirement for the security or posting of any bond in connection with such relief. For the avoidance of doubt, Seller shall not have any right of specific performance to compel the Closing.
ARTICLE 14
OTHER PROVISIONS
Section 14.1    Notices.
(a)    Any notice, request, instruction, correspondence, or other document to be given under this Agreement by any Party to the other Parties (collectively called “Notice”) shall be in writing and delivered by courier or certified mail, in each case requiring acknowledgement of receipt, or in person or electronic mail as follows:
If to Seller or the Company, addressed to:

Percussion Petroleum Management II, LLC
1001 Fannin St., Suite 2200
Houston, Texas 77002
Attention: John Campbell III
Email: john@percussionpetroleum.com

and with a copy (which shall not constitute Notice) to:
Carnelian Energy Capital Management, L.P.
2229 San Felipe Street, Suite 1450
Houston, TX 77019
Attention: Matt Savage
Email: matts@carnelianec.com
Attention: Dillon MacDonald
Email: dillon@carnelianec.com
Old Ironsides Energy
500 Totten Point Road, Suite 630
Waltham, MA, 02451
Attention: Sean O’Neill
Email: SOneill@oldironsidesenergy.com
Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000
Houston, TX 77002
Attention: Michael De Voe Piazza
Email: mpiazza@gibsondunn.com
If to Buyer, addressed to:

Callon Petroleum Operating Company
2000 W. Sam Houston Parkway S.
Suite 2000
Houston, Texas 77042
Attention: Michol Ecklund
Email: mecklund@callon.com
and with a copy (which shall not constitute Notice) to:

Haynes and Boone, LLP
1221 McKinney, Suite 4000
Houston, Texas 77010
Attention: Kraig P. Grahmann
Email: kraig.grahmann@haynesboone.com
(b)    Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by electronic mail shall be effective upon delivery (without notice of failed delivery to the required Party) if delivered during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after delivery if not delivered during the recipient’s normal business hours. Notice given by certified mail, return receipt requested, shall be effective three (3) Business Days after mailing. Notice sent by overnight courier shall be effective one (1) day after sending. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
Section 14.2    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
(a)    Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN TORT, CONTRACT, OR STATUTE) THAT MAY BE BASED UPON, ARISE OUT OF, OR RELATED TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

(b)    Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HARRIS COUNTY, TEXAS (OR, IF REQUIREMENTS FOR FEDERAL JURISDICTION ARE NOT MET, STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS) AND APPROPRIATE APPELLATE COURTS THEREFROM (THE “CHOSEN COURTS”). EACH PARTY IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN THE CHOSEN COURTS. EACH PARTY: (i) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION IN THE CHOSEN COURTS FOR SUCH ACTIONS OR PROCEEDINGS; (ii) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM THE CHOSEN COURTS; AND (iii) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN THE CHOSEN COURTS. EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE CHOSEN COURTS. EACH PARTY WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
(c)    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.2(c).
Section 14.3    Entire Agreement; Amendments and Waivers. This Agreement, the Confidentiality Agreement and the Related Agreements constitute the entire agreement between the Parties with respect to their subject matter and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to such subject matter. The Annexes, Schedules and the Exhibits referred to in this Agreement are attached to this Agreement are made a part of this Agreement. No amendment, supplement, modification, or waiver of this Agreement shall be binding unless executed in writing by each Party to be bound by such amendment, supplement, modification, or waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 14.4    Conflicting Provisions. This Agreement and the Related Agreements, read as a whole, set forth the Parties’ rights, responsibilities, and liabilities with respect to the transactions contemplated by this Agreement and the Related Agreements. In this Agreement and the Related Agreements, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Related Agreements, this Agreement shall control.
Section 14.5    Binding Effect, Assignment and Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Neither this Agreement nor any of the rights, benefits, or obligations under this Agreement shall be assigned or transferred, by operation of law, or otherwise, by any Party without the prior written consent of the other Party. Except as set forth in Section 9.5 and Section 14.10, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their successors and assigns, any rights, benefits, or obligations under this Agreement.
Section 14.6    Severability. If any provision (or any part of a provision) of the Agreement is rendered or declared invalid, illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall promptly meet and negotiate substitute provisions (that come closest to expressing the intention of the invalid, illegal or unenforceable provision) for those rendered or declared invalid, illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.
Section 14.7    Interpretation. Neither this Agreement nor any of the Related Agreements shall be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, any Related Agreement, or any provision of this Agreement or any Related Agreement, or who supplied the form of this Agreement or any of the Related Agreements. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
Section 14.8    Headings. The headings of the several Articles and Sections in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section 14.9    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures of a Party to this Agreement or other documents executed in connection with this Agreement that are sent to the other Parties by facsimile transmission or electronic mail shall be binding as evidence of acceptance of the terms this Agreement or such other documents executed in connection with this Agreement by such signatory Party.
Section 14.10    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Related Agreements or any document, agreement, or instrument delivered contemporaneously with this Agreement, and notwithstanding the fact that any Party may be a partnership or limited liability company, by its acceptance of the benefits of this Agreement, each Party covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation under this Agreement. Each Party acknowledges and agrees that it has no rights of recovery under this Agreement against, and no recourse under this Agreement, under any Related Agreements or under any documents, agreements, or instruments delivered contemporaneously with this Agreement or in respect of any oral representations made or alleged to be made in connection with this Agreement or any Related Agreement. Without limiting the generality of the foregoing but expressly excluding the Parties, the limitation set forth in this Section 14.10 shall apply with respect to any former, current or future director, officer, agent, attorney, financing source, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successor or permitted assignees), against any former, current, or future direct or indirect equityholder, general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate of such Party or with respect to any former, current or future director, officer, agent, attorney, financing source, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing (each, a “Party Affiliate”). The limitation on liability set forth this Section 14.10 shall apply to any claim or cause of action, whether asserted by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party with respect to the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise. The Parties also expressly agree and acknowledge that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated by this Agreement, under any Related Agreement or under any documents or instruments delivered contemporaneously with this Agreement, in respect of any oral representations made or alleged to be made in connection with this Agreement or any Related Agreement, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations in this Agreement, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth in this Agreement with respect to such Party. Each Party Affiliate is expressly intended as a direct third-party beneficiary of this Section 14.10.
Section 14.11    Disclaimer of Warranties and Representations.
(a)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE 6 AND ARTICLE 7: (i) BUYER ACKNOWLEDGES AND AGREES NEITHER SELLER NOR THE COMPANY NOR THEIR RESPECTIVE AFFILIATES, REPRESENTATIVES, CONSULTANTS, ADVISORS, OFFICERS, MANAGERS, OR EMPLOYEES HAS MADE, AND SELLER AND THE COMPANY EXPRESSLY DISCLAIMS AND NEGATES (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES AND ITS AND THEIR RESPECTIVE, REPRESENTATIVES, CONSULTANTS, ADVISORS, OFFICERS, MANAGERS, OR EMPLOYEES), AND BUYER EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE WITH RESPECT TO THE COMPANY, THE OIL & GAS ASSETS AND OTHER PROPERTIES OF THE COMPANY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE RELATED AGREEMENTS; AND (ii) SELLER AND THE COMPANY EXPRESSLY DISCLAIM (EACH ON ITS BEHALF AND ON BEHALF OF ITS AFFILIATES AND ITS AND THEIR RESPECTIVE, REPRESENTATIVES, CONSULTANTS, ADVISORS, OFFICERS, MANAGERS, OR EMPLOYEES), AND BUYER EXPRESSLY WAIVES, ANY AND ALL LIABILITY AND RESPONSIBILITY OF ANY SUCH PERSON FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION WITH RESPECT TO THE COMPANY, THE OIL & GAS ASSETS AND OTHER PROPERTIES OF THE COMPANY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE RELATED AGREEMENTS, MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS RESPECTIVE AFFILIATES, REPRESENTATIVES, CONSULTANTS, ADVISORS, OFFICERS, MANAGERS, OR EMPLOYEES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANY SUCH PERSON).
(b)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE 6 AND ARTICLE 7, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER AND THE COMPANY EXPRESSLY DISCLAIM AND NEGATE, AND BUYER WAIVES AND DISCLAIMS RELIANCE UPON ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, AS TO ANY OF THE FOLLOWING: (i) THE ACCURACY, COMPLETENESS OR MATERIALITY OF RECORDS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER OR ANY OF ITS AFFILIATES, REPRESENTATIVES, CONSULTANTS, ADVISORS, OFFICERS, MANAGERS, OR EMPLOYEES (REGARDLESS OF WHETHER FURNISHED BEFORE OR FOLLOWING THE EXECUTION AND DELIVERY OF THIS AGREEMENT); (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE OIL & GAS ASSETS; (iii) ANY ESTIMATES OF THE VALUE OF, OR FUTURE REVENUES GENERATED BY, THE OIL & GAS ASSETS; (iv)

PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION, OR THE QUALITY, QUANTITY, VOLUME, OR RECOVERABILITY OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE OIL & GAS ASSETS OR THE COMPANY’S INTEREST; (v) TITLE TO ANY OF THE OIL & GAS ASSETS OR OTHER PROPERTIES OF THE COMPANY; (vi) MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, MARKETABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE OIL & GAS ASSETS OR OTHER PROPERTIES OF THE COMPANY; (vii) ANY RIGHTS OF BUYER OR ANY OF ITS AFFILIATES UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE; (viii) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS WITH RESPECT TO THE COMPANY, THE OIL & GAS ASSETS OR OTHER PROPERTIES OF THE COMPANY, WHETHER KNOWN OR UNKNOWN, (ix) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW WITH RESPECT TO THE PROPERTIES OR TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE RELATED AGREEMENTS; AND (x) THE ENVIRONMENTAL OR OTHER CONDITION OF THE OIL & GAS ASSETS OR OTHER PROPERTIES OF THE COMPANY, INCLUDING ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF SUBSTANCES, WASTES OR MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH. IT IS THE EXPRESS INTENTION OF THE PARTIES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY IN ARTICLE 6 AND ARTICLE 7, THE OIL & GAS ASSETS AND OTHER PROPERTIES OF THE COMPANY ARE BEING ACCEPTED BY BUYER, “AS IS, WHERE IS, WITH ALL FAULTS AND DEFECTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND BUYER HAS MADE OR WILL MAKE SUCH INSPECTIONS OF SUCH ASSETS AND THE PROPERTIES AS BUYER DEEMS APPROPRIATE.
(c)    BUYER ACKNOWLEDGES THAT THE OIL & GAS ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, AND PRODUCTION OF OIL & GAS AND THAT EQUIPMENT AND SITES INCLUDED IN THE PROPERTIES MAY CONTAIN ASBESTOS, NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”) OR OTHER HAZARDOUS SUBSTANCES. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS, AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS, AND EQUIPMENT LOCATED ON THE OIL & GAS ASSETS OR OTHER PROPERTIES OF THE COMPANY OR INCLUDED IN SUCH ASSETS OR PROPERTIES MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES. NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING AIR, WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION, OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE OIL & GAS ASSETS OR OTHER PROPERTIES OF THE COMPANY.
(d)    WITH RESPECT TO THE OIL & GAS ASSETS CURRENTLY OPERATED BY THE COMPANY, SELLER AND THE COMPANY MAKES NO REPRESENTATION, WARRANTY, OR COVENANT IN THIS AGREEMENT THAT BUYER OR ITS RESPECTIVE AFFILIATES WILL (EITHER DIRECTLY OR INDIRECTLY THROUGH OWNERSHIP OF THE COMPANY) BECOME OPERATOR OF ANY OR ALL OF SUCH OIL & GAS ASSETS. BUYER ACKNOWLEDGES THAT OPERATIONS AND OPERATORSHIP AFTER CLOSING WILL BE GOVERNED BY THE APPLICABLE OPERATING AGREEMENTS OR OTHER RELATED AGREEMENTS AFFECTING SUCH OIL & GAS ASSETS.
(e)    THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 14.11 ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW.

Section 14.12    Representation of Seller and the Company.
(a)    Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company) acknowledges and agrees that Gibson, Dunn & Crutcher LLP (“Gibson”) has acted as counsel for Seller and the Company in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Gibson has not acted as counsel for any other Person, including Buyer.
(b)    Only Seller and the Company and their respective Affiliates shall be considered clients of Gibson in the Acquisition Engagement. Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company), acknowledges and agrees that all confidential communications between Seller, the Company and their respective Affiliates, on the one hand, and Gibson, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to Seller and its Affiliates (other than the Company), and not the Company, and shall not pass to or be claimed, held or used by Buyer or the Company upon or after the Closing. Accordingly, Buyer shall not have access to any such communications, or to the files of Gibson relating to the Acquisition Engagement, whether or not the Closing occurs. In furtherance of the foregoing, each of the Parties agrees to take the steps necessary to ensure that any privilege attaching as a result of Gibson’s representation of Seller and the Company in the Acquisition Engagement shall survive the Closing, remain in effect and be assigned to and controlled by Seller. Without limiting the generality of the foregoing, upon and after the Closing, and notwithstanding anything in this Agreement to the contrary, (i) to the extent that files of Gibson in respect of the Acquisition Engagement constitute property of the client, only Seller shall hold such property rights and (ii) Gibson shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer (or, after the Closing, the Company) by reason of any attorney-client relationship between Gibson and the Company or otherwise; provided, however, that notwithstanding the foregoing, Gibson shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of Seller and its Affiliates; provided, that such representatives, accountants and advisors are instructed to maintain the confidence of such attorney-client communications). Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company), irrevocably waives any right it may have to discover or obtain information or documentation relating to the Acquisition Engagement, to the extent that such information or documentation was subject to an attorney-client privilege, work product protection or other expectation of confidentiality owed to Seller or its Affiliates. If and to the extent that, at any time subsequent to Closing, Buyer or any of its Affiliates (including, after the Closing, the Company) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company) shall be entitled to waive such privilege only with the prior written consent of Seller (such consent not to be unreasonably withheld).
(c)    Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company), acknowledges and agrees that Gibson has acted as counsel for Seller, the Company and their respective Affiliates for several years and that Seller reasonably anticipates that Gibson will continue to represent it and/or its Affiliates in future matters. Accordingly, Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company), expressly (i) consents to Gibson’s representation of Seller and/or its Affiliates and/or any of its agents (if any of the foregoing Persons so desire) in any matter, including, any post-Closing matter in which the interests of Buyer and the Company, on the one hand, and Seller or any of its Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which Gibson may have previously advised Seller, the Company or their respective Affiliates and (ii) consents to the disclosure by Gibson to Seller or its Affiliates of any information learned by Gibson in the course of its representation of Seller, the Company or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Gibson’s duty of confidentiality.
(d)    Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company), further covenants and agrees that each shall not assert any claim against Gibson in respect of legal services provided to the Company or their respective Affiliates by Gibson in connection with this Agreement or the transactions contemplated hereby.
(e)    From and after the Closing, the Company shall cease to have any attorney-client relationship with Gibson, unless and to the extent Gibson is expressly engaged in writing by the Company to represent the Company after the Closing and either (i) such engagement involves no conflict of interest with respect to Seller and/or any of its Affiliates or (ii) Seller consents in writing to such engagement. Any such representation of the Company by Gibson after the Closing shall not affect the foregoing provisions hereof. Furthermore, Gibson, in its sole discretion, shall be permitted to withdraw from representing the Company in order to represent or continue so representing Seller.
Section 14.13    Schedules. Any fact or item disclosed in any Schedule shall be deemed disclosed in each other Schedule to which such fact or item may apply so long as it is reasonably apparent on the face of the disclosure that such disclosure is applicable to such other Schedule(s). The headings contained in each Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in a Schedule or this Agreement. The Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any fact or item disclosed in the Schedules shall by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Schedules in any dispute or controversy as to whether any obligation, item or matter not described or included in the Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business. The Schedules shall not be deemed to expand in any way the scope or effect of any of representations, warranties, covenants or agreements contained in this Agreement. Any item of information, matter or document disclosed or referenced in, or attached to, the Schedules shall not constitute, or be interpreted to expand the scope of the Parties’ respective representations and warranties, covenants, conditions or agreements contained in this Agreement. Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in this Agreement and may be included solely for informational purposes. No disclosure on a Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The information contained in the Schedules shall be kept strictly confidential by the Parties and no Third Party may rely on any information disclosed or set forth in the Schedules. Moreover, in disclosing the information in the Schedules, Seller expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.
Section 14.14    Time is of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
[Signature pages to follow.]

Each of the Parties has executed this Agreement as of the date first written above.
SELLER:

PERCUSSION PETROLEUM MANAGEMENT II, LLC

By:    /s/ John Campbell III
Name:     John Campbell III
Title:    Co-Chief Executive Officer
COMPANY:

PERCUSSION PETROLEUM OPERATING II, LLC

By:    /s/ John Campbell III
Name:     John Campbell III
Title:    Co-Chief Executive Officer

Signature Page to Membership Interest Purchase Agreement

BUYER:

CALLON PETROLEUM OPERATING COMPANY

By:    /s/ Joseph C. Gatto, Jr.
Name:     Joseph C. Gatto, Jr.
Title:    President & Chief Executive Officer

PARENT:

CALLON PETROLEUM COMPANY

By:    /s/ Joseph C. Gatto, Jr.
Name:     Joseph C. Gatto, Jr.
Title:    President & Chief Executive Officer

Signature Page to Membership Interest Purchase Agreement

Final Form
EXHIBIT A

FORM OF
SELLER AND COMPANY BRING DOWN CERTIFICATE

[●], 2023

This certificate (this “Certificate”) is executed and delivered in accordance with Section 2.11(a)(i) of that certain Membership Interest Purchase Agreement, dated May [●], 2023 (the “Purchase Agreement”), by and among Percussion Petroleum Management II, LLC, a Delaware limited liability company (“Seller”), Percussion Petroleum Operating II, LLC, a Delaware limited liability company (the “Company”), Callon Petroleum Operating Company, a Delaware corporation (“Buyer”), and Callon Petroleum Company, a Delaware corporation. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.
As applicable, (x) [●] in [his/her] capacity as [●] of Seller, certifies to Buyer, solely in such capacity and not individually, on behalf of Seller and solely with respect to Seller, and (y) [●] in [his/her] capacity as [●] of the Company, certifies to Buyer, solely in such capacity and not individually, on behalf of the Company and solely with respect to the Company, in each case, as follows:
(1)the (i) Seller Fundamental Representations (A) were true and correct in all respects as of the Execution Date and (B) are true and correct in all respects as of the date hereof (except, in each case, to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties are true and correct in all respects as of such date), other than de minimis inaccuracies, (ii) representations and warranties set forth in Section 6.4 of the Purchase Agreement and Section 7.4(a) of the Purchase Agreement (A) were true and correct in all respects as of the Execution Date and (B) are true and correct in all respects as of the date hereof (except, in each case, to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties are true and correct in all respects as of such date) and (iii) representations and warranties in Article 6 of the Purchase Agreement and Article 7 of the Purchase Agreement other than the Seller Fundamental Representations and the representations and warranties set forth in Section 6.4 of the Purchase Agreement and Section 7.4(a) of the Purchase Agreement (A) were true and correct as of the Execution Date and (B) are true and correct as of the date hereof (in each case, disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or other similar words of import and except, in each case, to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties are true and correct as of such date), except, with respect to this clause (iii), to the extent the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and
(2)Each of Seller and the Company has performed and observed, in all material respects, all covenants and agreements required by the Purchase Agreement to be performed or complied with by such Party on or prior to the date hereof.
[Signature Page Follows]
A-1

IN WITNESS WHEREOF, each of the undersigned has duly executed this Certificate as of the date set forth above.
SELLER:

PERCUSSION PETROLEUM MANAGEMENT II, LLC

By:
Name:    [●]
Title:    [●]

COMPANY:

PERCUSSION PETROLEUM OPERATING II, LLC

By:
Name:    [●]
Title:    [●]

[Signature Page to Seller and Company Bring Down Certificate]

Final Form
EXHIBIT B

FORM OF ASSIGNMENT OF THE TARGET INTERESTS

MEMBERSHIP INTEREST ASSIGNMENT AGREEMENT

This MEMBERSHIP INTEREST ASSIGNMENT AGREEMENT (this “Assignment”), dated [], 2023, is entered into by and between Percussion Petroleum Management II, LLC, a Delaware limited liability company (“Assignor”), and Callon Petroleum Operating Company, a Delaware corporation (“Assignee”). Assignor and Assignee are sometimes referred to herein each individually as a “Party” and collectively as the “Parties”. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in that certain Membership Interest Purchase Agreement, dated as of May [], 2023 (as may be amended, the “Purchase Agreement”), by and among Assignor, Percussion Petroleum Operating II, LLC, a Delaware limited liability company (the “Company”), Assignee and Callon Petroleum Company, a Delaware corporation.
RECITALS
WHEREAS, Assignor is the owner, of record and beneficially, of all of the issued and outstanding equity interests of the Company (the “Membership Interests”);
WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to sell, transfer, convey and assign to Assignee, and Assignee has agreed to purchase and accept from Assignor, the Membership Interests; and
WHEREAS, pursuant to the Purchase Agreement, the Parties are executing this Assignment to effect the assignment and transfer from Assignor to Assignee of the Membership Interests, subject to the terms and conditions herein and in the Purchase Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.    Assignment of Membership Interests. Pursuant to the Purchase Agreement and this Assignment, Assignor hereby sells, transfers, conveys, assigns and delivers to Assignee, and Assignee hereby acquires, accepts and assumes from Assignor, the Membership Interests, free and clear of all Liens, except for Liens (a) arising under federal and state securities Laws, (b) arising pursuant to the Governing Documents of the Company, (c) arising pursuant to the Purchase Agreement or (d) created or imposed by Assignee or its Affiliates. Assignee shall succeed to all of Assignor’s rights, powers and privileges under the Governing Documents of the Company and agrees to be bound by the Governing Documents of the Company, as the sole member of the Company. Assignor shall and does hereby (x) fully and completely withdraw from the Company as a member, and Assignee is hereby admitted to the Company as the sole member of the Company, (y) cease to be a member of the Company and (z) cease to have or exercise any rights, powers, privileges, duties and/or obligations with respect to the Membership Interests. For purposes of clarity, subject to Section 9.5 of the Purchase Agreement, immediately after the Closing, Assignee shall be entitled to amend or otherwise modify the Governing Documents of the Company as Assignee determines in its sole discretion.
2.    Purchase Agreement. This Assignment is subject to, in all respects, the terms and conditions of the Purchase Agreement, and nothing contained herein is meant to
B-1

enlarge, diminish or otherwise alter the terms and conditions of the Purchase Agreement or the Parties’ rights, duties, liabilities and obligations contained therein, and the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not merge with, or be superseded by, this Assignment. To the extent there is a conflict between this Assignment and the Purchase Agreement, the terms of the Purchase Agreement will control.
3.    Disclaimer of Representations and Warranties. Other than the representations and warranties of Assignor specifically set forth in the Purchase Agreement, and without prejudice to the rights of Assignee under the Purchase Agreement, the assignment of the Membership Interests pursuant to this Assignment is made without representation or warranty, express or implied, and Assignor hereby disclaims and negates any such representation or warranty.
4.    Binding Effect. This Assignment shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Nothing in this Assignment, express or implied, is intended to confer upon any Person other than the Parties and their successors and assigns, any rights, benefits, or obligations under this Assignment.
5.    Governing Law; Dispute Resolution. Each Party hereto acknowledges and agrees that this Assignment shall be governed by and subject to Section 14.2 (Governing Law; Consent to Jurisdiction; Waiver of Jury Trial) of the Purchase Agreement, mutatis mutandis, as though such section was set forth in full in this Assignment.
6.    Miscellaneous. This Assignment shall be subject to the provisions set forth in Section 1.2 (Construction), Section 9.2 (Further Assurances), Section 9.3 (Publicity), Section 14.3 (Entire Agreement; Amendments and Waivers), Section 14.6 (Severability), Section 14.7 (Interpretation), Section 14.8 (Headings), Section 14.9 (Counterparts) and Section 14.10 (No Recourse) of the Purchase Agreement, mutatis mutandis, as though such sections were set forth in full in this Assignment.
[Signature Pages Follow]
B-2

IN WITNESS WHEREOF, Assignor and Assignee have executed this Membership Interest Assignment Agreement effective as of the date first above written.

ASSIGNOR:

PERCUSSION PETROLEUM MANAGEMENT II, LLC

By:
Name:    [●]
Title:    [●]

Signature Page to Membership Interest Assignment Agreement

ASSIGNEE:

CALLON PETROLEUM OPERATING COMPANY

By:
Name:    [●]
Title:    [●]

Signature Page to Membership Interest Assignment Agreement

Final Form
EXHIBIT C

FORM OF
BUYER AND PARENT BRING DOWN CERTIFICATE

[●], 2023

This certificate (this “Certificate”) is executed and delivered in accordance with Section 2.11(b)(i) of that certain Membership Interest Purchase Agreement, dated May [●], 2023 (the “Purchase Agreement”), by and among Percussion Petroleum Management II, LLC, a Delaware limited liability company (“Seller”), Percussion Petroleum Operating II, LLC, a Delaware limited liability company (the “Company”), Callon Petroleum Operating Company, a Delaware corporation (“Buyer”), and Callon Petroleum Company, a Delaware corporation (“Parent”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.
As applicable, (x) [●] in [his/her] capacity as [●] of Buyer, certifies to Seller, solely in such capacity and not individually, on behalf of Buyer and solely with respect to Buyer, and (y) [●] in [his/her] capacity as [●] of Parent, certifies to Seller, solely in such capacity and not individually, on behalf of Parent and solely with respect to Parent, in each case, as follows:
(1)the (i) Buyer Fundamental Representations (A) were true and correct in all respects as of the Execution Date and (B) are true and correct in all respects as of the date hereof (except, in each case, to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties are true and correct in all respects as of such date), other than de minimis inaccuracies, and (ii) representations and warranties in Article 8 of the Purchase Agreement, other than the Buyer Fundamental Representations, (A) were true and correct as of the Execution Date and (B) are true and correct as of the date hereof (in each case, disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or other similar words of import and except, in each case, to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties are true and correct as of such date), except, with respect to this clause (ii), to the extent the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and
(2)Each of Buyer and Parent, as applicable, has performed and observed, in all material respects, all covenants and agreements required by the Purchase Agreement to be performed or complied with by Buyer or Parent, as applicable, on or prior to the date hereof.

[Signature Page Follows]
C-1

IN WITNESS WHEREOF, each of the undersigned has duly executed this Certificate as of the date set forth above.
BUYER:

CALLON PETROLEUM OPERATING COMPANY

By:
Name:    [●]
Title:    [●]

PARENT:

CALLON PETROLEUM COMPANY

By:
Name:    [●]
Title:    [●]

[Signature Page to Buyer and Parent Bring Down Certificate]

Execution Version
EXHIBIT D

ESCROW AGREEMENT

    THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of May 3, 2023, by and among Percussion Petroleum Management II, LLC, a Delaware limited liability company (“Seller”), Callon Petroleum Operating Company, a Delaware corporation (“Buyer”, and together with Seller, sometimes referred to individually as “Party” and collectively as the “Parties”), and JPMorgan Chase Bank, N.A. (“Escrow Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in that certain Membership Interest Purchase Agreement dated as of May 3, 2023, by and among Seller, Percussion Petroleum Operating II, LLC, a Delaware limited liability company (“Company”), Buyer and Callon Petroleum Company, a Delaware corporation (as may be amended, restated, supplemented, or otherwise modified from time to time, the “Purchase Agreement”).

WHEREAS, Seller, Company, and Buyer have entered into the Purchase Agreement and, in accordance therewith, have agreed to deposit in escrow certain funds and wish such deposits to be subject to the terms and conditions set forth herein.

WHEREAS, the Purchase Agreement contemplates the execution and delivery of this Agreement and the deposit by Buyer with Escrow Agent of (a) the amount of $36,000,000 (the “Initial Deposit”) within five (5) Business Days after the date hereof, (b) an amount, if any, to be determined at the Closing (as defined in the Purchase Agreement) and notified by the Parties to Escrow Agent (the “Holdback Deposit”) on the Closing Date and (c) an amount, if any, to be determined at the Closing (as defined in the Purchase Agreement) and notified by the Parties to Escrow Agent (the “Defect Deposit”, and together with the Initial Deposit and the Holdback Deposit, collectively the “Escrow Deposit”) on the Closing Date (as defined in the Purchase Agreement). The Parties hereby agree that the deposit of the Escrow Deposit will be subject to the terms and conditions set forth herein.

1.    Appointment. The Parties hereby appoint Escrow Agent as their escrow agent for the purposes set forth herein, and Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.    Fund; Investment.

(a) Buyer agrees to deposit with Escrow Agent (i) the Initial Deposit into a separate and distinct demand deposit account (the “Initial Deposit Account”) within five (5) Business Days after the date hereof, (ii) the Holdback Deposit, if any, into a separate and distinct demand deposit account (the “Holdback Deposit Account”) on the Closing Date and (iii) the Defect Deposit, if any, into a separate and distinct demand deposit account (the “Defect Deposit Account”, and together with the Initial Deposit Account and the Holdback Deposit Account, collectively the “Escrow Accounts” and each individually, an “Escrow Account”) on the Closing Date. The Parties agree to provide prior written notice to Escrow Agent at the email address provided in Section 8 below of the amounts and timing of such Holdback Deposit, if any, or such Defect Deposit, if any. Escrow Agent shall hold the Escrow Deposit in the applicable Escrow Account and shall invest and reinvest the Escrow Deposit in each Escrow Account and the proceeds thereof (the Escrow Deposit, the proceeds thereof and the interest, and other income earned thereon collectively being the “Fund”) in a Money Market Deposit Account (“MMDA”) at JPMorgan Chase Bank, N.A., or a successor investment offered by Escrow Agent. All such proceeds, interest, and other income shall be disbursed from the applicable Escrow Account as part of the Fund in accordance with Section 3 and as provided in the Purchase Agreement. MMDA have rates of compensation that may vary from time to time as determined by Escrow Agent. No other investment of the Escrow Deposit will be permitted during the term of this Agreement. Escrow Agent shall send an account statement to each Party via USPS mail on a monthly basis reflecting activity in each Escrow Account for the preceding month.

(b) Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Fund or the purchase, sale, retention or other disposition of any investment described herein, and each Party acknowledges that it was not offered any investment, tax or accounting advice or recommendation by Escrow Agent with regard to any investment and has made an independent assessment of the suitability and appropriateness of any investment selected hereunder for purposes of this Agreement. Except for direct losses to a Party arising out of fraud, gross negligence, or willful misconduct of Escrow Agent in failing to properly execute or act in accordance with the investment instructions set forth in Section 2(a), Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement, or as a result of any liquidation of any investment prior to its maturity made pursuant to the terms of this Agreement, or for the failure of an Authorized Representative (hereinafter defined) of the Parties to give Escrow Agent instructions to invest or reinvest the Fund. Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement.

(c) For U.S. federal and applicable state income tax purposes, all interest or other income earned under this Agreement with respect to the Fund shall be allocated to Seller and reported by Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow

Deposit by Seller whether or not said income has been distributed during such year. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent to Escrow Agent that no other tax withholding or information reporting of any kind is required by Escrow Agent.

3.    Disposition and Termination.

(a) Escrow Agent shall only release all or a portion of the Fund from the applicable Escrow Account in accordance with the following, and as otherwise expressly permitted in this Agreement: (i) joint written instructions signed by an Authorized Representative of each Party substantially in the form of Exhibit A annexed hereto (each, a “Joint Release Instruction”) or (ii) pursuant to a copy of a final non-appealable judgment issued by a court of competent jurisdiction or a final and binding written arbitration award, in each case, awarding all or any part of the Fund to a Party (a “Final Order”), which Final Order must be accompanied by (x) written instructions from an Authorized Representative of the instructing Party given to effectuate such Final Order for any disbursement from the Fund and (y) a written certification from legal counsel to the instructing Party attesting that such Final Order is final and not subject to appeal and from a court of competent jurisdiction and/or a final and binding arbitration award (as applicable). Escrow Agent shall be entitled to conclusively rely upon such instruction and certification of legal counsel to the instructing Party to the effect that a Final Order is final and non-appealable and from a court of competent jurisdiction and/or a final and binding arbitration award (as applicable), and Escrow Agent shall have no obligation to review the Final Order or to make any determination as to whether such Final Order is final. Escrow Agent will conclusively assume that any Final Order delivered to it was simultaneously delivered to the non-instructing Party but Escrow Agent need not inquire or verify such receipt.

As promptly as practicable, but in any event within one (1) Business Day (hereinafter defined) after the date on which Escrow Agent receives an executed Joint Release Instruction or, in the case of any Final Order, within ten (10) Business Days after receipt of such Final Order, and accompanying instruction and certification of legal counsel, Escrow Agent shall disburse the portion of the Fund set forth in such Joint Release Instruction or Final Order, as applicable, to the Party’s account(s) designated therein.

Notwithstanding anything to the contrary, any instructions in any way related to the transfer or distribution of the Fund must, in order to be deemed delivered and effective, be in writing and executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons signing this Agreement or one of the designated persons as set forth on the Designation of Authorized Representatives attached hereto as Schedule 1-A and 1-B (each an “Authorized Representative”), and delivered to Escrow Agent only by facsimile or as a Portable Document Format (“PDF”) attached to an email only at the fax number or email address set forth in Section 8 below or through an online platform offered by Escrow Agent’s escrow services business. The rights of Buyer and Seller to the Fund shall be governed by the Purchase Agreement, which shall be controlling as between Buyer and Seller for all purposes of this Agreement and shall control to the extent inconsistent with any provision hereof; provided, however, that the terms and conditions of this Agreement shall control the actions of Escrow Agent under this Agreement. If at any time Escrow Agent receives a Joint Release Instruction from the Parties directing payment of all or a portion of the Escrow Deposit, Escrow Agent shall comply with such written instructions and will use its best efforts to make such payment, subject to the completion of any required callback (i) on the same Business Day if such instruction is received by Escrow Agent at or prior to 12:00 p.m. (Central Time) on such payment day and (ii) on the next Business Day if such instruction is received after 12:00 p.m. (Central Time), provided that Escrow Agent has received payment confirmations pursuant to Section 3(b) (if applicable). Notwithstanding the foregoing, if either Party provides Escrow Agent with verbal notification by 12:00 p.m. (Central Time) on a Business Day that a Joint Release Instruction is forthcoming on such Business Day, and a Joint Release Instruction is delivered as required by this Agreement on such Business Day, then Escrow Agent will use its best efforts to make such payment after 12:00 p.m. (Central Time) on the same Business Day. Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Fund that does not satisfy the requirements herein. Escrow Agent may in good faith rely and act upon the confirmation of anyone purporting to be an Authorized Representative in connection with any of Escrow Agent’s verifying call-backs confirmation. Notwithstanding anything to the contrary, the Parties acknowledge and agree that Escrow Agent (i) shall have no obligation to take any action in connection with this Agreement on a non-Business Day and any action Escrow Agent may otherwise be required to perform on a non-Business Day may be performed by Escrow Agent on the following Business Day and (ii) may not transfer or distribute the Fund until Escrow Agent has completed its security procedures. Escrow Agent shall use commercially reasonable efforts to complete such security procedures as soon as reasonably practicable to transfer or distribute the Fund.

(b) Each Party authorizes Escrow Agent to use the funds transfer instructions (“Standing Instructions”) specified for it in Schedule 3 attached hereto (as may be supplemented from time to time as described below) to disburse any funds due to such Party, without a verifying call-back confirmation as set forth below.

(c) If any funds transfer instructions other than Standing Instructions are set forth in a permitted instruction from a Party or the Parties in accordance with this Agreement, Escrow Agent may confirm such funds transfer instructions by a telephone call-back confirmation to an Authorized Representative of such Party or Parties and thereafter, such funds transfer instructions shall also be considered the applicable Party’s Standing Instructions hereunder. To the extent a call-back confirmation is undertaken, no funds will be disbursed until such confirmation
2

occurs. If multiple disbursements are provided for under this Agreement pursuant to any Standing Instructions, only the date, amount and/or description of payments may change without requiring a telephone call-back confirmation.

(d) The persons designated as Authorized Representatives and telephone numbers for same may be changed only in a writing executed by an Authorized Representative or other duly authorized person of the applicable Party setting forth such changes and actually received by Escrow Agent via facsimile or as a PDF attached to an email or through an online platform offered by Escrow Agent’s escrow services business. Escrow Agent will confirm any such change in Authorized Representatives by a telephone call-back confirmation according to its security procedures.

(e) Escrow Agent and other financial institutions, including any intermediary bank and the beneficiary's bank, may rely upon the identifying number of the beneficiary, the beneficiary’s bank or any intermediary bank included in a funds transfer instruction provided by a Party or the Parties and, if applicable, confirmed in accordance with this Agreement, even if it identifies a person different from the beneficiary, the beneficiary’s bank or intermediary bank identified by name.

(f) As used in this Section 3, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which Escrow Agent located at the notice address set forth below is authorized or required by law or executive order to remain closed. The Parties acknowledge that the security procedures set forth in this Section 3 are commercially reasonable. Upon delivery of the Fund in full by Escrow Agent in accordance with this Agreement, this Agreement shall terminate, and all the related account(s) shall be closed, subject to the provisions of Sections 6 and 7.

(g) Notwithstanding anything to the contrary contained in this Agreement, in the event that an electronic signature is affixed to an instruction issued hereunder to disburse or transfer funds, such instruction may be confirmed by a verifying call-back confirmation to an Authorized Representative.

4.    Escrow Agent. Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied. Notwithstanding anything to the contrary, Escrow Agent has no knowledge of, nor any obligation to comply with, the terms and conditions of any other agreement, Escrow Agent shall not be responsible for determining the meaning of any capitalized term not entirely defined herein, nor shall Escrow Agent be required to determine if any Party has complied with any other agreement. Notwithstanding the terms of any other agreement, the terms and conditions of this Agreement shall control the actions of Escrow Agent in connection with its role as escrow agent hereunder. Escrow Agent may conclusively rely upon any written notice, document, instruction or request delivered by the Parties believed in good faith by it to be genuine and to have been signed by an Authorized Representative(s), as applicable, without inquiry and without requiring substantiating evidence of any kind and Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. Any notice, document, instruction or request delivered by a Party but not required under this Agreement may be disregarded by Escrow Agent. ESCROW AGENT SHALL NOT BE LIABLE FOR ANY ACTION TAKEN, SUFFERED OR OMITTED TO BE TAKEN BY IT IN GOOD FAITH EXCEPT TO THE EXTENT THAT ESCROW AGENT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT WAS THE CAUSE OF ANY DIRECT LOSS TO EITHER PARTY. Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. In the event Escrow Agent, in its good faith judgment, shall be uncertain, or believes there is some ambiguity, as to its duties or rights hereunder or receives instructions, claims or demands from any Party hereto which in Escrow Agent’s good faith judgment conflict with the provisions of this Agreement, or if Escrow Agent receives conflicting instructions from the Parties, Escrow Agent shall be entitled either to: (a) refrain from taking any action until it shall be given (i) a joint release instruction executed by Authorized Representatives of each of the Parties which eliminates such ambiguity or conflict or (ii) a court order issued by a court of competent jurisdiction (it being understood that Escrow Agent shall be entitled conclusively to rely and act upon any such court order and shall have no obligation to determine whether any such court order is final); or (b) file an action in interpleader. Escrow Agent shall have no duty to solicit any payments which may be due it or the Fund, including, without limitation, the Escrow Deposit nor shall Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder. The Parties grant to Escrow Agent a lien and security interest in the Fund in order to secure any indemnification obligations of the Parties or obligation for fees or expenses owed to Escrow Agent hereunder. ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, IN NO EVENT SHALL ESCROW AGENT BE LIABLE FOR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGE OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF ESCROW AGENT HAS BEEN ADVISED OF THE LIKELIHOOD OF SUCH LOSS OR DAMAGE AND REGARDLESS OF THE FORM OF ACTION; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT APPLY TO THE EXTENT SUCH LOSSES OR DAMAGES ARE CAUSED BY FRAUD OR WILLFUL MICSONDUCT OF ESCROW AGENT.

5.    Succession. Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving no less than thirty (30) days’ advance notice in writing of such resignation to the Parties or may be removed, with or without cause, by the Parties at any time after giving not less than thirty (30) days’ advance joint written notice to Escrow Agent. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute
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escrow agent, if any, appointed by the Parties, or such other person designated by the Parties, or in accordance with the directions of a final court order, at which time of delivery, Escrow Agent’s obligations hereunder shall cease and terminate. If prior to the effective resignation or removal date, the Parties have failed to appoint a successor escrow agent, or to instruct Escrow Agent to deliver the Fund to another person as provided above, or if such delivery is contrary to applicable law, at any time on or after the effective resignation date, Escrow Agent may either (a) interplead the Fund with a court located in the State of Texas and the documented costs and expenses incurred in connection with such proceeding (including, without limitation, reasonable and documented attorney’s fees which are incurred in connection with such proceeding) may be charged against and withdrawn from the Fund; or (b) appoint a successor escrow agent of its own choice. Any appointment of a successor escrow agent shall be binding upon the Parties and no appointed successor escrow agent shall be deemed to be an agent of Escrow Agent. Escrow Agent shall deliver the Fund to any appointed successor escrow agent, at which time Escrow Agent’s obligations under this Agreement shall cease and terminate. Any entity into which Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be Escrow Agent under this Agreement without further act.

6.    Compensation; Acknowledgment. The Parties agree jointly and severally to pay Escrow Agent upon execution of this Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing, shall be as described in Schedule 2. Solely as between the Parties, Seller, on the one hand, and Buyer, on the other hand, shall each be responsible for fifty percent (50%) of such compensation, fees or expenses payable to Escrow Agent pursuant to this Agreement. The Parties agree that, notwithstanding anything to the contrary, to the extent any Party deposits such compensation into an account governed by this Agreement, Escrow Agent shall have the right to withdraw such compensation from such account. Each of the Parties further agrees to the disclosures and agreements set forth in Schedule 2.

7.    Indemnification and Reimbursement. The Parties agree jointly and severally to indemnify, defend, hold harmless, pay or reimburse Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, taxes (other than taxes on income earned by an Indemnitee in connection herewith), documented costs or expenses (including reasonable and documented attorneys’ fees) (collectively “Losses”), resulting directly or indirectly from (a) Escrow Agent’s performance of this Agreement, except to the extent that such Losses are determined by a court of competent jurisdiction to have been caused by the fraud, gross negligence, willful misconduct, or bad faith of such Indemnitee; and (b) Escrow Agent’s following, accepting or acting upon any instructions or directions, whether joint or singular, from the Parties received in accordance with this Agreement; provided, that as between the Parties, any indemnity provided to Escrow Agent pursuant to this Section 7 shall not affect or limit the rights that the Parties may have against each other with respect to responsibility for payment of such amounts. The Parties hereby grant Escrow Agent a right of set-off against the Fund for the payment of any claim for indemnification, fees, expenses and amounts due to Escrow Agent or an Indemnitee. The obligations set forth in this Section 7 shall survive the resignation, replacement or removal of Escrow Agent or the termination of this Agreement. Solely as between the Parties, such Losses shall be borne by the Party determined by a court of competent jurisdiction to be responsible for causing such Losses or, if no such determination is made, then each Party shall pay 50% of such Losses.

8.    Notices. Except as otherwise provided in Section 3, all communications hereunder shall be in writing or set forth in a PDF attached to an email, and shall be delivered by facsimile, email or overnight courier only to the appropriate fax number, email address, or notice address set forth for each party as follows:

If to Seller:
Percussion Petroleum Management II, LLC
1001 Fannin St., Suite 2200
Houston, Texas 77002
Attention: John Campbell III
Email Address: john@percussionpetroleum.com

With copies (which shall not constitute notice) to:

Carnelian Energy Capital Management, L.P.
2229 San Felipe Street, Suite 1450
Houston, Texas 77019
Attention: Matt Savage
Email: matts@carnelianec.com
Attention: Dillon MacDonald
Email: Dillon@carnelianec.com

Old Ironsides Energy
500 Totten Point Road, Suite 630
Waltham, MA 02451
Attention: Paul Kaboub
Email: pkaboub@oldironsidesenergy.com

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Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000
Houston, Texas 77002
Attention: Michael De Voe Piazza
Email: mpiazza@gibsondunn.com

If to Buyer:
Callon Petroleum Operating Company
2000 W. Sam Houston Parkway S., Suite 2000
Houston, Texas 77042
Attention: General Counsel
Email Address: legal@callon.com

With copies (which shall not constitute notice) to:

Haynes and Boone, LLP
1221 McKinney, Suite 4000
Houston, Texas 77010
Attention: Kraig P. Grahmann
Email Address: kraig.grahmann@haynesboone.com

If to Escrow Agent:
JPMorgan Chase Bank, N.A.
Susie Becvar, Escrow Services
712 Main St., 14th Floor North
Houston, TX 77002
Fax No.: 713-216-6927
Email Address: sw.escrow@jpmorgan.com

9.    Compliance with Directives. In the event that a legal garnishment, attachment, levy, restraining notice, court order or other governmental order (a “Directive”) is served with respect to any of the Fund, or the delivery thereof shall be stayed or enjoined by a Directive, Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply in good faith with all such Directives so entered or issued, and in the event that Escrow Agent obeys or complies in good faith with any such Directive it shall not be liable to any of the Parties hereto or to any other person by reason of such compliance notwithstanding such Directive be subsequently reversed, modified, annulled, set aside or vacated.

10.    Miscellaneous.

(a) The provisions of this Agreement may be waived, altered, amended or supplemented only by a writing signed by Escrow Agent and the Parties. Neither this Agreement nor any right or interest hereunder may be assigned by any Party without the prior consent of Escrow Agent and the other Party and any assignment in violation of this Agreement shall be ineffective and void. This Agreement shall be governed by and construed under the laws of the State of Texas. Each Party and Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Texas. To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process or immunity from liability, such Party shall not claim, and hereby irrevocably waives, such immunity. Escrow Agent and the Parties further hereby knowingly, voluntarily and intentionally irrevocably waive, to the fullest extent permitted by applicable law, any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.

(b) No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, public health emergencies, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. Such party shall use commercially reasonable efforts (and with respect to Escrow Agent’s efforts, which are consistent with accepted practices in the banking industry) to resume performance as soon as reasonably practicable under the circumstances. This Agreement and any joint instructions from the Parties may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument or instruction, as applicable. This Agreement may be executed and transmitted by facsimile or as a PDF attached to an email or may be electronically signed and each such execution shall be of the same legal effect, validity and enforceability as a manually executed original, wet-inked signature. All signatures of the parties to this Agreement may be transmitted by facsimile or as a PDF attached to an email, and such facsimile or PDF will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions
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in any other jurisdiction. The Parties each represent, warrant and covenant that (i) each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations; (ii) such Party has full power and authority to enter into this Agreement and to perform all of the duties and obligations to be performed by it hereunder; and (iii) the person(s) executing this Agreement on such Party’s behalf and certifying Authorized Representatives in the applicable Schedule 1 has been duly and properly authorized to do so, and each Authorized Representative of such Party has been duly and properly authorized to take the actions specified for such person in the applicable Schedule 1. Except as expressly provided in Section 7 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of the Fund or this Agreement.

(c) The Parties acknowledge and agree that, solely as between the Parties, nothing in this Agreement is intended to conflict with any of the terms and conditions set forth in the Purchase Agreement. In the event of any such conflict, solely as between the Parties, the terms and conditions set forth in the Purchase Agreement shall control.

[Signature Pages Follow]
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

SELLER:

PERCUSSION PETROLEUM MANAGEMENT II, LLC

By:    ___________________________
Name:    John Campbell III
Title:    Co-Chief Executive Officer

[Signature Page to Escrow Agreement]

BUYER:

CALLON PETROLEUM OPERATING COMPANY

By:    ___________________________
Name:    Joseph C. Gatto, Jr.
Title:    President & Chief Executive Officer

[Signature Page to Escrow Agreement]

ESCROW AGENT:

JPMORGAN CHASE BANK, N.A.

By:    ___________________________
Name:    Evan Dahl
Title:    Vice President

[Signature Page to Escrow Agreement]

Final Form
EXHIBIT E

CLOSING ESCROW AGREEMENT

    This CLOSING ESCROW AGREEMENT, dated as of [●], 2023 (this “Agreement”), is by and among CALLON PETROLEUM OPERATING COMPANY, a Delaware corporation with principal offices located at 2000 W. Sam Houston Parkway S., Suite 2000, Houston, Texas 77042 (“Buyer”), CALLON PETROLEUM COMPANY, a Delaware corporation with principal offices located at 2000 W. Sam Houston Parkway S., Suite 2000, Houston, Texas 77042 (“Buyer Parent” and together with Buyer, the “Buyer Parties”), PERCUSSION PETROLEUM MANAGEMENT II, LLC, a Delaware limited liability company with principal offices located at [●], (“Seller”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability trust company with principal offices located at 6201 15th Avenue, Brooklyn, New York, 11219 (“Escrow Agent”). Buyer, Buyer Parent, and Seller are referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties have entered into that certain Membership Interest Purchase Agreement (the “Underlying Agreement”) made and entered into as of [●], 2023 pursuant to which the Buyer Parties will acquire the membership interests of Percussion Petroleum Operating II, LLC from Seller in exchange for cash and shares of Parent Common Stock;

WHEREAS, pursuant to the Underlying Agreement, at Closing, Buyer Parent shall deposit on behalf of Seller the Indemnity Holdback Shares (as defined below) into a segregated and restricted escrow account (the “Indemnity Escrow Account”) titled in the name of the Escrow Agent for the benefit of the Parties to be held by the Escrow Agent in accordance with this Agreement and the Underlying Agreement;

[WHEREAS, pursuant to the Underlying Agreement, at Closing, Buyer Parent shall deposit on behalf of Seller the Defect Escrow Shares (as defined below) into a segregated and restricted escrow account (the “Defect Escrow Account”) titled in the name of the Escrow Agent for the benefit of the Parties to be held by the Escrow Agent in accordance with this Agreement and the Underlying Agreement;]

WHEREAS, the Escrow Agent has agreed to accept, hold, and disburse the Escrow Assets (as defined below) deposited with it in accordance with written direction from the Parties;

WHEREAS, the Escrow Agent has agreed to vote the Escrow Assets deposited with it in accordance with written direction from Seller;

WHEREAS, the Escrow Agent has agreed that to the extent any Escrow Assets are properly disbursable to a Buyer Party pursuant to the terms of this Agreement, such Escrow Assets shall be disbursed directly to Buyer Parent; and

WHEREAS, in order to establish the Indemnity Escrow Account and the Defect Escrow Account and otherwise to effect the provisions of the Underlying Agreement, the parties hereto have entered into this Agreement.

    NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties and the Escrow Agent, for themselves, their successors and assigns, hereby agree as follows:

1.    Definitions.    The following terms shall have the meanings indicated or referred to below, inclusive of their singular and plural forms, except where the context requires otherwise. Unless the context requires otherwise, all references to “years,” “months,” or

“days” shall mean “calendar years,” “calendar months,” and “calendar days.” References in this Agreement to “including” shall mean “including, without limitation,” whether or not so specified. Any term not defined in this Section 1 but is defined elsewhere in this Agreement shall have the meaning ascribed to such term in this Agreement. Any term used but not defined herein shall have the meaning ascribed to it in the Underlying Agreement.
“Buyer Representative” shall mean the persons so designated on Schedule A and Schedule B, as applicable, or any other person designated in a writing signed and delivered by Buyer to Escrow Agent in accordance with the notice provisions of this Agreement.

“Defect Escrow Shares” shall mean the shares of Parent Common Stock set forth on Schedule B and deposited with the Escrow Agent pursuant to Section 3.

“Escrow Assets” shall mean the Indemnity Holdback Shares and the Defect Escrow Shares and any dividends (whether of cash or shares of Parent Common Stock) in respect of the Indemnity Holdback Shares and Defect Escrow Shares, as applicable, delivered to the Escrow Agent by Buyer Parent on behalf of Seller.

“Escrow Period” shall mean the period commencing on the date hereof and ending on the Termination Date.

“Final Determination” means a final non-appealable determination, order, judgment, decree or ruling of any arbitrator or court of competent jurisdiction directing the disposition of the Escrow Assets which may be issued, in each case, together with (a) a certificate of the prevailing Party executed by Buyer Representative or Seller Representative (as applicable) to the effect that such determination, order, judgment, decree or ruling is final and non-appealable and from the arbitrator or a court of competent jurisdiction and (b) the written distribution instructions by Buyer Representative or Seller Representative (as applicable) to effectuate such determination, order, judgment, decree or ruling.

“Indemnity Holdback Shares” shall mean the shares of Parent Common Stock set forth on Schedule A and deposited with the Escrow Agent pursuant to Section 3.

“Seller Representative” shall mean the persons so designated on Schedule A and Schedule B, as applicable, or any other person designated in a writing signed and delivered by Seller to Escrow Agent in accordance with the notice provisions of this Agreement.

“Termination Date” means the later to occur of (a) the Indemnity Escrow Termination Date or (b) the Defect Escrow Termination Date.

“Voting Direction” shall mean a written direction executed by Seller directing the Escrow Agent to vote all or a portion of the Escrow Assets in accordance with the instructions set forth in the Voting Direction.

“Written Direction” shall mean either (a) a written direction executed by the Buyer Representative and Seller Representative directing the Escrow Agent to disburse all or a portion of the Escrow Assets or to take or refrain from taking an action pursuant to this Agreement or (b) a Final Determination.

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2.    Appointment of and Acceptance by Escrow Agent. The Parties hereby appoint the Escrow Agent to serve as escrow agent hereunder. The Escrow Agent hereby accepts such appointment and, upon receipt of the Escrow Assets, in accordance with Section 3, agrees to hold, upon receipt, the Escrow Assets in accordance with this Agreement.
3.    Deposit of Escrow Assets.
(a)    Promptly after Closing and in accordance with the terms of the Underlying Agreement, Buyer Parent will cause, on behalf of Seller, the transfer of (a) the Indemnity Holdback Shares in the amount set forth on Schedule A to the Escrow Agent, and the Escrow Agent shall deposit the Indemnity Holdback Shares in the Indemnity Escrow Account and (b) the Defect Escrow Shares in the amount set forth on Schedule B to the Escrow Agent, and the Escrow Agent shall deposit the Defect Escrow Shares in the Defect Escrow Account. The Indemnity Escrow Account and the Defect Escrow Account shall be segregated accounts of the Escrow Agent. Notwithstanding anything to the contrary herein, the Parties and the Escrow Agent acknowledge and agree that (x) the Indemnity Escrow Account and the Defect Escrow account shall be treated strictly as separate accounts and (y) in no event shall claims with respect to (i) the Indemnity Holdback Shares be satisfied with Defect Escrow Shares deposited in the Defect Escrow Account and (ii) the Defect Escrow Shares be satisfied with Indemnity Holdback Shares deposited in the Indemnity Escrow Account.
(b)    If Buyer Parent declares and pays a dividend (whether of cash or shares of Parent Common Stock) in respect of any Escrow Assets during the period when such Escrow Assets are held by the Escrow Agent pursuant to this Agreement, then Buyer Parent shall cause such dividend to be delivered to the Escrow Agent to be held in the Indemnity Escrow Account or the Defect Escrow Account, as applicable. Following the deposit of any such dividends into the Indemnity Escrow Account or the Defect Escrow Account, as applicable, the Parties agree to deliver a Written Direction to the Escrow Agent directing the Escrow Agent to disburse the amount of such dividends to Seller in accordance with the terms of Section 4.
4.    Disbursements of Escrow Assets; Unclaimed Assets.
(a)    The Escrow Agent shall disburse the Escrow Assets from time to time, upon receipt of, and in accordance with a Written Direction, which the Parties agree to deliver to the Escrow Agent at any time that any distribution is required to be made from the Escrow Assets pursuant to the terms and conditions of the Underlying Agreement. Such Written Direction shall contain issuance instructions containing name, address, Taxpayer Identification Number, and other pertinent information, in each case, to the extent not previously provided to the Escrow Agent; provided, that for the avoidance of doubt, to the extent that any Escrow Assets are disbursable from the Indemnity Escrow Account or the Defect Escrow Account, as applicable, to any Buyer Party pursuant to a Written Direction, such Escrow Assets shall be disbursed directly to Buyer Parent. Any and all disbursements under this Section 4 shall be made within three (3) Business Days of Escrow Agent’s receipt of a Written Direction.
(b)    If there is any amount of undisbursed or unclaimed Escrow Assets on the Termination Date, and if the Escrow Agent shall not have received a Written Direction no later than five (5) Business Days after the Termination Date, the Escrow Agent, in addition to its other rights herein, (i) (A) may maintain and manage such Escrow Assets for such period of time as it determines may be
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necessary or appropriate, including in accordance with applicable state escheatment and unclaimed property laws, as determined by Escrow Agent in its sole discretion and (B) shall have the right to escheat any such Escrow Assets pursuant to applicable state escheatment and unclaimed property laws and, in such case, shall remit such Escrow Assets (less any fees, costs, expenses or other amounts due to Escrow Agent or any other Indemnified Party (as defined below) in accordance with this Agreement (including Schedule A and Schedule B, as applicable)) to any relevant competent authority and (ii) may take any other action permitted by this Agreement.
(c)    All disbursements of Escrow Assets shall be subject to the fees, costs, expenses and other amounts due to Escrow Agent hereunder.
5.    Voting of Escrow Assets. During the Escrow Period, Escrow Agent shall (a) vote the Escrow Assets in accordance with any Voting Direction delivered by Seller (provided that such Voting Direction shall be delivered to Escrow Agent no later than two (2) Business Days prior to any voting deadline specified in such Voting Direction) and (b) provide written confirmation to Seller that Escrow Agent has voted the Escrow Assets in accordance with such Voting Direction no later than two (2) Business Days after any voting deadline specified in such Voting Direction. Notwithstanding anything to the contrary herein, in no event shall the Escrow Agent vote the Escrow Assets in the absence of a Voting Direction delivered by Seller, and any such vote shall be void ab initio.
6.    Suspension of Performance; Disbursement into Court. If, at any time, (x) in the absence of a Written Direction, Escrow Agent is unable to determine, to Escrow Agent’s reasonable satisfaction, the proper disposition of all or any portion of the Escrow Assets or Escrow Agent’s proper actions with respect to its obligations hereunder, or (y) the Parties have not, within thirty (30) days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 7 hereof, appointed a successor escrow agent to act hereunder (which such successor escrow agent has accepted such appointment), then Escrow Agent may take either or both of the following actions:
(a)    suspend the performance of any of its obligations (including any disbursement obligations) under this Agreement, in the case of clause (x) above, until (i) such dispute or uncertainty shall be resolved to the reasonable satisfaction of the Escrow Agent or (ii) a Written Direction is provided to Escrow Agent (provided that Escrow Agent shall be entitled to conclusively rely upon any such Written Direction, and, in the case of a Written Direction that is a Final Determination, shall have no responsibility to review the determination, order, judgment, decree or ruling to which such Final Determination refers or to make any determination as to whether such determination, order, judgment, decree or ruling is final), or, in the cause of clause (y) above, until a successor escrow agent shall have been appointed.
(b)    petition (by means of an interpleader action or any other appropriate method) the United States District Court for the Southern District of the State of New York, or if such court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York within New York County, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Assets, after any amount payable to the Escrow Agent in accordance with Section 10 hereof in connection with the performance of its duties and the exercise of its rights hereunder.
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The Escrow Agent shall have no liability to the Parties, or to their respective shareholders, partners, or members, officers or directors, employees, Affiliates or any other person with respect to any such suspension of performance or disbursement into court (including any disbursement obligations hereunder), specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Assets or any delay in or with respect to any other action required or requested of the Escrow Agent, absent fraud, willful misconduct, or gross negligence by the Escrow Agent.

7.    Resignation of Escrow Agent. The Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving thirty (30) days’ prior written notice to the Parties specifying the date when such resignation shall take effect. Upon any such notice of resignation, the Parties shall issue to the Escrow Agent a Written Direction authorizing redelivery of the Escrow Assets to a bank or trust company that has been retained as successor to the Escrow Agent hereunder prior to the effective date of such resignation. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Assets and shall pay all Escrow Assets to the successor escrow agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of any amount payable in accordance with Section 10 hereof by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.
After any retiring Escrow Agent’s resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement. Any corporation or other entity into which the Escrow Agent may be merged or converted or with which it may be merged or consolidated, or any other entity to which all or a majority of all of the Escrow Agent’s escrow business may be transferred by sale of assets or otherwise, shall be the Escrow Agent under this Agreement without further act or consent of any party hereto.
8.    Liability of Escrow Agent. The Escrow Agent undertakes to perform only the ministerial duties as are expressly set forth herein and in any Written Direction or Voting Direction and no other duties and obligations (fiduciary or otherwise) shall be implied. The Escrow Agent shall have no duty to enforce any obligation of any other person to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any other person to perform any other act. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement (even though such agreement may be referenced in this Agreement) other than this Agreement. In the event of any conflict between the terms and provisions of this Agreement and any other agreement, as to the Escrow Agent, the terms and conditions of this Agreement shall control subject to Section 27. The Escrow Agent is not a party to the Underlying Agreement, is not bound by any of its terms, and has not undertaken in any way to effectuate, implement or comply with the Underlying Agreement. The Escrow Agent shall not be liable to the Parties or to anyone else for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s fraud, gross negligence or willful misconduct was the primary or contributing cause of any loss to such Party or any other Person. The Escrow Agent’s sole responsibility shall be for the (a) safekeeping and disbursement of the Escrow Assets in accordance with the terms of this Agreement and any Written Direction and (b) voting of Escrow Assets in accordance with any Voting Direction. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein or in any Written Direction or Voting Direction. The Escrow Agent shall have no duty to solicit any payment which may be due to be paid in Escrow Assets or to confirm or verify the
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accuracy or correctness of any amounts deposited in accordance with this Agreement. The Escrow Agent may rely conclusively, and shall be protected in acting, upon any notice, instruction (including a Voting Direction or a Written Direction (such as a wire transfer instruction)), request, order, judgment, certification, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, demand or other instrument or document, not only as to its due execution, validity (including the authority of the person signing or presenting the same) and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall believe in good faith to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action, absent fraud, gross negligence, or willful misconduct by the Escrow Agent. The officers, directors, members, partners, trustees, employees, agents, attorneys or other representatives and Affiliates of the Escrow Agent owe no duty or obligation to any party hereunder and shall have no liability to any person by reason of any error of judgment, for any act done or not done, for any mistake of fact or law, or otherwise, absent fraud, gross negligence, or willful misconduct.
The Escrow Agent shall not be obligated to take any legal or other action or commence any proceeding in connection with the Escrow Assets, any account in which Escrow Assets are deposited, this Agreement or the Underlying Agreement, or to appear in, prosecute or defend any such legal action or proceeding (whether or not it shall have been furnished with acceptable indemnification and advancement). The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute or question involving any party hereto, and, except to the extent caused by the Escrow Agent’s fraud, gross negligence, or willful misconduct, shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the written opinion of such counsel. Except as set forth in Section 5, the Escrow Agent shall have no responsibility with respect to the use or application of any the Escrow Assets paid by the Escrow Agent pursuant to the provisions hereof.
The Escrow Agent is authorized, in its sole reasonable discretion, to comply with orders issued or process entered by any court with respect to the Escrow Assets, without determination by the Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Assets is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole reasonable discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated. In the event the Escrow Assets are subject to any such court order, Escrow Agent shall provide the Parties with prompt written notice of such court order.

9.    Indemnification of Escrow Agent. From and at all times after the date of this Agreement, the Parties severally, and not jointly, shall, to the fullest extent permitted by law, defend, indemnify and hold harmless the Escrow Agent and each director, officer, member,
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partner, trustee, employee, attorney, agent and Affiliate of the Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims, losses, damages, liabilities, costs, penalties, settlements, judgments and expenses of any kind or nature whatsoever (including costs and expenses and reasonable and documented outside attorneys’ fees) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, as a result of, in connection with, or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including the Parties, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person (whether it is an Indemnified Party or not) under any statute or regulation, including any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein or relating hereto (including tax reporting or withholding or the enforcement of any rights or remedies under or in connection with this Agreement), whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation (without derogation of any other indemnity afforded to the Escrow Agent); provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability to the extent arising from or related to the fraud, gross negligence, or willful misconduct of any Indemnified Party. Any amounts paid by the Parties in respect of this paragraph shall be promptly repaid by the applicable Indemnified Party in the event of any fraud, gross negligence, or willful misconduct of any Indemnified Party relating to such amounts paid.
The Parties and the Escrow Agent agree that the payment by the Parties of any claim by the Escrow Agent for indemnification hereunder shall not impair, limit, modify, or affect, the respective rights and obligations of the Parties under the Underlying Agreement.
10.    Fees, Costs and Expenses of Escrow Agent. The Parties shall severally, and not jointly, compensate the Escrow Agent for its services hereunder in accordance with Schedule A and Schedule B. All of the compensation obligations set forth in this Section 10 shall be payable by the Parties upon execution of this Agreement and, in the future, upon written demand by the Escrow Agent. As between the Parties, Seller, on the one hand, and the Buyer Parties, on the other hand, shall each be responsible for fifty percent (50%) of such compensation.
11.    Patriot Act Disclosure; Taxpayer Certification and Reporting.
(a)    Patriot Act Disclosure. The Parties acknowledge that a portion of the identifying information set forth on Schedule A and Schedule B is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and agree to provide any additional information requested by the Escrow Agent in connection with the Act or any similar law, rule, regulation, order, or other governmental act to which the Escrow Agent is subject, in a timely manner and consent to the Escrow Agent obtaining from third parties any such identifying information. The Parties represent that all identifying information set forth on Schedule A and Schedule B is true and complete on the date hereof and will be true and complete at the time of any disbursement of the Escrow Assets. For a non-individual person such as a charity, a trust, or other legal entity, the Escrow Agent may require documentation to verify formation and existence as a legal entity. The Escrow Agent may also require financial statements, licenses, identification and authorization documentation from any individual claiming authority to represent the entity or other relevant documentation.
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(b)    Certification and Tax Reporting. Each Party has provided the Escrow Agent with all documentation requested by the Escrow Agent, including any fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation, in each case, as requested by the Escrow Agent. The Parties acknowledge that solely for tax purposes, the Escrow Agent does not have any interest in the Escrow Assets, the Indemnity Escrow Account, or Defect Escrow Account and that, notwithstanding anything to the contrary herein, Seller shall be treated as the owner of the Escrow Assets for U.S. federal income tax purposes while such Escrow Assets are held in the Indemnity Escrow Account or the Defect Escrow Account, as applicable. All interest or other income earned under this Agreement shall be allocated to Seller and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042-S (or other appropriate form) as income earned from the Escrow Assets by Seller whether or not said income has been distributed during such year. Seller shall timely file all tax returns and pay all taxes due with respect to any income earned or losses generated with respect to the Escrow Assets. The Escrow Agent shall not have any liability for the payment of taxes with respect to the Escrow Assets, and the Parties shall indemnify and hold Escrow Agent harmless from and against all such taxes. The Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent and warrant to Escrow Agent that such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.
12.    Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the United States District Court for the Southern District of the State of New York shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties hereto agree that the Supreme Court of the State of New York within New York County shall have sole and exclusive jurisdiction. Any final judgment shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.
The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.
EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION RELATED TO OR ARISING UNDER THIS AGREEMENT.
13.    Notice. All notices, instructions (pursuant to a Written Direction, Voting Direction, or otherwise), approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when such writing is delivered by hand or overnight delivery service, or (b) upon telephone call-back in accordance with
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Section 14 below, after being sent by e-mail with PDF attachment from the designated e-mail account(s) of the sending person(s) as designated on Schedule A or Schedule B, as applicable, to the designated e-mail account(s) of the receiving person(s) as designated on Schedule A or Schedule B, as applicable, or (c) three (3) Business Days after being mailed by first class mail (postage prepaid), in each case to the address set forth on Schedule A or Schedule B, as applicable, or to such other address as each party hereto may designate for itself by like notice.
14.    Security Procedures. If notices, instructions (pursuant to a Written Direction, Voting Direction, or otherwise), approvals, consents, requests, and other communications, are received by Escrow Agent by e-mail at its e-mail account(s) as designated on Schedule A or Schedule B, as applicable, Escrow Agent is authorized, but not required, to seek prompt confirmation of such communications by telephone call-back to the sending person or persons’ telephone number(s) as designated on Schedule A or Schedule B, as applicable, and Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated in that call-back. Any e-mail by PDF attachment executed by more than one person shall be sent by each signatory. The persons and their telephone numbers authorized to receive call-backs as designated in Schedule A or Schedule B, as applicable, may be changed only in a writing actually received and acknowledged by Escrow Agent and delivered in accordance with Section 13 above and, if applicable, this Section 14. If the Escrow Agent is unable to contact any such designated person, the Escrow Agent is hereby authorized (but not required) both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of the applicable Party’s executive officers (each, an “Executive Officer”), as the case may be, who shall include individuals holding titles of General Counsel, Chief Financial Officer or more senior thereto, as the Escrow Agent may select. Such Executive Officer(s) shall deliver to the Escrow Agent a fully executed incumbency certificate upon the Escrow Agent’s request, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such Executive Officer(s). The parties to this Agreement acknowledge and agree that the security procedures set forth above are commercially reasonable.
The Escrow Agent in any funds transfer may reasonably rely solely upon any account numbers or similar identifying numbers provided by the parties hereto to identify (a) a beneficiary, (b) a beneficiary's bank, or (c) an intermediary bank. The Escrow Agent may apply any of the Escrow Assets for any payment order it executes using any such identifying number, even where its use may result in a person other than a beneficiary being paid, or the transfer of funds to a bank other than a beneficiary's bank or an intermediary bank designated.
15.    Amendment or Waiver. This Agreement may be changed, waived, discharged or terminated only by a writing signed by the Parties and the Escrow Agent. No delay or omission by any Party or the Escrow Agent in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.
16.    Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
17.    Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without giving effect to the conflict of laws principles thereof.
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18.    Entire Agreement. This Agreement and any Written Direction or Voting Direction delivered hereunder collectively constitute the entire agreement between the Parties and the Escrow Agent relating to the holding, voting, and disbursement of the Escrow Assets and sets forth in their entirety the obligations and duties of the Escrow Agent with respect to the Escrow Assets.
19.    Binding Effect. All of the terms of this Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the Parties and the Escrow Agent.
20.    Execution in Counterparts. This Agreement and any Written Direction or Voting Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. Subject to Section 13 and Section 14 hereof, this Agreement and any Written Direction or Voting Direction may be executed and delivered by e-mailing a PDF version of a signed signature page (which, for the avoidance of doubt, may be executed using electronic signatures such as “DocuSign”, “Adobe Sign”, or similar electronic signatures), which shall have the same force and effect as the delivery of an originally executed signature page.
21.    Termination of Escrow Agent. Upon the first to occur of (i) the termination of the Escrow Period (subject to the occurrence of the related distribution(s)), (ii) the disbursement of all amounts in both the Indemnity Escrow Account and Defect Escrow Account or (iii) the resignation of the Escrow Agent, Escrow Agent shall be released from its obligations hereunder and the Escrow Agent shall have no further obligation or liability whatsoever with respect to this Agreement or the Escrow Assets except with respect to any liability in connection with Escrow Agent’s fraud, gross negligence, or willful misconduct. The obligations of the Parties continue to exist notwithstanding the termination or discharge of the Escrow Agent’s obligations or liabilities hereunder until the respective obligations of the Parties have been fully performed.
22.    Dealings. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for any Party or for any other entity.
23.    Currency. The currency applicable to any amount payable or receivable under this Agreement is United States dollars.
24.    Force Majeure. Notwithstanding anything to the contrary hereunder, the Escrow Agent shall not be liable for any delay, failure to perform, or other act or non-act resulting from acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruption, vendor failures (including information technology providers), and other similar causes.
25.    No Third Party Beneficiaries. This Agreement and all of its terms and conditions are for the sole and exclusive benefit of the parties hereto and their respective permitted successors and assigns. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties to this Agreement any legal or equitable rights, remedy, or claim under or with respect to this Agreement or any term or condition of this Agreement.
26.    No Strict Construction. The parties hereto have participated jointly in the negotiation and draft of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it were drafted jointly by the parties hereto,
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and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any provision of this Agreement.
27.    Priority.
(a)    In the event of any conflict between the provisions of Schedule A or Schedule B, as applicable, and the remainder of this Agreement, this Agreement shall be construed in a manner prescribed by the Escrow Agent acting in good faith.
(b)    Nothing contained in this Agreement shall amend, replace or supersede any agreement between any of the Parties and the Escrow Agent to act as such Party’s transfer agent, which agreement shall remain of full force and effect.
28.    Headings. The headings in this Agreement are for convenience purposes and shall be ignored for purposes of enforcing this Agreement, do not constitute a part of this Agreement, and may not be used by any party hereto to characterize, interpret, limit or affect otherwise any provision of this Agreement.
29.    Time is of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
30.    Limitation of Damages. In no event shall any of the Parties be liable for incidental, indirect, special, consequential, or punitive damages of any kind whatsoever (including lost profits), even if such Party has been advised of the likelihood of such loss or damage and regardless of the form of action, absent fraud, gross negligence, or willful misconduct by such Party.
31.    Schedules. All of the Schedules referred to in this Agreement are incorporated into this Agreement by reference and constitute part of this Agreement.
[signature page follows]
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

    CALLON PETROLEUM OPERATING COMPANY,
    as Buyer

    By: ____________________________________
Name:
Title:

    CALLON PETROLEUM COMPANY,
    as Buyer Parent

    By: ____________________________________
Name:
Title:

[Signature Page to Closing Escrow Agreement]

    PERCUSSION PETROLEUM MANAGEMENT II, LLC,
    as Seller

    By: ____________________________________
Name:
Title:

[Signature Page to Closing Escrow Agreement]

    AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,
    as Escrow Agent

    By: _____________________________________
Name:
Title:

[Signature Page to Closing Escrow Agreement]

Final Form

EXHIBIT F

FORM OF REGISTRATION RIGHTS AGREEMENT
This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [●], 2023, by and among Callon Petroleum Company, a Delaware corporation (the “Company”), CEC Percussion II Holdings, LLC, a Delaware limited liability company (“CEC Percussion II”), OIE Percussion II Holdings, LLC, a Delaware limited liability company (“OIE Percussion II”), John Campbell III and Brian Zwart (together with CEC Percussion II, OIE Percussion II, and John Campbell III, the “Initial Holders”).
WHEREAS, the Company entered into a Membership Interest Purchase Agreement, dated as of [●], 2023, by and among the Company, Percussion Petroleum Management II, LLC, a Delaware limited liability company (the “Seller”), and Percussion Petroleum Operating II, LLC, a Delaware limited liability company (the “Purchase Agreement”);
WHEREAS, under the Purchase Agreement, the Seller was entitled to receive shares of Common Stock and designated the Initial Holders as the recipients of such Common Stock;
WHEREAS, the Company has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Holders pursuant to the Purchase Agreement; and
WHEREAS, it is a condition to the obligations of the Seller and the Company under the Purchase Agreement that this Agreement be executed and delivered.
NOW THEREFORE, in consideration of the premises, mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Definitions. The terms set forth below are used herein as so defined:
“Adoption Agreement” means an Adoption Agreement substantially in the form attached hereto as Exhibit A.
“Affiliate” shall have the meaning ascribed to it, on the date hereof, in Rule 405 under the Securities Act.
“Agreement” has the meaning specified therefor in the introductory paragraph of this Agreement.
“Block Trade” has the meaning specified therefor in Section 2.04(a) of this Agreement.
“Board” means the Board of Directors of the Company.
“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by law or other governmental action to close.
“Closing Date” means the date of consummation of the transactions contemplated by the Purchase Agreement.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company.
“Company” has the meaning specified therefor in the introductory paragraph of this Agreement.
“Demand Registration Request” has the meaning specified therefor in Section 2.03(a) of this Agreement.
“EDGAR” has the meaning specified therefor in Section 2.05(i) of this Agreement.
“Effective Date” means, with respect to a particular Shelf Registration Statement, the date of effectiveness of such Shelf Registration Statement.
“Effectiveness Period” means the period beginning on the Effective Date for the Registration Statement and ending at the time all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities.
“Eligible Holder” means any Initial Holder that, as of the date of determination, holds Registrable Securities representing greater than 3% of the Company’s total outstanding shares of Common Stock.
“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC promulgated thereunder.
“Freely Tradable” means, with respect to any security, that such security, when held by the holder thereof, may legally be distributed to the public under Rule 144 under the Securities Act and is no longer subject to the restrictions on trading under the provisions of Rule 144 under the Securities Act (or any successor rule or regulation to Rule 144 then in force), including volume and manner of sale restrictions, and the current public information requirement of Rule 144(e) (or any successor rule or regulation to Rule 144 then in force) no longer applies.
“Governmental Authority” means any federal, state, local or foreign government, or other governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
“Holder” means the holder of any Registrable Securities.
“Included Registrable Securities” has the meaning specified therefor in Section 2.02(a) of this Agreement.
“Initial Holders” has the meaning specified therefor in the introductory paragraph of this Agreement.
“Initiating Holder” has the meaning specified therefor in Section 2.03(b) of this Agreement.
“Law” means any statute, law, ordinance, regulation, rule, order, code, governmental restriction, decree, injunction or other requirement of law, or any judicial or administrative interpretation thereof, of any Governmental Authority.
“Losses” has the meaning specified therefor in Section 2.09(a) of this Agreement.
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“Managing Underwriter” means, with respect to any Underwritten Offering, the book-running lead manager of such Underwritten Offering.
“NYSE” means The New York Stock Exchange, Inc.
“Opt-Out Notice” has the meaning specified therefor in Section 2.02(a) of this Agreement.
“Other Coordinated Offering” has the meaning specified therefor in Section 2.04(a) of this Agreement.
“Permitted Transferee” means (a) with respect to each Initial Holder or any other Person described in this clause (a) that becomes a Holder, (i) any of the direct or indirect partners, stockholders or members of such Holder or (ii) any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are a Person described in the foregoing clause (i) or Relatives of such a Person, and (b) with respect to any Holder, any Affiliate of such Holder.
“Person” means an individual or a corporation, limited liability company, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Purchase Agreement” has the meaning specified therefor in the recitals of this Agreement.
“Registrable Securities” means, subject to Section 1.02, the Common Stock to be issued to the Initial Holders pursuant to the Purchase Agreement, including any shares of Common Stock which may be issued or distributed in respect of such shares of Common Stock by way of conversion, concession, stock dividend or stock split or other distribution, recapitalization or reclassification or similar transaction.
“Registration Expenses” has the meaning specified therefor in Section 2.08(b) of this Agreement.
“Registration Statement” has the meaning specified therefor in Section 2.01 of this Agreement.
“Relative” means, with respect to any individual: (a) such individual’s spouse, (b) any lineal descendant, parent, grandparent, great grandparent or sibling of such individual or any lineal descendant of any such sibling (in each case whether by blood or legal adoption), and (c) the spouse of an individual person described in clause (b) of this definition.
“Requesting Holder” has the meaning specified therefor in Section 2.03(a) of this Agreement.
“Required Holders” means the Holder or collective Holders of greater than 50% of the Registrable Securities.
“Restricted Shares” means one-half of the shares of Common Stock comprising the Stock Consideration (as defined in the Purchase Agreement), which shall be comprised, in part, of all of the Defect Escrow Shares (as defined in the Purchase Agreement).
“Rule 405” means Rule 405 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect).
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“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Seller” has the meaning specified therefor in the introductory paragraph of this Agreement.
“Selling Expenses” has the meaning specified therefor in Section 2.08(b) of this Agreement.
“Selling Holder” means a Holder who is selling Registrable Securities under a Registration Statement pursuant to the terms of this Agreement.
“Selling Holder Indemnified Persons” has the meaning specified therefor in Section 2.09(a) of this Agreement.
“Shelf Registration Statement” means a registration statement under the Securities Act to permit the public resale of the Registrable Securities from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect).
“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Registrable Securities are sold to one or more underwriters on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.
“WKSI” means a “well known seasoned issuer” as defined under Rule 405.
Section 1.02    Registrable Securities. Any Registrable Security shall cease to be a Registrable Security at the earliest of the following: (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the SEC and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) when such Registrable Security has been sold or disposed of (excluding transfers or assignments by a Holder to an Affiliate) pursuant to Rule 144 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) under circumstances in which all of the applicable conditions of Rule 144 (as then in effect) are met; (c) when such Registrable Security is held by the Company; or (d) when such Registrable Security has been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.11 hereof. In addition, any Registrable Security will cease to be a Registrable Security upon the date that such security is Freely Tradable.
ARTICLE II
REGISTRATION RIGHTS
Section 2.01    Shelf Registration.
(a)    Shelf Registration. As soon as practicable after the Closing Date, and in any event on or prior to the third Business Day after the Closing Date, the Company shall prepare and file a Shelf Registration Statement with the SEC to permit the public resale of all Registrable Securities on the terms and conditions specified in this Section 2.01 (a “Registration Statement”). The Registration Statement filed with the SEC pursuant to this Section 2.01 shall be on Form S-3
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and, if the Company is a WKSI as of the filing date thereof, shall be an Automatic Shelf Registration Statement, or, if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities, covering the Registrable Securities, and shall contain a prospectus in such form as to permit any Selling Holder covered by such Registration Statement to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) at any time beginning on the Effective Date for such Registration Statement. The Company shall use its reasonable best efforts to cause the Registration Statement filed pursuant to this Section 2.01 to be declared effective as soon as reasonably practicable thereafter. During the Effectiveness Period, the Company shall use its reasonable best efforts to cause the Registration Statement filed pursuant to this Section 2.01 to remain continuously effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available for the resale of the Registrable Securities until all Registrable Securities have ceased to be Registrable Securities. The Company shall prepare and file a supplemental listing application with the NYSE (or such other national securities exchange on which the Registrable Securities are then listed and traded) to list the Registrable Securities covered by a Registration Statement and shall use its reasonable best efforts to have such Registrable Securities approved for listing on the NYSE (or such other national securities exchange on which the Registrable Securities are then listed and traded) by the Effective Date of such Registration Statement, subject only to official notice of issuance. As soon as practicable following the Effective Date of a Registration Statement, but in any event within three Business Days of such date, the Company shall notify the Required Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made).
(b)    Delay Rights. Notwithstanding anything to the contrary contained herein, the Company may, upon written notice to (i) the Holders, delay the filing of the Registration Statement required under Section 2.01, or (ii) any Selling Holder whose Registrable Securities are included in a Registration Statement or other registration statement contemplated by this Agreement, suspend such Selling Holder’s use of any prospectus that is a part of such Registration Statement or other registration statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to such Registration Statement or other registration statement contemplated by this Agreement but may settle any previously made sales of Registrable Securities) if the Company (x) is pursuing an acquisition, merger, tender offer, reorganization, disposition or other similar transaction and the Board determines reasonably and in good faith that (A) the Company’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in such Registration Statement or other registration statement or (B) such transaction renders the Company unable to comply with SEC requirements, in each case under circumstances that would make it impractical or inadvisable to cause the Registration Statement (or such filings) to become effective or to promptly amend or supplement the Registration Statement or other registration statement contemplated by this Agreement on a post effective basis, as applicable, or (y) has experienced some other material non-public event the disclosure of which at such time, in the reasonable and good faith judgment of the Board, would materially adversely affect the Company; provided, however, that in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to such Registration Statement for a period that exceeds an aggregate of 60 days in any 180-day period or 105 days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, the Company shall provide prompt notice, but in any event within one Business Day of such disclosure or
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termination, to the Selling Holders whose Registrable Securities are included in such Registration Statement and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated in this Agreement.
Section 2.02    Piggyback Rights.
(a)    Participation. So long as there are any Eligible Holders, if the Company proposes to file (i) a shelf registration statement other than a Registration Statement contemplated by Section 2.01 and other than a registration statement on Forms S-4 or S-8 and any successor forms, (ii) a prospectus supplement to an effective shelf registration statement relating to the sale of equity securities of the Company, other than a Registration Statement contemplated by Section 2.01 and Eligible Holders may be included without the filing of a post-effective amendment thereto, or (iii) a registration statement, other than a shelf registration statement, and other than a registration statement on Forms S-4 or S-8 and any successor forms, in each case, for the sale of Common Stock in an Underwritten Offering for its own account or that of another Person, or both, then the Company shall give prompt written notice of its intention to effect such registration at least five Business Days before the proposed date of filing of the applicable Registration Statement or prospectus supplement, or at least two Business Days in connection with any overnight or bought Underwritten Offering, to the Eligible Holders and such notice shall (A) describe the intended method(s) of distribution, and the name of the proposed Managing Underwriter, if any, in such offering and (B) offer the Eligible Holders the opportunity to include in such registration statement, prospectus supplement or Underwritten Offering, as the case may be, such number of Registrable Securities (the “Included Registrable Securities”) as the Eligible Holders may request in writing (such request may include the Registrable Securities to be included on behalf of any other Eligible Holder, as specified by the Eligible Holders); provided, however, that if the Company has been advised by the Managing Underwriter of any such Underwritten Offering that the inclusion of all Registrable Securities that the Selling Holders intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Stock in the Underwritten Offering, then (x) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the Managing Underwriter without having such adverse effect, the Company shall not be required to offer such opportunity to the Eligible Holders or (y) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the Managing Underwriter without having such adverse effect, then the amount of Registrable Securities to be offered for the accounts of the Eligible Holders shall be determined based on the provisions of Section 2.02(b) or in such other manner as such Selling Holders may agree. Any notice required to be provided in this Section 2.02(a) to the Eligible Holders shall be provided on a Business Day and receipt of such notice shall be confirmed by the Eligible Holders. Each Eligible Holder shall then have two Business Days (or one Business Day in connection with any overnight or bought Underwritten Offering) after notice has been delivered to request in writing the inclusion of Registrable Securities held by such Eligible Holder in the Underwritten Offering. If no written request for inclusion from an Eligible Holder is received within the specified time, such Eligible Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Company shall determine for any reason not to undertake or to delay such Underwritten Offering, the Company may, at its election, give written notice of such determination to the Selling Holders and, (1) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (2) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities as part of such Underwritten Offering for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable
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Securities in such Underwritten Offering by giving written notice to the Company of such withdrawal at least one Business Day before the time of pricing of such Underwritten Offering. Each Eligible Holder may deliver a written notice (an “Opt-Out Notice”) to the Company requesting that such Eligible Holder not receive notice from the Company of any proposed Underwritten Offering; provided, however, that such Eligible Holder may later revoke any such Opt-Out Notice in writing prior to five Business Days before the time of pricing of such Underwritten Offering. Following receipt of an Opt-Out Notice from an Eligible Holder (unless subsequently revoked), the Company shall not be required to deliver any notice to such Eligible Holder pursuant to this Section 2.02(a) and such Eligible Holder (unless such Eligible Holder’s Opt-Out Notice is subsequently revoked) shall no longer be entitled to participate in Underwritten Offerings by the Company pursuant to this Section 2.02(a).
(b)    Priority. If the Managing Underwriter of any proposed Underwritten Offering of Common Stock involving Included Registrable Securities pursuant to this Section 2.02 advises the Company that the total amount of Common Stock that the Selling Holders and any other Persons intend to include in such offering exceeds the number of shares of Common Stock that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Stock offered or the market for the Common Stock, then the Common Stock to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter advises the Company can be sold without having such adverse effect, with such number to be allocated (i) if in a Company initiated registration, (A) first, to the Company and (B) second, to the Selling Holders who have requested participation in such Underwritten Offering and the other holders of Common Stock (other than Eligible Holders and as otherwise already allocated in this section) with registration rights entitling them to participate in such Underwritten Offering, allocated among such holders pro rata on the basis of the number of shares of Common Stock elected to be included in such offering or in such manner as they may agree and (ii) if in a registration initiated by another holder(s) with registration rights other than pursuant to this Agreement, (A) first to such other holder(s), if required pursuant to such agreement governing the registration rights for such other holder(s) and (B) second, to the Company, the Selling Holders who have requested participation in such Underwritten Offering and the other holders of Common Stock (other than Eligible Holders and as otherwise already allocated in this section) with registration rights entitling them to participate in such Underwritten Offering, allocated among such holders pro rata on the basis of the number of shares of Common Stock elected to be included in such offering or in such manner as they may agree. For the avoidance of doubt, the priority set forth in this Section 2.02(b) shall not apply and shall have no effect in the event that a Holder exercises its rights pursuant to Section 2.03, which shall be governed exclusively by the provisions of Section 2.03.
Section 2.03    Underwritten Offerings.
(a)    Demand Offering. In the event that any Holder elects to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering and reasonably expects gross proceeds of at least $25 million from such Underwritten Offering (together with any Registrable Securities to be disposed of by a Selling Holder who has elected to participate in such Underwritten Offering pursuant to this Section 2.03), the Company shall, at the written request of such Selling Holder(s) (each such Selling Holder, in such capacity, a “Requesting Holder” and, such request, a “Demand Registration Request”), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the Managing Underwriter selected by the Company (subject to the written consent of the Initiating Holder of such Underwritten Offering, which consent shall not be unreasonably withheld), which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.09, and shall take all such other reasonable actions as are requested by the Managing Underwriter in order to expedite or facilitate the disposition of such Registrable Securities; provided, however, that the Company shall have no obligation to facilitate or
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participate in, including entering into any underwriting agreement, more than two Underwritten Offerings, Block Trades or Other Coordinated Offerings at the request of the Holders in the aggregate (and no more than one Underwritten Offering, Block Trade or Other Coordinated Offering in any 90-day period); provided, further, that if the Company is conducting or actively pursuing a securities offering of Common Stock (other than in connection with any at-the-market offering or similar continuous offering program), then the Company may suspend such Selling Holders’ rights to require the Company to conduct an Underwritten Offering pursuant to this Section 2.03 (for the avoidance of doubt, this proviso shall only apply to primary offerings by the Company of its Common Stock and not to any offerings requested by other stockholders of the Company); provided, however, that the Company may only suspend such Selling Holders’ rights to require the Company to conduct an Underwritten Offering pursuant to this Section 2.03 once in any six-month period and in no event for a period that exceeds an aggregate of 60 days in any 180-day period or 105 days in any 365-day period. For the avoidance of doubt, the Holders’ rights to elect to participate in an Underwritten Offering pursuant to this Section 2.03(a) shall not be limited in any way by the rights of other holders of Common Stock with registration rights to make similar elections to participate in underwritten offerings of Common Stock, except as expressly provided in this Agreement or the applicable agreement with such other holders of Common Stock.
(b)    General Procedures. In connection with any Underwritten Offering contemplated by Section 2.03(a), the underwriting agreement into which each Selling Holder and the Company shall enter shall contain such representations, covenants, indemnities (subject to Section 2.09) and other rights and obligations as are customary in Underwritten Offerings of securities by the Company. No Selling Holder shall be required to make any representations or warranties to, or agreements with, the Company or the Underwriters other than representations, warranties or agreements regarding (i) such Holder’s ownership of its Registrable Securities to be sold or transferred, (ii) such Selling Holder’s authority to enter into such underwriting agreement and to sell or transfer such securities, (iii) its intended method of distribution and (iv) any other such matters or representations pertaining to compliance with securities laws as may be reasonably requested. If any Selling Holder (which, for the avoidance of doubt, shall include the Initiating Holder) disapproves of the terms of an Underwritten Offering contemplated by this Section 2.03, such Selling Holder may elect to withdraw therefrom by notice to the Company and the Managing Underwriter; provided, however, that such withdrawal must be made prior to the time of pricing of such Underwritten Offering to be effective. If, pursuant to the preceding sentence, the entire Demand Registration Request is revoked, then, at the option of the Holder or Holders who revoke such request, Holder or Holders shall reimburse the Company for all of its reasonable and documented incremental out-of-pocket expenses incurred in the preparation, filing and processing of the Registration Statement or prospectus supplement with respect to such requested Underwritten Offering, which incremental out-of-pocket expenses, for the avoidance of doubt, shall not include overhead expenses and which requested Underwritten Offering, whether or not completed, will not decrease the number of Underwritten Offerings the Holders shall have the right and option to request under this Section 2.03.
(c)    Priority. If the Managing Underwriter of any proposed Underwritten Offering of Registrable Securities pursuant to this Section 2.03 advises the Company that the total amount of Common Stock that the Selling Holders and any other Persons intend to include in such offering exceeds the number of shares of Common Stock that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Stock offered or the market for the Common Stock, then the Common Stock to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter advises the Company can be sold without having such adverse effect, with such number to be allocated (i) first, to the Selling Holder who requested such Underwritten Offering, (ii) second, to any other Holders of Registrable Securities who have elected to participate in such Underwritten Offering, allocated among such other Selling Holders pro rata on the basis of the
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number of Registrable Securities held by each such Selling Holder or in such other manner as such Selling Holders may agree, and (iii) third, to the Company.
Section 2.04    Block Trades; Other Coordinated Offerings.
(a)    Notwithstanding any other provision of this Agreement, at any time from and after the Effective Date of the Registration Statement, if one or more Holders wishes to engage in (i) an Underwritten Offering with the assistance of the Company not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (ii) an “at the market” or similar registered offering with assistance of the Company through a broker, sales agent, distribution agent or placement agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed $25 million in the aggregate, then such Requesting Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five Business Days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided, that the Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to coordinate with the Company and any underwriters, brokers, sales agents, distribution agents or placement agents prior to making such request in order to facilitate preparation of the prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.
(b)    Prior to the filing of any applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Requesting Holders initiating such Block Trade or Other Coordinated Offering shall have the right to withdraw upon written notification to the Company, the underwriter or underwriters (if any) and any brokers, sales agents, distribution agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering.
(c)    Notwithstanding anything to the contrary in this Agreement, Section 2.02 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Requesting Holder pursuant to this Agreement.
(d)    The Company shall not notify any other holder of Common Stock of any proposed Block Trade or Other Coordinated Offering under this Section 2.04 and will not give them the opportunity to participate in any such Block Trade or Other Coordinated Offering.
(e)    The Requesting Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Managing Underwriter and any brokers, sales agents or placement agents for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).
(f)    A Requesting Holder in the aggregate may demand no more than two Underwritten Offerings, Block Trades or Other Coordinated Offerings pursuant to Section 2.03(a) or this Section 2.04 (and no more than one Underwritten Offering, Block Trade or Other Coordinated Offering in any 90-day period).
Section 2.05    Sale Procedures.
In connection with its obligations under this Article II, the Company shall, as expeditiously as possible, subject to confidentiality obligations and agreements:
(a)    use its reasonable best efforts to prepare and file with the SEC such amendments and supplements to a Registration Statement and the prospectus used in connection therewith as
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may be necessary to keep such Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;
(b)    if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from a Registration Statement and the Managing Underwriter at any time shall notify the Company in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, the Company shall use its reasonable best efforts to include such information in such prospectus supplement;
(c)    furnish to each Holder (i) as far in advance as reasonably practicable before filing the Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC other than annual or quarterly reports on Form 10-K or 10-Q, respectively, current reports on Form 8-K or proxy statements; provided, however, that such reports or proxy statements shall be provided at least two Business Days prior to filing in connection with any Underwritten Offering); and provide each such Holder the opportunity to object to any information pertaining to such Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Holder with respect to such information prior to filing the Registration Statement or such other registration statement or supplement or amendment thereto, and (ii) such number of copies of such Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;
(d)    if applicable, use its reasonable best efforts to register or qualify the Registrable Securities covered by a Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Company shall not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;
(e)    promptly notify each Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of the Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the SEC with respect to any filing referred to in clause (i) and any written request by the SEC for amendments or supplements to such Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;
(f)    promptly notify each Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or
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necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or express threat of issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Company agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other commercially reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;
(g)    upon request, furnish to each Holder copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;
(h)    in the case of an Underwritten Offering, use its reasonable best efforts to furnish to the underwriters upon request, (i) an opinion of counsel for the Company dated the date of the closing under the underwriting agreement and (ii) a “cold comfort” letter, dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities by the Company and such other matters as such underwriters and Selling Holders may reasonably request;
(i)    otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders (which may be satisfied by making such information available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system or any successor system known as “EDGAR”), as soon as reasonably practicable, an earnings statement, covering a period of twelve months beginning within three months after the Effective Date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;
(j)    make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Company personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, that the Company need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Company;
(k)    use its reasonable best efforts to cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which the Common Stock are then listed or quoted;
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(l)    use its reasonable best efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Holders to consummate the disposition of such Registrable Securities;
(m)    provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the Effective Date of such registration statement;
(n)    enter into customary agreements and take such other actions as are reasonably requested by the Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities; provided, however, that the officers of the Company shall not be required to dedicate an unreasonably burdensome amount of time in connection with activities for any Underwritten Offering;
(o)    if requested by a Holder, (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as such Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering, and (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and
(p)    if reasonably required by the Company’s transfer agent, use commercially reasonably efforts to promptly deliver any authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to transfer such Registrable Securities without legend, in accordance with applicable law, upon sale by the Holder of such Registrable Securities under the Registration Statement.
Notwithstanding anything to the contrary in this Section 2.05, the Company shall not name a Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act) in any Registration Statement without such Holder’s consent, except as required by law or request of the staff of the Commission.
Each Holder, upon receipt of notice from the Company of the happening of any event of the kind described in Section 2.05(f), shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.05(f) or until it is advised in writing by the Company that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Company, such Selling Holder shall, or shall request the Managing Underwriter, if any, to deliver to the Company (at the Company’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.
Section 2.06    Cooperation by Holders.
The Company shall have no obligation to include Registrable Securities of a Holder in a Registration Statement, an Underwritten Offering pursuant to Section 2.03(a), a Block Trade or an Other Coordinated Offering who has failed to timely furnish after receipt of a written request from the Company such information that the Company determines, after consultation with its counsel, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.
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Section 2.07    Restrictions on Public Sale by Holders of Registrable Securities.
To the extent requested by the Managing Underwriter, each Holder of Registrable Securities that participates in an Underwritten Offering will enter into a customary letter agreement with underwriters providing such Holder will not effect any public sale or distribution of Registrable Securities during the 60 calendar-day period beginning on the date of a prospectus or prospectus supplement filed with the SEC with respect to the pricing of such Underwritten Offering, provided that, notwithstanding the foregoing, (a) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction imposed by the Underwriters on the Company or the officers, directors or any other Affiliate of the Company on whom a restriction is imposed and (b) that the restrictions set forth in this Section 2.07 shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Holder. In addition, this Section 2.07 shall not apply to any Holder that is not entitled to participate in such Underwritten Offering because the Registrable Securities held by such Holder may be disposed of without restriction pursuant to Rule 144 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect).
Section 2.08    Expenses.
(a)    Expenses. The Company shall pay all reasonable Registration Expenses as determined reasonably and in good faith by the Board, including, in the case of an Underwritten Offering, the Registration Expenses of an Underwritten Offering, regardless of whether any sale is made pursuant to such Underwritten Offering. Each Selling Holder shall pay its pro rata share of any Selling Expenses in connection with any sale of its Registrable Securities hereunder. For the avoidance of doubt, each Selling Holder’s pro rata allocation of Selling Expenses shall be the percentage derived by dividing (i) the number of Registrable Securities sold by such Selling Holder in connection with such sale by (ii) the aggregate number of Registrable Securities sold by all Selling Holders in connection with such sale. In addition, except as otherwise provided in this Section 2.08 and Section 2.09 hereof, the Company shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder.
(b)    Certain Definitions. “Registration Expenses” means all expenses incident to the Company’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on a Registration Statement pursuant to Section 2.01 or Section 2.02, an Underwritten Offering, a Block Trade or an Other Coordinated Offering covered under this Agreement, and the disposition of such Registrable Securities, including all registration, filing, securities exchange listing and NYSE fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, Inc., fees of transfer agents and registrars, all word processing, duplicating and printing expenses, any transfer taxes, and the fees and disbursements of counsel and independent public accountants for the Company, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. “Selling Expenses” means all underwriting discounts and selling commissions or similar fees or arrangements allocable to the sale of the Registrable Securities, transfer taxes and fees and disbursements of counsel to the Selling Holders, except for the reasonable fees and disbursements of counsel for the Selling Holders required to be paid by the Company pursuant to this Section 2.08 and Section 2.09.
Section 2.09    Indemnification.
(a)    By the Company. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, to the extent permitted by applicable law, the Company shall indemnify and hold harmless each Selling Holder thereunder, its directors, officers, managers, members, partners, employees, agents and Affiliates and each Person, if any,
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who controls such Selling Holder or its Affiliates within the meaning of the Securities Act and the Exchange Act, and its directors, officers, members, partners, employees or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, third party expenses incurred by or on such Holder’s behalf or liabilities (including reasonable attorneys’ fees and third party expenses incurred by or on such Holder’s behalf) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in (which, for the avoidance of doubt, includes documents incorporated by reference in) such Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and shall reimburse each such Selling Holder Indemnified Person for any legal or other third party expenses reasonably incurred by or on such Holder’s behalf in connection with investigating, defending or resolving any such Loss or actions or proceedings; provided, however, that the Company shall not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in such Registration Statement or such other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.
(b)    By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Company, its directors, officers, employees and agents and each Person, if any, who controls the Company within the meaning of the Securities Act or of the Exchange Act, and its directors, officers, employees and agents, to the same extent as the foregoing indemnity from the Company to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in such Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.
(c)    Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.09. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.09 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other
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than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party is or may be entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, and does not contain any admission of wrongdoing by, the indemnified party.
(d)    Contribution. If the indemnification provided for in this Section 2.09 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating, defending or resolving any Loss that is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
(e)    Other Indemnification. The provisions of this Section 2.09 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise. To the extent that any of the Holders is, or would be expected to be, deemed to be an underwriter of Registrable Securities pursuant to any SEC comments or policies or any court of law or otherwise, the Company agrees that (i) the indemnification and contribution provisions contained in this Section 2.09 shall be applicable to the benefit of such Holder in its role as deemed underwriter in addition to its capacity as a Holder (so long as the amount for which any other Holder is or becomes responsible does not exceed the amount for which such Holder would be responsible if the Holder were not deemed to be an underwriter of Registrable Securities) and (ii) such Holder and its representatives shall be entitled to conduct the due diligence which would normally be conducted in connection with an
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offering of securities registered under the Securities Act, including receipt of customary opinions and comfort letters.
Section 2.10    Rule 144 Reporting.
With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:
(a)    make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect), at all times from and after the date hereof (which may be satisfied by making such information available on EDGAR);
(b)    file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and
(c)    so long as a Holder owns any Registrable Securities, furnish, (i) to the extent accurate, forthwith upon request, a written statement of the Company that it has complied with the reporting requirements of Rule 144 under the Securities Act (or any similar provision then in effect) and (ii) unless otherwise available electronically at no additional charge via EDGAR, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration.
Section 2.11    Transfer or Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities under this Agreement may not be transferred or assigned by any Holder unless (a) such transferee is a Permitted Transferee of such Holder, (b) the Registerable Securities transferred to such transferee amount to at least 2% of the Company’s total outstanding shares of Common Stock, and (c) such transferee has delivered to the Company a duly executed Adoption Agreement.
Section 2.12    Termination of Registration Rights.
The rights to cause the Company to register Registrable Securities granted to the Holders by the Company under this Article II shall terminate upon the date on which all Registrable Securities no longer constitute Registrable Securities in accordance with Section 1.02.
ARTICLE III
MISCELLANEOUS
Section 3.01    Lock-up.
(a)    Subject to Section 3.01(b) and Section 3.01(c), no Holder shall, (i) offer, pledge, gift, donate, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Restricted Shares, or (ii) enter into any swap, option (including, without limitation, put or call options), short sale, future, forward or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Shares, except as permitted by Section 3.01(b). Each Holder hereby authorizes the Company to cause any transfer agent for the Common Stock comprising the
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Restricted Shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Restricted Shares at such time if such transfer would constitute a violation or breach of this Agreement. At such time as the Restricted Shares shall cease to be Restricted Shares pursuant to Section 3.01(c), the Company shall use commercially reasonable efforts to cause the transfer agent for the Common Stock comprising the Restricted Shares to promptly remove the restrictive legends or other stop transfer restrictions on such shares of Common Stock.
(b)    Notwithstanding anything to the contrary, the restrictions set forth in Section 3.01(a) shall not apply to any transfer of Restricted Shares by a Holder to a Permitted Transferee; provided that such Permitted Transferee has delivered to the Company a duly executed Adoption Agreement.
(c)    The Restricted Shares shall cease to be “Restricted Shares” and shall be released from the restrictions set forth in Section 3.01(a) on the date that is six months following the Closing Date.
Section 3.02    Communications.
All notices and other communications provided for or permitted hereunder shall be made in writing by electronic mail, courier service or personal delivery:
(a)    if to the Initial Holders, to their respective addresses set forth on the signature pages hereto;

With a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.
845 Texas Avenue
Suite 4700
Houston, TX 77002
Attention: W. Matthew Strock
Email: mstrock@velaw.com

(b)    if to any other Holders, to their respective addresses set forth on the applicable Adoption Agreement; and
(c)    if to the Company:
Callon Petroleum Company
2000 W. Sam Houston Parkway S., Suite 2000
Houston, TX 77042
Attention: Michol L. Ecklund, Senior Vice President, General Counsel and Corporate Secretary
Email: mecklund@callon.com
legal@callon.com

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With a copy to (which shall not constitute notice):
c/o Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention: Sean Wheeler, P.C.; Michael W. Rigdon, P.C.
E-mail:sean.wheeler@kirkland.com;
michael.rigdon@kirkland.com

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via electronic mail; and when actually received, if sent by courier service or any other means.
Section 3.03    Successor and Assigns.
This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.
Section 3.04    Assignment of Rights.
The rights, interests or obligations of the Holders hereunder may not be transferred or assigned, by operation of law or otherwise, in whole or in part, by the Holders without the prior written consent of the Company, except in accordance with Section 2.11 hereof.
Section 3.05    Recapitalization, Exchanges, Etc. Affecting the Common Stock.
The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity interests of the Company or any successor or assign of the Company (whether by merger, acquisition, consolidation, reorganization, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, share splits, recapitalizations, pro rata distributions of shares and the like occurring after the date of this Agreement.
Section 3.06    Aggregation of Registrable Securities.
All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
Section 3.07    Specific Performance.
Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.
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Section 3.08    Counterparts.
This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, including facsimile or .pdf counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
Section 3.09    Headings.
The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
Section 3.10    Governing Law.
This Agreement, including all issues and questions concerning its application, construction, validity, interpretation and enforcement, shall be construed in accordance with, and governed by, the laws of the State of New York without regard to the choice of law or conflicts of law.
Section 3.11    Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, AND AGREE TO CAUSE THEIR AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 3.12    Severability of Provisions.
Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.
Section 3.13    Entire Agreement.
This Agreement and the Purchase Agreement are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or in the Purchase Agreement with respect to the rights granted by the Company set forth herein. This Agreement and the Purchase Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.
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Section 3.14    Amendment.
This Agreement may be amended only by means of a written amendment signed by the Company and the Required Holders; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without prior written consent of such Holder.
Section 3.15    No Presumption.
If any claim is made by a party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.
Section 3.16    Obligations Limited to Parties to Agreement.
Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Holders (and their respective Permitted Transferees and assignees) and the Company shall have any obligation hereunder. No recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of the Holders or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of the Holders or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate thereof, as such, for any obligations of the Holders under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any transferee or assignee of a Holder hereunder.
Section 3.17    Interpretation.
Article and Section references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The words “include,” “includes” and “including” or words of similar import shall be deemed to be followed by the words “without limitation.” A term has the meaning assigned to it. Words in the singular include the plural, and words in the plural include the singular. The word “or” is not exclusive. The words “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. References to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations, as amended from time to time (or to successor statutes and regulations). Whenever any determination, consent or approval is to be made or given by the Required Holders (and its transferees or assignees) under this Agreement, such action shall be in the Required Holder’s (and its transferees or assignees) sole discretion unless otherwise specified. Unless expressly set forth or qualified otherwise (e.g., by “Business” or “trading”), all references herein to a “day” are deemed to be a reference to a calendar day.
(Signature pages follow)
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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.
CALLON PETROLEUM COMPANY

By:
Name:
Title:

Signature Page to Registration Rights Agreement

Final Form

EXHIBIT G
FORM OF
TRANSITION SERVICES AGREEMENT
This Transition Services Agreement (this “Agreement”) is dated as of [], 2023 (the “Closing Date”), by and between Percussion Petroleum Management II, LLC, a Delaware limited liability company (“Provider”), and Callon Petroleum Operating Company, a Delaware corporation (“Buyer”). Each of Provider and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the same meanings assigned thereto in the MIPA (as defined hereinafter).
RECITALS
The Parties, Percussion Petroleum Operating II, LLC, a Delaware limited liability company and Callon Petroleum Company, a Delaware corporation, have entered into that certain Membership Interest Purchase Agreement dated May 3, 2023 (the “MIPA”). The MIPA provides for the Parties to enter into this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1

SERVICES AND COMPENSATION
1.1    Term; Scope of Services.
(a)    This Agreement shall commence on the Closing Date and terminate upon the Termination Date (such period, “Transition Period”). For purposes hereof, the “Termination Date” means the date upon which the earliest of the following events occurs:
(i)    the mutual termination of this Agreement by the Parties;
(ii)    the termination by Buyer in writing of this Agreement by giving Provider at least thirty (30) days’ prior written notice to that effect;
(iii)    pursuant to Section 1.4, termination by Buyer upon Provider default;
(iv)    the termination by Provider if Buyer defaults in any obligation due to Provider under this Agreement and Buyer has not cured such failure within ten (10) Business Days after Buyer receives written notice thereof;
(v)    the date that is sixty (60) days after the Closing Date.
(b)    Termination of this Agreement in whole or in part shall not (i) release any obligations, liabilities, rights, or remedies arising out of any breach of, or failure to comply with, this Agreement occurring prior to such termination, or (ii) release, impair, or affect the covenants and agreements contained in Sections 2.1(b), 2.2, 3.1, 3.2, 4.2, 4.3, 5.1, 5.3, 5.4, 5.11, 5.13, or

5.14 or any other provision of this Agreement that expressly survives termination or extends past the Transition Period, each of which shall survive such termination and continue in full force and effect. Regardless of any such termination, Buyer shall remain obligated to pay Provider for all Provider Reimbursable Costs and Service Fees applicable up to and including the Termination Date.
(c)    Following the Termination Date, (i) Provider shall no longer be required to provide any Services and (ii) Buyer shall assume all of the Services.
(d)    Subject to Section 1.2, during the Transition Period, Provider shall furnish to the Company and/or the Buyer, as applicable, the services described in Schedule 1 (collectively, the “Services”). Without the prior written consent of Buyer (which consent may be withheld in Buyer’s sole discretion), Provider shall not, in each case, with respect to the Oil & Gas Assets or on behalf of Buyer or the Company: (i) conduct drilling or sidetracking operations of any kind or character; (ii) modify or reform a drilling unit for any Well; (iii) plug and abandon any Well; (iv) transfer or dispose of any equipment, material, or supplies currently on the Oil & Gas Assets; (v) acquire or install any equipment or facility; (vi) enter into any contract for any services for costs in excess of $250,000; (vii) otherwise incur any expense or series of related expenses in excess of $250,000; (viii) except as provided for in this Agreement, enter into any contract or agreement binding on the Company or Buyer; (ix) amend, waive, release, terminate or otherwise modify any contracts or leases with a term greater than a month (other than as expressly contemplated as part of the Services); (x) borrow or lend money which, directly or indirectly, encumbers or is secured by the Oil & Gas Assets; (xi) create any lien or other encumbrance on or with respect to any of the Oil & Gas Assets or otherwise (other than as expressly contemplated as part of the Services); (xii) participate in oil and gas futures or hedging activities; (xiii) purchase, sell or surrender any of the Oil & Gas Assets (other than as expressly contemplated as part of the Services); (xiv) execute any indemnification, release or waiver agreement; (xv) enter into any compromise or settlement of any Proceeding pertaining to the Oil & Gas Assets or the Company, or waive or release any material right of the Company; or (xvi) commit to, or enter into a contract to, do any of the foregoing.
1.2    Standard of Performance. Provider shall perform the Services under the same standard it customarily exercises for its own operations and in a manner that is substantially similar in nature, quantity and quality to the manner in which the Services were previously performed by Provider in its capacity as an owner or operator of the Oil & Gas Assets during the one-year period immediately prior to the date of this Agreement, but in no event shall Provider have any liability under this Agreement except to the extent that any Losses arise out of the gross negligence or willful misconduct of Provider. Subject to the foregoing sentence and Section 1.1(d), the Services are to be performed at the reasonable control and direction of Buyer. In no event shall Provider be obligated to perform any of the following actions: (a) make material modifications to its existing systems, equipment, records, or procedures, unless any of such are not in compliance with applicable Law; (b) acquire or expand assets, equipment, rights, or properties (including computer equipment, software, and other tangible personalty) beyond the level and location currently provided by Provider as of the date of this Agreement; (c) advance its own funds to pay Third Party costs; (d) hire additional employees or contractors; or (e) pay any costs related to the transfer or conversion of data, services, or operations from Provider to Buyer or the Company. Buyer acknowledges and agrees that neither Provider nor any of its Affiliates shall be responsible for (x) the accuracy of any information furnished in good faith by Provider or any of its Affiliates to Buyer or to any of Buyer’s Affiliates or their respective agents and employees for inclusion in any reports, or (y) any effects resulting from the use of any inaccurate information so furnished.
1.3    Service Fee. As consideration for Provider’s performance of all of the Services during the term hereof, Buyer shall pay to Provider an aggregate amount equal to the amounts set
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forth on Schedule 1 with respect to each category of Services (such aggregate amount, the “Service Fee”); provided that the Service Fee shall be pro-rated for any partial month during the Transition Period on the basis of a ratio equivalent to a fraction, (x) the numerator of which is the number of days such Services are provided for such calendar month and (y) the denominator of which is the total number of days in such calendar month.
1.4    Default. If Provider fails to provide Services to Buyer in accordance with the terms and conditions of this Agreement, which failure continues for at least ten (10) Business days following Buyer’s delivery of written notice of such failure to Provider, Buyer may immediately terminate this Agreement with no further obligation to pay the Service Fee for future calendar months, and upon such termination by Buyer, Provider shall promptly refund Buyer the portion of the Service Fee (if any) attributable to any Services not yet provided at the time of such termination.
1.5    Contact Persons. Provider and Buyer have each designated in this Section 1.5 below a contact person or persons to act on its behalf (the “Provider Contact Person” or the “Buyer Contact Person”, as applicable) for the purpose of coordinating the provision of the Services. Either Party may change its contact person for any Service by written notice to the other Party.
PROVIDER CONTACT PERSONS:
Accounting:
[________________]
[Address Line 1]
[Address Line 2]
Attn: []
Email: []
Phone: []
General and Land:
[________________]
[Address Line 1]
[Address Line 2]
Attn: []
Email: []
Phone: []
BUYER CONTACT PERSONS:
Accounting:
Callon Petroleum Operating Company
2000 W. Sam Houston Parkway S.
Suite 2000
Houston, Texas 77042
Attn: []
Email: []
Phone: []
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General and Land:
Callon Petroleum Operating Company
2000 W. Sam Houston Parkway S.
Suite 2000
Houston, Texas 77042
Attn: []
Email: []
Phone: []
1.6    Buyer Responsibilities. Buyer shall promptly provide Provider with all information and assistance reasonably necessary for Provider to perform or cause to be performed the Services. Subject to Section 1.1(d), during the Transition Period, should Provider be required to post any collateral to provide adequate assurance under any contract used in the provision of Services hereunder, Buyer shall, within five (5) Business Days’ notice thereof, post identical collateral to Provider.

1.7    Force Majeure. Provider may immediately suspend all or a portion of the Services provided under this Agreement to the extent it is rendered unable wholly or in part to perform such Services by causes or conditions not reasonably within Provider’s control to carry out its obligations under this Agreement (a “Force Majeure Event”); provided that the foregoing shall not apply to the extent the Services require Provider to make payments on behalf of Buyer or the Company. Upon the occurrence of a Force Majeure Event, (a) Provider shall give prompt notice to Buyer of the occurrence of the Force Majeure Event giving rise to the suspension and of its nature and anticipated duration, (b) during such Force Majeure Event, shall use commercially reasonable efforts to overcome such Force Majeure Event as promptly as reasonably practicable and keep Buyer advised of such efforts and (c) upon the termination of such Force Majeure Event, Provider shall give prompt notice thereof to Buyer and resume the affected Services hereunder as soon as reasonably practicable.
ARTICLE 2

PAYMENT AND REIMBURSEMENTS OF COSTS AND EXPENSES
2.1    Payment Procedures.
(a)    On or before the tenth (10th) day of each calendar month during the Transition Period, Provider shall provide to Buyer (i) an invoice setting forth (A) the Service Fee for such calendar month and (B) any documented Third Party out-of-pocket costs and expenses incurred and actually paid by Provider or its Affiliates, in each case, during the such calendar month in connection with providing and performing the Services (such costs and expenses, collectively, the “Provider Reimbursable Costs”) and (ii) supporting documentation in Provider’s possession or control reasonably necessary for Buyer to confirm the amount of Provider Reimbursable Costs set forth in such invoice. Buyer shall pay to Provider the undisputed amounts shown on such invoice within fourteen (14) days of Buyer’s receipt of such invoice.
(b)    To the extent reasonably practicable, any undisputed Service Fees or Provider Reimbursable Costs remaining outstanding at the end of the Transition Period shall be accounted for in the Post-Closing Statement to be delivered by [Provider] to Buyer under Section 2.7(a) of the MIPA.
(c)    All amounts owed under this Agreement shall be paid by wire transfer or ACH transfer of immediately available funds in U.S. Dollars sent to the bank(s) and account(s)
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designated in writing by Provider. If Buyer fails to pay when due any Service Fees, Provider Reimbursable Costs or other amounts due to Provider under this Agreement, then Provider will be entitled to interest on such unpaid amount at the rate of twelve percent (12%) per annum from the date such amount was due until paid in full. Notwithstanding anything herein to the contrary, Provider may offset amounts owed to Buyer from Provider pursuant to their obligation to remit to Buyer those revenues attributable to the Oil & Gas Assets as part of the Services provided by Provider hereunder against properly invoiced amounts owed to Provider by Buyer pursuant to and in accordance with this Agreement.
(d)    In the event that Buyer disputes all or any portion of any invoice provided by Provider pursuant to Section 2.1(a), Buyer shall provide written notice to Provide within ten (10) days of Buyer’s receipt of such disputed invoice. The Parties shall meet as expeditiously as possible to resolve any such dispute. Any dispute with respect to an invoice may be submitted by either Buyer or Provider to dispute resolution in accordance with Section 5.4 and Section 5.5.
(e)    Notwithstanding anything to the contrary in this Agreement, (i) Provider shall not be obligated to make or advance any payments or fees (including Provider Reimbursable Costs) or incur any costs on behalf of Buyer pursuant to any of the Services, and (ii) Buyer shall be solely responsible for making or advancing any payments or fees (including Provider Reimbursable Costs) or incurring any costs pursuant to any of the Services, in each case, except as specifically described on Schedule 1.
2.2    Audit. Buyer shall have the right, through the date that is one year following the Termination Date, to conduct one audit of the books and records of Provider insofar as they pertain to the performance of the Services, including Provider Reimbursable Costs and other written materials documenting Provider Reimbursable Costs. If Buyer desires to audit such books of account and records pursuant to this Section 2.2, Buyer shall give written notice of the audit to Provider, and Provider shall make the same available, to the extent such books of account and records are reasonably necessary to conduct an audit of any charges or reimbursements under this Agreement, and to the extent reasonably necessary, Provider shall provide reasonable access to its representatives during normal business hours, in each case, no later than thirty (30) days following such notice.
ARTICLE 3

STATUS; EMPLOYEE BENEFITS; BOOKS AND RECORDS
3.1    Status as a Contractor. The Parties expressly agree that the Services rendered by Provider in the fulfillment of the terms and obligations of this Agreement shall be as an “independent contractor” of Buyer, and nothing in this Agreement is intended and nothing shall be construed to create an agency, employer/employee, partnership, joint venture or other similar relationship between Provider and Buyer or their respective Affiliates. Without limiting the foregoing, Provider shall not be permitted to enter into any contract on behalf of Buyer or the Company or otherwise bind the Oil & Gas Assets without Buyer’s prior written consent, except in accordance with the terms hereof. Subject to Section 1.1(d) and Section 1.2, in carrying out its obligations under this Agreement, Provider shall have the authority and responsibility to elect the means, manner and method of performing the Services to be provided by, or on behalf of, Provider.
3.2    Books and Records. Provider shall keep books and records of all reports, expenditures (inclusive of invoices and payment statements), operations (inclusive of production information and component pricing) and transactions relating to the Services, which books and records shall (a) be available during the Transition Period for review by Buyer (or its Affiliates or representatives) during regular business hours of Provider upon reasonable advance request;
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and (b) upon request of Buyer and at Buyer’s sole cost and expense, be copied by Provider and delivered to Buyer or the Company. Notwithstanding anything to the contrary herein, any and all digital files pertaining to the Services shall be retained by Provider for a period of four (4) years.
ARTICLE 4

INDEMNIFICATION AND RELEASE
4.1    Insurance.
(a)    Buyer, at its cost and expense, and with deductibles for its own account, shall be exclusively responsible for the maintenance of all required insurance covering the Oil & Gas Assets.
(b)    Each Party will maintain policies of insurance with a reputable insurance company with coverages, limits and deductibles that are reasonable and customary within the industry sufficient to protect its own business, employees and property interests.
4.2    Disclaimers, Indemnification and Liabilities. Except as otherwise expressly provided in this Agreement:
(a)    Provider does not make and expressly disclaims, and Buyer has not relied on, any and all representations or warranties, written or oral, statutory, express or implied, with respect to the performance of the Services, including, without limitation, any representation or warranty of merchantability or fitness for a particular purpose, all of which are hereby expressly excluded and disclaimed. Buyer agrees that no Provider Indemnified Party (as such term is defined below) or any contractor of any Provider Indemnified Party shall have any liability to Buyer or any Buyer Indemnified Party (as such term is defined below) in connection with any Losses arising or resulting from the performance of the Services, and Buyer shall indemnify, defend and hold harmless each Provider Indemnified Party from any claims related thereto (including any claims of any contractor of any Provider Indemnified Party against any Provider Indemnified Party), except to the extent arising out of, caused by or relating to any of the Provider Liabilities (as such term is defined below). For purposes of this Section 4.2, “Provider Indemnified Party” shall mean Provider and its Affiliates, and all of its and their respective equity holders (other than stockholders of publicly traded entities), partners, members, directors, officers, managers, employees, agents and representatives, and “Buyer Indemnified Party” shall mean Buyer and its Affiliates, and all of its and their respective equity holders (other than stockholders of publicly traded entities), partners, members, directors, officers, managers, employees, agents and representatives. To the extent that Buyer requests in writing that Provider assert or pursue any claim against any contractor of any Provider Indemnified Party in connection with performing the Services, and Provider in good faith agrees that it has a right to assert such claim, provider shall assert or pursue such claim against the applicable contractor for the benefit of Buyer, provided that Buyer shall be responsible for, and shall advance all costs and expenses of Provider in connection with asserting and pursuing such claim, and shall further indemnify and hold harmless Provider from any costs, expenses, liabilities, judgements, including counterclaims, related to the assertion or pursuit of such claim.
(b)    Buyer shall release, indemnify, defend and hold harmless each Provider Indemnified Party from and against all Losses suffered by any Buyer Indemnified Party caused by or arising out of or relating to this Agreement or the performance or non-performance of Services under this Agreement, without regard to the cause thereof, including acts or omissions of which may impose strict liability, acts or omissions of which
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may be deemed negligent (regardless of whether the negligence be sole, joint or concurrent, active or passive) or other types of fault of Provider or any Provider Indemnified Party (or any other person); provided, however, that no Provider Indemnified Party shall be entitled to this indemnity to the extent such Losses are attributable to the gross negligence or willful misconduct of such Provider Indemnified Party (“Provider Liabilities”).
(c)    Notwithstanding anything to the contrary, except in connection with any Losses incurred by third parties for which indemnification is sought under the terms of this Agreement, none of Buyer, Provider, or any Buyer indemnified Party or Provider Indemnified Party shall be entitled to consequential, special, indirect, punitive, or exemplary damages, or loss of profits, revenue or production in connection with this Agreement and, except as otherwise provided in this sentence, each of Buyer, for itself and as indemnitor on behalf of the Buyer Indemnified Parties, and Provider, for itself and as indemnitor on behalf of the Provider Indemnified Parties, hereby expressly waives any right to consequential, special, indirect, punitive or exemplary damages, or loss of profits, revenue or production in connection with this Agreement.
(d)    In the event that this Agreement is interpreted under the Laws of the State of Texas for a particular occurrence, then this Article 4 shall apply, but for the purposes of Title 6, Chapter 127 of the Texas Civil Practice and Remedies Code, commonly known as the Texas Oilfield Anti-Indemnity Act, the indemnity and insurance provisions of this Agreement applicable to property damage and the indemnity and insurance provisions applicable to personal injury, bodily injury, and death shall be deemed separate for interpretation, enforcement, and other purposes.
(e)    BOTH PARTIES AGREE THAT THIS STATEMENT AND THE INDEMNITY PROVISIONS THROUGHOUT THIS AGREEMENT COMPLY WITH THE REQUIREMENT KNOWN AS THE “EXPRESS NEGLIGENCE RULE,” AND IS “CONSPICUOUS”.
(f)    The indemnification procedures applicable to this Agreement shall be the indemnification procedures set forth in Section 10.6 of the MIPA.
4.3    Exclusive Remedy. Notwithstanding anything to the contrary in the MIPA, the rights provided to the Parties under Section 1.4 and this Article 4 shall be the sole and exclusive remedies of the Parties with respect to any claims arising under or related to this Agreement or otherwise relating to the provision of Services hereunder.
4.4    No Fiduciary Duty. In no event do the Parties intend that Provider or any of its Affiliates or employees of Provider or any of its Affiliates (the “Related Parties”) act or be responsible as a fiduciary to Buyer, its management, members, creditors or any other person in connection with any activity that Provider or its Related Parties may undertake or have undertaken with respect to the Services or otherwise hereunder, either before or after the Effective Date. Except as provided otherwise in Section 1.2, Provider and its Related Parties expressly disclaim any fiduciary or similar obligations or special standard of care to Buyer in connection with the Services contemplated by this Agreement, and Buyer hereby confirms its understanding and agreement to that effect. Without limiting the generality of the foregoing, except as provided otherwise in Section 1.2, Buyer understands and agrees that, to the extent that Provider or any of its Related Parties may act as an agent of Buyer, no fiduciary duty or other legal duty or obligation or special standard of care imposed on an agent toward a principal or any other person shall be imposed on Provider or any of its Related Parties by virtue of any of Provider or its Related Parties’ entry into agreements as agent. In the event a contract counterparty or regulatory agency requests an agency agreement or asset management agreement
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to allow Provider or its Affiliates to conduct the Services, Buyer will use commercially reasonable efforts to cooperate with Provider in order to agree upon and execute such agreement.
ARTICLE 5

MISCELLANEOUS
5.1    Procedures Upon Discontinuation or Termination of Services. Upon the termination of this Agreement, Provider shall promptly, and in any event no later than thirty (30) days after the end of the first calendar month following the Termination Date, deliver to Buyer (or its designee) all property in Provider’s possession, including all books, records, contracts, receipts for deposits and all other papers, documents, electronic data or files maintained by Provider to the extent related to the Services.
5.2    Cooperation. Provider shall forward to Buyer all material notices, correspondence, reports, instruments, writings, agreements, documents, claims, assertions, demands, records, invoices, notices of proceedings, and other communications received by Provider that pertain to the Oil & Gas Assets, including notice and copies of all (a) HSE incident reports filed by the provider of any Services hereunder, (b) landowner and government complaints, and (c) legal notices, claims, and demands.
5.3    Notices. All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by facsimile, by email or by registered or certified mail, postage prepaid, as follows:
If to Provider:    Percussion Petroleum Management II, LLC
1001 Fannin St., Suite 2200
Houston, Texas 77002
Attention: []
Telephone: []
Fax: []
Email: []
If to Buyer:    Callon Petroleum Operating Company
2000 W. Sam Houston Parkway S.
Suite 2000
Houston, Texas 77042
Attention: []
Telephone: []
Fax: []
Email: []
Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given (a) when physically delivered in person to the Party to which such notice is addressed, (b) if transmitted by facsimile transmission or email transmission to the Party to which such notice is addressed, upon the sender’s receipt of an acknowledgment from the intended recipient (such as the “return receipt requested” function, as available, return email or other written acknowledgement), or (c) if sent by registered or certified mail, postage prepaid, at the time of actual receipt by the Party to which such notice is addressed.
5.4    Governing Law and Venue. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD
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TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD DIRECT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION. THE EXCLUSIVE VENUE FOR ANY ACTION BROUGHT UNDER THIS AGREEMENT SHALL BE HARRIS COUNTY, TEXAS.
5.5    Jurisdiction; Waiver of Jury Trial. EACH PARTY CONSENTS TO PERSONAL JURISDICTION IN ANY ACTION BROUGHT IN THE UNITED STATES FEDERAL COURTS LOCATED WITHIN HARRIS COUNTY, TEXAS (OR, IF JURISDICTION IS NOT AVAILABLE IN THE UNITED STATES FEDERAL COURTS, TO PERSONAL JURISDICTION IN ANY ACTION, BROUGHT IN THE STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS) WITH RESPECT TO ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT, AND EACH OF THE PARTIES AGREES THAT ANY ACTION INSTITUTED BY IT AGAINST THE OTHER WITH RESPECT TO ANY SUCH DISPUTE, CONTROVERSY OR CLAIM WILL BE INSTITUTED EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION (OR, IF JURISDICTION IS NOT AVAILABLE IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION, THEN EXCLUSIVELY IN THE STATE COURTS LOCATED IN HARRIS, COUNTY, TEXAS). THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT. IN ADDITION, EACH PARTY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION IN THE RESPECTIVE JURISDICTIONS REFERENCED IN THIS SECTION 5.5.
5.6    Entire Agreement and Modification. Except for the MIPA and the other Transaction Documents, this Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties pertaining to the subject matter hereof. No amendment, modification or discharge of this Agreement, and no waiver under this Agreement, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The waiver by either of the Parties of a breach of or a default under any of the provisions of this Agreement, or to exercise any right or privilege under this Agreement, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges under this Agreement.
5.7    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be effected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.
5.8    References. In this Agreement:
(a)    the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;
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(b)    references to any agreement or contract are to that agreement or contract as amended, modified, or supplemented from time to time, except where the context otherwise requires;
(c)    references to any Person includes his successors and permitted assigns;
(d)    references to any Law are to that Law as amended from time to time (unless the context requires otherwise), and to the regulations, if any, promulgated thereunder;
(e)    references to any gender include a reference to all other genders;
(f)    references to the singular include the plural, and vice versa;
(g)    reference to any Article or Section means an Article or Section of this Agreement;
(h)    reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;
(i)    references to $ or Dollars means United States Dollars;
(j)    unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and
(k)    “include” and “including” shall mean include or including without limiting the generality of the description preceding such term.
5.9    Construction. Each of Provider and Buyer has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions.
5.10    Counterparts; Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart signature page by facsimile or electronic transmittal (PDF) is as effective as executing and delivering this Agreement in the presence of other Party to this Agreement.
5.11    No Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than Buyer and Provider to any claims, cause of action, remedy or right of any kind, except the rights expressly provided to the Buyer Indemnified Parties and the Provider Indemnified Parties.
5.12    Assignment. No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any assignment or delegation made without such consent shall be void and of no effect; provided, however, the foregoing restriction shall not prohibit Provider from assigning or delegating any of its rights or duties hereunder to any contractor of Provider in connection with the performance of the Services; provided, further, that any such assignment or delegation of its rights or duties hereunder to a contractor of Provider shall not relieve Provider of any obligations and responsibilities hereunder. In the event the non-assigning Party consents to any such assignment, such assignment shall not relieve the assigning Party of any obligations and
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responsibilities hereunder. This Agreement shall inure to the benefit of, and be binding on and enforceable by and against, the Parties and their respective successors and permitted assigns.
5.13    Publicity. The provisions of Section 9.3 of the MIPA (Publicity) shall apply mutatis mutandis to this Agreement.
5.14    Waiver; Rights Cumulative. Any failure by either Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, consent to a change in, or any delay in timely exercising any rights arising from, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.
PROVIDER:
PERCUSSION PETROLEUM MANAGEMENT II, LLC
By: ______________________________________
Name: ___________________________________
Title: ____________________________________

[Signature Page to Transition Services Agreement]

BUYER:
CALLON PETROLEUM OPERATING COMPANY
By: ______________________________________
Name: ___________________________________
Title: ____________________________________

[Signature Page to Transition Services Agreement]